   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                     TODCO
             (Exact name of registrant as specified in its charter)

              DELAWARE                               1381                              76-0544217
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                                 (713) 232-7500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                T. SCOTT O'KEEFE
                                     TODCO
                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                                 (713) 232-7500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                GENE J. OSHMAN, ESQ.                                ALAN J. SINSHEIMER, ESQ.
                JOHN D. GEDDES, ESQ.                                   SULLIVAN & CROMWELL
                 BAKER BOTTS L.L.P.                                     125 BROAD STREET
                3000 ONE SHELL PLAZA                              NEW YORK, NEW YORK 10004-2498
                    910 LOUISIANA                                        (212) 558-4000
              HOUSTON, TEXAS 77002-4995
                   (713) 229-1234

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)         PER UNIT(1)            PRICE(2)               FEE
--------------------------------------------------------------------------------------------------------------------------------
Class A common stock(3).....................          --                   --              $250,000,000           $23,000
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Each share of our Class A common stock includes an associated preferred stock purchase right.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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The information in this prospectus is not complete and may be changed. We may not sell shares of Class A common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares of Class A common stock and we are not soliciting offers to buy shares of Class A common stock in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued December 18, 2002

                                              Shares

                                     [LOGO]

                                     TODCO
                              CLASS A COMMON STOCK
                            ------------------------
TRANSOCEAN INC. AND TRANSOCEAN HOLDINGS INC., AS SELLING STOCKHOLDERS, ARE
SELLING           SHARES OF OUR CLASS A COMMON STOCK. WE WILL NOT RECEIVE ANY
PROCEEDS FROM THE CLASS A COMMON STOCK SOLD BY THE SELLING STOCKHOLDERS. THIS IS AN INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE CURRENTLY ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $
          AND $           PER SHARE.
                            ------------------------
WE WILL APPLY TO LIST OUR CLASS A COMMON STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "THE."
                            ------------------------
INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.
                            ------------------------

                           PRICE $            A SHARE
                            ------------------------

                                                                 UNDERWRITING    PROCEEDS TO
                                                      PRICE TO   DISCOUNTS AND     SELLING
                                                       PUBLIC     COMMISSIONS    STOCKHOLDERS
                                                      --------   -------------   ------------
Per Share...........................................
Total...............................................

The selling stockholders have granted the underwriters the right to purchase up
to an additional      shares from the selling stockholders to cover
over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the shares of the Class A common stock, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
          , 2002.
                            ------------------------
                                 MORGAN STANLEY

          , 2002

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   12
Cautionary Statement About Forward-
  Looking Statements..................   21
Use of Proceeds.......................   23
Dividend Policy.......................   23
Dilution..............................   24
Capitalization........................   25
Selected Historical Financial Data....   26
Unaudited Pro Forma Financial
  Information.........................   28
Supplemental Financial Information....   34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   36
Our Business..........................   60

                                        PAGE
                                        ----
Management............................   72
Certain Relationships and Related
  Party Transactions..................   81
Relationship Between Us and
  Transocean..........................   85
Principal and Selling Stockholders....   92
Description of Capital Stock..........   93
Shares Eligible for Future Sale.......  104
Material U.S. Federal Income Tax
  Considerations For Non-U.S.
  Holders.............................  105
Underwriters..........................  109
Validity of Class A Common Stock......  112
Experts...............................  112
Where You Can Find More Information...  112
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

                            ------------------------

     UNTIL           , 2002 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE SHARES OF OUR CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information described more fully elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision with respect to our Class A common stock. References in this prospectus to the terms "we," "us" or other similar terms mean TODCO and its subsidiaries and references to "Transocean" mean Transocean Inc. and its subsidiaries (excluding us), unless the context indicates otherwise. Except for information related to historical financial data, the information in this prospectus relating to us assumes that we have completed our separation from Transocean, unless the context indicates otherwise.

OVERVIEW

     We are a leading provider of contract oil and gas drilling services, primarily in the U.S. Gulf of Mexico shallow water and inland marine region, an area that we refer to as the U.S. Gulf Coast. We have the largest fleet of drilling rigs in the U.S. Gulf Coast and believe that, as a result of our leading position and geographic focus, we are well-positioned to benefit from the potential increased drilling activity for natural gas in this region.

     We own or operate a fleet of 76 drilling rigs. Our U.S. Gulf Coast jackup fleet consists of 27 rigs, including independent leg cantilever jackup rigs, mat-supported cantilever jackup rigs and mat-supported slot-type jackup rigs that drill in water depths up to 250 feet. Our U.S. Gulf Coast drilling barge fleet consists of 31 rigs, including posted and conventional barges that operate in inland waters, bays and coastal transition zones. We also own submersible drilling rigs located in the U.S. Gulf Coast, jackup rigs and a platform rig located in Trinidad and land rigs as well as lake barges located in Venezuela.

     Our core business is to contract our drilling rigs, related equipment and work crews primarily on a dayrate basis to customers who are drilling oil and gas wells. We provide these services mostly to independent oil and gas companies, but we also service major international and government-controlled oil and gas companies. Our customers in the U.S. Gulf Coast typically focus on drilling for natural gas. During the first nine months of 2002, approximately 75% of the wells drilled by our U.S. Gulf Coast drilling rigs were searching for natural gas.

RECENT INDUSTRY TRENDS

     The drilling industry in the U.S. Gulf Coast is highly cyclical and is typically driven by general economic activity and changes in actual or anticipated oil and gas prices. We believe that our earnings and demand for our rigs will both typically be correlated to our customers' expectations of energy prices, particularly natural gas prices, and that expected energy price increases will generally have a positive impact on our earnings. We believe that the drilling industry is currently emerging from a cyclical low point and that there are several trends that should benefit our operations, including:

      -- Increasing Natural Gas Prices. While U.S. natural gas prices are volatile, the rolling twelve month average price of natural gas has increased from January 1994 to November 2002, as shown in the chart below. We believe increased natural gas pricing in the U.S. should result in more exploration and development drilling activity and higher utilization and dayrates for drilling companies like us.

                             U.S. NATURAL GAS PRICE
                          ROLLING TWELVE MONTH AVERAGE

                                    (GRAPH)




    -----------------------------------------------------------------------------------------------
    1/94    2/94    3/94    4/94    5/94    6/94    7/94    8/94    9/94    10/94    11/94    12/94
    -----------------------------------------------------------------------------------------------
    2.11548 2.17588 2.24076 2.22056 2.19144 2.1822  2.18312 2.15628 2.08532 2.03416  1.98504  1.92852




    -----------------------------------------------------------------------------------------------
    1/95    2/95    3/95    4/95    5/95    6/95    7/95    8/95    9/95    10/95    11/95    12/95
    -----------------------------------------------------------------------------------------------
    1.90324 1.79152 1.71772 1.67644 1.64424 1.62624 1.58992 1.55936 1.56168 1.57984  1.59628  1.63284




    -----------------------------------------------------------------------------------------------
    1/96    2/96    3/96    4/96    5/96    6/96    7/96    8/96    9/96    10/96    11/96    12/96
    -----------------------------------------------------------------------------------------------
    1.73424 1.87644 2.0394  2.15316 2.20448 2.25132 2.33912 2.4204  2.45224 2.46784  2.5256   2.60756




    -----------------------------------------------------------------------------------------------
    1/97    2/97    3/97    4/97    5/97    6/97    7/97    8/97    9/97    10/97    11/97    12/97
    -----------------------------------------------------------------------------------------------
    2.64872 2.6644  2.55428 2.48796 2.47748 2.47284 2.44012 2.42576 2.47848 2.56464  2.6136   2.57476




    -----------------------------------------------------------------------------------------------
    1/98    2/98    3/98    4/98    5/98    6/98    7/98    8/98    9/98    10/98    11/98    12/98
    -----------------------------------------------------------------------------------------------
    2.4598  2.3708  2.3874  2.4206  2.44136 2.4342  2.4356  2.42596 2.35616 2.28968  2.18004  2.1104




    -----------------------------------------------------------------------------------------------
    1/99    2/99    3/99    4/99    5/99    6/99    7/99    8/99    9/99    10/99    11/99    12/99
    -----------------------------------------------------------------------------------------------
    2.08064 2.05452 2.02124 1.9828  1.96772 1.98092 1.98492 2.0094  2.0982  2.12896  2.209    2.23632




    -----------------------------------------------------------------------------------------------
    1/00    2/00    3/00    4/00    5/00    6/00    7/00    8/00    9/00    10/00    11/00    12/00
    -----------------------------------------------------------------------------------------------
    2.27388 2.3366  2.40724 2.4872  2.55892 2.68364 2.85328 2.99156 3.13704 3.35612  3.55216  3.82212




    -----------------------------------------------------------------------------------------------
    1/01    2/01    3/01    4/01    5/01    6/01    7/01    8/01    9/01    10/01    11/01    12/01
    -----------------------------------------------------------------------------------------------
    4.3958  4.82396 5.03576 5.24364 5.40924 5.43292 5.37516 5.29808 5.16636 4.90424 4.70556  4.41676




    -----------------------------------------------------------------------------------------------
    1/02    2/02    3/02    4/02    5/02    6/02    7/02    8/02    9/02    10/02    11/02    12/02
    -----------------------------------------------------------------------------------------------
    3.87408 3.43152 3.19672 3.02004 2.87776 2.82552 2.78912 2.77472 2.78996 2.9276   3.05584  3.1788


           -- Need for Increased Natural Gas Drilling Activity. From 1994 to 2001, U.S. demand for natural gas grew at an annual rate of 0.9% while its supply grew at an annual rate of 0.5%. We believe that this supply and demand imbalance will continue if demand for natural gas continues to increase and production decline rates continue to accelerate. Even though the number of U.S. gas wells drilled has increased in recent years, a corresponding increase in production has not been realized. We believe that an increase in U.S. drilling activity will be required for the natural gas industry to meet the expected increased demand for, and compensate for the slowing production of, natural gas in the United States.

            U.S. ANNUAL NATURAL GAS PRODUCTION AND GAS WELLS DRILLED

                                    (GRAPH)




----------------------------------------------------------------------------------------------------------
                                              1994    1995    1996    1997    1998    1999    2000    2001
----------------------------------------------------------------------------------------------------------
 U.S. Natural Gas Production (Tcf)            19.71   19.51   19.81   19.87   19.96   19.80   20.00   20.39
 U.S. Gas Wells                               9,538   8,354   9,302   11,327  11,308  10,877  16,455  22,083


           -- Trend Towards Drilling Deeper Shallow Water Gas Wells. A current trend by oil and gas companies is to drill deep gas wells along the U.S. Gulf Coast in search of new and potentially prolific untapped natural gas reserves. We believe that this trend towards deeper drilling will benefit premium jackup rigs as well as barge rigs and submersible rigs that are capable of drilling deep gas wells. In addition, the trend will indirectly benefit conventional jackup fleets as the use of premium rigs in the U.S. Gulf Coast to drill deep wells should reduce the supply of rigs available to drill conventional wells.

           -- Redeployment of Jackup Rigs. Greater demand for jackup rigs in international areas over the last two years has reduced the overall supply of jackups in the U.S. Gulf Coast as reflected in the chart below. This has created a more favorable environment for both utilization and dayrates for the remaining jackups, including ours.

                            JACKUP SUPPLY AND DEMAND
                              U.S. GULF OF MEXICO
                                    (GRAPH)




    ------------------------------------------------------------------------------------------------------
           1/00    2/00    3/00    4/00    5/00    6/00    7/00    8/00    9/00    10/00    11/00    12/00
    ------------------------------------------------------------------------------------------------------
     Supply 144    144     146     146     146     148     148     153     153     152      152      153
     Demand 118    119     124     124     131     133     133     138     137     133      136      140




    ------------------------------------------------------------------------------------------------------
           1/01    2/01    3/01    4/01    5/01    6/01    7/01    8/01    9/01    10/01    11/01    12/01
    ------------------------------------------------------------------------------------------------------
     Supply 154    154     157     156     156     156     155     154     154     150      150      150
     Demand 137    139     143     142     136     143     136     123     107      86       76       80




    ------------------------------------------------------------------------------------------------------
           1/02    2/02    3/02    4/02    5/02    6/02    7/02    8/02    9/02    10/02    11/02    12/02
    ------------------------------------------------------------------------------------------------------
     Supply 147    147     147     146     145     144     143     147     143     139      137      132
     Demand  79     87      86      94      93      97      96      99      98      88       87       93


OUR STRENGTHS

     We believe that we have the following strengths:

      -- Leading Presence in the U.S. Gulf Coast. We have both the largest jackup fleet and the largest inland barge fleet in the U.S. Gulf Coast. Our leading presence and geographic focus provide us with logistical advantages in servicing our customers, including reduced mobilization times and costs and increased flexibility of rig and crew deployment. Our size also generates economies of scale and helps us attract, train and retain qualified crew personnel.

      -- Well-Positioned to Benefit from an Upturn in Natural Gas Prices and Drilling Activity. Our customers in the U.S. Gulf Coast drill primarily for natural gas. Given our leading presence in this market, we believe we are well-positioned to benefit from any significant improvements in U.S. natural gas prices and increases in drilling activity in the U.S. Gulf Coast. Because operating costs in our industry are largely fixed, our earnings and cash flow are very sensitive to improvements in utilization rates and dayrates.

           While rig demand in the U.S. Gulf Coast has been depressed since mid 2001, we have recently seen signs of improvement in utilization. As of December 1, 2002, 25 rigs, out of our U.S. Gulf Coast fleet of 61 rigs, were working and our average dayrate was $19,500. This compares to 14 rigs in our U.S. Gulf Coast fleet working and an average dayrate of $20,500 as of April 1, 2002.

      -- Strong Balance Sheet. We have a strong balance sheet, with only $41 million of total debt and a total debt to total capitalization ratio of 4.1%, in each case on a pro forma basis as of September 30, 2002. We believe this strong balance sheet should enable us to take advantage of opportunities for growth as the market improves and to respond effectively to market downturns.

      -- Experienced and Incentivized Management Team. Our senior and operating level management team has extensive industry experience in the U.S. Gulf Coast. Their considerable knowledge of and experience with the cyclical nature of our business should enhance our ability to operate effectively through industry cycles. Additionally, our management's participation in incentive compensation plans is designed to align their interests with our operating and financial performance.

OUR STRATEGY

     Our objective is to be a leading offshore drilling company with a focus on the North American natural gas industry. Specifically, we intend to:

      -- Focus on Marine Assets and Drilling for Natural Gas along the U.S. Gulf Coast. We plan to maintain our position as the leading contractor of jackup rigs and drilling barges in the U.S. Gulf Coast. We believe that this approach will allow us to take advantage of improvements in dayrates and rig demand that may result from increased drilling activity in this region. We believe that our focus on this region will also allow us to take advantage of deep gas drilling opportunities. Although we intend to focus on the U.S. Gulf Coast, we also plan to pursue selective opportunities for our rigs in Venezuela, Trinidad and possibly Mexico.

      -- Pursue Efficient, Low-Cost Operations and a Disciplined Approach to Capital Spending. We intend to be a low-cost contractor in the U.S. Gulf Coast drilling market. We believe that by being an efficient, low-cost contractor, we can maintain significant operating flexibility and maximize our earnings and cash flow over the entire business cycle. We believe that this operational flexibility will provide us with an important competitive advantage and allow us to compete effectively with competitors with higher specification fleets and higher cost structures than ours. We plan to pursue a disciplined approach to capital spending in increasing the size and upgrading the capabilities of our fleet.

      -- Maintain High Operating Standards. We plan to continue to maintain a high level of quality service and safety. We have in place a comprehensive set of safety management systems, standards and procedures that we believe benefit our employees, our margins and our reputation.

      -- Maintain a Conservative Capital Structure. We intend to maintain our conservative capital structure, with a low percentage of debt. We believe this is a prudent financial strategy given that our industry is highly cyclical.

OUR RELATIONSHIP WITH TRANSOCEAN

     We are currently a wholly owned subsidiary of Transocean. Transocean is a leading international provider of offshore and inland marine contract oil and gas drilling services. Upon the closing of this offering, Transocean will own
100% of our outstanding Class B common stock, giving it   % of the combined
voting power of our outstanding common stock. Transocean will not own any of our outstanding Class A common stock. The foregoing percentage relating to the
combined voting power of our outstanding common stock would be reduced to   % if
the underwriters exercise their over-allotment option in full. The Class B common stock is not offered by this prospectus. We expect that immediately following the offering, Transocean will continue to provide contract oil and gas drilling services but will have no U.S. inland marine or Gulf of Mexico shallow water jackup operations.

     Transocean has advised us that its current long term intent is to dispose of our common stock owned by it following this offering. Transocean could elect to dispose of our common stock in a number of different types of transactions, including additional public offerings of our common stock, open market sales of our common stock, sales of our common stock to one or more third parties, spin-off distributions of our common stock to Transocean's shareholders, split-off offerings to Transocean's shareholders that would allow for the opportunity to exchange Transocean shares for shares of our common stock or a combination of these transactions. However, the determination whether, and if so when, to proceed with any of these transactions is entirely within the discretion of Transocean. Transocean has also advised us that its current preference would be to receive cash in any transaction disposing of our common stock owned by it following this offering. Transocean is not subject to any contractual obligation to maintain its share ownership, except that Transocean has agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.

     Prior to the closing of this offering, we will transfer to Transocean assets not included in the TODCO business, as defined in the separation agreement and described in "Relationship Between Us and Transocean--Master Separation Agreement--TODCO Business," and enter into agreements related to the separation of our business from Transocean. These separation agreements will provide for, among other things, the assumption by us of liabilities relating to our business and the assumption by Transocean of liabilities unrelated to our business. The separation agreements between us and Transocean will also govern our various interim and ongoing relationships. In particular, we will enter into agreements under which Transocean will continue to provide various interim services to us, including financial, accounting, information technology and other services.

                            ------------------------

     We were incorporated in Delaware on July 7, 1997. On December 13, 2002, we changed our name from R&B Falcon Corporation to TODCO. Our executive offices are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number is
(713) 232-7500.

                                  THE OFFERING

Class A common stock
offered.......................        shares

Common stock to be outstanding
after the offering:
  Class A common stock........             shares
  Class B common stock........             shares
     Total....................             shares

Common stock to be held by
Transocean after the offering:
  Class A common stock........           0 shares
  Class B common stock........             shares
     Total....................             shares

Use of proceeds...............   We will not receive any of the proceeds from
                                 this offering. All proceeds from this offering will be received by the selling stockholders.

Voting rights:
  Class A common stock........   One vote per share
  Class B common stock........   Five votes per share

Dividend policy:..............   We do not intend to declare or pay regular
                                 dividends on our common stock in the
                                 foreseeable future. Instead, we generally intend to invest any future earnings for use in our business.

Proposed New York Stock
Exchange symbol for the Class
A common stock................   "THE"

The number of shares of our common stock to be outstanding after this offering excludes:

      --             shares of Class A common stock issuable upon the exercise
           of outstanding stock options at a weighted average exercise price of
           $     per share, and

      --             shares of Class A common stock reserved for issuance under our stock option plans.

Unless we specifically state otherwise:

      --   the information in this prospectus does not take into account the
           sale of up to          shares of Class A common stock which the
           underwriters have the option to purchase from the selling stockholders to cover over-allotments, and

      -- the share-related information in this prospectus assumes that we have completed the reclassification of our common stock into Class B common stock and the conversion of the shares to be sold in this offering into Class A common stock.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The summary historical financial data set forth below for the year ended December 31, 2000, the one month ended January 31, 2001, the eleven months ended December 31, 2001 and the nine months ended September 30, 2002 have been prepared using our audited consolidated financial statements. The summary historical financial data set forth below for the eight months ended September 30, 2001 have been prepared using our unaudited consolidated financial statements. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2002. It is important that you read the following summary historical financial data together with our financial statements and the related notes and with the sections titled "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The summary historical financial data set forth below does not reflect what our financial position, results of operations and cash flows would have been if the part of our business that will continue to be a part of our company after this offering had been a separate, stand-alone business during the historical periods presented. See "Risk Factors--Risks Related to Our Separation From Transocean--Our historical financial information is not representative of the results of that part of our business that will continue to be a part of our company after this offering."

     On January 31, 2001, we became a wholly owned subsidiary of Transocean as a result of our merger transaction with Transocean. The merger was accounted for as a purchase, with Transocean as the accounting acquiror. The purchase price was allocated to our assets and liabilities based on their estimated fair values on the date of the merger. The purchase price adjustments were "pushed down" to our consolidated financial statements. Accordingly, our financial statements for periods subsequent to January 31, 2001 are not comparable to those of prior periods in material respects since those financial statements report financial position, results of operations and cash flows using a different basis of accounting.

                                       PRE-TRANSOCEAN MERGER                 POST-TRANSOCEAN MERGER
                                     --------------------------   --------------------------------------------
                                                        ONE          ELEVEN
                                                       MONTH         MONTHS      EIGHT MONTHS     NINE MONTHS
                                      YEAR ENDED       ENDED         ENDED           ENDED           ENDED
                                     DECEMBER 31,   JANUARY 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                         2000          2001           2001           2001            2002
                                     ------------   -----------   ------------   -------------   -------------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues...............    $1,094.3       $ 128.6      $ 1,199.8       $  925.0       $    678.9
  Loss before extraordinary items
    and cumulative effect of a
    change in accounting
    principle......................       (50.3)        (89.3)        (136.2)         (55.5)          (649.1)
PER SHARE DATA:
  Loss before extraordinary items
    and cumulative effect of a
    change in accounting principle
    and after preferred share
    dividends per common share:
    Basic and diluted..............    $  (1.31)      $ (0.42)     $ (136.20)      $ (55.50)      $  (649.10)
    Average common shares
      outstanding:
    Basic and diluted..............       196.6         211.1            1.0            1.0              1.0

                                       PRE-TRANSOCEAN MERGER                 POST-TRANSOCEAN MERGER
                                     --------------------------   --------------------------------------------
                                                        ONE          ELEVEN
                                                       MONTH         MONTHS      EIGHT MONTHS     NINE MONTHS
                                      YEAR ENDED       ENDED         ENDED           ENDED           ENDED
                                     DECEMBER 31,   JANUARY 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                         2000          2001           2001           2001            2002
                                     ------------   -----------   ------------   -------------   -------------
                                                                   (IN MILLIONS)
OTHER FINANCIAL DATA:
  Cash flow from operating
    activities.....................    $ (119.2)      $ (35.7)     $    93.7       $  211.1       $     56.3
  EBITDA(a)........................       428.7         (83.1)         380.3          334.9            124.6
  Capital expenditures.............       465.0          16.5          216.3          200.3             14.9
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents........    $  358.0                    $    68.5                      $    115.9
  Working capital..................       406.9                        222.4                           (30.4)
  Total assets.....................     4,804.4                      8,838.8                         3,349.1
  Total debt.......................     2,933.2                      1,733.3                           207.3
  Total debt--related party........          --                         55.0                         1,554.0
  Shareholders' equity.............     1,373.5                      6,487.5                         1,098.5

------------

(a) EBITDA means income (loss) before extraordinary items, minority interest, interest, taxes, depreciation, amortization, the impairment loss on long-lived assets and cumulative effect of a change in accounting principle. EBITDA is presented here because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA measures presented may not be comparable to similarly titled measures used by other companies. EBITDA is not a measurement presented in accordance with accounting principles generally accepted in the United States ("GAAP") and is not intended to be used instead of GAAP presentations of results of operations and cash provided by operating activities.

                        SUMMARY PRO FORMA FINANCIAL DATA

     We have included the following unaudited pro forma summary financial information only for the purposes of illustration. The pro forma balance sheet data assume the dispositions of the assets and liabilities not associated with our ongoing business following this offering (the "dispositions") and the retirement of all of our notes payable to Transocean (the "retirement") were completed on September 30, 2002. The pro forma statement of operations data, other financial data and operating data for the nine months ended September 30, 2002 and the year ended December 31, 2001 assume the dispositions, the retirement and our merger with Transocean were completed on January 1, 2001. The pro forma information does not necessarily indicate what the operating results or financial position would have been if the dispositions and the retirement had been completed at the dates indicated. Moreover, this information does not necessarily indicate what our future operating results or financial position will be.

     You should read this summary unaudited pro forma financial information in conjunction with the "Unaudited Pro Forma Financial Information" and the related notes beginning on page 28.

                                                                  YEAR ENDED        NINE MONTHS ENDED
                                                              DECEMBER 31, 2001    SEPTEMBER 30, 2002
                                                              ------------------   -------------------
                                                              (IN MILLIONS, EXCEPT OPERATING DATA AND
                                                                          PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues........................................       $ 457.5               $ 134.1
  Costs and expenses
    Operating and maintenance...............................         284.7                 149.3
    Depreciation............................................          91.7                  67.5
    Goodwill amortization...................................          46.7                    --
    General and administrative..............................           9.5                  11.1
  Impairment loss on long-lived assets......................          (1.1)                (16.3)
  Gain (loss) from sale of assets...........................           3.7                   0.7
  Operating income (loss)...................................          27.5                (109.4)
  Interest income...........................................          13.1                   6.4
  Interest expense, net of amounts capitalized..............          (2.3)                 (1.2)
  Other, net................................................          (1.0)                 (3.9)
  Income from continuing operations before income taxes.....          37.3                (108.1)
  Income taxes..............................................          17.7                 (36.8)
  Minority interest.........................................            --                  (0.1)
  Net income (loss) from continuing operations..............          19.6                 (71.2)
  Net income (loss) from continuing operations per share
    Basic and diluted.......................................
  Weighted average shares outstanding
    Basic and diluted.......................................
OTHER FINANCIAL DATA:
  EBITDA(a).................................................       $ 166.0               $ (29.5)

                            (footnote on next page)

                                                                  YEAR ENDED        NINE MONTHS ENDED
                                                              DECEMBER 31, 2001    SEPTEMBER 30, 2002
                                                              ------------------   -------------------
                                                              (IN MILLIONS, EXCEPT OPERATING DATA AND
                                                                          PER SHARE DATA)
OPERATING DATA:
  Number of rigs (end of period):
    Jackups.................................................            28                    29
    Barges..................................................            31                    31
    Other...................................................            18                    16
  Average dayrates:
    Jackups.................................................       $36,200               $22,600
    Barges..................................................        22,500                20,100
    Other...................................................        19,200                19,700
  Rig utilization:
    Jackups.................................................          54.9%                 25.8%
    Barges..................................................          66.0%                 37.0%
    Other...................................................          62.6%                 29.3%
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents.................................                             $  10.0
  Working capital...........................................                                20.8
  Total assets..............................................                             1,419.1
  Total debt................................................                                40.8
  Shareholders' equity......................................                               963.5

------------

(a) EBITDA means income (loss) from continuing operations before minority interest, interest, taxes, depreciation, amortization, the impairment loss on long-lived assets and cumulative effect of a change in accounting principle. EBITDA is presented here because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA measures presented may not be comparable to similarly titled measures used by other companies. EBITDA is not a measurement presented in accordance with GAAP and is not intended to be used instead of GAAP presentations of results of operations and cash provided by operating activities.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

     OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY IN THE U.S. GULF COAST, WHICH IS SIGNIFICANTLY AFFECTED BY OFTEN VOLATILE OIL AND GAS PRICES.

     Our business depends on the level of activity in oil and gas exploration, development and production primarily in the U.S. Gulf Coast (our term for the U.S. Gulf of Mexico shallow water and inland marine region) where we are active. Oil and gas prices and our customers' expectations of potential changes in these prices significantly affect this level of activity. In particular, changes in the price of natural gas materially affect our operations because we primarily drill in the U.S. Gulf Coast where the focus of drilling has tended to be on the search for natural gas. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

      --   the demand for oil and gas in the United States and elsewhere,

      --   economic conditions in the United States and elsewhere,

      --   weather conditions in the United States and elsewhere,

      --   advances in exploration, development and production technology,

      -- the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing,

      --   the level of production in non-OPEC countries,

      -- the policies of various governments regarding exploration and development of their oil and gas reserves, and

      -- the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or the geographic areas in which we operate or further acts of terrorism in the United States, or elsewhere.

     Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. In the U.S. Gulf Coast, drilling contracts are generally short term, and oil and gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode dayrates and utilization rates for our rigs and adversely affect our financial results.

     THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY IS CURRENTLY RELATIVELY LOW IN OUR MARKET SEGMENTS, WHICH ADVERSELY AFFECTS OUR DAYRATES AND RIG UTILIZATION.

     The U.S. natural gas market strongly influences the level of U.S. Gulf Coast drilling activity. U.S. natural gas prices increased significantly during 2000, which resulted in improved demand for offshore drilling rigs and increased dayrates for rigs in the Gulf of Mexico. U.S. natural gas prices declined during 2001 and oil and gas companies reduced Gulf of Mexico exploration and development spending beginning in the second half of 2001. As a result, demand for drilling rigs declined, industry utilization and dayrates for Gulf of Mexico shallow water jackup rigs and drilling barges decreased significantly and our operations were adversely impacted. Current U.S. Gulf Coast dayrates for jackups are significantly lower than those experienced during 2000 and the first half of 2001, and there remains surplus rig capacity for jackups and barges. Although we have experienced recent improvements in utilization, we cannot assure you that this trend will continue or that the U.S. Gulf Coast has experienced the bottom of the current drilling cycle. In addition, we cannot assure you that dayrates and utilization will rise to the extent of prior drilling cycles, or at all, as prior results may not be predictive of future results. If natural gas prices decline, demand for our drilling services could be further reduced, which would adversely affect both utilization and dayrates.

     OUR INDUSTRY IS HIGHLY CYCLICAL, AND OUR RESULTS OF OPERATIONS MAY BE VOLATILE.

     Our industry is highly cyclical, with periods of high demand and high dayrates followed by periods of low demand and low dayrates. Periods of low rig demand intensify the competition in the industry and often result in rigs being idle for long periods of time. We may be required to idle rigs or enter into lower rate contracts in response to market conditions in the future. Due to the short-term nature of our drilling contracts, changes in market conditions can quickly affect our business. As a result of the cyclicality of our industry, our results of operations have been volatile, and we expect this volatility to continue.

     OUR INDUSTRY IS HIGHLY COMPETITIVE, WITH INTENSE PRICE COMPETITION.

     The U.S. Gulf of Mexico shallow water and U.S. inland marine market sectors in which we operate are highly competitive. Drilling contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job, although rig availability, safety record, crew quality and technical capability of service and equipment may also be considered. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other offshore drilling companies are larger than we are and have more diverse fleets, or fleets with generally higher specifications, and greater resources than we have. This allows them to better withstand industry downturns, better compete on the basis of price and build new rigs or acquire existing rigs, all of which could affect our revenues and profitability. We believe that competition for drilling contracts will continue to be intense in the foreseeable future.

     AN EXCESS SUPPLY OF DRILLING UNITS CURRENTLY EXISTS IN THE U.S. GULF COAST, AND ACTIVATION OF NON-MARKETED RIGS, MOVEMENT OF RIGS TO THIS REGION AND NEWBUILDS COULD INCREASE THIS EXCESS.

     An excess supply of jackups and other mobile offshore drilling units currently exists in the U.S. Gulf Coast. If industry conditions improve, inactive rigs that are not currently being marketed could be reactivated to meet an increase in demand for drilling rigs. Improved market conditions, particularly relative to other drilling markets, could also lead to jackups and other mobile offshore drilling units being moved into the U.S. Gulf Coast or could lead to increased rig construction and rig upgrade programs by our competitors. Some of our competitors have already announced plans to upgrade existing equipment or build additional jackups with higher specifications than our jackups. A significant increase in the supply of jackup rigs or other mobile offshore drilling units could adversely affect both utilization and dayrates.

     OUR JACKUP RIGS ARE AT A RELATIVE DISADVANTAGE TO HIGHER SPECIFICATION
RIGS.

     Many of our competitors have jackup fleets with generally higher specification rigs than those in our jackup fleet. Particularly during market downturns when there is decreased rig demand, higher specification jackups and other rigs may be more likely to obtain contracts than lower specification jackups. As a result, our lower specification jackups have in the past been stacked earlier in the cycle of decreased rig demand than most of our competitors' jackups and have been reactivated later in the cycle. This pattern has adversely impacted our business and could be repeated. In addition, higher specification rigs have greater flexibility to move to areas of demand in response to changes in market conditions. Because many of our rigs were designed specifically for drilling in the U.S. Gulf Coast, our ability to move them to other regions in response to changes in market conditions is limited. Furthermore, in recent years, an increasing amount of exploration and production expenditures have been concentrated in deep water drilling programs and deeper formations, including deep gas prospects, requiring higher specification jackups, semisubmersible drilling rigs or drillships. This trend is expected to continue and could result in a decline in demand for lower specification jackup rigs like ours.

     OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS, AND WE ARE NOT FULLY INSURED AGAINST ALL OF THEM.

     Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events could result in the suspension of drilling operations, claims by the operator, damage to or destruction of the equipment involved and injury or death to rig personnel. We may also be subject to personal injury and other claims of rig personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services and personnel shortages. In addition, offshore and inland marine drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not totally insurable.

     Following the terrorist attacks on September 11, 2001, insurance underwriters increased insurance premiums for many of the coverages historically maintained and issued general notices of cancellation to their customers for war risk, terrorism and political risk insurance in respect of a wide variety of insurance coverages, including liability and aviation coverages. Our insurance underwriters renegotiated substantially higher premium rates for war risk coverage, which can be cancelled by the underwriters on short notice. Insurance premiums could be increased further or coverages may be unavailable in the future. We may not be able to maintain adequate insurance at rates or on terms that we consider reasonable or acceptable.

     If a significant accident or other event, including terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial position or results of operations. Moreover, we cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks, particularly in light of the instability and developments in the insurance markets following the September 11, 2001 terrorist attacks.

     FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.

     We require highly skilled personnel to operate and provide technical services and support for our drilling rigs. To the extent that demand for drilling services and the number of operating rigs increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing rigs.

     LOSS OF KEY MANAGEMENT COULD HURT OUR OPERATIONS.

     Our success is to a considerable degree dependent on the services of our key management, including Jan Rask, our President and Chief Executive Officer. The loss of any member of our key management could adversely affect our results of operations.

     UNIONIZATION EFFORTS COULD INCREASE OUR COSTS OR LIMIT OUR FLEXIBILITY.

     On November 1, 2002, approximately 8% of our employees worldwide were working under collective bargaining agreements, all of whom were working in Venezuela and Trinidad. Of these represented employees, approximately one-half are currently involved in salary negotiations. Efforts have been made from time to time to unionize other portions of our workforce, including workers in the Gulf of Mexico. Any such unionization could increase our costs or limit our flexibility.

     GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT DRILLING ACTIVITY.

     Our operations are affected in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas industry and, accordingly, is also affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with laws and regulations. It is also possible that these laws and regulations may in the future add significantly to operating costs or may limit drilling activity.

     COMPLIANCE WITH OR A BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.

     Our operations are subject to regulations that require us to obtain and maintain specified permits or other governmental approvals, control the discharge of materials into the environment, require the removal and cleanup of materials that may harm the environment or otherwise relate to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills or other unauthorized discharges of chemicals or wastes resulting from those operations. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Some of these laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position or results of operations.

     OUR NON-U.S. OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH OUR U.S. OPERATIONS.

     We operate in regions that may expose us to political and other uncertainties, including risks of:

      --   terrorist acts, war and civil disturbances,

      --   expropriation or nationalization of equipment, and

      --   the inability to repatriate income or capital.

     We are protected to a substantial extent against loss of capital assets, but generally not loss of revenue, from most of these risks through insurance, indemnity provisions in our drilling contracts, or both. If a significant accident or other event occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial position or results of operations.

     Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

     Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

     Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in foreign currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation.

     A portion of our operations is conducted in the Republic of Venezuela, which has been experiencing labor strikes and demonstrations, and in 2002 experienced an attempt to overthrow the government. The implications and results of the political, economic and social instability in Venezuela are uncertain at this time, but the instability could have an adverse effect on our business. Only three of our nine land rigs located in Venezuela were operating as of December 1, 2002. None of our lake barges in Venezuela have operated since January 2000 and when or if those barges will return to work is uncertain.

RISKS RELATED TO OUR PRINCIPAL STOCKHOLDER TRANSOCEAN

     TRANSFERS OF OUR COMMON STOCK BY TRANSOCEAN COULD ADVERSELY AFFECT YOUR RIGHTS AS A STOCKHOLDER AND CAUSE OUR STOCK PRICE TO DECLINE.

     Transocean will be permitted to transfer a controlling interest in us without allowing you to participate or realize a premium for your shares of common stock. A sale of a controlling interest to a third party may adversely affect the market price of our common stock and our business and results of operations because the change in control may result in a change of management decisions and business policy.

     WE WILL BE CONTROLLED BY TRANSOCEAN AS LONG AS IT OWNS A MAJORITY OF THE VOTING POWER OF OUR OUTSTANDING COMMON STOCK, AND YOU WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     As long as Transocean owns, directly or indirectly, a majority of the voting power of our outstanding common stock, Transocean will be able to exert significant control over us, including the ability to elect or remove and replace our entire board of directors without calling a special meeting. Investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote. As a result, Transocean, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting us, including:

      -- the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,

      -- the determination of incentive compensation, which may affect our ability to retain key employees,

      --   the allocation of business opportunities between Transocean and us,

      -- any determinations with respect to mergers or other business combinations,

      --   our acquisition or disposition of assets,

      --   our financing decisions and our capital raising activities,

      --   the payment of dividends on our common stock,

      -- amendments to our amended and restated certificate of incorporation or bylaws, and

      --   determinations with respect to our tax returns.

In addition, Transocean may enter into credit agreements, indentures or other contracts that limit the activities of its subsidiaries. While we would not likely be contractually bound by these limitations, Transocean would likely cause its representatives on our board to direct our business so as not to breach any of these agreements.

     Transocean is generally not prohibited from selling a controlling interest in us to a third party. Because of exemptions granted under our rights plans and because we have elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, effective July 19, 2003, Transocean, as a controlling stockholder, may find it easier to sell its controlling interest to a third party than if we had not taken such actions. Please see "Description of Capital Stock--Delaware Business Combination Statute" for a description of Section 203 and the potential positive and negative consequences, depending on the circumstances, of electing not to be subject to it.

     OUR INTERESTS MAY CONFLICT WITH THOSE OF TRANSOCEAN WITH RESPECT TO OUR PAST AND ONGOING BUSINESS RELATIONSHIPS, AND BECAUSE OF TRANSOCEAN'S INITIAL CONTROLLING OWNERSHIP, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS COMMENSURATE WITH THOSE POSSIBLE IN ARMS-LENGTH TRANSACTIONS.

     Our interests may conflict with those of Transocean in a number of areas relating to our past and ongoing relationships, including:

      --   the solicitation and hiring of employees from each other,

      -- the timing and manner of any sales or distributions by Transocean of all or any portion of its ownership interest in us,

      -- agreements with Transocean and its affiliates relating to corporate services that may be material to our business,

      -- business opportunities that may be presented to Transocean and to our officers and directors associated with Transocean,

      -- competition between Transocean and us within the same lines of business, and

      --   our dividend policy.

     We may not be able to resolve any potential conflicts with Transocean, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. Our certificate of incorporation provides that Transocean has no duty to refrain from engaging in activities or lines of business similar to ours and that Transocean and its officers and directors will not be liable to us or our stockholders for failing to present specified corporate opportunities to us. See "Description of Capital Stock--Transactions and Corporate Opportunities." In addition, in the master separation agreement, we agree not to compete with Transocean in specified lines of business. See "Relationship Between Us and Transocean--Master Separation Agreement--Noncompetition and Other Covenants."

     SOME OF OUR EXECUTIVE OFFICERS AND SOME OF OUR DIRECTORS MAY HAVE POTENTIAL CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF TRANSOCEAN ORDINARY SHARES OR THEIR ROLE AS DIRECTORS OR OFFICERS OF TRANSOCEAN.

     Some of our executive officers and some of our directors own Transocean ordinary shares or options to purchase Transocean ordinary shares, which are of greater value than their ownership of our common stock and options. Ownership of Transocean ordinary shares by our directors and officers could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Transocean than they do for us.

     We expect that, following this offering, most of our directors will also be directors or officers of Transocean. These directors owe fiduciary duties to the shareholders of each company. As a result, in connection with any transaction or other relationship involving both companies, these directors may need to recuse themselves and not participate in any board action relating to these transactions or relationships.

RISKS RELATED TO OUR SEPARATION FROM TRANSOCEAN

     OUR HISTORICAL FINANCIAL INFORMATION IS NOT REPRESENTATIVE OF THE RESULTS OF THAT PART OF OUR BUSINESS THAT WILL CONTINUE TO BE A PART OF OUR COMPANY AFTER THIS OFFERING. OUR PRO FORMA FINANCIAL INFORMATION IS NOT A RELIABLE INDICATOR OF HISTORICAL OR FUTURE RESULTS.

     The historical financial information included in this prospectus does not reflect what our financial position, results of operations and cash flows would have been if the part of our business that will continue to be a part of our company after this offering had been a separate, stand-alone business during the historical periods presented. Transocean did not account for the part of our business that will continue to be a part of our company after this offering as a separate, stand-alone business for the historical periods presented. The historical financial information includes results of operations generated by assets that will not be a part of our business, and we have not made adjustments to the historical financial information to exclude the results of operations generated by these assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

     The pro forma financial information included in this prospectus does not necessarily indicate what our operating results or financial position would have been if our separation from Transocean had been completed on the dates assumed in that information. Moreover, this information does not indicate what the future operating results or financial position of our company will be. These matters are further described in "Unaudited Pro Forma Financial Information" and "Supplemental Financial Information."

     WE HAVE A RECENT HISTORY OF LOSSES AND MAY NEED ADDITIONAL FINANCING TO WITHSTAND FUTURE INDUSTRY DOWNTURNS.

     We incurred pro forma net losses of approximately $71 million during the nine months ended September 30, 2002 and anticipate incurring substantial losses during future cyclical downturns in our industry. On a pro forma basis as of September 30, 2002, we had working capital of approximately $21 million, and we will not receive any of the proceeds from this offering. During cyclical downturns in our industry, we may need financing in order to satisfy our cash requirements. We currently expect to enter into a credit facility at the time of the closing of this offering. If we are not able to obtain financing in sufficient amounts and on acceptable terms, we may be required to reduce our business activities, seek financing on unfavorable terms or pursue a business combination with another company.

     WE DO NOT HAVE A RECENT HISTORY OF OPERATING AS A STAND-ALONE COMPANY, AND WE MAY ENCOUNTER DIFFICULTIES IN MAKING THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE COMPANY, OR WE MAY INCUR GREATER COSTS AS A STAND-ALONE COMPANY THAT MAY ADVERSELY AFFECT OUR RESULTS.

     Since our merger with Transocean and prior to our separation, Transocean performed various corporate functions for us, including the following:

      --   information technology/communications,

      -- human resources services such as payroll and benefit plan administration,

      --   legal,

      --   tax,

      --   accounting,

      --   office space/office support,

      --   risk management,

      --   treasury/corporate finance, and

      --   investor services, investor relations, and corporate communications.

     Following the separation, Transocean will have no obligation to provide these functions to us other than the interim services that will be provided by Transocean and which are described in "Relationship Between Us and Transocean." Although under the master separation agreement we are required to use Transocean's accounting and information technology systems for so long as Transocean owns at least 20% of the voting power of our voting stock, we are in the process of creating, or engaging third parties to provide, our own systems and business functions to replace many of the systems and business functions Transocean provides and we may incur difficulties in the replacement process. We may also incur higher costs for these functions than the amounts we were allocated as a wholly owned subsidiary of Transocean. If we do not have in place our own systems and business functions or if we do not have agreements with other providers of these services once our interim services agreement with Transocean expires, we may operate our business less efficiently and our results may suffer.

RISKS RELATED TO THIS OFFERING, THE SECURITIES MARKETS AND OWNERSHIP OF OUR CLASS A COMMON STOCK

     SUBSTANTIAL SALES OF OUR COMMON STOCK BY TRANSOCEAN OR US COULD CAUSE OUR STOCK PRICE TO DECLINE AND ISSUANCES BY US MAY DILUTE YOUR OWNERSHIP INTEREST IN OUR COMPANY.

     We are unable to predict whether significant amounts of our common stock will be sold by Transocean after the offering. Any sales of substantial amounts of our common stock in the public market by Transocean or us, or the perception that these sales might occur, could lower the market price of our common stock. Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced. Please read "Shares Eligible for Future Sale" for information about the number of shares that will be outstanding and could be sold after this offering.

     THE INITIAL PUBLIC OFFERING PRICE OF OUR CLASS A COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR CLASS A COMMON STOCK AFTER THIS OFFERING.

     Prior to this offering, Transocean held all of our outstanding common stock, and therefore, there has been no public market for our Class A common stock. We cannot assure you that an active market for our Class A common stock will develop or be sustained after this offering. The initial public offering price of our Class A common stock will be determined by negotiations between Transocean and representatives of the underwriters, based on numerous factors that we discuss in the "Underwriters" section of this prospectus. This price may not be indicative of the market price at which our Class A common stock will trade after this initial public offering.

     THE PRICE OF OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     The market price of our Class A common stock could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price. Among the factors that could affect our stock price are:

      --   our operating and financial performance and prospects,

      -- quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues,

      -- changes in revenue or earnings estimates or publication of research reports by analysts,

      --   speculation in the press or investment community,

      -- strategic actions by us or our competitors, such as acquisitions or restructurings,

      --   sales of our common stock by stockholders,

      --   actions by institutional investors or by Transocean,

      --   fluctuations in oil and gas prices,

      -- general market conditions, including fluctuations in commodity prices, and

      -- U.S. and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

     THE DISPARATE VOTING RIGHTS OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK MAY ADVERSELY AFFECT THE VALUE AND LIQUIDITY OF OUR CLASS A COMMON STOCK.

     The differential in the voting rights of the Class A common stock and Class B common stock both prior to and following any spin-off, exchange offer or sale of Class B common stock by Transocean could adversely affect the value of our Class A common stock to the extent that investors or any potential future purchaser of our common stock ascribes value to the superior voting rights of our Class B common stock. The existence of two separate classes of common stock could result in less liquidity for either class of common stock than if there were only one class of common stock. In particular, the consummation of a complete spin-off or exchange offer by Transocean of its Class B common stock could result in decreased liquidity for the Class A common stock as investors may prefer the more liquid Class B common stock. This greater liquidity could also cause the Class B common stock to trade at a higher market price than the Class A common stock.

     WE HAVE NO PLANS TO PAY REGULAR DIVIDENDS ON OUR COMMON STOCK, SO YOU MAY NOT RECEIVE FUNDS WITHOUT SELLING YOUR COMMON STOCK.

     We have no plans to pay regular dividends on our common stock. We generally intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. We also expect that the credit facility we plan to enter into at the closing of this offering will include limitations on our payment of dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your common stock and you may lose the entire amount of the investment.

     OUR RIGHTS AGREEMENT, PROVISIONS IN OUR CHARTER DOCUMENTS OR DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR CLASS A COMMON STOCK.

     Our amended and restated certificate of incorporation, bylaws and rights agreement, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. Many of these provisions, though not our rights agreement, become effective at the time Transocean ceases to own a majority of the voting power of our outstanding common stock. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our Class A common stock could decline.

     PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

     Dilution per share represents the difference between the initial public offering price and the net consolidated book value per share immediately after the offering of our Class A common stock. Purchasers of our common stock in this
offering will experience immediate dilution of $          in pro forma net
tangible book value per share as of September 30, 2002.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include information concerning our possible or assumed future financial performance and results of operations, including statements about the following subjects:

      --   our strategy,

      --   improvement in the fundamentals of the oil and gas industry,

      -- the correlation between demand for our rigs and our earnings and customers' expectations of energy prices,

      -- our plans, expectations and any effects of focusing on marine assets and drilling for natural gas along the U.S. Gulf Coast, pursuing efficient, low-cost operations and a disciplined approach to capital spending, maintaining high operating standards and maintaining a conservative capital structure,

      --   the emergence of the drilling industry from a low point in the cycle,

      --   expected capital expenditures,

      -- our ability to take advantage of opportunities for growth and our ability to respond effectively to market downturns,

      --   deep gas drilling opportunities,

      --   operating standards,

      --   payment of dividends,

      --   competition for drilling contracts,

      --   matters relating to derivatives,

      -- matters relating to our future transactions, agreements and relationship with Transocean,

      --   liabilities under laws and regulations protecting the environment,

      --   interests conflicting with those of Transocean,

      --   results and effects of legal proceedings,

      --   future utilization rates,

      --   future dayrates, and

      --   expectations and other matters with regard to outlook.

     Forward-looking statements in this prospectus are identifiable by use of the following words and other similar expressions:

      --   "anticipate,"

      --   "believe,"

      --   "budget,"

      --   "could,"

      --   "estimate,"

      --   "expect,"

      --   "forecast,"

      --   "intent,"

      --   "may,"

      --   "might,"

      --   "plan,"

      --   "predict,"

      --   "project," and

      --   "should."

     The following factors could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus:

      --   worldwide demand for oil and gas,

      --   exploration success by producers,

      --   demand for offshore and inland water rigs,

      --   our ability to enter into and the terms of future contracts,

      -- labor relations and the outcome of negotiations with unions representing workers,

      -- political and other uncertainties inherent in non-U.S. operations (including exchange and currency fluctuations),

      --   the impact of governmental laws and regulations,

      --   the adequacy of sources of liquidity,

      -- uncertainties relating to the level of activity in offshore oil and gas exploration and development,

      --   oil and gas prices (including U.S. natural gas prices),

      --   competition and market conditions in the contract drilling industry,

      --   work stoppages,

      --   the availability of qualified personnel,

      --   operating hazards,

      -- war, terrorism and cancellation or unavailability of insurance coverage,

      --   compliance with or breach of environmental laws,

      --   the effect of litigation and contingencies,

      --   our inability to achieve our plans or carry out our strategy,

      --   the matters discussed in "Risk Factors," and

      --   other factors discussed in this prospectus.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders in this offering.

                                DIVIDEND POLICY

     We do not intend to declare or pay regular dividends on our common stock in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Delaware law, our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

      -- any applicable contractual restrictions limiting our ability to pay dividends,

      --   our earnings and cash flows,

      --   our capital requirements,

      --   our financial condition, and

      --   other factors our board of directors deems relevant.

     We expect that the credit facility we plan to enter into at the closing of this offering will include limitations on our payment of dividends.

                                    DILUTION

     The net tangible book value per share of our Class A common stock, adjusted to reflect the dispositions and the retirement transactions described in "Unaudited Pro Forma Financial Information," will be substantially below the initial public offering price. You will therefore incur immediate and
substantial dilution of $     per share, based on an assumed initial public
offering price of $     per share. As a result, if we are liquidated, you may
not receive the full value of your investment.

     Dilution in pro forma net tangible book value per share represents the difference between the amount per share of our Class A common stock that you pay in this offering and the pro forma net tangible book value per share of our Class A common stock immediately afterwards. Pro forma net tangible book value per share represents (1) the total pro forma net tangible assets after the dispositions and the retirement transactions divided by (2) the pro forma number of shares of our common stock outstanding after the dispositions and retirement transactions.

     After giving effect to the dispositions and retirement transactions, our pro forma net tangible book value at September 30, 2002 would have been
approximately $582 million, or $     per share. This amount represents an
immediate dilution in pro forma net tangible book value of $     per share to
you. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............  $
  Pro forma net tangible book value per share as of
     September 30, 2002.....................................  $
Dilution per share to you...................................  $

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002, on an actual basis and on a pro forma basis to give effect to the dispositions and the retirement transactions that will occur prior to the closing of this offering and as described in "Unaudited Pro Forma Financial Information" and as adjusted to give effect to this offering. We will not receive any proceeds from this offering.

                                                            AS OF SEPTEMBER 30, 2002
                                                        --------------------------------
                                                                         PRO FORMA FOR
                                                                       DISPOSITIONS AND
                                                                          RETIREMENT
                                                                         ADJUSTMENTS,
                                                          ACTUAL        AS ADJUSTED(1)
                                                        ----------     -----------------
                                                        (IN MILLIONS, EXCEPT SHARE DATA)
Debt due within one year..............................  $    45.8          $    5.0
Debt due within one year--related party...............      300.9                --
                                                        ---------          --------
Total debt due within one year........................      346.7               5.0
Long-term debt........................................      161.5              35.8
Long-term debt-related party..........................    1,253.1                --
                                                        ---------          --------
          Total debt..................................    1,761.3              40.8
                                                        ---------          --------
Shareholder's equity:
  Common stock, $.01 par value; 1,200,000 shares
     authorized, 1,000,000 shares issued and
     outstanding actual;          shares of Class A
     common stock authorized,          shares issued
     and outstanding pro forma, as adjusted, and
              shares of Class B common stock
     authorized,          shares issued and
     outstanding pro forma, as adjusted...............
  Additional paid-in capital..........................    6,421.3           6,283.9
  Retained deficit....................................   (5,320.4)         (5,320.4)
  Accumulated other comprehensive income (loss).......       (2.4)               --
                                                        ---------          --------
  Shareholders' equity................................    1,098.5             963.5
                                                        ---------          --------
          Total capitalization........................  $ 2,859.8          $1,004.3
                                                        =========          ========

------------

(1) See "Unaudited Pro Forma Financial Information."

                       SELECTED HISTORICAL FINANCIAL DATA

     We prepared the selected historical financial data in the table below using our consolidated financial statements. We prepared the historical statement of operations data below for the year ended December 31, 2000, the one month ended January 31, 2001, the eleven months ended December 31, 2001 and the nine months ended September 30, 2002 and the consolidated balance sheet data as of December 31, 2000 and 2001 and September 30, 2002 from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. We prepared the statement of operations data below for year end December 31, 1998 and the consolidated balance sheet data as of December 31, 1998 from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.

     We prepared the historical statement of operations data for the year ended December 31, 1999 and the eight months ended September 30, 2001 and the historical balance sheet data as of December 31, 1999 and September 30, 2001 from our unaudited consolidated financial statements, which, in the case of the September 30, 2001 data, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

     The selected historical financial data should be read in conjunction with our consolidated financial statements and the related notes included in this prospectus. The selected historical financial data set forth below do not reflect what our financial position, results of operations and cash flows would have been if the part of our business that will continue to be a part of our company after this offering had been a separate, stand-alone business during the historical periods presented. See "Risk Factors--Risks Related to Our Separation From Transocean--Our historical financial information is not representative of the results of that part of our business that will continue to be a part of our company after this offering."

     On January 31, 2001, we became a wholly owned subsidiary of Transocean as a result of our merger transaction with Transocean. The merger was accounted for as a purchase, with Transocean as the accounting acquiror. The purchase price was allocated to our assets and liabilities based on their estimated fair values on the date of the merger with the excess accounted for as goodwill. The purchase price adjustments were "pushed down" to our consolidated financial statements. Accordingly, our financial statements for periods subsequent to January 31, 2001 are not comparable to those of prior periods in material respects since those financial statements report financial position, results of operations and cash flows using a different basis of accounting.

                                             PRE-TRANSOCEAN MERGER                          POST-TRANSOCEAN MERGER
                                  --------------------------------------------   --------------------------------------------
                                                                       ONE          ELEVEN
                                                                      MONTH         MONTHS      EIGHT MONTHS     NINE MONTHS
                                     YEAR ENDED DECEMBER 31,          ENDED         ENDED           ENDED           ENDED
                                  ------------------------------   JANUARY 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1998       1999       2000        2001           2001           2001            2002
                                  --------   --------   --------   -----------   ------------   -------------   -------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF
  OPERATIONS DATA:
  Operating revenues............  $1,033.5   $  925.7   $1,094.3     $128.6        $1,199.8       $  925.0        $   678.9
  Income (loss) before
    extraordinary items and
    cumulative effect of a
    change in accounting
    principle...................      91.0(a)    (67.8)(b)    (50.3)(c)    (89.3)(d)     (136.2)(e)      (55.5)      (649.1)(f)
  Income (loss) before
    extraordinary items and
    cumulative effect of a
    change in accounting
    principle and after
    preferred share dividends
    per common share:
    Basic and diluted...........  $   0.54   $  (0.53)  $  (1.31)    $(0.42)       $(136.20)      $ (55.50)       $ (649.10)

                            (footnotes on next page)

                                             PRE-TRANSOCEAN MERGER                          POST-TRANSOCEAN MERGER
                                  --------------------------------------------   --------------------------------------------
                                                                       ONE          ELEVEN
                                                                      MONTH         MONTHS      EIGHT MONTHS     NINE MONTHS
                                     YEAR ENDED DECEMBER 31,          ENDED         ENDED           ENDED           ENDED
                                  ------------------------------   JANUARY 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1998       1999       2000        2001           2001           2001            2002
                                  --------   --------   --------   -----------   ------------   -------------   -------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
  Weighted average common shares
    outstanding:
    Basic.......................     167.5      192.7      196.6      211.1             1.0            1.0              1.0
    Diluted.....................     168.8      192.7      196.6      211.1             1.0            1.0              1.0
OTHER FINANCIAL DATA:
  Cash flow from operating
    activities..................  $  247.9   $  198.6   $ (119.2)    $(35.7)       $   93.7       $  211.1        $    56.3
  EBITDA(g).....................     313.5      205.4      428.7      (83.1)          380.3          334.9            124.6
  Capital expenditures..........   1,188.3      839.7      465.0       16.5           216.3          200.3             14.9
  Cash dividends declared per
    common share................        --         --         --         --              --             --               --
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets..................  $3,714.0   $4,924.3   $4,804.4                   $8,838.8                       $ 3,349.1
  Long-term obligations
    (including current portion)
    and redeemable preferred
    shares......................   1,872.5    3,229.5    2,933.2                    1,733.3                           207.3
  Long-term obligations--related
    party.......................        --         --         --                       55.0                         1,554.0
  Total shareholders' equity....   1,250.2    1,204.4    1,373.5                    6,487.5                         1,098.5

------------

(a) Included in 1998 are expenses of $118.3 million in connection with the cancellation of specified drillship projects and $19.5 million of oil and gas development expenses.

(b) Included in 1999 are expenses of $34.7 million in connection with the cancellation of specified drillship projects.

(c) Included in 2000 are gains from sale of assets of $176.0 million in connection with the sales of U.S. Gulf of Mexico and Israeli oil and gas properties and $35.9 million of impairment loss on long-lived assets.

(d) Included in the one month ended January 31, 2001 are $58.1 million of merger related expense and a $64.0 million charge related to the disposal of the inland marine support vessel business.

(e) Included in the eleven months ended December 31, 2001 is $27.8 million of impairment of long-lived assets. In addition, there were significant asset sales and distributions in the eleven months ended December 31, 2001 (see
     Note 18 to our consolidated financial statements included elsewhere in this prospectus).

(f) Included in the nine months ended September 30, 2002 are $54.2 million of impairment loss on long-lived assets and $550.3 million of goodwill impairment. In addition, there were significant asset sales and distributions in the nine months ended September 30, 2002 (see Note 18 to our consolidated financial statements included elsewhere in this prospectus).

(g) EBITDA means income (loss) before extraordinary items, minority interest, interest, taxes, depreciation, amortization, the impairment loss on long-lived assets and cumulative effect of a change in accounting principle. EBITDA is presented here because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA measures presented may not be comparable to similarly titled measures used by other companies. EBITDA is not a measurement presented in accordance with GAAP and is not intended to be used instead of GAAP presentations of results of operations and cash provided by operating activities.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

BACKGROUND

     On January 31, 2001, we completed a merger transaction with Transocean in which we became a wholly owned subsidiary of Transocean.

     Prior to the closing of this offering, we will have completed the following:

      -- The separation of our business from Transocean's business, including the disposition of the assets to and the assumption of liabilities by Transocean that are not related to our business (the "dispositions"), as described under "Certain Relationships and Related Party Transactions--Asset Transfers to Transocean" and "Relationship Between Us and Transocean--Master Separation Agreement--TODCO Business" and "--Transfer of Assets and Assignment of Liabilities." As part of the dispositions, we will transfer to Transocean assets primarily related to our International and U.S. Floater Contract Drilling Services business segment as well as some other assets.

      -- The retirement of all of our notes payable to Transocean (the "retirement"), as described under "Certain Relationships and Related Party Transactions--Debt Retirement and Debt Exchange Offers."

HOW WE PREPARED THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The pro forma balance sheet assumes the dispositions and the retirement were completed on September 30, 2002. The pro forma results of operations for the year ended December 31, 2001 assume the merger with Transocean, the dispositions and the retirement were completed on January 1, 2001. The pro forma results of operations for the nine months ended September 30, 2002 assume the dispositions and the retirement were completed on January 1, 2001.

     The pro forma results of operations for the year ended December 31, 2000 include adjustments to reflect the reclassification of our International and U.S. Floater Contract Drilling Services business segment to discontinued operations, but do not include adjustments to reflect the Transocean merger, the retirement or other aspects of the dispositions.

     The pro forma results of operations for the periods presented also include the results of operations of specified business activities that will not be a part of our ongoing business. See "Supplemental Financial Information" for additional considerations in evaluating our pro forma financial information. The pro forma information does not necessarily indicate what the operating results or financial position would have been if the merger transaction with Transocean, the dispositions and the retirement had been completed at the dates indicated. Moreover, this information does not necessarily indicate what our future operating results or financial position will be.

     We derived this information from our audited financial statements for the periods presented. The information is only a summary, and you should read it in conjunction with the other financial information included elsewhere in this prospectus.

     On December 13, 2002, we changed our name from R&B Falcon Corporation to TODCO.

OFFERING-RELATED EXPENSES

     The third-party expenses related to this offering will be borne by Transocean.

                                     TODCO

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002

                                                                        PRO FORMA
                                                      ----------------------------------------------
                                                       DISPOSITIONS      RETIREMENT      PRO FORMA
                                         HISTORICAL   ADJUSTMENTS(1)   ADJUSTMENTS(2)   CONSOLIDATED
                                         ----------   --------------   --------------   ------------
                                                                (IN MILLIONS)
Cash and cash equivalents..............  $   115.9      $   221.5        $  (327.4)      $    10.0
Accounts receivable....................       49.3                                            49.3
Accounts receivable--Transocean
  business.............................      104.0          (45.4)                            58.6
Accounts receivable from Transocean....      318.0         (226.3)                            91.7
Interest receivable--related parties...        7.2                            (5.5)            1.7
Other current assets...................       44.8          (37.3)                             7.5
                                         ---------      ---------        ---------       ---------
  Total current assets.................      639.2          (87.5)          (332.9)          218.8
                                         ---------      ---------        ---------       ---------
Property and equipment, net............    1,641.4         (924.0)                           717.4
Long-term receivable from Transocean...         --            3.3                              3.3
Goodwill...............................      381.9                                           381.9
Note receivable--related parties.......      520.5           (2.5)          (518.0)             --
Investment in and advances to joint
  ventures.............................      102.7          (23.8)                            78.9
Other assets...........................       63.4          (37.3)            (7.3)           18.8
                                         ---------      ---------        ---------       ---------
  Total assets.........................  $ 3,349.1      $(1,071.8)       $  (858.2)      $ 1,419.1
                                         =========      =========        =========       =========

Debt due within one year...............  $    45.8      $   (40.8)                       $     5.0
Debt due within one year--related
  party................................      300.9                       $  (300.9)             --
Accounts payable.......................        9.4                                             9.4
Accounts payable to Transocean.........      130.3          (71.7)                            58.6
Interest payable--related parties......       42.5                           (42.5)             --
Other current liabilities..............       33.3                                            33.3
Other current liabilities--Transocean
  business.............................      107.4          (15.7)                            91.7
                                         ---------      ---------        ---------       ---------
  Total current liabilities............      669.6         (128.2)          (343.4)          198.0
                                         ---------      ---------        ---------       ---------
Long-term debt.........................      161.5         (125.7)                            35.8
Long-term debt--related party..........    1,253.1                        (1,253.1)             --
Deferred taxes.........................       40.5          175.0                            215.5
Other long-term liabilities............        3.4                                             3.4
Other long-term liabilities--Transocean
  business.............................       27.3          (24.0)                             3.3
Minority interest......................       95.2          (95.6)                            (0.4)
Shareholders' equity...................    1,098.5         (873.3)           738.3           963.5
                                         ---------      ---------        ---------       ---------
  Total liabilities and shareholders'
     equity............................  $ 3,349.1      $(1,071.8)       $  (858.2)      $ 1,419.1
                                         =========      =========        =========       =========

 See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                                     TODCO

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                     PRO FORMA
                                                   ----------------------------------------------
                                                    DISPOSITIONS      RETIREMENT      PRO FORMA
                                      HISTORICAL   ADJUSTMENTS(1)   ADJUSTMENTS(2)   CONSOLIDATED
                                      ----------   --------------   --------------   ------------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues..................   $  678.9       $(544.8)                          $134.1
Costs and expenses
  Operating and maintenance.........      542.1        (392.8)                           149.3
  Depreciation......................      133.3         (65.8)                            67.5
  General and administrative........       11.1                                           11.1
                                       --------       -------           -----           ------
                                          686.5        (458.6)                           227.9
                                       --------       -------           -----           ------
Impairment loss on long-lived
  assets............................     (604.5)        588.2                            (16.3)
Gain (Loss) from sale of assets,
  net...............................       (2.2)          2.9                              0.7
                                       --------       -------           -----           ------
Operating loss......................     (614.3)        504.9                           (109.4)
                                       --------       -------           -----           ------
Interest income.....................       28.4         (22.0)                             6.4
Interest expense....................      (87.5)         30.5           $55.8             (1.2)
Other, net..........................        1.1          (5.0)                            (3.9)
                                       --------       -------           -----           ------
Other income (expense), net.........      (58.0)          3.5            55.8              1.3
                                       --------       -------           -----           ------
Loss from continuing operations
  before income taxes and minority
  interest..........................     (672.3)        508.4            55.8           (108.1)
Income taxes........................      (25.6)        (30.7)           19.5            (36.8)
Minority interest...................        2.4          (2.5)                            (0.1)
                                       --------       -------           -----           ------
Net loss from continuing
  operations........................   $ (649.1)      $ 541.6           $36.3           $(71.2)
                                       ========       =======           =====           ======
Net loss from continuing operations
  per share basic and diluted.......   $(649.10)
                                       ========                                         ======
Weighted average shares outstanding
  basic and diluted(3)..............        1.0

 See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                                     TODCO

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                  HISTORICAL
                          --------------------------                                   PRO FORMA
                              ONE          ELEVEN      --------------------------------------------------------------------------
                             MONTH         MONTHS        PRO FORMA
                             ENDED         ENDED         TRANSOCEAN
                          JANUARY 31,   DECEMBER 31,       MERGER                   DISPOSITIONS      RETIREMENT      PRO FORMA
                             2001           2001       ADJUSTMENTS(4)   SUBTOTAL   ADJUSTMENTS(1)   ADJUSTMENTS(2)   CONSOLIDATED
                          -----------   ------------   --------------   --------   --------------   --------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues......    $ 128.6      $ 1,199.8        $  (2.7)      $1,325.7      $(868.2)                          $457.5
Costs and expenses
  Operating and
    maintenance.........      151.6          794.0          (66.2)        879.4        (594.7)                           284.7
  Depreciation..........       17.7          209.6            4.5         231.8        (140.1)                            91.7
  Goodwill
    amortization........        0.2          128.2           11.4         139.8         (93.1)                            46.7
  General and
    administrative......       60.8            6.7          (58.0)          9.5                                            9.5
                            -------      ---------        -------       --------      -------           ------          ------
                              230.3        1,138.5         (108.3)      1,260.5        (827.9)                           432.6
                            -------      ---------        -------       --------      -------           ------          ------
Impairment loss on long-
  lived assets..........         --          (27.8)                       (27.8)         26.7                             (1.1)
Gain (loss) from sale of
  assets, net...........         --          (29.9)                       (29.9)         33.6                              3.7
                            -------      ---------        -------       --------      -------           ------          ------
Operating income
  (loss)................     (101.7)           3.6          105.6           7.5          20.0                             27.5
                            -------      ---------        -------       --------      -------           ------          ------
Interest income.........        1.6           22.1                         23.7         (10.6)                            13.1
Interest expense, net of
  amounts capitalized...      (21.4)        (139.7)           4.5        (156.6)        119.7           $ 34.6            (2.3)
Other, net..............        0.7           11.1                         11.8         (12.8)                            (1.0)
                            -------      ---------        -------       --------      -------           ------          ------
Other income (expense),
  net...................      (19.1)        (106.5)           4.5        (121.1)         96.3             34.6             9.8
                            -------      ---------        -------       --------      -------           ------          ------
Income (loss) from
  continuing operations
  before income taxes
  and minority
  interest..............     (120.8)        (102.9)         110.1        (113.6)        116.3             34.6            37.3
Income taxes............      (32.2)          32.6           32.5          32.9         (27.3)            12.1            17.7
Minority interest.......        0.7            0.7                          1.4          (1.4)                              --
                            -------      ---------        -------       --------      -------           ------          ------
Net income (loss) from
  continuing
  operations............    $ (89.3)     $  (136.2)       $  77.6       $(147.9)      $ 145.0           $ 22.5          $ 19.6
                            =======      =========        =======       ========      =======           ======          ======
Net income (loss) from
  continuing operations
  per share:
  Basic and diluted.....    $ (0.42)     $ (136.20)
Weighted average shares
  outstanding:
  Basic and
    diluted(3)..........      211.3            1.0                                                            ()

 See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                                     TODCO

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                            PRO FORMA
                                                                  -----------------------------
                                                                   DISCONTINUED
                                                                    OPERATIONS      PRO FORMA
                                                     HISTORICAL   ADJUSTMENTS(5)   CONSOLIDATED
                                                     ----------   --------------   ------------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues.................................   $1,094.3       $(688.2)        $ 406.1
Costs and expenses
  Operating and maintenance........................      828.9        (511.5)          317.4
  Depreciation.....................................      187.7        (114.4)           73.3
  Goodwill amortization............................        2.2                           2.2
  General and administrative.......................       35.4          (1.9)           33.5
                                                      --------       -------         -------
                                                       1,054.2        (627.8)          426.4
                                                      --------       -------         -------
Impairment loss on long-lived assets...............      (35.9)         35.9              --
Gain (loss) from sale of assets, net...............      195.0        (196.0)           (1.0)
                                                      --------       -------         -------
Operating income (loss)............................      199.2        (220.5)          (21.3)
                                                      --------       -------         -------
Interest income....................................       38.6                          38.6
Interest expense, net of amounts capitalized.......     (226.7)          9.8          (216.9)
Other, net.........................................        3.7          (3.3)            0.4
                                                      --------       -------         -------
Other income (expense), net........................     (184.4)          6.5          (177.9)
                                                      --------       -------         -------
Income (loss) from continuing operations before
  income taxes and minority interest...............       14.8        (214.0)         (199.2)
Income taxes.......................................       36.4        (103.7)          (67.3)
Minority interest..................................       28.7         (28.7)             --
                                                      --------       -------         -------
Net loss from continuing operations................      (50.3)        (81.6)         (131.9)
Dividends and accretion on preferred stock.........      206.8                         206.8
                                                      --------       -------         -------
Net loss from continuing operations available to
  common shareholders..............................   $ (257.1)      $ (81.6)        $(338.7)
                                                      ========       =======         =======
Net loss from continuing operations applicable to
  common shareholders per share
  Basic and diluted................................   $  (1.31)      $ (0.42)        $ (1.72)
                                                      ========       =======         =======
Weighted average shares outstanding
  Basic and diluted................................      196.6                         196.6

 See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                                     TODCO

    NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (1) Pro forma adjustments required to reflect the separation of our business from Transocean's business, including the disposition of the assets to and the assumption of liabilities by Transocean that are not related to our business and to reflect the corresponding pro forma adjustment to income taxes.

        Some items related to Transocean's business, which in the aggregate net to zero, will remain in our financial statements until those items are collected and/or paid in accordance with the master separation agreement. A summary of those pro forma items and amounts is as follows (in millions):

         Accounts receivable--Transocean business....................  $ 58.6
         Accounts payable to Transocean..............................   (58.6)
         Other current liabilities--Transocean business..............   (91.7)
         Accounts receivable from Transocean.........................    91.7
         Other long-term liabilities--Transocean business............    (3.3)
         Long-term receivables from Transocean.......................     3.3
                                                                       ------
         Net amount..................................................  $   --
                                                                       ------

        In accordance with the tax sharing agreement, we will reimburse Transocean in the future for the use with respect to periods following this offering of any net operating loss, net capital loss, tax credit or other tax benefit accruing on or before the closing of this offering. See "Relationship Between Us and Transocean--Tax Sharing Agreement." The pro forma adjustment relating to this arrangement is $74.8 million and is recorded as a pro forma adjustment to deferred taxes.

   (2) Pro forma adjustments necessary to reflect the retirement of all outstanding notes payable to Transocean.

   (3) Pro forma net income (loss) from continuing operations applicable to common shareholders per weighted average share outstanding (basic and diluted) for the nine months ended September 30, 2002 and for the year ended December 31, 2001 is computed using the total estimated shares to be issued to Transocean in the retirement.

   (4) Pro forma adjustments to reflect (a) the merger with Transocean consisting of additional depreciation, goodwill amortization and interest expense resulting from purchase price adjustments, (b) the removal of the operating results of our inland marine support vessel business, which was transferred to the Delta Towing joint venture in connection with the closing of the merger, (c) the elimination of merger-related expenses and (d) the corresponding pro forma adjustment to income taxes.

   (5) Pro forma adjustments to reflect the reclassification of our International and U.S. Floater Contract Drilling Services business segment as discontinued operations and the corresponding pro forma adjustment to income taxes.

        For the year ended December 31, 2000, our pro forma adjustments, in accordance with applicable Securities and Exchange Commission rules, only include adjustments to reflect the reclassification of our International and U.S. Floater Contract Drilling Services business segment as discontinued operations and not the transfer of other assets in the dispositions, the retirement or the effects of the Transocean merger.

                       SUPPLEMENTAL FINANCIAL INFORMATION

     We have prepared the pro forma financial statements included in this prospectus in accordance with applicable SEC rules. Some activities, such as the sale of assets to third parties, cannot, in accordance with these rules, be included in the pro forma adjustments because they are not directly related to the dispositions and the retirement. As a result, our pro forma operating results include amounts relating to assets that will not be included in our ongoing business following this offering and the pro forma financial statements are not directly comparable to what we believe the historical results of our business would have been. The following supplemental information is provided for further consideration in evaluating our pro forma financial statements.

     The pro forma results of operations for the nine months ended September 30, 2002 and year ended December 31, 2001 include the results of operations of certain Gulf of Mexico Shallow and Inland Water business segment assets that we sold to third parties and will not be included in our business following this offering. The revenues from these assets for the nine months ended September 30, 2002 and year ended December 31, 2001 amounted to $0.3 million and $3.6 million, respectively.

     For the year ended December 31, 2000, our pro forma adjustments, in accordance with applicable Securities and Exchange Commission rules, only include adjustments to reflect the reclassification of our International and U.S. Floater Contract Drilling Services business segment as discontinued operations and not the transfer of other assets in the dispositions, the retirement or the effects of the Transocean merger. In addition, the pro forma operating results for the year ended December 31, 2000 include the results of operations of assets and businesses that will not be included in our business following this offering. These assets and businesses include:

      --   our Venezuelan turnkey operations which ended in April 2000,

      -- our inland marine support vessel business, which was transferred to the Delta Towing joint venture in connection with the closing of the Transocean merger,

      -- three jackup rigs that operated in the Gulf of Mexico Shallow and Inland Water business segment during the year ended December 31, 2000 but were later moved out of that reporting segment and which prior to the closing of this offering will have been transferred to Transocean, and

      -- some other assets which have been sold to third parties subsequent to the year ended December 31, 2000.

     Total revenues for the operations that will not be included in our business following this offering that are included in the operating results for the year ended December 31, 2000 are as follows (in millions):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                               ------------
Venezuela turnkey operations................................      $38.3
U.S. inland marine support vessels..........................       31.3
Jackup rigs transferred to Transocean.......................       20.4
Rigs sold to third parties..................................        7.1
                                                                  -----
  Total.....................................................      $97.1
                                                                  =====

     In connection with the Transocean merger, the purchase price adjustments to Transocean's financial statements were "pushed down" to our consolidated financial statements. The effect of these adjustments on net income (loss) from continuing operations, consisting of additional depreciation, goodwill amortization and interest expense, are not reflected in the pro forma operating results for the year ended December 31, 2000.

     Transocean cost allocations for general and administrative support, which amounted to $12.9 million for the nine months ended September 30, 2002 and $4.6 million for the year ended December 31, 2001, will not be incurred by us following this transaction. However, some of this expense reduction will be offset by costs incurred by us to replace these services through contractual arrangements with Transocean or other third parties.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with our historical consolidated financial statements and the related notes included elsewhere in this prospectus. Except for the historical financial information contained herein, the matters discussed below may be considered "forward-looking" statements. Please see "Cautionary Statement About Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

     During the periods discussed in this section, we reported our operations in two segments: (1) International and U.S. Floater Contract Drilling Services and
(2) Gulf of Mexico Shallow and Inland Water. Because we will transfer to Transocean assets primarily related to our International and U.S. Floater Contract Drilling Services business segment as part of the separation of our business from the business of Transocean, we will report our operations in different segments following this offering. For the reasons discussed below under "Overview of Our Historical Business and Our Separation From Transocean," the Gulf of Mexico Shallow and Inland Water business segment results discussed in this section are not comparable to our ongoing business.

OVERVIEW OF OUR HISTORICAL BUSINESS AND OUR SEPARATION FROM TRANSOCEAN

     Our historical financial statements discussed in this section reflect a larger entity with international and deepwater drilling operations compared to our company following the closing of this offering, which will be focused on the U.S. Gulf Coast. Prior to this offering, we will complete the separation of our business from Transocean's business, including the disposition of the assets and the assumption of liabilities that are not related to our business, as described under "Certain Relationships and Related Party Transactions--Asset Transfers to Transocean" and "Relationship Between Us and Transocean--Master Separation Agreement--TODCO Business" and "--Transfer of Assets and Assignment of Liabilities."

     Some of the assets and businesses that we operated historically will not be part of our ongoing business, including those assets related to our International and U.S. Floater Contract Drilling Services business segment, our discontinued Venezuelan turnkey operations and our inland marine support vessel business, which was transferred to the Delta Towing joint venture in connection with the closing of the merger transaction with Transocean. Also, three jackup rigs that were included in the Gulf of Mexico Shallow and Inland Water business segment during parts of 2000, 2001 and 2002 but were later moved out of that reporting segment either have been or will be transferred to Transocean prior to the closing of this offering.

     As a result, our historical results of operations, including the results of the Gulf of Mexico Shallow and Inland Water Segment, are not directly comparable to those of our business following this offering and therefore may be of only limited use in assessing an investment in our company.

     Effective January 31, 2001, we completed a merger transaction with Transocean, a change of control occurred, and we became a wholly owned subsidiary of Transocean. The merger was accounted for as a purchase with Transocean as the accounting acquiror. Accordingly, the purchase price was allocated to our assets and liabilities based on estimated fair values as of January 31, 2001 with the excess accounted for as goodwill. The purchase price adjustments were "pushed down" to our consolidated financial statements, which affects the comparability of the consolidated financial statements for periods before and after the merger. Accordingly, the financial statements for the periods ended on or before January 31, 2001 were prepared using our historical basis of accounting and the financial statements for the periods subsequent to January 31, 2001 include the effects of the merger. See Note 4 to our consolidated financial statements included elsewhere in this prospectus.

OVERVIEW OF OUR BUSINESS FOLLOWING THE OFFERING

     We are a provider of contract oil and gas drilling services, primarily in the U.S. Gulf of Mexico shallow water and inland marine region, an area that we refer to as the U.S. Gulf Coast. We provide these services primarily to independent oil and gas companies, but we also service major international and government-controlled oil and gas companies. Our customers in the U.S. Gulf Coast typically focus on drilling for natural gas.

     Because of the separation of our business from the business of Transocean, we will be a smaller company with fewer assets and significantly less debt than our historical financial statements reflect. We expect operating revenues and operating and maintenance costs to be lower than those reflected in the historical results of operations discussed in this section. Many of these expected changes are reflected in our "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.

     The following table shows the number and type of rigs we historically operated as of the dates indicated or expect to operate as of the closing of this offering:

                                                                              THE CLOSING
                              DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,       OF THIS
                                  2000           2001           2002           OFFERING
                              ------------   ------------   -------------   ---------------
GULF OF MEXICO SHALLOW AND
  INLAND WATER SEGMENT:
  Jackups...................       30             28              28               29
  Inland Barges.............       33             31              31               31
  Submersibles..............        3              3               3                3
  Venezuela Land and Barge
     Rigs...................       16             10              12               12
  Trinidad Platform Rig.....        1              1               1                1
  Mobile Offshore Production
     Units..................        2              2              --               --
                                  ---            ---             ---              ---
  Segment Total.............       85             75              75               76
                                  ---            ---             ---              ---
INTERNATIONAL AND U.S.
  FLOATER CONTRACT DRILLING
  SERVICES SEGMENT:
  Semisubmersibles and
     Drillships.............       19             14              13               --
  Jackups...................        9             10               6               --
  Tenders...................        2              2               1               --
  Platforms.................        2              1               1               --
  Mobile Offshore Production
     Units..................        1             --              --               --
  Service Vessels...........        2             --              --               --
                                  ---            ---             ---              ---
  Segment Total.............       35             27              21               --
                                  ---            ---             ---              ---
TOTAL COMPANY...............      120            102              96               76
                                  ===            ===             ===              ===

OUTLOOK

     Beginning in mid-2001, an economic contraction in the United States contributed to lower natural gas consumption, causing the price to fall and, eventually, a decline in the utilization and average dayrates paid for our jackup and barge drilling rigs operating in the natural gas-sensitive U.S. Gulf Coast. We believe that a stable economic recovery in the United States, if it occurs, should eventually lead to an improvement in offshore drilling activity. Although utilization for jackup rigs and drilling barges has improved slightly since early 2002, we cannot assure you that these improvements are the result of a stable recovery.

     The following table shows pro forma dayrates and utilization for our fleet:

                                                 THREE MONTHS ENDED
                         -------------------------------------------------------------------
                         SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                             2001            2001         2002        2002         2002
                         -------------   ------------   ---------   --------   -------------
AVERAGE DAYRATES:
  U.S. Gulf Coast
     Jackups and
     Submersibles......     $38,700        $30,500       $21,900    $21,100       $22,400
     Inland Barges.....      25,600         22,800        19,200     20,200        18,600
  Venezuela and
     Trinidad Rigs.....      20,100         20,800        21,000     24,100        23,400
UTILIZATION:
  U.S. Gulf Coast
     Jackups and
     Submersibles......          50%            38%           21%        29%           32%
     Inland Barges.....          75%            55%           41%        24%           47%
  Venezuela and
     Trinidad Rigs.....          64%            46%           39%        27%           23%

     Operating Revenues. Our operating revenues are based on dayrates received for our drilling services and the number of operating days during the relevant periods. The level of our operating revenues depends on dayrates, which in turn are primarily a function of industry supply and demand for drilling units in the markets in which we operate. During periods of high demand, our rigs typically achieve high utilization and dayrates are normally higher than during periods of low demand.

     We anticipate that demand for our drilling rigs will be correlated to our customers' expectations of energy prices, particularly natural gas prices. Following the closing of this offering, we plan to operate primarily in the U.S. Gulf Coast where the focus of drilling has tended to be on the search for natural gas. As a result, we expect our operating revenues will depend on the level of drilling activity in this region, which has historically been volatile.

     Operating and Maintenance Costs. Our operating and maintenance costs represent all direct and indirect costs associated with the operation and maintenance of our drilling rigs. The principal elements of these costs are direct and indirect labor and benefits, freight costs, repair and maintenance, general taxes and licenses, insurance, boat and helicopter rentals, communications and tool rentals and services. Labor, repair and maintenance and insurance costs represent the most significant components of our operating and maintenance costs. For the periods after our merger transaction with Transocean and before the closing of this offering, our indirect operating and maintenance costs include an allocation from Transocean for administrative support. These cost allocations will not be included in our operating and maintenance expense after the closing of this offering.

     We do not expect operating and maintenance expenses to necessarily fluctuate in proportion to changes in operating revenues because we seek to preserve crew continuity and maintain equipment when our units are stacked. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Insurance markets are volatile, and we expect insurance expenses to increase significantly in 2003 from those currently paid under Transocean's policies. We are investigating alternatives that could mitigate these expected cost increases.

     Some costs historically included in operating and maintenance costs will be included in general and administrative costs after the closing of this offering.

     General and Administrative Expense. For the periods after our merger transaction with Transocean and before the closing of this offering, general and administrative expense represents an allocation from Transocean for certain administrative support. After the closing of this offering, general and administrative expense will include all costs related to our corporate executives, directors, investor relations, corporate accounting and reporting, tax, treasury, risk management and human resource functions, some of which we did not incur before this offering. These costs will include labor and benefits, professional services and office equipment rentals and communications. In addition, general and administrative expense will include costs for services provided under our transition services agreement with Transocean.

     Interest Income (Expense). Interest income consists of interest earned on our cash balances and notes receivable from the Delta Towing joint venture. For periods before the closing of this offering, interest expense consists of financing cost amortization and interest associated with our senior notes, other debt and other related party debt as described in the notes to our financial statements contained elsewhere in this prospectus. After the closing of this offering, we expect interest expense will include interest on borrowings under our anticipated new credit facility and interest on approximately $41 million of debt. As a result of the retirement of notes payable to Transocean, and to a much lesser extent, the expected lower working capital requirements following the dispositions, we expect debt levels and, therefore, interest expense to be substantially lower immediately following the offering than interest expense reflected in our historical operating results.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, operating revenues, expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, materials and supplies obsolescence, investments, intangible assets and goodwill, property, equipment and other long-lived assets, income taxes, workers' insurance, employment benefits and contingent liabilities. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

     We believe the following are our most critical accounting policies. These policies require significant judgments and estimates used in the preparation of our consolidated financial statements.

     Allowance for Doubtful Accounts. We establish reserves for doubtful accounts on a case-by-case basis when we believe the required payment of specific amounts owed to us is unlikely to occur. Following this offering, our operating revenues will be principally derived from services to U.S. independent oil and gas companies and international and government-controlled oil companies and our receivables will be concentrated in the United States. We generally do not require collateral or other security to support customer receivables. If the financial condition of our customers deteriorates, we may be required to establish additional reserves.

     Goodwill Impairment. Effective January 1, 2002, we adopted the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangibles. As a result of this statement, we no longer amortize goodwill but will perform an annual test of impairment as of October 1 each year. Goodwill could be significantly impaired depending on prevailing market conditions and when in the business cycle the assessment is performed.

     During the first quarter of 2002, we performed the initial test of impairment of goodwill on our two reporting units, "Gulf of Mexico Shallow and Inland Water" and "International and U.S. Floater Contract Drilling Services." The test was applied utilizing the fair value of the reporting units as of January 1, 2002 and was determined based on a combination of each reporting unit's discounted cash flows and publicly traded company multiples and acquisition multiples of comparable businesses. Because of deterioration in the Gulf of Mexico Shallow and Inland Water business segment since the completion of our merger transaction with Transocean, a $1,363.7 million impairment of goodwill was recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002. Due to a general deterioration in market conditions and other factors, our International and U.S. Floater Contract Drilling Services reporting unit recognized a $3,153.3 million impairment of goodwill as a cumulative effect of a change in accounting principle in the first quarter of 2002.

     In accordance with SFAS 142, goodwill should be tested prior to the annual impairment test date, which we have set for October 1, when events occur that would indicate the fair value of a reporting unit has been reduced below its carrying value. As a result of the transfer of a portion of the assets not used in our Gulf of Mexico Shallow and Inland Water business during the quarter ended September 30, 2002 (see Note 18 to our consolidated financial statements included elsewhere in this prospectus), we tested goodwill in our International Floater and U.S. Contract Drilling Services reporting unit for impairment in the third quarter of 2002. As a result of this interim impairment test, we recognized a non-cash impairment of $550.3 million in this reporting unit in the third quarter of 2002. After giving effect to the goodwill write downs in each of the reporting units, our goodwill balance is $381.9 million as of September 30, 2002, all of which is associated with the Gulf of Mexico Shallow and Inland Water reporting unit. We have not completed our annual impairment test in the Gulf of Mexico Shallow and Inland Water reporting unit and may realize a non-cash impairment of goodwill in the fourth quarter of 2002. Future tests could also identify impairments if market conditions decline.

     Contingent Liabilities. We establish reserves for estimated loss contingencies when we believe a loss is probable and we can reasonably estimate the amount of the loss. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates regarding the probable outcome of the matter. Should the outcome differ from our assumptions and estimates, we would make revisions to the estimated reserves for contingent liabilities, and such revisions could be material.

POST-OFFERING LIQUIDITY AND CAPITAL RESOURCES

     Sources of Liquidity and Capital Expenditures. Following the closing of this offering, we anticipate that we will rely primarily on internally generated cash flows to maintain liquidity. From time to time, we may also make use of an anticipated line of credit for short-term cash requirements. We are currently in discussions with potential banks about providing a $100-$200 million floating-rate secured revolving line of credit. We expect the line of credit to provide for the issuance of letters of credit that guarantee our performance under some drilling contracts, insurance, tax and other obligations in various jurisdictions. We cannot assure you that we will be able to enter into a credit agreement on acceptable terms.

     We intend to use our cash from operations to fund capital expenditures and to pay debt as it comes due. We expect capital expenditures to be approximately $3 million for the fourth quarter of 2002 and approximately $32 million for 2003, depending on the demand for our drilling rigs. Our ability to fund capital expenditures would be adversely affected if conditions deteriorate in our business, we experience poor results in our operations or we fail to obtain, or meet covenants under, the above described line of credit.

     As of September 30, 2002, the pro forma contractual obligations and potential other commercial commitments we expect to have, post-offering, are presented in the table below with debt obligations presented at face value:

                                                 FOR THE YEARS ENDED SEPTEMBER 30,
                                             -----------------------------------------
                                                             2004    2006
                                                              TO      TO
                                             TOTAL   2003    2005    2007   THEREAFTER
                                             -----   -----   -----   ----   ----------
                                                           (IN MILLIONS)
PRO FORMA CONTRACTUAL OBLIGATIONS
  Debt (at face value).....................  $38.8   $ 5.0   $17.9   $--      $15.9
  Operating Leases.........................   8.4      3.9     4.1   0.4         --
                                             -----   -----   -----   ----     -----
     Total Obligations.....................  $47.2   $ 8.9   $22.0   $0.4     $15.9
                                             =====   =====   =====   ====     =====
PRO FORMA OTHER COMMERCIAL COMMITMENTS
  Standby Letters of Credit(a).............  $0.8    $ 0.5   $ 0.3   $--      $  --
  Surety Bonds(b)..........................  34.5     34.5      --    --         --
  Other....................................   1.5       --     1.5    --         --
                                             -----   -----   -----   ----     -----
     Total.................................  $36.8   $35.0   $ 1.8   $--      $  --
                                             =====   =====   =====   ====     =====

------------

(a) Includes $0.7 million of standby letters of credit related to Transocean's business for which we are being indemnified by Transocean under the master separation agreement. See "Relationship Between Us and Transocean--Master Separation Agreement--Letters of Credit and Guarantees."

(b) Includes $33.0 million of surety bonds related to Transocean's business for which we are being indemnified by Transocean under the master separation agreement. See "Relationship Between Us and Transocean--Master Separation Agreement--Letters of Credit and Guarantees."

     The $38.8 million of debt reflected in the above table represents notes we issued in 1998 that will remain outstanding after the closing of this offering. See "Certain Relationships and Related Party Transactions--Debt Retirement and Debt Exchange Offers." The debt was adjusted to fair market value in connection with our merger transaction with Transocean and as of September 30, 2002 had a net book value of $40.8 million.

     Other commercial commitments that we are contractually obligated to fulfill with cash should the obligations be called will consist primarily of standby letters of credit and surety bonds that guarantee our performance as it relates to our drilling contracts, insurance, tax and other obligations in various jurisdictions. These obligations are not normally called as we typically comply with the underlying performance requirement. The table above provides a pro forma list of these expected obligations in U.S. dollar equivalents and their times to expiration. These obligations could be called at any time prior to their expiration dates.

     Prior to the closing of this offering, letters of credit and surety bonds supporting our business were provided by several institutions, with the direct or indirect support of Transocean. Therefore, our access to these instruments has been dependent on the credit standing of Transocean. After the closing of this offering, we will be required to relieve Transocean of its obligations with respect to this credit support. Similarly, to the extent we provided support for letters of credit and surety bonds supporting Transocean's business, Transocean will be required to relieve us of our obligations with respect to this credit support. We therefore expect to obtain letters of credit under the anticipated line of credit mentioned above. We also expect to obtain surety bonds directly.

     Income taxes. Transocean will indemnify us against any income tax liabilities accruing on or before the closing of this offering. However, we must pay Transocean for any income tax benefits created on or before the closing of this offering that we utilize after the closing of this offering. See "Relationship Between Us and Transocean -- Tax Sharing Agreement."

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

  Total Company

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                       --------------------
                                                         2001       2002       CHANGE
                                                       --------   ---------   ---------
                                                       (IN MILLIONS, EXCEPT DAY AMOUNTS
                                                               AND PERCENTAGES)
Operating days.......................................    22,309      11,421     (10,888)
Utilization..........................................        75%         45%        (30)%
Average dayrate......................................  $ 44,900   $  57,600   $  12,700

Operating revenues...................................  $1,067.3   $   678.9   $  (388.4)
Elimination of intersegment revenue..................     (13.7)         --        13.7
                                                       --------   ---------   ---------
                                                        1,053.6       678.9      (374.7)
Operating and maintenance............................     701.3       542.1      (159.2)
Elimination of intersegment operating and
  maintenance........................................     (13.7)         --        13.7
                                                       --------   ---------   ---------
                                                          687.6       542.1      (145.5)
Depreciation.........................................     182.0       133.3       (48.7)
Goodwill amortization................................      93.4          --       (93.4)
General and administrative...........................      66.9        11.1       (55.8)
Impairment loss on long-lived assets.................        --      (604.5)     (604.5)
Loss from sale of assets, net........................     (56.7)       (2.2)       54.5
                                                       --------   ---------   ---------
  Operating loss.....................................     (33.0)     (614.3)     (581.3)
Other income (expense), net
  Equity in earnings of joint ventures...............       9.7         2.2        (7.5)
  Interest income....................................       6.6         1.7        (4.9)
  Interest income--related parties...................       7.2        26.7        19.5
  Interest expense, net of amounts capitalized.......     (94.6)      (31.7)       62.9
  Interest expense--related parties..................     (36.5)      (55.8)      (19.3)
Other, net...........................................      (0.3)       (1.1)       (0.8)
                                                       --------   ---------   ---------
                                                         (107.9)      (58.0)       49.9
                                                       --------   ---------   ---------
Loss before income taxes, minority interest,
  extraordinary item and cumulative effect of a
  change in accounting principle.....................    (140.9)     (672.3)     (531.4)
Income tax expense (benefit).........................       2.4       (25.6)      (28.0)
Minority interest....................................       1.5         2.4         0.9
                                                       --------   ---------   ---------
Loss before extraordinary item and cumulative effect
  of a change in accounting principle................    (144.8)     (649.1)     (504.3)
Loss on extraordinary item, net of tax...............     (17.3)         --        17.3
Cumulative effect of a change in accounting
  principle..........................................        --    (4,517.0)   (4,517.0)
                                                       --------   ---------   ---------
Net loss.............................................  $ (162.1)  $(5,166.1)  $(5,004.0)
                                                       ========   =========   =========

  Gulf of Mexico Shallow and Inland Water Segment

                                                             NINE MONTHS
                                                                ENDED
                                                            SEPTEMBER 30,
                                                          -----------------
                                                           2001      2002     CHANGE
                                                          -------   -------   -------
                                                           (IN MILLIONS, EXCEPT DAY
                                                           AMOUNTS AND PERCENTAGES)
Operating days..........................................   15,172     6,544    (8,628)
Utilization.............................................       71%       33%      (38)%
Average dayrate.........................................  $27,700   $20,800   $(6,900)

Operating revenues......................................  $ 420.5   $ 135.8   $(284.7)
Operating and maintenance...............................    303.1     150.8    (152.3)
Depreciation............................................     82.0      68.8     (13.2)
Goodwill amortization...................................     31.3        --     (31.3)
Impairment loss on long-lived assets....................       --     (16.3)    (16.3)
Gain from sale of assets, net...........................      3.4       0.7      (2.7)
                                                          -------   -------   -------
Operating income (loss) before general and
  administrative........................................  $   7.5   $ (99.4)  $(106.9)
                                                          =======   =======   =======

     The decrease in operating revenues was primarily due to the further weakening in 2002 of the Gulf of Mexico Shallow and Inland Water market segment, a decline that began in mid-2001. Further contributing to this decrease was the absence of revenues attributable to three jackup rigs that were moved out of this segment into the International and U.S. Floater Contract Drilling Services segment subsequent to September 30, 2001 ($27.9 million) and the contribution of our inland marine support vessel business to the Delta Towing joint venture ($2.7 million), a 25% owned joint venture, in January 2001 as described below under "--Related Party Transactions."

     The decrease in operating and maintenance expenses was primarily a result of the stacking of idle rigs ($68.4 million), which was attributable to the weakening of the Gulf of Mexico Shallow and Inland Water market segment noted above. The contribution of our inland marine support vessel business to the Delta Towing joint venture ($66.9 million, of which $64.0 million represents a charge recorded in January 2001 as a result of the disposal) and the transfer of three jackup rigs out of this segment into the International and U.S. Floater Contract Drilling Services segment subsequent to September 30, 2001 ($16.0 million) further contributed to the decrease in operating and maintenance expense.

     Depreciation expense decreased primarily as a result of the suspension of depreciation on rigs sold, scrapped or classified as held for sale since September 30, 2001 ($3.4 million), the movement of three rigs out of this segment and into the International and U.S. Floater Contract Drilling Services segment subsequent to September 30, 2001 ($12.0 million) and the contribution of our inland marine support vessel business to the Delta Towing joint venture ($0.8 million), partially offset by increased expense as a result of conforming estimated rig lives and salvage values to Transocean's policies ($3.4 million) subsequent to the merger.

     As a result of our adoption of SFAS 142 as of January 1, 2002, goodwill is no longer amortized but is reviewed at least annually for impairment. See "--New Accounting Pronouncements" and Note 2 to our consolidated financial statements included elsewhere in this prospectus.

     During the nine months ended September 30, 2002, we recorded non-cash impairment charges of $15.2 million in this segment relating to the reclassification of assets held for sale to assets held and used. The impairment of these assets resulted from management's assessment that these assets no longer met the held for sale criteria under SFAS 144. In accordance with SFAS 144, the carrying value of these assets was adjusted to the lower of fair market value or carrying value adjusted for depreciation from the date the assets were classified as held for sale. The fair market values were based on third party valuations. We also recorded a non-cash impairment charge in the Gulf of Mexico Shallow and Inland Water segment of $1.1 million. The impairment, relating to an asset held for sale, resulted from deterioration in current market conditions and was determined and measured based on an offer from a potential buyer.

     During the nine months ended September 30, 2002, we recognized net pre-tax losses of $1.4 million in this segment from the sale of two mobile offshore production units and two land rigs. We also sold other non-strategic assets during the period and recognized net pre-tax gains of $2.1 million. During the nine months ended September 30, 2001, we recognized a net pre-tax gain of $2.1 million related to the disposal of an inland drilling barge and net pre-tax gains of $2.8 million on the sale of other non-strategic assets partially offset by a net pre-tax loss of $1.5 million related to the contribution of our inland marine support vessel business to the Delta Towing joint venture.

  International and U.S. Floater Contract Drilling Services Segment

                                                            NINE MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,
                                                         ------------------
                                                          2001       2002     CHANGE
                                                         -------   --------   -------
                                                           (IN MILLIONS, EXCEPT DAY
                                                           AMOUNTS AND PERCENTAGES)
Operating days.........................................    7,137      4,877    (2,260)
Utilization............................................       87%        82%       (5)%
Average dayrate........................................  $81,300   $107,100   $25,800

Operating revenues.....................................  $ 646.8   $  543.1   $(103.7)
Operating and maintenance..............................    398.2      391.3      (6.9)
Depreciation...........................................    100.0       64.5     (35.5)
Goodwill amortization..................................     62.1         --     (62.1)
Impairment loss on long-lived assets...................       --     (588.2)   (588.2)
Loss from sale of assets, net..........................    (60.1)      (2.9)     57.2
                                                         -------   --------   -------
Operating income (loss) before general and
  administrative.......................................  $  26.4   $ (503.8)  $(530.2)
                                                         =======   ========   =======

     The decrease in operating revenues and operating and maintenance expense is primarily attributable to the expiration of our lease on the drilling unit Deepwater Frontier late in 2001, rigs sold, scrapped, stacked or transferred to assets held for sale during and subsequent to the third quarter of 2001 and the winding up of our turnkey drilling business in early 2001. These decreases in both operating revenues and operating and maintenance expense were partially offset by a newbuild placed into service during September 2001 and the transfer of three jackup rigs into this segment from the Gulf of Mexico Shallow and Inland Water segment subsequent to September 30, 2001. Additional increases in operating and maintenance expense resulted from bareboat charters to operate eight of the nine rigs sold to Transocean subsequent to the third quarter of 2001. These bareboat charters were entered into in order to fulfill the remaining terms of the drilling contracts for the rigs.

     Depreciation expense decreased primarily as a result of the suspension of depreciation on rigs sold, scrapped or transferred to assets held for sale subsequent to September 30, 2001 and as a result of conforming estimated rig lives and salvage values to Transocean's policies, partially offset by increased expense from the movement of three rigs into this segment from the Gulf of Mexico Shallow and Inland Water segment subsequent to September 30, 2001.

     The decrease in goodwill amortization is attributed to our adoption of SFAS 142 as of January 1, 2002. As a result, goodwill is no longer amortized but is reviewed at least annually for impairment. See "--New Accounting Pronouncements" and Note 2 to our consolidated financial statements included elsewhere in this prospectus.

     During the nine months ended September 30, 2002, we recorded non-cash impairment charges of $20.2 million in this segment relating to assets held for sale reclassified as assets held and used. The impairment of these assets resulted from management's assessment that these assets no longer met the held for sale criteria under SFAS 144. In accordance with SFAS 144, the carrying value of these assets was adjusted to the lower of fair market value or carrying value adjusted for depreciation from the date the assets were classified as held for sale. The fair market values were based on third party valuations. In addition, non-cash impairment charges of $5.5 million, determined based on an offer from a potential buyer, and $12.2 million, determined based on a third party valuation, were recorded in this segment relating to other assets held for sale and a drilling rig distributed to our parent, respectively. We also recorded a non-cash impairment of $550.3 million in this segment related to goodwill. The impairment of goodwill resulted from an interim impairment test performed as a result of the transfer of a portion of those assets not used in our Gulf of Mexico Shallow and Inland Water business in connection with this offering during the three months ended September 30, 2002.

     During the nine months ended September 30, 2002, we recognized net pre-tax losses of $2.9 million in this segment from the sale of three drilling units and an office building. During the nine months ended September 30, 2001, we recognized pre-tax losses of $61.2 million relating to the sale of nine rigs to Transocean (see "--Related Party Transactions") partially offset by net pre-tax gains of $1.1 million from a casualty deductible on one of our jackup rigs and the sale of other non-strategic assets.

  Total Company Results of Operations

     The following discussion relates to the income statement amounts that have not been allocated to either of our business segments.

     The decrease in elimination of intersegment revenue and the elimination of intersegment operating and maintenance of $13.7 million each resulted from the winding up of our turnkey drilling business in 2001.

     The decrease in general and administrative expense of $55.8 million was primarily attributable to expenses incurred in connection with the closing of our merger transaction with Transocean in January 2001 with no comparable expenses for the nine months ended September 30, 2002. The January 2001 expenses included an investment advisory fee, termination benefits to seven employees in accordance with employment contracts and an additional expense due to the acceleration of vesting of certain stock options and unearned compensation of restricted stock grants previously awarded to certain employees. The nine months ended September 30, 2001 included a reduction in unemployment tax expense related to a claim settlement.

     The decrease in equity in earnings of joint ventures was primarily related to our 25% share of losses from the Delta Towing joint venture and to the reduced earnings attributable to our 60% share of the earnings of Deepwater Drilling II L.L.C. ("DDII LLC"), which owns the Deepwater Frontier, and our 50% share of Deepwater Drilling L.L.C. ("DD LLC"), which owns the Deepwater Pathfinder. Both rigs experienced significant downtime and decreased utilization during the first nine months of 2002. The decrease in third party interest income of $4.9 million resulted from a reduction in interest rates of approximately three basis points from 2001 compared to 2002. The increase in interest income--related parties of $19.5 million was primarily due to interest earned on the notes receivable from Transocean, interest earned on secured contingent notes from the Delta Towing joint venture and an increase in the DDII LLC dayrate rebate. The decrease in third party interest expense of $62.9 million was primarily due to the early extinguishment of debt in 2001 and the exchange by Transocean of third party debt for notes issued by Transocean, partially offset by an increase in interest expense in the nine months ended September 30, 2002 due to the absence of capitalized interest resulting from the completion of the newbuild program in 2001. The increase in interest expense-- related parties of $19.3 million resulted from interest on third party debt exchanged for notes issued by Transocean and additional interest on the $1.8 billion two-year revolver entered into in April 2001 with Transocean partially offset by a decrease in interest expense from the early extinguishment of debt in 2001.

     The amount of tax benefit recognized is dependent on the net loss realized and operating loss carryforwards utilized during the period. The nine months ended September 30, 2001 included a larger amount of expenses not deductible for tax purposes than the 2002 period, primarily goodwill amortization and certain merger-related expenses.

     During the nine months ended September 30, 2001, we recognized a $17.3 million extraordinary loss, net of tax, related to the early extinguishment of debt as described in Note 6 to our consolidated financial statements included elsewhere in this prospectus.

     During the nine months ended September 30, 2002, we recognized a $4,517.0 million cumulative effect of a change in accounting principle related to the implementation of SFAS 142, of which $3,153.3 million related to the International and U.S. Floater Contract Drilling Services segment and $1,363.7 million related to the Gulf of Mexico Shallow and Inland Water segment.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 2001

  Total Company

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         -------------------
                                                           2000       2001     CHANGE
                                                         --------   --------   -------
                                                           (IN MILLIONS, EXCEPT DAY
                                                           AMOUNTS AND PERCENTAGES)
Operating days.........................................    21,637     27,656     6,019
Utilization............................................        61%        70%        9%
Average dayrate........................................  $ 43,600   $ 45,600   $ 2,000

Operating revenues.....................................  $1,124.6   $1,342.1   $ 217.5
Elimination of intersegment revenue....................     (30.3)     (13.7)     16.6
                                                         --------   --------   -------
                                                          1,094.3    1,328.4     234.1
Operating and maintenance..............................     859.1      959.3     100.2
Elimination of intersegment operating and
  maintenance..........................................     (30.2)     (13.7)     16.5
                                                         --------   --------   -------
                                                            828.9      945.6     116.7
Depreciation...........................................     187.7      227.3      39.6
Goodwill amortization..................................       2.2      128.4     126.2
General and administrative.............................      35.4       67.5      32.1
Impairment loss on long-lived assets...................     (35.9)     (27.8)      8.1
Gain (loss) from sale of assets, net...................     191.6      (29.9)   (221.5)
Elimination of intersegment gain from sale of assets,
  net..................................................       3.4         --      (3.4)
                                                         --------   --------   -------
  Operating income (loss)..............................     199.2      (98.1)   (297.3)
Other income (expense), net
  Equity in earnings of joint ventures.................       2.5       11.9       9.4
  Interest income......................................      35.3        7.3     (28.0)
  Interest income--related parties.....................       3.3       16.4      13.1
  Interest expense, net of amounts capitalized.........    (226.7)    (124.3)    102.4
  Interest expense--related parties....................        --      (36.8)    (36.8)
  Other, net...........................................       1.2       (0.1)     (1.3)
                                                         --------   --------   -------
                                                           (184.4)    (125.6)     58.8
                                                         --------   --------   -------
Income (loss) before income taxes, minority interest
  and extraordinary item...............................      14.8     (223.7)   (238.5)
Income tax expense.....................................      36.4        0.4     (36.0)
Minority interest......................................      28.7        1.4     (27.3)
                                                         --------   --------   -------
Loss before extraordinary item.........................     (50.3)    (225.5)   (175.2)
Loss on extraordinary item, net of tax.................        --      (17.9)    (17.9)
                                                         --------   --------   -------
Net loss...............................................     (50.3)    (243.4)   (193.1)
Preferred stock dividends and accretion................     206.8         --    (206.8)
                                                         --------   --------   -------
Net loss applicable to common shareholders.............  $ (257.1)  $ (243.4)  $  13.7
                                                         ========   ========   =======

  Gulf of Mexico Shallow and Inland Water Segment

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                          -----------------
                                                           2000      2001      CHANGE
                                                          -------   -------   --------
                                                            (IN MILLIONS, EXCEPT DAY
                                                            AMOUNTS AND PERCENTAGES)
Operating Days..........................................   13,528    14,548      1,020
Utilization.............................................       58%       61%       3.0%
Average dayrate.........................................  $22,400   $29,300   $6,900.0

Operating revenues......................................  $ 406.1   $ 489.7   $   83.6
Operating and maintenance...............................    317.4     369.9       52.5
Depreciation............................................     73.3     102.8       29.5
Goodwill amortization...................................      2.2      43.1       40.9
Impairment loss on long-lived assets....................       --      (1.1)      (1.1)
Gain (loss) from sale of assets, net....................     (1.0)      3.7        4.7
                                                          -------   -------   --------
Operating income (loss) before general and
  administrative........................................  $  12.2   $ (23.5)  $  (35.7)
                                                          =======   =======   ========

     The increase in operating revenues was primarily due to higher average dayrates and utilization resulting from increased drilling activity in the U.S. Gulf Coast.

     Operating and maintenance expense increased primarily as a result of increased utilization ($44.3 million) and a $64.0 million charge recorded in January 2001 as a result of the disposal of the inland marine support vessel business to the Delta Towing joint venture, partially offset by reduced operating expenses as a result of that disposal ($39.0 million). Additional expense reductions resulted in part from the winding up of our turnkey drilling business in early 2001 ($18.7 million).

     The increase in depreciation expense in this segment was primarily a result of conforming our policies to Transocean's policies for estimated rig lives and fair value adjustments to asset valuations in conjunction with our merger transaction with Transocean.

     The increase in goodwill amortization in this segment was a result of the addition to goodwill resulting from our merger transaction with Transocean.

     We recorded a non-cash impairment charge in the fourth quarter 2001 related to a mobile offshore production unit asset that was held and used. The impairment resulted from deterioration in market conditions with the fair value of the asset determined based on projected cash flows, industry knowledge and third-party appraisals.

     The gain from sale of assets recognized in 2001 primarily relates to a pre-tax gain on Rig 63 and the sale of other non-strategic assets partially offset by a pre-tax loss recognized on the contribution of the inland support vessel business to the Delta Towing joint venture. This gain in 2001 is compared to the loss recognized in 2000 related to a blowout on the RBF 153 and unrecoverable hurricane damage costs on the RBF 204.

  International and U.S. Floater Contract Drilling Services Segment

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         -------------------
                                                           2000       2001      CHANGE
                                                         --------   --------   --------
                                                            (IN MILLIONS, EXCEPT DAY
                                                            AMOUNTS AND PERCENTAGES)
Operating days.........................................   6,733.0    8,358.0    1,625.0
Utilization............................................        72%        85%      13.0%
Average dayrate........................................  $ 74,600   $ 86,200   $ 11,600

Operating revenues.....................................  $  718.5   $  852.4   $  133.9
Operating and maintenance..............................     541.7      589.4       47.7
Depreciation...........................................     114.4      124.5       10.1
Goodwill amortization..................................        --       85.3       85.3
Impairment loss on long-lived assets...................     (35.9)     (26.7)       9.2
Gain (loss) from sale of assets, net...................     192.6      (33.6)    (226.2)
                                                         --------   --------   --------
Operating income (loss) before general and
  administrative.......................................  $  219.1   $   (7.1)  $ (226.2)
                                                         ========   ========   ========

     The increase in operating revenues and operating and maintenance expense was primarily due to four newbuild drilling units placed in service since the second quarter of 2000. Recovery in 2001 on a loss-of-hire claim for an incident that occurred in November 2000 also contributed to the increase in operating revenues. Additional increases in operating and maintenance expense resulted from bareboat charters to operate nine rigs sold to Transocean. These bareboat charters were entered into in order to fulfill the remaining terms of the drilling contracts for the rigs. These increases were partially offset by decreases in both operating revenues and operating and maintenance expense from the winding up of our turnkey drilling business in 2001, the expiration of our lease on the drilling unit Deepwater Frontier late in 2001 and the sale of four drilling units in 2001. Additional decreases in operating and maintenance expense resulted from loss provisions in 2000 primarily associated with an impaired drilling contract with no comparable provision in 2001.

     The increase in depreciation expense was primarily a result of conforming our policies to Transocean's policies for estimated rig lives and fair value adjustments to asset valuations in conjunction with our merger transaction with Transocean and depreciation expense in 2001 for four newbuild drilling units placed in service since the second quarter of 2000. The increase in goodwill amortization is a result of the addition of goodwill resulting from our merger transaction with Transocean.

     Non-cash asset impairment charges were recorded in the fourth quarter 2001 and related to assets held for sale and unproved oil and gas properties. The impairment for the year ended December 31, 2000 reflected a write-down of four supply boats in Africa and expenses associated with the cancellation of specified conversion projects. These impairments resulted from deterioration in market conditions with the fair value of these assets determined based on projected cash flows, industry knowledge and third-party appraisals.

     The loss from sale of assets in 2001 is primarily related to pre-tax losses on the sales of nine rigs to Transocean partially offset by a pre-tax gain on the sale of our interest in RBF FPSO L.P. During the year ended December 31, 2000, we recognized pre-tax gains in this segment attributable to the sales of certain oil and gas properties, our 38.6% investment in Navis ASA and two drilling units, partially offset by pre-tax casualty losses incurred on three of our drilling rigs as well as on the sale of other non-strategic assets.

  Total Company Results of Operations

     The following discussion relates to the income statement balances that have not been allocated to either of our business segments.

     The decrease in the elimination of intersegment revenues and operating and maintenance expense resulted from the winding up of our turnkey drilling business in 2001.

     The increase in general and administrative expense of $32.1 million was primarily attributable to expenses incurred in January 2001 in connection with our merger transaction with Transocean. The January 2001 expenses included an investment advisory fee, termination benefits to seven employees in accordance with employment contracts and additional expense related to the acceleration of vesting of certain stock options and restricted stock grants previously awarded to certain employees. This increase in expense was partially offset by a reduction in general and administrative expenses in the eleven months ended December 31, 2001 as a result of our merger transaction with Transocean.

     The increase in equity in earnings of joint ventures of $9.4 million in 2001 was due primarily to the drilling unit Navis Explorer I, which operated at a loss in 2000 and was sold in November 2000. The increase was also attributable to an increase related to DD LLC for the drilling unit Deepwater Pathfinder and DDII LLC for the drilling unit Deepwater Frontier in 2001 over 2000. Offsetting these increases was a decrease related to our 25% share of losses from the Delta Towing joint venture recognized in 2001. Interest income from related parties for the year ended December 31, 2001 consisted primarily of interest earned on secured contingent notes from the Delta Towing joint venture and interest earned on promissory notes due from Transocean. Third party interest income was $28.0 million lower in 2001 compared to 2000 due to decreased interest income resulting from the sale of short-term securities in 2000 and decreased cash and cash equivalents as a result of the early extinguishment of debt. The decrease in third party interest expense of $102.4 million was primarily due to the early extinguishment of debt in 2001 offset by less interest capitalized in 2001 as a result of the completion of our newbuild projects in early 2001 and the contribution of our inland marine support vessel business to the Delta Towing joint venture, which included interest expense for the construction of 10 crewboats. The increase in interest expense-related parties of $36.8 million resulted from interest on borrowings from the $1.8 billion two-year revolving credit agreement entered into in April 2001 with Transocean partially offset by the early extinguishment of debt in 2001.

     The amount of income tax expense recognized is dependent on the net income
(loss) realized and operating loss carryforwards utilized during the period. The decrease in taxes of $36.0 million from 2001 compared to 2000 primarily resulted from a decrease in valuation allowances provided for 2001 related primarily to foreign tax credit carryforwards.

     Minority interest decreased in 2001 compared to 2000 primarily due to the purchase in January 2001 of the 13.6% minority interest in Reading & Bates Development Co. ("Devco") owned by former directors and employees of Devco. As a result, Devco became a wholly owned subsidiary of our company. Minority interest in 2000 included amounts related to Devco's net income primarily related to the gains on the sale of its U.S. Gulf of Mexico and Israeli oil and gas properties. This was partially offset by lower minority interest in Arcade Drilling's net income in 2000.

     During the year ended December 31, 2001, we recognized a $17.9 million extraordinary loss, net of tax, related to the early extinguishment of debt as more fully described in Note 6 to our consolidated financial statements included elsewhere in this prospectus.

     The charge to net loss applicable to common shareholders in 2000 resulted from our tender offer for and acquisition of all our outstanding 13.875% Senior Cumulative Redeemable Preferred Stock in December 2000 and consisted primarily of the tender offer premium and the write-off of unamortized discount and expenses.

  Restructuring Charge

     In September 2002, we committed to a restructuring plan in our Gulf of Mexico Shallow and Inland Water segment involving the closure of an office and warehouse in Louisiana and relocation of most of the operations and administrative functions previously conducted at that location. We established a liability of $1.2 million for the estimated severance-related costs associated with the involuntary termination of 57 employees pursuant to this plan. We do not currently expect other significant restructuring plans in the near term.

FINANCIAL CONDITION

                                                            TOTAL ASSETS
                                              ----------------------------------------
                                              DECEMBER 31,   SEPTEMBER 30,
                                                  2001           2002         CHANGE
                                              ------------   -------------   ---------
                                                           (IN MILLIONS)
International and U.S. Floater Contract
  Drilling Services.........................    $6,048.9       $2,099.4      $(3,949.5)
Gulf of Mexico Shallow and Inland Water.....     2,789.9        1,249.7       (1,540.2)
                                                --------       --------      ---------
                                                $8,838.8       $3,349.1      $(5,489.7)
                                                ========       ========      =========

     The decrease in International and U.S. Floater Contract Drilling Services assets and Gulf of Mexico Shallow and Inland Water assets was primarily due to the impairment of goodwill of $3.2 billion and $1.4 billion, respectively, and resulted from our adoption of SFAS 142. Additionally, in accordance with SFAS 142, we tested goodwill in our International and U.S. Floater Contract Drilling Services reporting unit in the third quarter of 2002 and recognized a $550.3 million impairment.

     We are currently performing our annual test of goodwill impairment in our Gulf of Mexico Shallow and Inland Water reporting unit as required by SFAS 142 as of October 1, 2002, the annual test date. Due to a general decline in market conditions since January 1, 2002, when the initial test under SFAS 142 was performed, we may realize a non-cash impairment of goodwill in this reporting unit in the fourth quarter of 2002. Because of the non-cash impairment recorded in the third quarter of 2002 in our International and U.S. Floater Contract Drilling Services segment, no goodwill remained in that segment as of September 30, 2002.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

  SOURCES OF LIQUIDITY AND CAPITAL EXPENDITURES

     Our primary sources of liquidity for the nine months ended September 30, 2002 were our cash flows from operations and asset sales. Primary uses of cash were capital expenditures and debt repayments. At September 30, 2002 we had $115.9 million in cash and cash equivalents.

     During the nine months ended September 30, 2002, we had access to a $1.8 billion line of credit under a revolving credit agreement with Transocean. At September 30, 2002, $66.0 million was outstanding, leaving $1.7 billion of availability under the line. We expect that this line will be terminated prior to the closing of this offering.

     Capital expenditures, including capitalized interest, were $14.9 million for the nine months ended September 30, 2002. The majority of our capital expenditures have related to the International and U.S. Floater Contract Drilling Services segment.

     We completed our rig expansion program in 2001. The drilling unit Deepwater Horizon was placed in service in September 2001 when it began a three-year contract in the U.S. Gulf of Mexico. Prior to placing the rig in service, we sold the rig to Transocean. See Note 18 to our consolidated financial statements included elsewhere in this prospectus.

  SOURCES AND USES OF CASH

  Historical September 30, 2002 Compared to September 30, 2001

     Net cash provided by operating activities decreased to $56.3 million for the nine months ended September 30, 2002 from $175.4 million for the same period in 2001. Cash generated from net income adjusted for non-cash activity decreased $137.7 million and cash provided by working capital items increased $18.6 million for the nine months ended September 30, 2002 compared to the same period in 2001.

     Net cash provided by investing activities increased to $24.3 million for the nine months ended September 30, 2002 from a use of $174.0 million for the same period in 2001 primarily as a result of significantly lower capital expenditures due to the completion of our rig expansion program in 2001 partially offset by a decrease in proceeds from disposal of assets. In January 2001, we purchased for $34.7 million the approximate 13.6% minority interest in Devco, which was owned by former directors and employees of our company and directors and employees of Devco. In the first quarter of 2002, we loaned the Delta Towing joint venture $4.0 million under a three-year revolving credit facility and have received payment of $1.5 million on a note receivable from this joint venture compared to the 2001 contribution of the inland marine support vessel business ($2.1 million) offset by an increase in cash dedicated to debt service ($13.3 million).

     Net cash used in financing activities decreased to $33.2 million for the nine months ended September 30, 2002 from $248.4 million for the same period in 2001 primarily as a result of early repayments of debt instruments in 2001 with no comparable activity in 2002, partially offset by proceeds from long-term advances from Transocean of $1.2 billion in the nine months ended September 30, 2001 to finance the early repayment of debt. In the nine months ended September 30, 2002, we had proceeds of $11.0 million relating to the $1.8 billion two-year revolving credit agreement with Transocean (See "--Related Party Transactions"). We also made net repayments under our Nautilus Class A1 Notes of $28.7 million during the nine months ended September 30, 2002 compared to $32.3 million repayments for various debt refinancing arrangements in the same period of 2001. During the nine months ended September 30, 2002, we paid $8.3 million in financing costs related to the exchange of our notes for Transocean notes.

  Historical 2001 Compared to Historical 2000

     Net cash provided by operating activities increased to $63.0 million for the year ended December 31, 2001 from net cash used by operating activities of $119.2 million for the same period in 2000. Cash generated from net income adjusted for non-cash activity increased $234.9 million primarily due to improved operating results and lower interest expense partially offset by higher general and administrative costs. General and administrative costs in 2001 included approximately $58 million of expenses in connection with the merger transaction with Transocean in January 2001. Cash used by working capital was $139.9 million for the year ended December 31, 2001 compared to cash used of $87.2 million for the same period in 2000.

     Net cash used in investing activities increased to $73.0 million for the year ended December 31, 2001 from $283.8 million in cash provided by investing activities for the same period in 2000 primarily as a result of lower proceeds from asset sales for the year ended December 31, 2001, a decrease in cash dedicated to capital projects and debt service in 2001, the sale of short-term investments in 2000 with no comparable activity in 2001 and the purchase of the minority interest investment in Devco in 2001, partially offset by lower capital expenditures due to the completion of our rig expansion program in 2001 and proceeds received from the sale of our interest in RBF FPSO L.P.

     Net cash used in financing activities increased to $279.5 million for the year ended December 31, 2001 from $61.7 million for the same period in 2000 primarily as a result of early repayments of debt instruments in 2001 partially offset by proceeds from long-term debt to related parties received in 2001. In 2000, we sold shares of common stock resulting in net proceeds of $400.2 million to fund a significant portion of our tender offer to purchase our outstanding preferred stock and for general corporate purposes.

  Acquisitions and Dispositions

     In February 2002, we sold two mobile offshore production units in the Gulf of Mexico Shallow and Inland Water segment and one mobile offshore production unit in the International and U.S. Floater Contract Drilling Services segment for net proceeds of $7.9 million and recorded a net after-tax loss of $0.5 million in the Gulf of Mexico Shallow and Inland Water segment and an after-tax gain of $0.4 million in the International and U.S. Floater Contract Drilling Services segment.

     In March 2002, in the Gulf of Mexico Shallow and Inland Water segment, we sold a land rig for net proceeds of $3.1 million and recorded a net after-tax loss of $0.4 million.

     In June 2002, in the International and U.S. Floater Contract Drilling Services segment, we sold the jackup rig RBF 209 to a third party, resulting in a net after-tax loss of $1.5 million.

     In July 2002, in the International and U.S. Floater Contract Drilling Services segment, we sold an office building for net proceeds of $3.0 million and recognized a net after-tax loss of $0.3 million.

     In July 2002, in the Gulf of Mexico Shallow and Inland Water segment, we sold a land rig for net proceeds of $2.1 million. No gain or loss was recognized on the sale.

     For a description of our transfers of assets and subsidiaries to Transocean, see "--Related Party Transactions--Sales and Distributions of Drilling Rigs and Subsidiaries."

DERIVATIVE INSTRUMENTS

     We have established policies and procedures for derivative instruments that have been approved by our board of directors. These policies and procedures provide for the prior approval of derivative instruments by our board of directors. From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to fluctuations in foreign exchange rates and interest rates. We do not plan to enter into derivative transactions for speculative purposes; however, for accounting purposes, certain transactions may not meet the criteria for hedge accounting.

     Gains and losses on foreign exchange derivative instruments that qualify as accounting hedges are deferred as accumulated other comprehensive income and recognized when the underlying foreign exchange exposure is realized. Gains and losses on foreign exchange derivative instruments that do not qualify as hedges for accounting purposes are recognized currently based on the change in market value of the derivative instruments. At September 30, 2002, we did not have any outstanding foreign exchange derivative instruments.

     From time to time, we may use interest rate swaps to manage the effect of interest rate changes on future income. Interest rate swaps would be designated as a hedge of underlying future interest payments and would not be used for speculative purposes. The interest rate differential to be received or paid under the swaps is recognized over the lives of the swaps as an adjustment to interest expense. If an interest rate swap is terminated, the gain or loss is amortized over the life of the underlying debt. At September 30, 2002, we did not have any outstanding interest rate swaps.

     DD LLC, an unconsolidated subsidiary in which we have a 50% ownership interest, has entered into interest rate swaps with aggregate market values netting to a liability of $8.2 million at September 30, 2002 associated with the operating lease for the drilling unit Deepwater Pathfinder. The effect of the swap has been to convert the interest portion of the operating lease payments from a floating rate, equal to the one-month LIBOR plus a margin, to a fixed rate of 5.7% annually. We report our share of the fair value of the interest rate swap in accumulated other comprehensive income in our consolidated balance sheet. This amount was an unrealized loss of $2.4 million at September 30, 2002.

RELATIONSHIPS WITH SPECIAL PURPOSE ENTITIES

     At September 30, 2002, we had ownership interests in two unconsolidated joint ventures, 50% in DD LLC and 60% in DDII LLC. These interests will be transferred to Transocean prior to the closing of this offering. For a description of these matters, see Notes 17 and 18 to our consolidated financial statements included elsewhere in this prospectus.

     At June 30, 2002, we leased the drilling unit M.G. Hulme, Jr. from Deep Sea Investors, L.L.C., a special purpose entity formed by several leasing companies to acquire the rig from one of our subsidiaries in November 1995 in a sale/leaseback transaction. The lease on the drilling unit M.G. Hulme, Jr. was transferred to Transocean in October 2002. For a description of these matters, see Note 13 to our consolidated financial statements included elsewhere in this prospectus.

RELATED PARTY TRANSACTIONS

     Allocation of Administrative Costs--Transocean has provided certain administrative support to us. Transocean has charged us a proportional share of its administrative costs based on estimates of the percentage of work each Transocean department performs for us. The amount of expense allocated to us was $12.9 million for the nine month period ended September 30, 2002, of which $8.8 million was classified as general and administrative--related party expense and $4.1 million was classified as operating and maintenance--related parties expense. Following this offering, some of these functions will be provided to us under the Transition Services Agreement described under "Relationship Between Us and Transocean--Transition Services Agreement."

     Rig Charters--From time to time, we have chartered our drilling units to Transocean. For the nine month period ended September 30, 2002, we earned $12.1 million from these charters and this revenue is included in operating revenues--related parties.

     The Delta Towing Joint Venture--We formed a joint venture to own and operate our U.S. inland marine support vessel business. In connection with the formation of the joint venture in January 2001, this business was transferred by one of our subsidiaries to the Delta Towing joint venture in exchange for a 25% equity interest in Delta Towing Holdings, LLC, the parent of the Delta Towing joint venture, and secured notes payable from the Delta Towing joint venture with principal amounts totaling $144 million. We valued these notes at $80 million immediately prior to the closing of the merger transaction with Transocean. In December 2001, the note agreement was amended to provide for a $4 million, three year-revolving credit facility (the "Delta Towing Revolver"). During the nine month period ended September 30, 2002, we earned interest income on the Tier 1 Notes and the Delta Towing Revolver of $4.7 million and $0.2 million, respectively. As of September 30, 2002, the carrying value of the Tier 1 Notes and the Delta Towing Revolver was $78.9 million and $2.5 million respectively. We regularly evaluate recoverability of the Tier 1 Notes for potential impairment based on the Delta Towing joint venture's expected future cash flows.

     As part of the formation of the joint venture on January 31, 2001, we entered into a charter arrangement with the Delta Towing joint venture under which we committed to charter certain vessels for a period of one year ending January 31, 2002, and committed to charter for a period of 2.5 years from date of delivery 10 crewboats then under construction, nine of which were in service as of December 1, 2002. We also entered into an alliance agreement with the Delta Towing joint venture under which we agreed to treat the Delta Towing joint venture as a preferred supplier for the provision of marine support services. During the nine month period ended September 30, 2002, we incurred charges totaling $8.2 million from the Delta Towing joint venture for services rendered, of which $1.4 million was rebilled to our customers and $6.8 million was reflected in operating and maintenance--related parties expense.

     The Delta Towing joint venture operates in the U.S. Gulf Coast in support of the oil and gas industry and faces similar market conditions as we do in our U.S. Gulf Coast business. As a result of its issuance of notes to us, the Delta Towing joint venture is highly leveraged. Should weak market conditions persist or should market conditions deteriorate further, the Delta Towing joint venture's ability to pay its debts to us as they come due may be adversely affected.

     As a result of restrictions on the ownership of vessels involved in the coastwise trade applicable to us because of the ownership of our common stock by Transocean (which is organized under the laws of the Cayman Islands) and the nationality of our Chief Executive Officer (who is not a U.S. citizen), our ability to take ownership of the assets owned by the Delta Towing joint venture in the event of its default under its notes issued to one of our subsidiaries would be restricted.

     DD LLC and DDII LLC--As of September 30, 2002, we were a party to drilling services agreements and owned interests in DD LLC and DDII LLC for the operation of the drilling units Deepwater Pathfinder and Deepwater Frontier, respectively. The drilling services agreements and our ownership interests in these two joint ventures will be transferred to Transocean prior to the closing of this offering. See Notes 17 and 18 to our consolidated financial statements for the period ended September 30, 2002 for a description of the drilling services agreements, these interests and the associated related party transactions.

     Long-Term Debt--Related Party--We are a party to a $1.8 billion two-year revolving credit agreement (the "Two-Year Revolver") with Transocean, dated April 6, 2001. At September 30, 2002, $66.0 million was outstanding under the Two-Year Revolver and during the nine months ended September 30, 2002 we recognized $1.1 million in interest expense related to the Two-Year Revolver. See "Certain Relationships and Related Party Transactions--Revolving Credit Agreement."

     In March 2002, together with Transocean, we completed exchange offers and consent solicitations for our 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes (the "Exchange Offer"). As a result of the Exchange Offer, Transocean exchanged approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million and $289.8 million principal amount of our outstanding 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% notes, respectively, for newly issued 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Transocean notes having the same principal amount, interest rate, redemption terms and payment and maturity dates (and accruing interest from the last date for which interest had been paid on our notes). As of September 30, 2002, we had approximately $5.0 million, $7.7 million, $2.2 million, $3.5 million, $10.2 million and $10.2 million principal amount of these notes, respectively, outstanding that were not exchanged in the Exchange Offer. As a result of the Exchange Offer, interest expense for the first nine months of 2002 increased by approximately $0.9 million. At September 30, 2002, $1,488.0 million was outstanding to Transocean in connection with the notes, and during the nine months ended September 30, 2002 we recognized $54.7 million in interest expense related to these notes. Prior to this offering, these notes will be retired. See "Certain Relationships and Related Party Transactions--Debt Retirement and Debt Exchange Offers."

     Navis Explorer I--In 1999, we entered into an agreement pursuant to which we supervised the construction of the drillship Navis Explorer I and would manage it following its delivery. The agreement will be transferred to Transocean prior to the closing of this offering. For a description of this matter, see Notes 17 and 18 to our consolidated financial statements included elsewhere in this prospectus.

     Sales and Distributions of Drilling Rigs and Subsidiaries--In August 2001, we sold, in separate transactions, the drilling units Jack Bates, Deepwater Millennium, Deepwater Expedition, Peregrine I, Deepwater Horizon, C. Kirk Rhein, Falcon 100, Deepwater Navigator and Deepwater Discovery to Transocean for net proceeds of $1,615.0 million. In consideration for the sales of these drilling units, $1,190.0 million of debt we owed to Transocean was cancelled. In addition, Transocean delivered to us promissory notes due August 17, 2011 bearing interest at 5.72% payable annually in an aggregate principal amount of $425.0 million. These notes may be repaid at any time at Transocean's option. The sale of the rigs to Transocean resulted in a net after-tax loss of $39.8 million for the eleven months ended December 31, 2001. For the nine month period ended September 30, 2002, we accrued $18.2 million in interest income attributable to these promissory notes.

     In April 2002, we sold, in separate transactions, the drilling units Harvey
H. Ward and Roger W. Mowell to Transocean for an aggregate net price of $93.0 million. In consideration for the sales of these drilling units, Transocean delivered promissory notes due April 3, 2012 bearing interest at 5.5% payable annually in an aggregate principal amount of $93.0 million. The notes can be repaid at any time at Transocean's option, without penalty. The excess of the sales price over the net book value of the rigs was $5.4 million, which was recorded as additional paid-in capital. For the nine months ended September 30, 2002, we accrued $2.5 million in interest income related to the notes.

     In July 2002, Transocean announced plans to divest its Gulf of Mexico Shallow and Inland Water business (see Notes 1 and 24 to our consolidated financial statements included elsewhere in this prospectus). As a result, we intend to transfer assets not used in this business to Transocean. In the third quarter of 2002, we executed the following transactions:

      -- We sold five of our subsidiaries, R&B Falcon (Ireland) Limited, RB Anton Ltd, RB Astrid Ltd, RB Mediterranean Ltd and PT RBF Offshore Drilling, in separate transactions, to wholly owned subsidiaries of Transocean for net proceeds of $2.5 million. The excess of the net proceeds over the net book value of the subsidiaries was $0.5 million, which was recorded as additional paid-in capital.

      -- We distributed, in separate transactions, eight of our subsidiaries, R&B Falcon International Energy Services B.V., R&B Falcon B.V., R&B Falcon (M) Sdn. Bhd., RBF Rig Corporation LLC, Shore Services LLC, R&B Falcon Inc. LLC, R&B Falcon Canada Co. and Transocean Offshore Drilling Services LLC, with an aggregate net book value of $62.5 million, to Transocean. The transactions were recorded as a decrease to additional paid-in capital. RBF Rig Corporation LLC owns the drilling rig C. E. Thornton, and Transocean Offshore Drilling Services LLC owns the drilling rig J. T. Angel.

      -- We distributed, in separate transactions, six drilling rigs, the F.G. McClintock, the Peregrine III, the Charley Graves, the W. D. Kent, Land Rig 34 and the J. W. McLean, as well as other surplus assets with an aggregate net book value of $148.3 million, to Transocean. The transactions were recorded as a decrease to additional paid-in capital.

      -- We distributed the prepaid (accrued) costs related to our defined benefit pension plans and retiree life and medical insurance plans at net book value of $5.3 million to Transocean. The transaction was recorded as a decrease to additional paid-in capital. For a description of this transaction, see Note 16 to our consolidated financial statements included elsewhere in this prospectus.

      -- We distributed net deferred tax assets of $12.3 million related to the distribution and sales of rigs, subsidiaries and assets during the third quarter of 2002. The transaction was recorded as a reduction to additional paid-in capital.

     At the time of the transactions, some of the drilling units were being utilized in connection with a drilling contract between one of our subsidiaries and a customer. These contracts were not transferred and we have secured the use of the drilling units for the purpose of performing these contracts through charters or other arrangements. The costs of these charters were included in operating and maintenance expense--related parties expense and totaled $139.4 million and $96.8 million for the nine months ended September 30, 2002 and the eleven months ended December 31, 2001, respectively.

     In October 2002, we assigned our leasehold interest at net book value of $0.5 million in the drilling unit M. G. Hulme, Jr. to Transocean. The transaction was recorded as a decrease to additional paid-in capital. See "Transfer of Special Purpose Entities to Transocean." Additionally, we assigned the drilling contract for the drilling unit Deepwater Horizon to Transocean for no consideration in the same month.

     In November 2002, we distributed the drilling unit Randolph Yost, with a net book value of $42.7 million, to Transocean. The transaction was recorded as a decrease to additional paid-in capital. Additionally, we assigned the drilling contract for the drilling unit Deepwater Discovery to Transocean for no consideration in the same month.

     For a discussion of additional transfers of assets to Transocean, see "Certain Relationships and Related Party Transactions--Asset Transfers to Transocean."

NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we adopted SFAS 142 effective January 1, 2002 and will perform our annual test of impairment as of October 1 each year. In conjunction with the adoption of this statement, we discontinued the amortization of goodwill. Application of the non-amortization provisions of SFAS 142 for goodwill is expected to result in an increase in operating income of approximately $140 million in 2002. At December 31, 2001, we had goodwill of approximately $5.5 billion. Pursuant to SFAS 142, we tested our goodwill for impairment upon adoption at a reporting unit level and recorded such impairment as a cumulative effect of a change in accounting principle. SFAS 142 defines a reporting unit as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Management has determined our reporting units are the same as our operating segments for the purpose of testing goodwill for impairment. As a result of adopting SFAS 142 and the required initial test of impairment and a decline in market conditions and other factors, we recognized an impairment in the first quarter 2002 of $1,363.7 million in our Gulf of Mexico Shallow and Inland Water reporting unit and $3,153.3 million in our International and U.S. Floater Contract Drilling Services reporting unit.

     In August 2001, the FASB issued SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion ("APB") 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retains the accounting and reporting provisions of SFAS 121 for recognition and measurement of long-lived asset impairment and for the measurement of long-lived assets to be disposed of by sale and the accounting and reporting provisions of APB 30. In addition to these fundamental provisions, SFAS 144 provides guidance for determining whether long-lived assets should be tested for impairment and specific criteria for classifying assets to be disposed of as held for sale. The statement is effective for fiscal years beginning after December 15, 2001, and we have adopted the statement as of January 1, 2002. The adoption of this statement had no material effect on our consolidated financial position or results of operations.

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in APB 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. We will adopt SFAS 145 effective January 1, 2003. We do not expect adoption of this statement to have a material effect on our consolidated financial position or results of operations.

     In July 2002, the FASB issued SFAS 146, Obligations Associated with Disposal Activities, which is effective for disposal activities initiated after December 15, 2002, with early application encouraged. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under this statement, a liability for a cost associated with an exit or disposal activity would be recognized and measured at its fair value when it is incurred rather than at the date of commitment to an exit plan. Under SFAS 146, severance pay would be recognized over time rather than up front provided the benefit arrangement requires employees to render future service beyond a minimum retention period, which would be based on the legal notification period, or if there is no such requirement, 60 days, thereby allowing a liability to be recorded over the employees' future service period. We will adopt SFAS 146 effective with disposal activities initiated after December 15, 2002. We do not expect adoption of this statement to have a material effect on our consolidated financial position or results of operations.

CHANGE IN ACCOUNTANTS

     Arthur Andersen LLP originally audited our financial statements for the year ended December 31, 2000. On February 8, 2001, after our merger with Transocean, our board of directors engaged Ernst & Young LLP to serve as our independent public accountants for the fiscal year 2001. Subsequently, we engaged Ernst & Young LLP to audit our financial statements for the year ended December 31, 2000.

     During the year ended December 31, 2000 and through February 8, 2001 there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as set forth in applicable SEC regulations.

     In the first quarter of 2001, we provided Arthur Andersen LLP with a copy of the above disclosures. In a letter dated February 12, 2001, Arthur Andersen LLP confirmed its agreement with these statements.

     During the year ended December 31, 2000 and through the date of their engagement, we did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in applicable SEC regulations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK--POST-OFFERING

     After the closing of this offering, our exposure to market risk for changes in interest rates will relate primarily to our long-term and short-term debt obligations. The table below presents scheduled debt maturities and related weighted-average interest rates for each of the twelve month periods ending September 30, relating to pro forma debt obligations as of September 30, 2002, after giving effect to the dispositions and retirement in connection with our separation from Transocean. Weighted-average variable rates are based on estimated LIBOR rates as of September 30, 2002 plus applicable margins.

     As of September 30, 2002 (in millions, except interest rate percentages):

                                                                                     FAIR VALUE
                                          SCHEDULED MATURITY DATE                   -------------
                           ------------------------------------------------------   SEPTEMBER 30,
                           2003   2004    2005   2006   2007   THEREAFTER   TOTAL       2002
                           ----   -----   ----   ----   ----   ----------   -----   -------------
Pro Forma Total Debt
  Fixed Rate(a)..........  $5.0   $10.2   $7.7    --     --      $15.9      $38.8       $43.0
    Average interest
      rate...............  6.5%     9.1%  6.8%    --     --        8.7%      8.1%

------------

(a)
  Expected maturity amounts are based on the face value of debt and do not reflect fair market value of debt.

  INTEREST RATE RISK--HISTORICAL

     Prior to the closing of this offering, our exposure to market risk for changes in interest rates related primarily to our long-term and short-term debt obligations. The table below presents scheduled debt maturities and related weighted-average interest rates for each of the twelve month periods ending September 30, relating to debt obligations as of September 30, 2002, before giving effect to the dispositions and retirement in connection with our separation from Transocean. Weighted-average variable rates are based on the estimated LIBOR as of September 30, 2002 plus applicable margins.

     As of September 30, 2002 (in millions, except interest rate percentages):

                                                                                              FAIR VALUE
                                               SCHEDULED MATURITY DATE                       -------------
                            --------------------------------------------------------------   SEPTEMBER 30,
                             2003     2004     2005    2006   2007   THEREAFTER    TOTAL         2002
                            ------   ------   ------   ----   ----   ----------   --------   -------------
Historical Total Debt
  Fixed Rate(a)...........  $280.3   $130.9   $431.1    --     --      $800.0     $1,642.3     $1,804.8
    Average interest
      rate................     6.6%     8.5%     7.1%   --     --         8.0%         7.6%
  Variable Rate(a)........  $ 66.0       --       --    --     --          --     $   66.0     $   66.0
    Average interest
      rate................     3.0%      --       --    --     --          --          3.0%

------------

(a)
  Expected maturity amounts are based on the face value of debt and do not reflect fair market value of debt.

     At September 30, 2002, we had approximately $66 million of variable-rate debt related to the line of credit extended to us by Transocean. Given the amount of variable-rate debt outstanding as of this date, any change in interest rates would have had a minimal impact on our interest expense.

  FOREIGN EXCHANGE RISK

     Our international operations, primarily in Venezuela and Trinidad, expose us to foreign exchange risk. We use a variety of techniques to minimize the exposure to foreign exchange risk. Our primary foreign exchange risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. We may also use foreign exchange derivative instruments or spot purchases. We do not enter into derivative transactions for speculative purposes. At September 30, 2002, we did not have any outstanding foreign exchange contracts.

                                  OUR BUSINESS

OVERVIEW

     We are a leading provider of contract oil and gas drilling services, primarily in the U.S. Gulf of Mexico shallow water and inland marine region, an area that we refer to as the U.S. Gulf Coast. We have the largest fleet of drilling rigs in the U.S. Gulf Coast and believe that, as a result of our leading position and geographic focus, we are well-positioned to benefit from the potential increased drilling activity for natural gas in this region.

     We own or operate a fleet of 76 drilling rigs consisting of jackups, barges, submersibles, a platform rig and land rigs. Our U.S. Gulf Coast jackup fleet drills in water depths up to 250 feet and consists of six independent leg cantilever jackup rigs, 11 mat-supported cantilever jackup rigs and 10 mat-supported slot-type jackup rigs. Our U.S. Gulf Coast drilling barge fleet operates in inland waters, bays and coastal transition zones and consists of 19 posted barges and 12 conventional barges. We also own three submersible drilling rigs located in the U.S. Gulf Coast that can drill in water depths of between 12 and 85 feet. In addition to our U.S. Gulf Coast operations, we own two mat-supported cantilever jackup rigs and one platform rig located in Trinidad and nine land rigs as well as three lake barges located in Venezuela.

     Our core business is to contract our drilling rigs, related equipment and work crews primarily on a dayrate basis to customers who are drilling oil and gas wells. We provide these services mostly to independent oil and gas companies, but we also service major international and government-controlled oil and gas companies. Our customers in the U.S. Gulf Coast typically focus on drilling for natural gas. During the first nine months of 2002, approximately 75% of the wells drilled by our U.S. Gulf Coast drilling rigs were searching for natural gas.

RECENT INDUSTRY TRENDS

     The drilling industry in the U.S. Gulf Coast is highly cyclical, with periods of high demand and high dayrates followed by periods of low demand and low dayrates. The industry cycle is typically driven by general economic activity and changes in actual or anticipated oil and gas prices. In particular, we believe that our earnings and demand for our rigs will both typically be correlated to our customers' expectations of energy prices, particularly natural gas prices, and that expected energy price increases will generally have a positive impact on our earnings. We believe that the drilling industry is currently emerging from a cyclical low point and that there are several trends that should benefit our operations, including:

      -- Increasing Natural Gas Prices. While U.S. natural gas prices are volatile, the rolling twelve-month average price of natural gas has been increasing. We believe that if the U.S. economy improves and the demand for natural gas continues to grow, the price of natural gas will also improve. We also believe that increased natural gas prices in the United States should have a favorable impact on our business, as it typically leads to increased exploration and development budgets by oil and gas companies. This should result in more exploration and development drilling activity and higher utilization and dayrates for drilling companies like us.

      -- Need for Increased Natural Gas Drilling Activity. From 1994 to 2001, U.S. demand for natural gas grew at an annual rate of 0.9% while its supply grew at an annual rate of 0.5%. We believe that this supply and demand imbalance will continue if demand for natural gas continues to increase and the production decline rates that have increased from 16% in 1992 to 25% in 2000 continue to accelerate. The increase in production decline rates is primarily a result of the maturity of existing reservoirs, improved drilling and production technology and the exploitation of generally smaller remaining oil and gas reservoirs. Even though the number of U.S. gas wells drilled has increased in recent years, a corresponding increase in production has not been realized. We believe that an increase in U.S. drilling activity will be required for the natural gas industry to meet the expected increased demand for, and compensate for the slowing production of, natural gas in the United States.

      -- Trend Towards Drilling Deeper Shallow Water Gas Wells. We believe the current trend by oil and gas companies to drill deep gas wells (that is, wells drilled to depths of more than 15,000 feet) along the U.S. Gulf Coast will benefit our fleet. This trend focuses on utilizing improved seismic and drilling technologies to drill wells at greater depths to seek new untapped natural gas reserves. The deep gas zones along the U.S. Gulf Coast shelf could potentially be prolific. In addition, the economic viability of deep gas drilling in this area benefits from the extensive infrastructure that is already in place, as well as the royalty relief granted by the U.S. Minerals Management Service at a recent lease sale relating to initial gas production from wells producing from depths of 15,000 feet or more.

           We believe that this trend towards deeper drilling will benefit premium jackup rigs as well as barge rigs and submersible rigs that are capable of drilling deep gas wells. In addition, the trend will indirectly benefit conventional jackup fleets as the use of premium rigs in the U.S. Gulf Coast to drill deep wells should reduce the supply of rigs available to drill conventional wells.

      -- Redeployment of Jackup Rigs. Greater demand for jackup rigs in international areas over the last two years has resulted in the mobilization and redeployment of some higher specification jackup rigs out of the Gulf of Mexico. In addition, recent increases in activity in Mexico have resulted in the redeployment of some lower specification jackup rigs. These withdrawals have reduced the overall supply of jackups in the U.S. Gulf Coast and created a more favorable environment for both utilization and dayrates for the remaining jackups, including ours.

OUR STRENGTHS

     We believe that we have the following strengths:

      -- Leading Presence in the U.S. Gulf Coast. We have both the largest jackup fleet and inland barge fleet in the U.S. Gulf Coast. The U.S. Gulf of Mexico continues to be the largest offshore drilling market in the world. Our leading presence and geographic focus provide us with logistical advantages in servicing our customers, including reduced mobilization times and costs and increased flexibility of rig and crew deployment. In particular, during periods of high rig demand, we can effectively meet the needs of our customers who favor contracting rigs that are close to targeted drilling sites and can be mobilized quickly. Our size also generates economies of scale, including increased bargaining power with suppliers, and helps us attract, train and retain qualified crew personnel.

      -- Well-Positioned to Benefit From an Upturn in Natural Gas Prices and Drilling Activity. Our customers in the U.S. Gulf Coast primarily target natural gas. Given our leading presence in this market, we believe we are well-positioned to benefit from any significant improvements in U.S. natural gas prices and increases in drilling activity in the U.S. Gulf Coast. In addition, we currently have an inventory of warm stacked equipment that can be rapidly deployed to exploit attractive opportunities, in most cases without requiring any additional capital expenditures. Further, because operating costs in our industry are largely fixed, our earnings and cash flow are very sensitive to fluctuations in utilization rates and dayrates.

           While rig demand in the U.S. Gulf Coast has been depressed since the second half of 2001, we have recently seen signs of improvement in utilization. As of December 1, 2002, 25 rigs, out of our total fleet of 61 rigs, were working and our average dayrate was $19,500. This compares to 14 rigs in our fleet working and an average dayrate of $20,500 as of April 1, 2002.

      -- Strong Pro Forma Balance Sheet. We have a strong balance sheet, with only $41 million of total debt and a total debt to total capitalization ratio of 4.1%, in each case on a pro forma basis as of September 30, 2002. At the closing of this offering, we also expect to have an estimated $100 to $200 million line of credit in place for general corporate purposes. We believe this strong balance sheet should enable us to take advantage of opportunities for growth as the market improves and to respond effectively to market downturns.

      -- Experienced and Incentivized Management Team. Our senior and operating level management team has extensive industry experience in the U.S. Gulf Coast. Their considerable knowledge of and experience with the cyclical nature of our business should enhance our ability to operate effectively through industry cycles. Jan Rask, our Chief Executive Officer, and Scott O'Keefe, our Chief Financial Officer, held the same positions at Marine Drilling Companies, Inc., a publicly traded contract drilling company that was focused on the U.S. Gulf Coast. Mr. Rask and Mr. O'Keefe successfully operated and grew Marine Drilling until its sale in September 2001. Mr. Rask had previously been Chief Executive Officer of Arethusa (Off-Shore) Limited, a contract drilling company with worldwide operations, including operations in the U.S. Gulf Coast.

           Additionally, our management's participation in incentive compensation plans is designed to align their interests with our operating and financial performance. At the closing of the offering, Mr. Rask and Mr. O'Keefe will own options to purchase shares of Class A common stock representing approximately 2.4% of the aggregate number of shares outstanding. In addition, Mr. Rask and Mr. O'Keefe will participate in a performance bonus plan that is linked to specific performance targets.

OUR STRATEGY

     Our objective is to be a leading offshore drilling company with a focus on the North American natural gas industry. Specifically, we intend to:

      -- Focus on Marine Assets and Drilling for Natural Gas Along the U.S. Gulf Coast. We plan to maintain our position as the leading contractor of jackup rigs and drilling barges in the U.S. Gulf Coast. We believe that this approach will allow us to take advantage of improvements in dayrates and rig demand that may result from increased drilling activity in this region.

           We believe that our focus on this region will also allow us to take advantage of deep gas drilling opportunities. Deep gas wells are generally more difficult to drill, take longer to complete and require equipment with higher specifications. As a result, these opportunities are particularly attractive as they tend to involve longer contracts and, frequently, higher dayrates. Over half of our barge rigs and all of our submersible rigs were designed to drill up to 30,000 feet deep. As of December 1, 2002, nine of our barge rigs were drilling deep gas wells on the U.S. Gulf Coast. As the deep gas opportunity develops, we may selectively upgrade our barges and submersibles to participate further in deep gas drilling activity in the U.S. Gulf Coast.

           Although we intend to focus on the U.S. Gulf Coast, we also plan to pursue selective opportunities for our rigs in Venezuela, Trinidad and possibly Mexico. In Venezuela, we believe that increased drilling will be required to reestablish the country's prior production levels. In Trinidad, we expect drilling activity to increase in order to meet the growing demand for natural gas, which supplies the country's liquefied natural gas plants as well as local industry.

      -- Pursue Efficient, Low-Cost Operations and a Disciplined Approach to Capital Spending. We intend to be a low-cost contractor in the U.S. Gulf Coast drilling market. We believe that by being an efficient, low-cost contractor, we can maintain significant operating flexibility and maximize our earnings and cash flow over the entire business cycle. During rising market periods, we will seek to maximize the utilization and operating margins of our assets and pursue longer-term contracts at attractive dayrates. During depressed market periods, we will seek to maintain utilization of our assets, even if it means accepting lower dayrates. Lowering our cost structure should increase our ability to maintain utilization of our assets during market downturns. We believe that this operational flexibility will provide us with an important competitive advantage as we seek to maintain the operating continuity of our rigs and crews and allow us to compete effectively with competitors with higher specification fleets and higher cost structures than ours.

           We will pursue a disciplined approach to capital spending in increasing the size and upgrading the capabilities of our fleet. We plan to pursue rig acquisitions and cost-effective upgrades to our fleet when we believe we can achieve an attractive return on our investment and there is a clear market demand and the opportunity for improvements in dayrates and operating margins. For future expansion of our fleet, we intend to target reasonably priced assets that complement our existing fleet and serve our existing markets.

      -- Maintain High Operating Standards. We plan to continue to maintain a high level of quality service and safety. We have in place a comprehensive set of safety management systems, standards and procedures, including improvements to regularly scheduled maintenance of active drilling units and training and safety programs for all of our employees. We believe that these systems, standards and procedures allow us to maintain a higher level of safety, benefiting our employees, our margins and our reputation while also helping to control our insurance costs, claims and unscheduled rig downtime. Our strategy is to maintain a consistent, ongoing level of operational expertise by retaining our critical employees through cyclical downturns in our industry.

      -- Maintain a Conservative Capital Structure. We intend to maintain our conservative capital structure, with a low percentage of debt. We believe this is a prudent financial strategy given that our industry is highly cyclical. Because our significant operational leverage causes our earnings and cash flow to be very sensitive to improvements in utilization rates and dayrates, we do not expect to expose our company to significant financial leverage that would further magnify the effect of changes in our drilling markets. We further believe that the strength of our balance sheet should enable us to take advantage of opportunities for growth as the market improves and to respond effectively to market downturns.

DRILLING RIG FLEET

     Our drilling rig fleet consists of:

      --   jackups,

      --   barge drilling rigs, and

      -- other rigs (which include submersible rigs, a platform drilling rig, land drilling rigs and Lake Maracaibo barge rigs).

     There are several factors that determine the type of rig most suitable for a particular drilling contract. The most significant factors are water depth and seabed conditions (in offshore and inland marine environments), whether drilling is being done over a platform or other structure, and the intended well depth. Our fleet allows us to meet a broad range of needs in the U.S. Gulf Coast, while being focused on shallow water drilling. Most of our drilling equipment is suitable for both exploration and development drilling, and we are normally engaged in both types of drilling activity. All of our mobile offshore drilling units are designed for operations away from port for extended periods of time and most have living quarters for the crews, a helicopter landing deck and storage space for pipe and drilling supplies.

     Following are brief descriptions of the types of rigs we operate. Rigs described in the charts below as "operating" are under contract (including rigs being mobilized under contract). Rigs described as "warm stacked" are not under contract and may require the hiring of additional crew (and, in some cases, an entire crew), but are generally ready for service with little or no capital expenditures and are available to be actively marketed. Rigs described as "cold stacked" are not available to be actively marketed, generally cannot be ready for service for a longer period of time and normally require the hiring of an entire crew, a maintenance review and significant refurbishment before they can be mobilized. We include information in the charts below for rated drilling depth, which means drilling depth stated by the manufacturer of the rig. A rig may not have the actual capacity to drill at the rated drilling depth.

  JACKUP DRILLING RIGS (29)

     Jackup rigs are mobile self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor until a foundation is established to support the drilling platform. Once a foundation is established, the drilling platform is jacked further up the legs so that the platform is above the highest expected waves. The rig hull includes the drilling rig, jackup system, crew quarters, loading and unloading facilities, storage areas for bulk and liquid materials, helicopter landing deck and other related equipment.

     Jackup rig legs may operate independently or have a lower hull referred to as a "mat" attached to the lower portion of the legs in order to provide a more stable foundation in soft bottom areas. Independent leg rigs are better suited for harder or uneven seabed conditions while mat rigs are better suited for soft bottom conditions. Some of our jackup rigs have a cantilever design, a feature that permits the drilling platform to be extended out from the hull, allowing it to perform drilling or workover operations over some types of preexisting platforms or structures. Our other jackup rigs have a slot-type design, permitting the rig to be configured for drilling operations to take place through a slot in the hull. Slot-type rigs are usually used for exploratory drilling, in that their configuration makes them difficult to position over existing platforms or structures. Jackup rigs with the cantilever feature historically have achieved higher dayrates and utilization rates.

     The following table contains information regarding our jackup rig fleet as of December 1, 2002:

                                  ORIGINAL     WATER DEPTH   RATED DRILLING
                                YEAR ENTERED    CAPACITY         DEPTH
          RIG            TYPE     SERVICE       (IN FEET)      (IN FEET)      LOCATION      STATUS
-----------------------  ----   ------------   -----------   --------------   --------   ------------
RBF 151(a).............  ILC        1981           150           20,000        U.S.      Cold Stacked
RBF 156................  ILC        1983           150           20,000        U.S.       Operating
RBF 185................  ILC        1982           120           20,000        U.S.      Cold Stacked
RBF 150................  ILC        1979           150           20,000        U.S.       Operating
RBF 155................  ILC        1980           150           20,000        U.S.      Cold Stacked
RBF 154(a).............  ILC        1979           150           16,000        U.S.      Cold Stacked
RBF 110................   MC        1982           100           20,000       Trinidad   Warm Stacked
RBF 152................   MC        1980           150           20,000        U.S.       Operating
RBF 153................   MC        1980           150           20,000        U.S.      Cold Stacked
RBF 200................   MC        1979           200           20,000        U.S.       Operating
RBF 201................   MC        1981           200           20,000        U.S.       Operating
RBF 202................   MC        1982           200           20,000        U.S.       Operating
RBF 203................   MC        1981           200           20,000        U.S.       Operating
RBF 204................   MC        1981           200           20,000        U.S.       Operating
RBF 205................   MC        1979           200           20,000        U.S.       Operating
RBF 206................   MC        1980           200           20,000        U.S.       Operating
RBF 207................   MC        1981           200           20,000        U.S.       Operating
RBF 208(a)(b)..........   MC        1980           200           20,000       Trinidad   Cold Stacked
RBF 100(a).............   MC        1982           100           20,000        U.S.      Cold Stacked
RBF 190(a).............   MS        1978           160           20,000        U.S.      Cold Stacked
RBF 191................   MS        1978           160           20,000        U.S.      Cold Stacked
RBF 192(a).............   MS        1981           160           20,000        U.S.      Cold Stacked
RBF 250................   MS        1974           250           20,000        U.S.      Warm Stacked
RBF 251................   MS        1978           250           20,000        U.S.      Warm Stacked
RBF 252................   MS        1978           250           20,000        U.S.      Cold Stacked
RBF 253................   MS        1982           250           20,000        U.S.      Warm Stacked
RBF 254................   MS        1976           250           20,000        U.S.      Cold Stacked
RBF 255(a).............   MS        1976           250           20,000        U.S.      Cold Stacked
RBF 256(a).............   MS        1975           250           20,000        U.S.      Cold Stacked

------------

"ILC" means an independent leg cantilevered jackup rig.

"MC" means a mat-supported cantilevered jackup rig.

"MS" means a mat-supported slot-type jackup rig.

(a)These rigs would require substantial refurbishment to be ready for service.

(b)This rig is currently unable to operate in the U.S. Gulf of Mexico due to regulatory restrictions.

  BARGE DRILLING RIGS (31)

     Barge drilling rigs are mobile drilling platforms that are submersible and are built to work in eight to 20 feet of water. They are towed by tugboats to the drill site with the derrick lying down. The lower hull is then submerged by flooding until it rests on the sea floor. The derrick is then raised and drilling operations are conducted with the barge in this position. Our barge drilling fleet consists of conventional and posted barge rigs. A posted barge is identical to a conventional barge except that the hull and superstructure are separated by 10- to 14-foot columns, which increases the water depth capabilities of the rig. Most of our barge drilling rigs are suitable for deep gas drilling.

     The following table contains information regarding our barge drilling rig fleet as of December 1, 2002:

                                    ORIGINAL                  RATED DRILLING
                                  YEAR ENTERED   HORSEPOWER       DEPTH
          RIG             TYPE      SERVICE        RATING       (IN FEET)      LOCATION      STATUS
-----------------------  ------   ------------   ----------   --------------   --------   ------------
11.....................  Conv.        1982         3,000          30,000         U.S.      Operating
28.....................  Conv.        1979         3,000          30,000         U.S.      Operating
29.....................  Conv.        1980         3,000          30,000         U.S.       Shipyard
30(a)..................  Conv.        1981         3,000          30,000         U.S.     Cold Stacked
31(a)..................  Conv.        1981         3,000          30,000         U.S.     Cold Stacked
32.....................  Conv.        1982         3,000          30,000         U.S.      Operating
15.....................  Conv.        1981         2,000          25,000         U.S.     Warm Stacked
1......................  Conv.        1980         2,000          20,000         U.S.     Cold Stacked
21(a)..................  Conv.        1982         1,500          15,000         U.S.     Cold Stacked
19.....................  Conv.        1996         1,000          14,000         U.S.      Operating
20.....................  Conv.        1998         1,000          14,000         U.S.      Operating
23.....................  Conv.        1995         1,000          14,000         U.S.     Cold Stacked
55.....................  Posted       1981         3,000          30,000         U.S.     Warm Stacked
17.....................  Posted       1981         3,000          30,000         U.S.      Operating
27.....................  Posted       1978         3,000          30,000         U.S.      Operating
41.....................  Posted       1981         3,000          30,000         U.S.      Operating
46.....................  Posted       1981         3,000          30,000         U.S.      Operating
47(a)..................  Posted       1982         3,000          30,000         U.S.     Cold Stacked
48.....................  Posted       1982         3,000          30,000         U.S.      Operating
49.....................  Posted       1980         3,000          30,000         U.S.      Operating
61(a)..................  Posted       1978         3,000          30,000         U.S.     Cold Stacked
62.....................  Posted       1978         3,000          30,000         U.S.     Warm Stacked
64.....................  Posted       1979         3,000          30,000         U.S.      Operating
75(a)(b)...............  Posted       1979         3,000          30,000         U.S.     Cold Stacked
52.....................  Posted       1981         2,000          25,000         U.S.      Operating
56(a)..................  Posted       1973         2,000          25,000         U.S.     Cold Stacked
57.....................  Posted       1975         2,000          25,000         U.S.     Warm Stacked
9......................  Posted       1981         2,000          25,000         U.S.      Operating
10.....................  Posted       1981         2,000          25,000         U.S.     Warm Stacked
7......................  Posted       1978         2,000          25,000         U.S.     Cold Stacked
74(a)(b)...............  Posted       1981         2,000          25,000         U.S.     Cold Stacked

------------

"Conv." means a conventional barge rig.

"Posted" means a posted barge rig.

(a)These rigs would require substantial refurbishment to be ready for service.

(b)These rigs are not owned by us, but are bareboat chartered from a third party. Each charter expires in February 2006.

  OTHER DRILLING RIGS (16)

     A submersible rig is a mobile drilling platform that is towed to the well site where it is submerged by flooding its superstructure until it rests on the sea floor, with the upper hull above the water surface. After completion of the drilling operation, the rig is refloated by pumping the water out of the lower hull, so that it can be towed to another location. Submersible rigs typically operate in water depths of 12 to 85 feet. Our three submersible rigs are suitable for deep gas drilling.

     A platform drilling rig is placed on a production platform and is similar to a modular land rig. The production platform's crane is capable of lifting the modularized rig crane that subsequently sets the rig modules. The assembled rig has all the drilling, housing and support facilities necessary for drilling multiple production wells. Most platform drilling rig contracts are for multiple wells and extended periods of time on the same platform. Once work has been completed on a particular platform, the rig can be redeployed to another platform for further work. We have one platform drilling rig.

     Our nine land drilling rigs are completely equipped to drill oil and gas wells. These rigs are designed to be transported by truck and assembled by crane. They require a firm, level area to be erected and sometimes require foundation work to be performed to support the drill floor and derrick.

     Our three Lake Maracaibo barge rigs are designed to work in Lake Maracaibo, Venezuela, which requires operation in a floating mode in up to 150 feet of water. These rigs were modified by widening the hull to 100 feet, installing a mooring system and cantilevering the drill floor. As a result of these modifications, these rigs are generally not suitable for deployment to other locations. None of these rigs have operated since January 2000.

     The following table contains information regarding our other rigs as of December 1, 2002:

                                ORIGINAL YEAR                         RATED DRILLING
                                   ENTERED                                DEPTH
         RIG           TYPE    SERVICE/UPGRADED   HORSEPOWER RATING     (IN FEET)      LOCATION       STATUS
---------------------  -----   ----------------   -----------------   --------------   ---------   ------------
RBF 77(a)............  Subm.       1983                   N/A             30,000         U.S.      Cold Stacked
RBF 78...............  Subm.       1983                   N/A             30,000         U.S.      Cold Stacked
RBF 75...............  Subm.       1983                   N/A             25,000         U.S.      Warm Stacked
Cliffs #3............  Plat.    1993/1998                 N/A             25,000       Trinidad     Operating
55...................  Land        1983                 3,000             35,000       Venezuela   Warm Stacked
54...................  Land        1981                 3,000             30,000       Venezuela   Warm Stacked
40...................  Land        1980                 2,000             25,000       Venezuela    Operating
42...................  Land        1981                 2,000             25,000       Venezuela    Operating
43...................  Land        1981                 2,000             25,000       Venezuela   Warm Stacked
36...................  Land        1982                 2,000             18,000       Venezuela   Warm Stacked
37...................  Land        1982                 2,000             18,000       Venezuela   Warm Stacked
26(b)................  Land     1980/1998                 750              6,500       Venezuela   Warm Stacked
27(b)................  Land     1981/1997                 900              8,000       Venezuela    Operating
40...................  LMB      1980/1994               3,000             25,000       Venezuela   Cold Stacked
42...................  LMB      1982/1994               2,000             25,000       Venezuela   Cold Stacked
43...................  LMB      1982/1994               3,000             25,000       Venezuela   Cold Stacked

------------

"Subm." means a submersible rig.

"Plat." means a platform drilling rig.

"LMB" means a Lake Maracaibo barge rig.

(a)This rig would require substantial refurbishment to be ready for service.

(b)These rigs are owned by a joint venture in which we have a 66.70% ownership interest.

DRILLING CONTRACTS

     Our contracts to provide drilling services are individually negotiated and vary in their terms and provisions. We obtain most of our contracts through competitive bidding against other contractors. Drilling contracts generally provide for payment on a dayrate basis, with higher rates while the drilling unit is operating and lower rates for periods of mobilization or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other factors. Historically, most of our drilling contracts have been short-term or on a well-to-well basis.

     A dayrate drilling contract generally extends over a period of time covering the drilling of a single well or group of wells or covering a stated term. These contracts typically can be terminated by the customer under various circumstances such as the loss or destruction of the drilling unit or the suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment. The contract term in some instances may be extended by the customer exercising options for the drilling of additional wells or for an additional term, or by exercising a right of first refusal.

CUSTOMERS

     We engage in offshore and inland marine drilling primarily for independent oil and gas companies, although we also work for large international oil companies and government-controlled oil companies. No single customer accounted for 10% or more of our pro forma 2001 operating revenues. Nonetheless, the loss of any significant customer could, at least in the short term, have a material adverse effect on our results of operations.

COMPETITORS

     The U.S. Gulf of Mexico shallow water and U.S. inland marine market sectors in which we operate are highly competitive. In the U.S. inland marine market sector, our principal competitor is Parker Drilling Co. In the U.S. Gulf of Mexico shallow water market sector, we compete with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job, although rig availability, safety record, crew quality and technical capability of service and equipment may also be considered. Many of our competitors in the U.S. Gulf of Mexico shallow water market sector have greater financial and other resources than we have and may be better able to make technological improvements to existing equipment or replace equipment that becomes obsolete.

KEY MARKETS

     GENERAL

     Most jackup and submersible rigs can be moved from one region to another, and in this sense the marine contract drilling market is a global market. Because the cost of a rig move is significant, there is limited availability of rig moving vessels and some rigs are designed to work in specific regions, the demand/supply balance for jackup and submersible rigs may vary somewhat from region to region. However, significant variations between regions tend not to exist on a long-term basis due to the ability to move rigs. Because many of our rigs were designed for drilling in the U.S. Gulf Coast, our ability to move our rigs to other regions in response to changes in market conditions is limited.

     U.S. INLAND BARGE MARKET SECTOR

     Our barge rig fleet operates in marshes, rivers, lakes and shallow bay and coastal water tidal areas that are known as the "transition zone." Our primary barge market sector consists of the inland shallow water areas of the U.S. Gulf Coast, where jackup rigs are unable to operate. This area historically has been the world's largest market sector for barge rigs.

     U.S. GULF OF MEXICO SHALLOW WATER MARKET SECTOR

     The U.S. Gulf of Mexico shallow water market sector is serviced by our jackups and submersibles. This market sector begins at the outer limit of the transition zone and extends to water depths of about 300 feet. Oil and gas reserves in these water depths have been developed to a significantly greater degree than reserves in deeper water (beginning at water depths of 300 feet and extending to approximately 10,000 feet).

     OTHER OPERATIONS

     We have jackup rig and platform drilling rig operations in Trinidad. Our land rig and Lake Maracaibo barge rig operations are located in Venezuela.

OTHER ASSETS

     We have a 25% equity interest in Delta Towing Holdings, LLC, which operates a U.S. inland and shallow water marine support vessel business. Beta Marine Services, LLC owns the remaining 75% equity interest in the joint venture. In connection with its formation, the Delta Towing joint venture also issued notes to us with a book value of $80 million, secured by the Delta Towing joint venture's assets described in the following paragraph. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Related Party Transactions."

     The Delta Towing joint venture owns and operate towing vessels and barges used primarily to transport and store equipment and material to support jackup and barge rig drilling operations. The Delta Towing joint venture utilizes rig moving tugs, utility barges, service tugs and crew boats in connection with its operations. Although these assets can be deployed to other uses, any continuation of the current downturn, or further significant downturn, in oil and gas activity in the transition zone would have a negative impact on the Delta Towing joint venture's business that could not be fully offset by deployment of such assets to other markets. As of December 1, 2002, according to information supplied by the Delta Towing joint venture, the Delta Towing joint venture's operating assets consisted of 54 inland tugs, 30 offshore tugs, 36 crewboats, 36 deck barges, 17 shale barges, five spud barges and three offshore barges.

     We also have a $1 million equity investment in Energy Virtual Partners, Inc., a newly formed private company offering asset management services to owners of oil and gas properties in the development and production phases of the reservoir life cycle.

REGULATION

     Our operations are affected in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas industry and, accordingly, is also affected by changing tax and other laws relating to the energy business generally.

     The transition zone and shallow water areas of the U.S. Gulf of Mexico are ecologically sensitive. Environmental issues have led to higher drilling costs, a more difficult and lengthy well permitting process and, in general, have adversely affected decisions of oil and gas companies to drill in these areas. In the United States, regulations applicable to our operations include regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills or other unauthorized discharges of chemicals or wastes resulting from or related to those operations. Laws and regulations protecting the environment have become more stringent, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Some of these laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts which were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position or results of operations.

     The U.S. Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act, prohibits the discharge of specified substances into the navigable waters of the United States without a permit. The regulations implementing the Clean Water Act require permits to be obtained by an operator before specified exploration activities occur. Offshore facilities must also prepare plans addressing spill prevention control and countermeasures. Violations of monitoring, reporting and permitting requirements can result in the imposition of civil and criminal penalties.

     The U.S. Oil Pollution Act of 1990 ("OPA") and related regulations impose a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills. Few defenses exist to the liability imposed by OPA, and the liability could be substantial. Failure to comply with ongoing requirements or inadequate cooperation in the event of a spill could subject a responsible party to civil or criminal enforcement action.

     The U.S. Outer Continental Shelf Lands Act authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the outer continental shelf. Included among these are regulations that require the preparation of spill contingency plans and establish air quality standards for certain pollutants, including particulate matter, volatile organic compounds, sulfur dioxide, carbon monoxide and nitrogen oxides. Specific design and operational standards may apply to outer continental shelf vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations related to the environment issued pursuant to the Outer Continental Shelf Lands Act can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and canceling leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

     The U.S. Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability without regard to fault or the legality of the original conduct on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a facility where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at a particular site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the cost of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. We could be subject to liability under CERCLA principally in connection with our onshore activities. It is also not uncommon for third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the importation of and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

     Although significant capital expenditures may be required to comply with these governmental laws and regulations, such compliance has not materially adversely affected our earnings or competitive position.

EMPLOYEES

     As of November 1, 2002, we had approximately 1,970 employees. We require highly skilled personnel to operate and provide technical services and support for our drilling units. As a result, we conduct extensive personnel recruiting, training and safety programs.

     On November 1, 2002, approximately 141 (or 8%) of our employees worldwide were working under collective bargaining agreements, approximately 73 of whom were working in Trinidad and 68 of whom were working in Venezuela. Of these represented employees, approximately one-half are currently involved in salary negotiations. Efforts have been made from time to time to unionize other portions of our workforce, including workers in the Gulf of Mexico.

PROPERTIES

     We maintain our principal executive offices in Houston, Texas and have operational offices in Houma, Louisiana, Maturin, Venezuela and La Romaine, Trinidad. We also have warehouse and yard facilities in Abbeville, Louisiana, Broussard, Louisiana, La Romaine, Trinidad and Maturin, Venezuela. We lease all of these facilities, except for the warehouse and yard facilities in Abbeville and Maturin.

LEGAL PROCEEDINGS

     In October 2001, we were notified by the U.S. Environmental Protection Agency ("EPA") that the EPA had identified one of our subsidiaries as a potentially responsible party in connection with the Palmer Barge Line superfund site located in Port Arthur, Jefferson County, Texas. Based upon the information provided by the EPA and our review of our internal records to date, we dispute our designation as a potentially responsible party and do not expect that the ultimate outcome of this case will have a material adverse effect on our business or consolidated financial position. We continue to investigate the matter.

     In connection with our separation from Transocean, Transocean has agreed to indemnify us for any losses we incur as a result of the legal proceedings described in the following two paragraphs. See "Relationship Between Us and Transocean--Master Separation Agreement--Indemnification and Release."

     In March 1997, an action was filed by Mobil Exploration and Producing U.S. Inc. and affiliates, St. Mary Land & Exploration Company and affiliates and Samuel Geary and Associates, Inc. against Cliffs Drilling, its underwriters and insurance broker in the 16th Judicial District Court of St. Mary Parish, Louisiana. The plaintiffs alleged damages amounting to more than $50 million in connection with the drilling of a turnkey well in 1995 and 1996. The case was tried before a jury in January and February 2000, and the jury returned a verdict of approximately $30 million in favor of the plaintiffs for excess drilling costs, loss of insurance proceeds, loss of hydrocarbons and interest. The matter was appealed, and the Louisiana Court of Appeals has reduced the amount for which we may be responsible to less than $10 million. However, the plaintiffs have requested a rehearing on specified issues. We believe that all but potentially the portion of the verdict representing excess drilling costs of approximately $4.7 million is covered by primary and excess liability insurance policies of Cliffs Drilling; however, the insurers and underwriters have denied coverage. Cliffs Drilling has instituted litigation against those insurers and underwriters to enforce its rights under the relevant policies. We do not expect that the ultimate outcome of this case will have a material adverse effect on our business or consolidated financial position.

     In 1984, in connection with the financing of the corporate headquarters, at that time, for Reading & Bates Corporation ("R&B"), a predecessor to one of our subsidiaries, in Tulsa, Oklahoma, the Greater Southwestern Funding Corporation ("Southwestern") issued and sold, among other instruments, Zero Coupon Series B Bonds due 1999-2009 with an aggregate $189 million value at maturity. Paine Webber Incorporated purchased all of the Series B Bonds for resale and in 1985 acted as underwriter in the public offering of most of these bonds. The proceeds from the sale of the bonds were used to finance the acquisition and construction of the headquarters. R&B's rental obligation was the primary source for repayment of the bonds. In connection with the offering, R&B entered into an indemnification agreement indemnifying Southwestern and Paine Webber from loss caused by any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact contained or required to be contained in the prospectus or registration statement relating to that offering. Several years after the offering, R&B defaulted on its lease obligations, which led to a default by Southwestern. Several holders of Series B bonds filed an action in Tulsa, Oklahoma in 1997 against several parties, including Paine Webber, alleging fraud and misrepresentation in connection with the sale of the bonds. In response to a demand from Paine Webber in connection with that lawsuit and a related lawsuit, R&B agreed in 1997 to retain counsel for Paine Webber with respect to only that part of the referenced cases relating to any alleged material misstatement or omission relating to R&B made in certain sections of the prospectus or registration statement. The agreement to retain counsel did not amend any rights and obligations under the indemnification agreement. There has been only limited progress on the substantive allegations of the case. Recently, the trial court has denied class certification, and the plaintiffs have appealed this denial to a higher court. We dispute that there are any matters requiring us to indemnify Paine Webber. In any event, we do not expect that the ultimate outcome of this matter will have a material adverse effect on our business or consolidated financial position.

     We and our subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of our business. We do not believe that ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on our business or consolidated financial position.

     We cannot predict with certainty the outcome or effect of any of the litigation or regulatory matters specifically described above or of any other pending litigation. There can be no assurance that our belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management's current estimates.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our directors and executive officers:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Eric B. Brown.............................  51    Director
Gregory L. Cauthen........................  45    Director
Robert L. Long............................  56    Director
J. Michael Talbert........................  55    Director and Chairman of the Board
Jan Rask..................................  47    President and Chief Executive Officer and
                                                  Director
T. Scott O'Keefe..........................  46    Senior Vice President and Chief Financial
                                                  Officer
Rodney W. Meisetschlaeger.................  49    Vice President--Offshore Operations
Lloyd M. Pellegrin........................  55    Vice President--Human Resources
Darren J. Vorst...........................  37    Controller

     Eric B. Brown has served as director since our merger transaction with Transocean in January 2001. He is Senior Vice President, General Counsel and Corporate Secretary of Transocean. He served as Vice President and General Counsel of Transocean since February 1995 and Corporate Secretary of Transocean since September 1995. He assumed his current position in February 2001. Prior to assuming his duties with Transocean, Mr. Brown served as General Counsel of Coastal Gas Marketing Company.

     Gregory L. Cauthen has served as director since July 2002. He is Senior Vice President, Chief Financial Officer and Treasurer of Transocean. Mr. Cauthen assumed his current position in December 2001. Prior to joining Transocean, he served as President and Chief Executive Officer of WebCaskets.com, Inc. from June 2000 until February 2001. Previously, he served as Senior Vice President, Financial Services at Service Corporation International, where he had been employed in various positions since February 1991.

     Robert L. Long has served as director since our merger transaction with Transocean in January 2001. He is President and Chief Executive Officer of Transocean. Mr. Long served as Chief Financial Officer of Transocean from August 1996 until December 2001. Mr. Long also served as Chief Operating Officer from June 2002 until October 2002. Mr. Long served as Senior Vice President of Transocean from May 1990 until the time of Transocean's merger transaction with Sedco Forex, at which time he assumed the position of Executive Vice President. Mr. Long also served as Treasurer of Transocean from September 1997 until March 2001. Mr. Long has been employed by Transocean since 1976 and was elected Vice President in 1987.

     J. Michael Talbert has served as director since July 2002. He is Chairman of the Board of Directors of Transocean. He has served as a member of the Board of Directors of Transocean since August 1994. Mr. Talbert served as Chief Executive Officer of Transocean from August 1994 until October 2002, at which time he became Chairman of the Board of Directors. Mr. Talbert also served as Chairman of the Board of Transocean from August 1994 until the time of Transocean's merger transaction with Sedco Forex and as President of Transocean from the time of such merger until December 2001. Prior to assuming his duties with Transocean, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation.

     Jan Rask has been our President and Chief Executive Officer and has served as a director since July 2002. Mr. Rask was Managing Director, Acquisitions and Special Operations, of Pride International, Inc. from September 2001 to July 2002, when he joined our company. From July 1996 to September 2001, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa (Off-Shore) Limited's principal operating subsidiary in 1990 as its President and Chief Executive Officer.

     T. Scott O'Keefe has been our Senior Vice President and Chief Financial Officer since July 2002. Mr. O'Keefe was Vice President of Pride International, Inc. from September 2001 until April 2002. Mr. O'Keefe was Senior Vice President, Chief Financial Officer and Secretary of Marine Drilling from January 1998 until September 2001. From September 1996 to January 1998, Mr. O'Keefe was Senior Vice President and Chief Financial Officer of Grey Wolf, Inc. Mr. O'Keefe was a financial consultant providing services to various companies, including Grey Wolf, Inc., from April 1995 through August 1996. Prior to April 1995, Mr. O'Keefe worked for Convest Energy Corporation and its affiliates for approximately ten years, most recently as Vice President and Chief Financial Officer.

     Rodney W. Meisetschlaeger has been our Vice President--Offshore Operations since November 2002. Mr. Meisetschlaeger was Region Manager, U.S. Shallow Water Offshore Region for Transocean from February 2001 until November 2002. From January 1998 to February 2001, Mr. Meisetschlaeger was Vice President, Offshore Operations of R&B Falcon Drilling USA, Inc. From April 1993 to January 1998, Mr. Meisetschlaeger served as Vice President, Offshore Operations of Falcon Drilling Company, Inc. Prior to April 1993, Mr. Meisetschlaeger held various operational management and engineering positions with Grace Offshore Company and its predecessors.

     Lloyd M. Pellegrin has been our Vice President--Human Resources since November 2002. Mr. Pellegrin was Region Human Resource Manager for Transocean from February 2001 until November 2002. From January 1998 until January 2001, Mr. Pellegrin served as Vice President, Administration of R&B Falcon Drilling USA, Inc. Mr. Pellegrin also served as Vice President, Administration with Falcon Drilling Company, Inc. from November 1992 until January 1998. Prior to November 1992, Mr. Pellegrin worked for Atlantic Pacific Marine Corp. for 15 years, most recently as Vice President, Administration.

     Darren J. Vorst has been our Controller since November 2002. Mr. Vorst was Region Finance Manager, Shallow and Inland Water of Transocean from February 2001 until November 2002. From February 2000 until January 2001, Mr. Vorst was Senior Planning Analyst in Corporate Planning for Transocean. From January 1998 until January 2000, Mr. Vorst served as Director of Budgeting for Transocean. Prior to joining Transocean in August 1993, Mr. Vorst held various positions at Price Waterhouse, leaving as Manager in the Middle Market Group.

BOARD STRUCTURE AND COMPENSATION OF DIRECTORS

     We intend to recruit additional nonemployee directors and to replace some of the directors who are also employees of Transocean either before or after the closing of this offering. Some of these additional directors may also be directors of Transocean.

     Beginning at the time Transocean ceases to own at least a majority of the voting power of our outstanding capital stock, our directors will be divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. Following this classification of the board, in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors. Prior to this classification of the board, each director will serve for a term ending on the next annual meeting or until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

     Directors who are also full-time officers or employees of our company or officers or employees of Transocean will receive no additional compensation for serving as directors. All other directors will receive an annual retainer of
$          . The audit committee chairman receives an additional
$          annual retainer. Nonemployee directors will also receive a fee of
$          for each board meeting attended in person, $          for each board
meeting attended by telephone and $          for each board committee meeting
attended, plus incurred expenses where appropriate.

     Following this offering, when elected, each outside director will be
granted an option to purchase          shares of our Class A common stock at the
fair market value of those shares on the date of grant. Following the initial grant, if the outside director remains in office, the director will be granted
an additional option to purchase          shares of Class A common stock after
each annual meeting of stockholders at the fair market value of those shares on the date of grant.

     The master separation agreement provides Transocean with continuing rights to nominate board and committee members. See "Relationship Between Us and Transocean--Master Separation Agreement."

BOARD COMMITTEES

     Our board of directors has an audit committee, an executive compensation committee and a corporate governance committee.

     The audit committee, which consists of           , reviews and reports to
the board of directors the scope and results of audits by our outside auditor and our internal auditing staff and reviews with the outside auditor the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies. The audit committee also recommends to the board of directors a firm of certified public accountants to serve as our outside auditor for each fiscal year, reviews the audit and other professional services rendered by the outside auditor and periodically reviews the independence of the outside auditor.

     The executive compensation committee, which consists of           , reviews
and recommends to the board of directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers our stock plans.

     The corporate governance committee, which consists of           , makes
recommendations to the board of directors with respect to the selection and composition of the board, how the board functions and how the board should interact with shareholders and management.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our outstanding common stock is currently owned by Transocean and thus none of our officers or directors own any of our common stock. As described below under "-- Employment Agreements and Change of Control Arrangements," Mr. Rask and Mr. O'Keefe will receive options to purchase shares of Class A common stock representing 2% and .35%, respectively, of the outstanding aggregate number of shares of our common stock following the closing of this offering at an exercise price equal to the price to the public in this offering. Information on director option grants is included under "-- Board Structure and Compensation of Directors" above. Mr. Rask will also be entitled to receive restricted shares of Class A Common Stock as described under "--Employment Agreements and Change of Control Arrangements." If the closing of this offering were to have occurred
on               , 2002,           of such           restricted shares would
have been issuable to Mr. Rask assuming an assumed initial public offering price
of $     per share.

     The following table sets forth information as of November 1, 2002 with respect to the beneficial ownership of Transocean ordinary shares by each of our directors and executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes, each individual has sole voting and investment power with respect to the shares set forth in the following table. Each director and officer and the directors and officers as a group beneficially own less than 1% of Transocean's ordinary shares.

                                                                 SHARES OWNED
                NAME OF BENEFICIAL OWNER(1)                   BENEFICIALLY(2)(3)
------------------------------------------------------------  ------------------
Jan Rask....................................................              0
T. Scott O'Keefe............................................              0
Rodney W. Meisetschlaeger(4)................................         58,744
Lloyd M. Pellegrin(4).......................................         32,307
Darren J. Vorst(4)(5).......................................         16,667
Eric B. Brown(4)............................................         78,948
Gregory L. Cauthen..........................................         11,500
Robert L. Long(4)(6)........................................        171,476
J. Michael Talbert(4).......................................        611,108
All directors and executive officers as a group(4)..........        980,750

------------

(1)The business address of each director and executive officer is c/o TODCO, 4 Greenway Plaza, Houston, Texas 77046.

(2)Beneficial ownership means the sole or shared power to vote, or to direct the voting of, Transocean ordinary shares, or investment power with respect to Transocean ordinary shares, or any combination of the foregoing.

(3)Includes options exercisable within 60 days held by Messrs. Meisetschlaeger (55,891), Pellegrin (20,699), Vorst (13,973), Brown (69,693), Cauthen
   (10,000), Long (131,223) and Talbert (531,374).

(4)Includes:

                                                                                                                       ALL
                                                                                                                    DIRECTORS
                                                                                                                       AND
                                                                                                                    EXECUTIVE
                                                         MR.            MR.       MR.     MR.     MR.      MR.     OFFICERS AS
                                                   MEISETSCHLAEGER   PELLEGRIN   VORST   BROWN   LONG    TALBERT     A GROUP
                                                   ---------------   ---------   -----   -----   -----   -------   -----------
   Shares of Restricted Stock (Holders may vote
     and receive dividends, but may not sell)....           0              0        0       0    6,000       0        6,000
   Shares held by Trustee under 401(k) plan......       1,011          2,153      666     730    1,571     915        7,046
   Shares held in Employee Stock Purchase Plan...           0              0      528     930    2,653       0        4,111

(5)Includes 1,500 shares held in a joint account with his wife.

(6)Includes 30,029 shares held in a joint account with his wife.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the aggregate compensation paid to our chief executive officer and four other most highly compensated executive officers by Transocean or its subsidiaries during the nine months ended September 30, 2002. All information set forth in this table reflects compensation earned by these individuals for the nine months ended September 30, 2002.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                LONG-TERM COMPENSATION AWARDS
                                    -----------------------------------------   ----------------------------------
                                                                                                     SECURITIES       ALL OTHER
                                                               OTHER ANNUAL     RESTRICTED STOCK     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(1)   COMPENSATION($)     AWARD($)(2)      OPTIONS/SARS(3)      ($)(4)
---------------------------  ----   ---------   -----------   ---------------   ----------------   ---------------   ------------
Jan Rask...................  2002    110,417(5)      --              0                 0                    0                0
 President and Chief
 Executive Officer
T. Scott O'Keefe...........  2002     53,333(5)      --              0                 0                    0                0
 Senior Vice President and
 Chief Financial Officer
Rodney W.
 Meisetschlaeger...........  2002    130,720         --              0                 0               10,500            6,058
 Vice President--Offshore
 Operations
Lloyd M. Pellegrin.........  2002     83,732         --              0                 0                4,000            4,350
 Vice President--Human
 Resources
Darren J. Vorst............  2002     74,690         --              0                 0                4,500           21,464
 Controller

------------

(1) No amounts are shown under "Bonus" for this year because amounts earned with respect to the year 2002 will not be paid until the first quarter of 2003. The determination of bonuses will be based on the achievement of specified operational and financial measures.

(2) Represents the number of restricted shares times the market price of the shares on the date of grant. Dividends are paid on all restricted shares.

(3) Represents options to purchase Transocean ordinary shares at fair market value on the date of the grants.

(4) The amounts shown as "All Other Compensation" represent matching contributions under the Transocean Savings Plan ($5,882 for Mr. Meisetschlaeger, $3,768 for Mr. Pellegrin and $3,361 for Mr. Vorst), payments under Transocean's life insurance program ($186 for Mr. Meisetschlaeger, $682 for Mr. Pellegrin and $103 for Mr. Vorst) and a housing allowance ($18,000 for Mr. Vorst).

(5) Mr. Rask and Mr. O'Keefe began their employment with us on July 16, 2002 and July 18, 2002, respectively. Their annual base salaries are $530,000 and $260,000, respectively.

GRANTS OF TRANSOCEAN STOCK OPTIONS

     The following table shows all grants of options to acquire Transocean ordinary shares to the executive officers named in the summary compensation table above in the nine months ended September 30, 2002.

                     OPTION/STOCK APPRECIATION RIGHT GRANTS
                  DURING NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                                       POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANT                        VALUE AT ASSUMED
                               -----------------------------------------------------      ANNUAL RATES OF
                                               % OF TOTAL                                  COMPANY SHARE
                                NUMBER OF     OPTIONS/SARS                              PRICE APPRECIATION
                                SECURITIES     GRANTED TO                                 FOR OPTION TERM
                                UNDERLYING      COMPANY       EXERCISE                      (10 YEARS)
                               OPTIONS/SARS   EMPLOYEES IN     PRICE      EXPIRATION   ---------------------
            NAME                 GRANTED          2002       ($/SHARE)       DATE         5%          10%
-----------------------------  ------------   ------------   ----------   ----------   --------     --------
Jan Rask.....................          0            --             --           --          --           --
T. Scott O'Keefe.............          0            --             --           --          --           --
Rodney W. Meisetschlaeger....     10,500          0.50         $28.80      7/10/12     190,178      481,948
Lloyd M. Pellegrin...........      4,000          0.19         $28.80      7/10/12      72,449      183,599
Darren J. Vorst..............      4,500          0.21         $28.80      7/10/12      81,505      206,549

                 AGGREGATED OPTION EXERCISES DURING NINE MONTHS
           ENDED SEPTEMBER 30, 2002 AND FISCAL YEAR-END OPTION VALUE

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 SHARES                 OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   --------   -----------   -------------   -----------   -------------
Jan Rask.....................       0            --           --             --              --          --
T. Scott O'Keefe.............       0            --           --             --              --          --
Rodney W. Meisetschlaeger....       0            --       54,880         17,260        $343,175           0
Lloyd M. Pellegrin...........       0            --       18,546          7,094        $ 13,325           0
Darren J. Vorst..............       0            --       12,779          8,928        $      0           0

INCENTIVE PLAN

     Our board of directors plans to adopt a Long-Term Incentive Plan prior to the closing of this offering. Its objectives are to advance the best interests of our company and its subsidiaries by providing outside directors and employees with additional incentives through the grant of awards and to increase the personal stake of outside directors and employees in our continued success and growth.

     The plan will be administered by the Executive Compensation Committee of our board. We currently expect the members of this committee to be "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). We currently intend that the grant of awards under the plan will satisfy the requirements of Code Section 162(m), as applicable to limitations on deductions of compensation expenses in excess of $1 million for specified executive officers.

     The committee will designate the employees of our company and our subsidiaries to receive awards under the plan and the type and amount of awards to be granted. The committee will have authority to interpret and amend the plan, adopt administrative regulations for the operation of the plan and determine and amend the terms of awards to employees under the plan. However, the committee will not have authority to vary the amount or terms of awards to outside directors from those set forth in the plan.

     Under the plan, options to purchase our Class A common stock, restricted stock awards of shares of Class A common stock and cash performance awards may be granted to employees at the discretion of the committee. In addition, the plan provides for an automatic award of options to
purchase          shares of common stock to each outside director at the time a particular individual becomes a director. An automatic award of options to
purchase          shares of common stock is also granted to each outside
director at the annual meeting of our stockholders at which he or she remains or is reelected as a director.

     The aggregate number of shares of common stock that may be awarded to
employees under the plan may not exceed           shares. Of those shares, the
aggregate number of shares of restricted stock which may be issued under the
plan may not exceed          shares. Lapsed, forfeited or canceled awards will
not count against these limits and can be regranted under the plan. If the exercise price of an option is paid in shares of common stock or if shares of common stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares will also not count against the above limits. No employee may be granted options or restricted stock, or both, with
respect to more than          shares of common stock in any fiscal year. The
aggregate number of shares of common stock subject to awards to outside
directors may not exceed          . The shares of common stock issued under the
plan may be shares of common stock held in treasury or authorized but unissued shares of common stock.

     The committee will determine, in connection with each option awarded to an employee, the exercise price and whether that price is payable in cash, shares of common stock or any other manner as the committee in its discretion may provide. The committee may provide for procedures to permit the payment for shares of common stock as to which an option is exercised to be made by use of proceeds to be received from the sale of common stock issuable pursuant to an award under the plan. The committee will also determine the terms and conditions of exercise, whether the option will qualify as an incentive stock option under the Code, or a non-qualified option, restrictions on transfer of the option and other provisions not inconsistent with the plan.

     The plan requires that the exercise price of options be at least equal to fair market value on the date of grant, except with respect to options granted within the 90-day period ending on the closing date of this offering. The exercise price of options granted within the 90-day period ending on the closing date of this offering must equal the price to the public of a share of Class A common stock sold in this offering. The term of options under the plan may not exceed 10 years, except that the committee may extend the term for up to one year following the death of the participant.

     The committee is authorized to grant employees awards of restricted stock. The committee will determine the terms, conditions, restrictions and contingencies applicable to awards of restricted stock. Awards of restricted stock may be designated as "qualified performance-based compensation" under Code
Section 162(m). The performance goals will be based on the same criteria as the cash performance awards discussed below.

     The committee may also provide for cash performance awards to employees based on the achievement of one or more objective performance goals. Cash performance awards may be designated as "qualified performance-based compensation" under Code Section 162(m). If so designated, the cash performance awards will be contingent on our performance during the performance period, as measured by targets established by the committee, based on any one or more of the following criteria:

      --   sales,

      --   operating profits before interest expense and taxes,

      --   earnings per share,

      --   return on assets,

      --   total shareholder return,

      --   debt-to-equity ratio,

      --   stock price,

      --   operating profits,

      --   net earnings,

      --   return on equity,

      --   return on invested capital,

      --   cash flow,

      --   market share,

      --   economic value added, and

      --   market value added.

     These performance measures may be applied on a consolidated basis or on a business unit basis, as an absolute measure or as a measure relative to a peer group of companies. The committee will establish the performance objectives for an award in writing no later than 90 days after the beginning of the fiscal year to which the award relates.

     In the case of a change in control of our company (as defined in the plan), following the grant of an award, all outstanding shares of restricted stock will immediately vest and all options held by then-current employees and outside directors will become immediately exercisable and will remain exercisable for the remainder of their term.

     In general, awards under the plan may not be transferred or pledged by a participant other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order. The number and kind of shares covered by the plan and by outstanding awards under the plan and the exercise price of outstanding awards are subject to antidilution adjustments including those in the case of specified recapitalizations and reclassifications, distributions to shareholders and specified corporate transactions.

     The plan is not limited in duration by its terms. However, pursuant to Code
Section 422(b)(2), no option that is intended to constitute an incentive stock option may be granted under the plan after ten years from the adoption of the plan. The board may at any time amend, suspend or terminate the plan, but in doing so cannot adversely affect any outstanding awards without the participant's written consent. In addition, the board may not increase the number of shares reserved for issuance under the plan or change the minimum option price without shareholder approval.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We entered into an employment agreement with Mr. Jan Rask effective as of July 16, 2002, to serve as Chief Executive Officer and President of our company in exchange for specified compensation and benefits. The initial term of his employment agreement ends on July 16, 2005. Afterwards, the agreement automatically renews for an additional one-year term on each anniversary of the effective date of the agreement unless either party gives at least a six-month advance written notice of nonrenewal. Mr. Rask's employment agreement calls for a minimum base salary of $530,000 per year, which will be reviewed at least annually and may be increased afterwards. The agreement also affords Mr. Rask the opportunity to receive an annual discretionary bonus that is tied to his achievement of specified performance objectives established by our board of directors. Mr. Rask's annual discretionary bonus is calculated by multiplying his percentage of attained objectives by his annual target bonus, which is a specified percentage of his base salary. For each year of the initial term of his employment agreement, Mr. Rask's annual target bonus will be no less than 70% of his base salary. Under the agreement, Mr. Rask also is eligible to receive stock option awards at the discretion of the board and is entitled to participate in our applicable incentive, savings, retirement and welfare plans and to receive specified perquisites.

     The employment agreement provides that if Mr. Rask is still employed under the agreement on the closing date of this offering, then he will receive a nonqualified stock option to purchase a number of shares of Class A common stock equal to 2% of the aggregate number of outstanding shares of common stock immediately after the closing of this offering. The exercise price of the shares subject to the option is equal to the price to the public for the shares sold in this offering. The option has a ten-year term (except in the case of Mr. Rask's termination) and one-third of the shares subject to the option become exercisable on each of the first three anniversaries of the closing date of this offering. In addition to the option, if Mr. Rask is employed under the agreement on the closing date of this offering, he will receive a number of restricted shares of Class A common stock equal to the quotient obtained by dividing an incentive amount by the price to the public for the shares sold in this offering. The incentive amount is the excess, if any, of $9,387,000 multiplied by the percentage change since July 16, 2002 in an index based upon the market value of specified drilling company stocks, over $1,043,000. The restricted shares vest on the third anniversary of the closing date of this offering. The option and restricted shares are subject to the other terms and conditions, consistent with the foregoing, of our applicable stock incentive plan and award agreement. The employment agreement also provides that Mr. Rask may voluntarily terminate his employment and receive specified benefits if an initial public offering or a sale of our company does not occur within 18 months of the effective date of the agreement.

     We entered into an employment agreement with Mr. T. Scott O'Keefe effective as of July 18, 2002, to serve as Chief Financial Officer and Senior Vice President of our company in exchange for specified compensation and benefits. The initial term of his employment agreement ends on July 18, 2004. Afterwards, the agreement automatically renews for an additional one-year term on each anniversary of the effective date of the agreement unless either party gives at least a six-month advance written notice of nonrenewal. Mr. O'Keefe's employment agreement calls for a minimum base salary of $260,000 per year, which will be reviewed at least annually and may be increased afterwards. The agreement also affords Mr. O'Keefe the opportunity to receive an annual discretionary bonus that is tied to his achievement of specified performance objectives established by our board of directors. Mr. O'Keefe's annual discretionary bonus is calculated by multiplying his percentage of attained objectives by his annual target bonus, which is a specified percentage of his base salary. For each year of the initial term of his employment agreement, Mr. O'Keefe's annual target bonus will be no less than 50% of his base salary. Under the agreement, Mr. O'Keefe also is eligible to receive stock option awards at the discretion of the board and is entitled to participate in our applicable incentive, savings, retirement and welfare plans and to receive specified perquisites.

     The employment agreement provides that if Mr. O'Keefe is still employed under the agreement on the closing date of this offering, then he will receive a nonqualified stock option to purchase a number of shares of Class A common stock equal to .35% of the aggregate number of outstanding shares of common stock immediately after the closing of this offering, but which will in no event be less than 150,000 shares and no more than 250,000 shares. The exercise price of the shares subject to the option is equal to the price to the public for the shares sold in this offering. The option has a 10-year term (except in the case of Mr. O'Keefe's termination) and one-third of the shares subject to the option become exercisable on each of the first three anniversaries of the closing date of this offering. The option is subject to the other terms and conditions, consistent with the foregoing, of our applicable stock incentive plan and award agreement. The employment agreement also provides that Mr. O'Keefe may voluntarily terminate his employment for any reason and receive specified benefits if an initial public offering or a sale of our company does not occur within 18 months of the effective date of the agreement.

     Under these employment agreements, if either Mr. Rask or Mr. O'Keefe voluntarily terminates his employment (other than in connection with a "change in control" as defined in the agreements) with 90 days' advance written notice or if his employment is terminated due to death or disability, he will receive his unpaid base salary through his termination date, any bonus payable for the relevant year and any other benefits to which he has a vested right. Additionally, in the event of a termination due to death or disability, the option and restricted shares awarded to him, if any, will fully vest and the option will remain exercisable for its full term.

     Upon termination of his employment by us (except under limited circumstances defined as for "cause" in the agreements), the officer will receive (1) his unpaid base salary for his remaining employment term (which includes the initial term and any renewals), (2) any bonus payable for the relevant year, (3) full vesting of the option awarded to him, if any, and exercisability through its full term, (4) full vesting of restricted shares awarded to him, if any, and (5) any other benefits to which he has a vested right.

     In the event of a termination of his employment by us (except under limited circumstances defined as for "cause" in the agreements) or by the officer for specified reasons, such as his removal from the position of Chief Executive Officer and President in the case of Mr. Rask, or his removal from the position of Chief Financial Officer and Senior Vice President, in the case of Mr. O'Keefe, or the assignment to him of duties materially inconsistent with his position with us (for "good reason"), within the 18-month period immediately following a "change in control" as defined in the agreement (a "change in control termination"), the officer will be entitled to receive (1) three times, in the case of Mr. Rask, and 2.5 times in the case of Mr. O'Keefe, his annual compensation for the year of termination (which is the sum of his base salary and his annual target bonus, or, if greater, the highest bonus paid to him under the agreement during the most recent 36-month period), (2) any bonus payable for the relevant year, (3) continuation of specified welfare benefits for three years, (4) full vesting of the option awarded to him, if any, and exercisability through its full term, and (5) full vesting of restricted shares awarded to him, if any.

     The employment agreements also provide for covenants limiting competition with us, or any of our affiliates, and limiting solicitation for employment of any of our employees, or any of our affiliates, for 18 months following a change in control termination or for one year following any other termination of employment and a covenant to keep specified nonpublic information relating to us, or any of our affiliates, confidential. With respect to any payment or distribution to Mr. Rask or Mr. O'Keefe, the agreements provide for a tax gross-up payment designed to keep him whole with respect to any taxes imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MERGER WITH TRANSOCEAN

     On January 31, 2001, we completed a merger transaction with Transocean in which an indirect subsidiary of Transocean, TSF Delaware Inc., merged with and into our company, which was then named R&B Falcon Corporation. On December 13, 2002, R&B Falcon changed its name to TODCO.

ASSET TRANSFERS TO TRANSOCEAN

     The following describe transfers of assets from our company to Transocean between the date of our acquisition by Transocean and the closing of this offering. None of the drilling rigs transferred to Transocean are currently involved in the businesses and activities that fall within the TODCO business as defined in the master separation agreement. See "Relationship Between Us and Transocean--Master Separation Agreement." For the sales transactions described below, the sales prices for rigs were determined based on appraisals, and the prices of other assets were determined based on a combination of appraisals and third-party and internal data.

     In August 2001, we sold, in separate transactions, the drilling units Jack Bates, Deepwater Millennium, Deepwater Expedition, Peregrine I, Deepwater Horizon, C. Kirk Rhein, Falcon 100, Deepwater Navigator and Deepwater Discovery to Transocean for net proceeds of $1,615.0 million. In consideration for the sales of these drilling units, $1,190.0 million of debt we owed to Transocean was cancelled. In addition, Transocean delivered to us promissory notes due August 17, 2011 bearing interest at 5.72% payable annually in an aggregate principal amount of $425.0 million. At the time of the sales, each of the drilling units was being utilized under a drilling contract between one of our subsidiaries and a customer. These contracts were not transferred and we secured the continued use of the drilling units for the purpose of performing these contracts through charters or other arrangements. These charters or other arrangements have terminated or been transferred or will terminate or be transferred to Transocean prior to the closing of this offering.

     In April 2002, we sold, in separate transactions, the drilling units Harvey
H. Ward and Roger W. Mowell to Transocean for an aggregate net price of $93.0 million. In consideration for the sales of these drilling units, Transocean delivered to us promissory notes due April 3, 2012 bearing interest at 5.5% payable annually in an aggregate principal amount of $93.0 million. The notes can be prepaid at any time at Transocean's option, without penalty.

     In July 2002, we distributed, in separate transactions, the drilling units
W. D. Kent, the Charlie Graves and the J.W. McLean to Transocean. Simultaneous with the distributions, we entered into a demise party charter agreement with Transocean for each rig whereby Transocean chartered the drilling units to us at a fixed daily rate aggregating $49,800. Additionally, we entered into a master brokerage agreement with Transocean for each drilling unit whereby we will market that drilling unit in exchange for a fee equal to 2% of the payment due Transocean under the demise charter. Both the master brokerage agreements and the demise party charters were terminated on September 30, 2002.

     Also in July 2002, we sold, in separate transactions, the following subsidiaries to Transocean, in exchange for cash consideration of approximately $1.1 million: (1) RB Mediterranean Ltd., which holds oil and gas interests outside the United States, (2) RB Anton Ltd., which holds oil and gas interests outside the United States, (3) RB Astrid Ltd., which holds oil and gas interests outside the United States, and (4) PT RBF Offshore Drilling, which has drilling operations in Indonesia.

     Effective August 1, 2002, Transocean assumed sponsorship of specified employee benefits plans, as more fully described in "Relationship Between Us and Transocean--Employee Matters Agreement."

     In September 2002, we distributed, in separate transactions, the stock of the following subsidiaries to Transocean: (1) R&B Falcon Canada Co., which has drilling operations in Canada, (2) Shore Services, LLC, which has shore base operations in Italy, (3) R&B Falcon Inc., LLC, which has a branch in Saudi Arabia, (4) R&B Falcon (M) Sdn. Bhd., which has drilling operations in Malaysia,
(5) R&B Falcon International Energy Services BV, which has drilling operations outside the United States, (6) R&B Falcon BV, which has operations outside the United States, (7) Transocean Offshore Drilling Services LLC, which owns the drilling unit J. T. Angel, and (8) RBF Rig Corporation LLC, which owns the drilling unit C. E. Thornton. Additionally, in September, 2002, we distributed, in separate transactions, the drilling units F. G. McClintock, Peregrine III and Land Rig 34 as well as certain surplus equipment to Transocean.

     Also in September 2002, we sold the stock of R&B Falcon (Ireland) Limited to Transocean for cash consideration of approximately $1.4 million.

     In October 2002, we assigned our leasehold interest in the drilling unit M.
G. Hulme, Jr to Transocean for no consideration. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Relationships with Special Purpose Entities." Additionally, we assigned the drilling contract for the drilling unit Deepwater Horizon to Transocean for no consideration in the same month.

     In November 2002, we distributed the drilling unit Randolph Yost to Transocean. Additionally, we assigned the drilling contract for the drilling unit Deepwater Discovery to Transocean for no consideration in the same month.

     Prior to the closing of this offering, we will complete the following transactions:

      -- We will distribute or assign for no consideration, in separate transactions, the following drilling units to Transocean: (1) the Jim Cunningham, (2) the George H. Galloway, (3) RBF 160, (4) Platform Rig 1 and (5) the D. R. Stewart.

      -- We will distribute, in separate transactions, the stock of the following subsidiaries to Transocean: (1) R&B Falcon (A) Pty. Ltd., which owns the drilling unit Ron Tappmeyer, (2) RBF Exploration Co., which has class A1 and A2 notes payable relating to the drilling unit Deepwater Nautilus, (3) R&B Falcon Deepwater (UK) Ltd., which has specified charter rights with respect to the drilling unit Deepwater Nautilus, (4) Falcon Atlantic Ltd., which has operations outside the United States, (5) R&B Falcon Drilling do Brasil, Ltda., which has shore base operations in Brazil and (6) RBF (Nigeria) Ltd., which has shore base operations in Nigeria.

      -- We will sell to Transocean, for anticipated cash consideration of approximately $12 million, our 50% interest in Deepwater Drilling LLC, which leases the drilling unit Deepwater Pathfinder, and our 60% interest in Deepwater Drilling II LLC, which leases the drilling unit Deepwater Frontier.

      -- We will sell to Transocean the stock of Arcade Drilling AS, which owns the drilling units Henry Goodrich and Paul B. Loyd, Jr. In consideration for the sale of this stock, Transocean will deliver to us promissory notes bearing interest at market rates and having an aggregate principal amount equal to the fair market value of the stock.

      -- We will assign to Transocean any remaining drilling contracts and other agreements relating to drilling units and other assets that will not be owned by us or our subsidiaries upon the closing of this offering.

      -- We will assign to Transocean the rights to any receivables outstanding upon the closing of this offering which are not related to the "TODCO business" as that term is used in the master separation agreement. We will remit the proceeds from those receivables as they are collected.

      -- We will transfer to Transocean any remaining surplus equipment and other assets (potentially including additional subsidiaries) that do not relate to our business following the closing of this offering.

     To the extent the transfer of legal title to any of the above assets cannot be completed prior to the closing of this offering, beneficial ownership of such assets will be transferred to Transocean, and we or our applicable subsidiary will hold such asset as agent for the other party until such time as legal title can be transferred. See "Relationship Between Us and Transocean--Master Separation Agreement--Transfer of Assets and Assignment of Liabilities."

     Upon the closing of this offering, we will make distributions to Transocean, or Transocean will make contributions to us, that are necessary in order for us to have the amount of cash agreed to between us and Transocean, as more fully described in "Relationship Between Us and Transocean--Master Separation Agreement--Transfer of Assets and Assignment of Liabilities."

DEBT RETIREMENT AND DEBT EXCHANGE OFFERS

     In March 2002, in conjunction with Transocean, we completed exchange offers and consent solicitations for our 6.50% notes due 2003, 6.75% notes due 2005, 6.95% notes due 2008, 7.375% notes due 2018, 9.125% notes due 2003 and 9.50%
notes due 2008. As a result of these exchange offers and consent solicitations, Transocean exchanged approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million and $289.8 million principal amount of our outstanding 6.50%, 6.75%, 6.95%, 7.375%, 9.125% and 9.50% notes, respectively, for newly issued 6.50%, 6.75%, 6.95%, 7.375%, 9.125% and 9.50%
notes of Transocean having the same principal amount, interest rate, redemption terms and payment and maturity dates. Because the holders of a majority in principal amount of each of these series of notes consented to amendments to the indentures under which the notes were issued, some covenants, restrictions and events of default were eliminated from the indentures with respect to these series of notes. In connection with the exchange offers, we made an aggregate of $8.3 million in consent payments to holders of our notes. At September 30, 2002, $1,437.8 million principal amount was outstanding to Transocean in connection with the notes, and during the nine months ended September 30, 2002 we recognized $54.7 million in interest expense related to these notes.

     We plan to repurchase a portion of the notes described in the preceding paragraph with the proceeds from the repayment by Transocean of some promissory notes received by us in connection with the asset transfers described in
"-- Asset Transfers to Transocean." We also plan to exchange a portion of the notes described in the preceding paragraph for other promissory notes received by us in connection with the asset transfers described in "-- Asset Transfers to Transocean." Following the completion of the asset transfers and before the closing of this offering, Transocean will exchange the balance of the notes for newly issued shares of our common stock. The determination of the number of shares issued will be based on a method that takes into account the initial public offering price. In connection with these retirement transactions, our outstanding common stock, which will then be held by Transocean, will be reclassified into shares of Class B common stock so that Transocean holds an
aggregate of           shares of Class B common stock prior to the closing of
this offering. A portion of these shares of Class B common stock will be sold and converted into shares of Class A common stock in this offering.

REVOLVING CREDIT AGREEMENT

     Prior to this offering, we were a party to a $1.8 billion two-year revolving credit agreement with Transocean, dated April 6, 2001. Amounts outstanding under the revolver bore interest payable quarterly at the London Interbank Offered Rate plus 0.575% to 1.300% depending on our senior unsecured public debt rating. As of September 30, 2002, $66 million was outstanding under the revolver. We expect that this line of credit will be terminated prior to the closing of this offering.

ADMINISTRATIVE SUPPORT SERVICES

     Prior to this offering, Transocean provided administrative support services to us. Transocean charged us a proportional share of its administrative costs based on estimates of the percentage of work the relevant Transocean departments performed for us. We expect that this arrangement will be terminated prior to the closing of this offering and that specified administrative support services will be provided by Transocean to us under the transition services agreement. See "Relationship Between Us and Transocean--Transition Services Agreement."

PURCHASE OF MINORITY INTERESTS IN READING & BATES DEVELOPMENT CO.

     In January 2001, prior to our merger transaction with Transocean, we purchased for $34.7 million the minority interest of approximately 13.6% in our majority-owned subsidiary Reading & Bates Development Co. ("Devco"), which was owned by our former directors and employees and directors and employees of Devco (including our former directors Paul B. Loyd, Jr., a current director of Transocean, and Charles A. Donabedian, a former director of Transocean). In connection with the purchase, a $300,000 bonus was paid to our former director Richard A. Pattarozzi, a current director of Transocean. The purchase price was based on a valuation by a third party advisor.

                     RELATIONSHIP BETWEEN US AND TRANSOCEAN

     We have provided below a summary description of the master separation agreement and several other important related agreements between Transocean and us. This summary describes the nature of the agreements and some of their terms, but does not describe all of the relevant terms and conditions. Therefore, we encourage you to read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AGREEMENT

     The master separation agreement between Transocean and us provides for the separation of our assets and businesses from those of Transocean. It also contains agreements relating to the conduct of this offering and subsequent transactions. In addition, it contains several agreements governing the relationship between us and Transocean following this offering and specifies the ancillary agreements that we and Transocean will sign.

  TODCO BUSINESS

     The master separation agreement defines the TODCO business to mean the following businesses and activities:

      -- contract drilling, workover, production and similar services for oil and gas wells using jackup, submersible, barge (including workover) and platform drilling rigs in the U.S. Gulf of Mexico and U.S. inland waters, including maintenance and mobilization activities to the extent related to rigs providing these services,

      -- contract drilling, workover, production and similar services for oil and gas wells in and offshore Mexico, Trinidad, Colombia and Venezuela (including the turnkey drilling services formerly provided by our subsidiaries in Venezuela), including maintenance and mobilization activities to the extent related to rigs providing these services,

      -- construction activities in connection with rigs owned by us or our subsidiaries after the closing of this offering,

      -- office and yard facilities owned or used by us and our subsidiaries to the extent related to the services and activities described in this definition,

      -- our joint venture interest in Delta Towing Holdings, LLC, the operation of the business transferred to Delta Towing prior to that transfer and the notes issued in connection with that transfer,

      --   our investment in Energy Virtual Partners, Inc.,

      -- discontinued operations that were related primarily to the above activities at the time those operations were discontinued, and

      -- any business conducted by TODCO or any of its subsidiaries after the closing of this offering.

The following businesses and activities are excluded from the definition of the TODCO business to the extent they were conducted before the closing of this offering:

      -- contract drilling, workover, production or similar services for oil and gas wells using semisubmersibles and drillships in the U.S. Gulf of Mexico, including maintenance and mobilization activities to the extent related to rigs providing these services,

      -- contract drilling, workover, production or similar services for oil and gas wells in geographic regions outside of the U.S. Gulf of Mexico, U.S. inland waters, Mexico, Colombia, Trinidad and Venezuela, including maintenance and mobilization activities to the extent related to rigs providing these services and such services using land rigs,

      -- construction activities in connection with rigs or other assets owned by (1) Transocean or its subsidiaries (excluding us) after the closing of this offering or (2) neither Transocean nor us after the closing of this offering,

      -- oil and gas exploration and production activities (but not including our ownership interest in Energy Virtual Partners),

      --   coal production activities, and

      -- the turnkey drilling business that we formerly operated in the U.S. Gulf of Mexico and offshore Mexico, except that contract drilling services provided to that business which otherwise fall within the definition of TODCO business are not excluded.

  TRANSFER OF ASSETS AND ASSIGNMENT OF LIABILITIES

     We have transferred the stock of various subsidiaries and other assets to Transocean and Transocean has assumed liabilities associated with the transferred assets and businesses. See "Certain Relationships and Related Party Transactions--Asset Transfers to Transocean." The master separation agreement provides for any additional transfers of assets and assumptions of liabilities necessary to effect the separation of the TODCO business from the business of Transocean. The master separation agreement provides that assets or liabilities that cannot legally be transferred or assumed prior to the closing of this offering will be transferred or assumed as soon as practicable following receipt of all necessary consents of third parties and regulatory approvals. In any such case, the master separation agreement provides that the party retaining the assets or liabilities will hold the assets in trust for the use and benefit of, or retain the liabilities for the account of, the party entitled to the assets or liabilities (at the expense of that party), until the transfer or assumption can be completed. The party retaining these assets or liabilities will also take any action reasonably requested by the other party in order to place the other party in the same position as would have existed if the transfer or assumption had been completed. We refer to all of these transfers of assets and assumptions of liabilities together as the "separation."

     Except as set forth in the master separation agreement, no party is making any representation or warranty as to the assets or liabilities transferred or assumed as a part of the separation and all assets were and will be transferred on an "as is, where is" basis. As a result, we and Transocean each have agreed to bear the economic and legal risks that any conveyances of assets are insufficient to vest good and marketable title to such assets in the party who should have title under the master separation agreement.

     The parties have also agreed that for a period of one year following this offering, if Transocean determines in its good faith judgment that:

      -- any assets owned by us or our subsidiaries were used primarily during the prior 12 months in Transocean's business, we will transfer those assets to Transocean without additional consideration, or

      -- any assets owned by Transocean were used primarily during the prior 12 months in our business, Transocean will transfer those assets to us without additional consideration.

     All of the rigs listed in "Our Business--Drilling Rig Fleet" are deemed to have been used primarily in our business during the prior 12 months.

     The parties have agreed that, as of the IPO closing date, Transocean will provide funds necessary so that we will have cash of $10 million.

  LETTERS OF CREDIT AND GUARANTEES

     The master separation agreement requires that we and Transocean use our reasonable best efforts to terminate (or have us or one of our subsidiaries substituted for Transocean, or Transocean or one of its subsidiaries substituted for us, as applicable, under) all existing guarantees by one party of obligations relating to the business of the other party, including financial, performance and other guarantee obligations. We have also agreed with Transocean that each party will use its reasonable best efforts to have the other party substituted under letters of credit or other surety instruments issued by third parties for the account of either party or any of its subsidiaries issued on behalf of the other party's business.

  INDEMNIFICATION AND RELEASE

     The master separation agreement provides for cross-indemnities that will generally place financial responsibility on TODCO and its subsidiaries for all liabilities associated with the businesses and operations falling within the definition of TODCO business, and that will generally place financial responsibility for liabilities associated with all of Transocean's businesses and operations with Transocean and its subsidiaries, regardless of the time those liabilities arise. The master separation agreement also contains indemnification provisions under which we and Transocean each indemnify the other with respect to breaches of the master separation agreement or any ancillary agreements. We have also agreed to indemnify Transocean against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information regarding Transocean provided by Transocean in writing for inclusion in this prospectus or the registration statement.

     In connection with our separation from Transocean, the allocation of liabilities related to taxes and employment matters will be governed separately in a tax sharing agreement and an employee matters agreement. See "-- Tax Sharing Agreement" and "-- Employee Matters Agreement" below.

     Under the master separation agreement, we will generally release Transocean and its affiliates, agents, successors and assigns, and Transocean will generally release us and our affiliates, agents, successors and assigns, from any liabilities between us or our subsidiaries on the one hand, and Transocean or its subsidiaries on the other hand arising from acts or events occurring on or before the closing of this offering, including acts or events occurring in connection with the separation or this offering. The general release does not apply to obligations under the master separation agreement or any ancillary agreement or to specified debt and other ongoing contractual arrangements.

     Under the master separation agreement, we will be strictly liable to Transocean for any misstatements or omissions in information supplied to Transocean in connection with SEC filings and other public disclosures.

  NONCOMPETITION AND OTHER COVENANTS

     The master separation agreement includes provisions that restrict us from competing with Transocean in specified business activities. These provisions do not restrict us from engaging in any contract drilling, workover, production or similar services for oil and gas wells using jackup, barge, platform or land rigs in the following geographic locations: U.S. onshore, U.S. inland water, U.S. Gulf of Mexico and offshore or onshore Mexico, Trinidad, Venezuela or Colombia. However, except for the activities described in the foregoing sentence, we are restricted from engaging in any contract drilling, workover, production or similar services for oil and gas wells using any type of drilling unit in the following geographic locations: offshore North America, offshore South America, offshore Europe, offshore Africa, offshore Middle East, offshore India, offshore Southeast Asia, offshore Asia, offshore Australia, the Gulf of Mexico, the North Sea, the Mediterranean Sea, the Red Sea, the Persian Gulf and the Caspian Sea. These provisions remain in effect so long as Transocean beneficially owns at least a majority of the voting power of our outstanding voting stock.

     The master separation agreement requires us to use reasonable commercial efforts to satisfy the conditions precedent for the closing of this offering. The master separation agreement also includes provisions relating to a tax-free distribution by Transocean of the remainder of our common stock it will own after closing of this offering, but does not obligate Transocean to effect such a distribution. If Transocean chooses to conduct a tax-free distribution, we have agreed to take all action reasonably requested by Transocean to facilitate that transaction at our own expense. See "Descriptions of Capital Stock--Common Stock--Conversion."

     The master separation agreement also contains provisions relating to the exchange of information, provision of information for financial reporting purposes, the preservation of legal privileges, dispute resolution, and provision of corporate records.

  CORPORATE GOVERNANCE

     The master separation agreement also contains several provisions regarding our corporate governance that apply as long as Transocean owns specified percentages of our common stock. As long as Transocean owns shares representing a majority of the voting power of our outstanding voting stock, Transocean will have the right to:

      -- nominate for designation by our board of directors, or a nominating committee of the board, a majority of the members of the board, as well as the chairman of the board, and

      -- designate at least a majority of the members of any committee of our board of directors.

     If Transocean's beneficial ownership of our common stock is reduced to a level of at least 10% but less than a majority of the voting power of our outstanding voting stock, Transocean will have the right to:

      -- designate for nomination a number of directors proportionate to its voting power, and

      --   designate one member of any committee of our board of directors.

     In the master separation agreement, we have also agreed to use our best efforts to cause Transocean's nominees to be elected.

     The master separation agreement specifies the form of our amended and restated certificate of incorporation and bylaws to be in effect at the time of this offering. It also provides that for so long as Transocean beneficially owns shares representing at least 15% of the voting power of our outstanding voting stock, we will not, without the prior consent of Transocean, adopt any amendments to our amended and restated certificate of incorporation or bylaws or take any action to recommend to our stockholders certain actions which would, among other things, limit the legal rights of Transocean, or deny any benefit to Transocean or any of its subsidiaries as our stockholders in a manner not applicable to our stockholders generally.

     We have also agreed that for so long as Transocean and its subsidiaries own 20% or more of the voting power of our outstanding voting stock, we will maintain the same accounting principles and practices as Transocean, and we will not select a different accounting firm than Transocean's, which is currently Ernst & Young LLP, to serve as our independent certified public accountants.

     We have also agreed that for so long as Transocean owns at least a majority of the voting power of all the outstanding shares of voting stock, we will not take any action or enter into any commitment or agreement that could result in a contravention or default by us or any of our affiliates, of or under any provisions of applicable law, any provision of Transocean's memorandum of association or articles of association or any credit agreement or other material agreement by which Transocean is bound. Also, for so long as Transocean owns at least a majority of the voting power of our outstanding voting stock, we will not enter into any commitment or agreement that contains provisions triggering a default or material payment when Transocean exercises its right to convert its shares of our Class B common stock into shares of our Class A common stock or otherwise disposes of its shares of our Class B Common Stock.

     We have agreed to grant to Transocean a continuing right to purchase from us, at the times set forth in the master separation agreement,

      -- such number of shares of our voting stock as is necessary to allow Transocean to maintain its then-current percentage following this offering, and

      --   80% of the shares of each other class of capital stock that we issue.

     These rights terminate if at any time Transocean owns less than 80% of the voting power of our outstanding voting stock.

  EXPENSES

     Transocean has agreed to pay all out-of-pocket costs and expenses incurred in connection with the separation, this offering, the master separation agreement and the ancillary agreements, except as otherwise provided in the master separation agreement, the ancillary agreements or any other agreement between us and Transocean relating to the separation and this offering.

  TAX SHARING AGREEMENT

     Presently, we are included in Transocean Holdings' consolidated group for U.S. federal income tax purposes. Upon closing of this offering, we do not expect to be included in Transocean Holdings' U.S. federal consolidated group because no U.S. subsidiary of Transocean is expected to own at least 80% of our voting power and value.

     We will enter into a tax sharing agreement with Transocean Holdings which governs Transocean Holdings' and our respective rights, responsibilities and obligations with respect to taxes and tax benefits. References in this summary description of the tax sharing agreement to the terms "tax" or "taxes" mean taxes and any interest, penalties, additions to tax or additional amounts in respect of such taxes. The general principles of the tax sharing agreement include the following:

      -- All U.S. federal, state, local and foreign income taxes and income tax benefits (including income taxes and income tax benefits attributable to the TODCO business) accruing on or before the closing of this offering will be for the account of Transocean Holdings. Accordingly, we will not be liable for any income taxes accruing on or before the closing of this offering, but we must pay Transocean Holdings for any income tax benefits created on or before the closing of this offering that we use or absorb on a return with respect to a period after the closing of this offering.

      -- If we and Transocean Holdings (or any affiliate of Transocean Holdings other than us) are members of a U.S. federal consolidated group or state, local or foreign combined group for any period after the closing of this offering, we will be responsible for all income taxes attributable to us for that period, determined as if we had filed separate U.S. federal, state, local or foreign income tax returns. We will not be entitled to reimbursement by Transocean Holdings for any income tax benefits realized by Transocean Holdings or any of its affiliates as a result of our being a member of any such consolidated or combined group. As indicated, however, we do not expect that Transocean Holdings and we will be members of a U.S. federal consolidated group after the closing of this offering.

      -- Apart from (1) income taxes and income tax benefits accruing on or before the closing of this offering and (2) income taxes and income tax benefits arising in a consolidated or combined group described above, Transocean Holdings will be responsible for all income taxes, and will be entitled to all income tax benefits, attributable to Transocean Holdings or its affiliates (other than us), and we will be responsible for all income taxes, and will be entitled to all income tax benefits, attributable to us.

      -- Our ability to obtain a refund from a carryback to a year in which we and Transocean Holdings joined in a consolidated or combined return will be at the discretion of Transocean Holdings.

      -- We will have the right to be notified of tax matters for which we are responsible under the terms of the tax sharing agreement, although Transocean Holdings will have sole authority to respond to and conduct all tax proceedings, including tax audits, relating to any Transocean Holdings consolidated, or Transocean combined, income tax returns in which we are included.

      -- We will also be responsible for all taxes, other than income taxes, attributable to the TODCO business, whether accruing before, on or after the closing of this offering.

     The tax sharing agreement further provides for cooperation between Transocean Holdings and us with respect to tax matters, the exchange of information and the retention of records that may affect the income tax liability of the parties to the agreement.

     Notwithstanding the tax sharing agreement, under U.S. treasury regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which we have been included in Transocean Holdings' consolidated group, we could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of Transocean Holdings' consolidated group. However, if any such liability were imposed, we would be entitled to be indemnified by Transocean Holdings for tax liabilities allocated to Transocean Holdings under the tax sharing agreement.

  REGISTRATION RIGHTS AGREEMENT

     Because our shares of common stock held by Transocean after this offering will be deemed "restricted securities" as defined in Rule 144, Transocean may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. We will enter into a registration rights agreement with Transocean under which, at the request of Transocean, we will use our best efforts to register shares of our common stock that are held by Transocean after the closing of this offering, or subsequently acquired, for public sale under the Securities Act. As long as Transocean or a permitted transferee under the agreement owns a majority of our outstanding common stock, there is no limit to the number of registrations that it may request. Once Transocean or a permitted transferee owns less than a majority of our common stock, they can request a total of three additional registrations. We will also provide Transocean and its permitted transferees with "piggy-back" rights to include its shares in future registrations of our common stock under the Securities Act. There is no limit on the number of these "piggy-back" registrations in which Transocean may request its shares be included. These rights will terminate once Transocean is able to dispose of all of its shares of our common stock within a three-month period pursuant to the exemption from registration provided under Rule 144 of the Securities Act. We have agreed to cooperate in these registrations and related offerings. We and Transocean have agreed to restrictions on the ability of each party to sell securities following registrations requested by either party.

  TRANSITION SERVICES AGREEMENT

     We will enter into a transition services agreement with Transocean under which Transocean will provide specified administrative support during the transitional period following the closing of the offering. Transocean may provide specified information technology and systems, financial reporting, accounting, human resources, treasury and claims administration services to us in exchange for agreed fees based on Transocean's actual costs. We will be required to use specified services so long as Transocean owns at least 20% of the voting power of our outstanding shares of voting stock. Only in limited circumstances will Transocean be liable to us with respect to the provision of services under the transition services agreement.

  EMPLOYEE MATTERS AGREEMENT

     We will enter into an agreement with Transocean to allocate specified assets, liabilities, and responsibilities relating to our current and former employees and their participation in Transocean's benefit plans.

     Benefits under our U.S. pension plan ceased to accrue as of July 1, 1999. As of August 1, 2001, our employees' existing accrued benefits under that plan were fully vested. Sponsorship of that plan has been assumed by Transocean effective August 1, 2002. Affected employees will be entitled to take a distribution from that plan, subject to the provisions of the plan and to taxation and possible early withdrawal penalties. We do not expect to establish a new pension plan for our employees.

     Our employees became eligible to participate in our U.S. savings plan effective November 1, 2002. Our employees may make pre-tax contributions to that plan. Employees who are not considered highly compensated for tax purposes may also make post-tax contributions. We provide matching contributions of up to 4% of the compensation contributed to the plan by each employee as well as additional discretionary matching of another 0.5% to a total 4.5% in matching contributions. Additionally, the plan allows for a discretionary annual contribution allocable to all eligible employees, subject to a two-year vesting requirement. We have agreed that we will make discretionary matching contributions of at least 0.5% of compensation for participating employees, and an additional annual contribution of 1.5% of compensation for all eligible employees (as defined in the plan) for so long as we are part of a controlled group of companies with Transocean for U.S. federal income tax purposes. Prior to November 1, 2002, our employees participated in the Transocean U.S. Savings Plan, and we have agreed to contribute 1.5% of compensation to that plan for our eligible employees for the period beginning January 1, 2002 and ending October 31, 2002. On or about January 1, 2003, liabilities for our employees' accounts under the Transocean U.S. Savings Plan, and assets associated with those liabilities, will be transferred to our U.S. savings plan. Our employees who have invested in Transocean common stock under the Transocean U.S. Savings Plan may retain that investment, if they choose to do so, until December 31, 2005, but will not be eligible to acquire additional Transocean common stock under our U.S. savings plan.

     We expect that all of our eligible employees will be entitled to continue to participate in welfare benefit plans after the closing of this offering which are substantially comparable to those in which they presently participate. Transocean has agreed to use its best efforts to retain in place coverage under existing group life, accidental death and long-term disability insurance policies for our employees after the closing of this offering until the earlier of the expiration of the policy rate guarantees or the date that Transocean is no longer a majority owner of our outstanding common stock. We will reimburse Transocean for the cost of that coverage. Our employees are not eligible for retiree medical coverage.

     Under the terms of the Transocean stock option awards granted prior to the closing of this offering, our employees may continue to retain outstanding options to acquire Transocean common stock until the date on which Transocean ceases to own, directly or indirectly, at least 50% of our outstanding common stock.

     With some exceptions, we have agreed to indemnify Transocean for employment liabilities arising from any acts of our employees or from claims by our employees against Transocean and for liabilities relating to benefits for our employees. Transocean has agreed to similarly indemnify us.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     We are currently a wholly owned subsidiary of Transocean. Upon the closing of this offering, Transocean will own all of the outstanding shares of our Class B common stock. See "Certain Relationships and Related Party Transactions--Debt Retirement and Debt Exchange Offers." Under Delaware corporate law and our charter documents, Transocean will be able, acting alone, to elect our entire board of directors and to approve any action requiring the approval of our stockholders. Except for Transocean, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. None of our executive officers or directors currently own any shares of our common stock. Please read "Management--Stock Ownership of Directors and Executive Officers" for a description of the ownership of Transocean ordinary shares by our directors and executive officers and for information about options to purchase Class A common stock and restricted shares of Class A common stock granted to our management.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following descriptions are summaries of material terms of our common stock, preferred stock, amended and restated certificate of incorporation and amended and restated bylaws. These summaries are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by applicable law.

     Our authorized capital stock consists of (1)           shares of Class A
common stock, par value $.01 per share, and           shares of Class B common
stock, par value $.01 per share, and (2)           shares of preferred stock,
par value $.01 per share. We refer to our Class A common stock and Class B
common stock collectively as our "common stock." Of the           authorized
shares of Class A common stock,           shares are being offered in this
offering (or           shares if the underwriters exercise their over-allotment
option in full). Of the           shares of preferred stock,           shares
have been designated Series A preferred stock. Immediately following this
offering,           shares of Class A common stock and          shares of Class
B common stock will be outstanding and there will be no outstanding shares of preferred stock.

     Immediately prior to this offering, there was no public market for our common stock. Although we intend to apply to list the Class A common stock on the New York Stock Exchange, we cannot assure you that a market for our Class A common stock will develop, or, if one develops, that it will be sustained.

COMMON STOCK

  VOTING RIGHTS

     The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters on which stockholders are permitted to vote. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of the Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. However, amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would not adversely affect the rights of holders of the Class A common stock. For purposes of the foregoing provisions, any provision for the voluntary, mandatory or other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis will be deemed not to adversely affect the rights of the Class A common stock. Notwithstanding the foregoing and subject to the rights of any class of preferred stock, any amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of the Class A common stock and Class B common stock, voting together as a single class.

  DIVIDENDS

     Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock will share equally on a per share basis any dividends when, as and if declared by the board of directors out of funds legally available for that purpose. Dividends payable in shares of common stock may be paid only as follows:

      -- shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock, and

      -- the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock. We may not reclassify, subdivide or combine shares of either class without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

  CONVERSION

     Each share of Class B common stock is convertible while held by Transocean at the option of Transocean into one share of Class A common stock. Following any distribution of Class B common stock to security holders of Transocean in a transaction (including any distribution in exchange for Transocean shares or securities) intended to qualify as a tax-free distribution under Section 355 of the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute (a "Tax-Free Spin-Off"), shares of Class B common stock will no longer be convertible into shares of Class A common stock.

     Prior to a Tax-Free Spin-Off, each share of Class B common stock transferred to a person other than Transocean or any of its affiliates (excluding us) will automatically be converted into a share of Class A common stock upon such transfer. Shares of Class B common stock transferred to shareholders of Transocean in a Tax-Free Spin-Off will not be converted into shares of Class A common stock and, following a Tax-Free Spin-Off, shares of Class B common stock will be transferable as Class B common stock, subject to applicable law.

     If a Tax-Free Spin-Off has not occurred, all shares of Class B common stock will automatically be converted into shares of Class A common stock on the later of:

      -- the date on which the voting power of the voting stock owned by Transocean falls below 80% of the voting power of our outstanding voting stock, and

      --   the two-year anniversary of the closing date of this offering.

     All conversions will be effected on a share-for-share basis.

  OTHER RIGHTS

     If we are liquidated, dissolved or wound up, all holders of our common stock, regardless of class, will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Other than the conversion rights of the Class B common stock described above or the subscription rights granted to Transocean under the master separation agreement, our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

  GENERAL

     Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including the following:

      --   dividend rates,

      --   whether dividends will be cumulative or non-cumulative,

      --   redemption rights,

      --   liquidation rights,

      --   sinking fund provisions,

      --   conversion or exchange rights, or

      --   voting rights.

The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. We have no present plans to issue any preferred stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in the best interest of our shareholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of our shareholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     For purposes of the stockholders' rights plan described below, our board of
directors has designated      million shares of Series A Junior Participating
Preferred Stock, par value $.001 per share. See "--Stockholder Rights Plan." Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $20 but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Class A common stock. In the event of liquidation, the holders of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the liquidation payment made per share of Class A common stock. Each share of Series A preferred stock will have 1,000 votes voting together with the Class A common stock and Class B common stock. In the event of any merger, consolidation or other transaction in which shares of Class A common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of Class A common stock. Each share of Series A preferred stock is redeemable in whole or in part for cash in a per share amount equal to 1,000 times the current market price (determined in accordance with the certificate of designation for the Series A preferred stock) of a share of Class A common stock on the date of the mailing of the redemption notice. The value of the Series A preferred stock is protected by antidilution provisions.

     Due to the nature of the Series A preferred stock's dividend, redemption, liquidation and voting rights, the value of one one-thousandth of a share of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of Class A common stock.

     For a complete description of the terms of our Series A preferred stock, we encourage you to read our amended and restated certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

STOCKHOLDER RIGHTS PLAN

  GENERAL

     Each share of Class A common stock and Class B common stock includes one right (the "Class A rights" and the "Class B rights," respectively, which are together referred to as the "rights"). Each Class A right and each Class B right entitles the holder to purchase from us a unit consisting of one-thousandth of a
share of our Series A preferred stock at a purchase price of $     per unit,
subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and The Bank of New York as rights agent. Until a right is exercised, the holder of a right, as such, will have no rights to vote or receive dividends or any other stockholder rights.

     The rights may have antitakeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by Transocean Holdings Inc., our sole stockholder prior to this offering.

     We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

  DETACHMENT OF RIGHTS; EXERCISABILITY

     The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

      -- 10 days following a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of (1) 15% or more of the outstanding shares of our Class A common stock, (2) 15% or more of the outstanding shares of our Class B common stock or (3) any combination of Class A common stock and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors, or

      -- 10 business days following the start of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

     Transocean is excluded from the definition of "acquiring person" for purposes of the rights and therefore its ownership cannot trigger the rights. In addition, any person that acquires from Transocean, (1) 15% or more of the outstanding shares of our Class A common stock, (2) 15% or more of the outstanding shares of our Class B common stock or (3) any combination of Class A common stock and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors will not be an acquiring person due to that acquisition.

     Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

     Until the rights distribution date:

      -- Class A common stock and Class B common stock certificates will evidence the rights, and the rights will be transferable only with those certificates,

      -- any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference, and

      -- the surrender for transfer of any Class A common stock and Class B common stock certificate will also constitute the transfer of the rights associated with the stock that certificate represents.

     As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the Class A rights and Class B rights to holders of record of Class A common stock and Class B common stock, respectively, at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

     We will not issue rights with any shares of common stock we issue after the rights distribution date, except:

      --   as our board of directors may otherwise determine, and

      -- together with shares of common stock we issue as a result of previously established incentive plans or convertible securities.

  FLIP-IN EVENT

     A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a permitted offer. The rights agreement generally defines "permitted offer" to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the members of our board of directors who are independent from the acquiring person or the person making the offer determines to be fair to and otherwise in the best interests of our company and our stockholders.

     If a flip-in event occurs and we do not redeem the rights as described under "--Redemption of Rights" below, each Class A right and Class B right, other than any right that has become void as we describe below, will become exercisable at the time it is no longer redeemable to receive the number of shares of Class A common stock and Class B common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of the Class A right or Class B right, respectively.

     When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  FLIP-OVER EVENT

     A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

      -- we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above, or

      -- 50% or more of our assets, cash flow or earning power is sold or transferred.

     If a flip-over event occurs, each holder of a Class A right or Class B right, other than any right that has become void as we describe under "--Flip-In Event," will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of the Class A right or Class B right, respectively.

  ANTIDILUTION

     The number of outstanding Class A rights or Class B rights associated with a share of Class A or Class B common stock, respectively, the number of fractional shares of Series A preferred stock issuable on exercise of a right and the exercise price of the rights are subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of the Class A or Class B common stock, respectively, occurring prior to the rights distribution date. The exercise price of the rights and the number of fractional shares of Series A preferred stock or other securities or property issuable on exercise of the rights also are subject to adjustment to prevent dilution in the event of specified types of transactions affecting the Series A preferred stock.

     With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of Series A preferred stock that are not integral multiples of one one-hundredth of a share, and, instead we may make a cash adjustment based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. The rights agreement reserves to us the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of Series A preferred stock.

  REDEMPTION OF RIGHTS

     At any time until 10 days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

  EXCHANGE OF RIGHTS

     We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of Class A or Class B common stock (and/or other equity securities we deem to have the same value as one share of Class A or Class B common stock, respectively), per Class A right or Class B right, respectively, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to:

      -- any person other than Transocean becoming the beneficial owner of common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors, or

      --   the occurrence of a flip-over event.

  AMENDMENT OF TERMS OF RIGHTS

     During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

      --   to cure any ambiguity, defect or inconsistency,

      -- to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or

      -- to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

     We have agreed, in the master separation agreement with Transocean, not to amend or modify the terms of the rights agreement without the consent of Transocean for so long as Transocean continues to own at least 15% of the voting power of our outstanding voting stock.

CHARTER AND BYLAW PROVISIONS

  ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors will be comprised of between one and 12 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of the board. Beginning at the time Transocean ceases to own, directly or indirectly, at least a majority of the voting power of our outstanding voting stock, our directors will be divided into three classes serving staggered three-year terms. Beginning at that time, at each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. Please read "Management--Board Structure and Compensation of Directors" above.

     This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, beginning at the time Transocean ceases to own, directly or indirectly, at least a majority of the voting power of our outstanding common stock, no director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the voting power then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office. As long as Transocean owns, directly or indirectly, at least a majority of the voting power of our outstanding voting stock, directors may be removed with or without cause by holders of a majority of the voting power of the outstanding voting stock and directors will generally be elected annually.

  STOCKHOLDER MEETINGS

     Our amended and restated certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president and chief executive officer, a majority of the directors or Transocean, if it is a stockholder. Our amended and restated certificate of incorporation and our bylaws specifically deny any power of any other person to call a special meeting.

  STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our amended and restated certificate of incorporation and our bylaws provide that beginning at the time Transocean ceases to own, directly or indirectly, at least a majority of the voting power of our outstanding voting stock, holders of our common stock will not be able to act by written consent without a meeting. Prior to that time, stockholders will therefore be entitled to act by written consent without a meeting or notice and Transocean will be able to take any action requiring approval of our stockholders by written consent and without the affirmative vote of our other stockholders.

  AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Beginning at the time Transocean ceases to own, directly or indirectly, at least a majority of the voting power of our outstanding voting stock, the provisions of our amended and restated certificate of incorporation described below under "--Transactions and Corporate Opportunities" may be amended only by the affirmative vote of holders of at least 80% of the voting power of our outstanding shares of voting stock, voting together as a single class, and the provisions of our amended and restated certificate of incorporation described above under "--Election and Removal of Directors," "--Stockholder Meetings" and "--Stockholder Action by Written Consent" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock is generally required to amend other provisions of our amended and restated certificate of incorporation.

  AMENDMENT OF BYLAWS

     Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

      -- the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, or

      -- the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock, voting together as a single class.

     Any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors and committees of the board of directors requires:

      -- the affirmative vote of at least 80% of all directors in office at any regular or special meeting of the board of directors called for that purpose, or

      -- the affirmative vote of holders of at least 80% of the voting power of our outstanding shares of voting stock, voting together as a single class.

  OTHER LIMITATIONS ON STOCKHOLDER ACTIONS

     Our bylaws also impose some procedural requirements on stockholders who wish to:

      --   make nominations in the election of directors,

      --   propose that a director be removed,

      --   propose any repeal or change in our bylaws, or

      -- propose any other business to be brought before an annual or special meeting of stockholders.

     Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

      -- a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting,

      --   the stockholder's name and address,

      -- the number of shares beneficially owned by the stockholder and evidence of such ownership, and

      -- the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

     To be timely, a stockholder must generally deliver notice:

      -- in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting, or

      -- in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days' notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

     In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's proposal or nominee will be ineligible and will not be voted on by our stockholders.

     We have agreed, in the master separation agreement, that for so long as Transocean owns at least 15% of the voting power of our outstanding shares of our voting stock, we will not, without the consent of Transocean, adopt any amendments to our amended and restated certificate of incorporation or bylaws or take or recommend any action to our stockholders that would:

      --   impose limits on the legal rights of Transocean,

      -- involve the issuance of specified warrants, rights, capital stock or other securities, excluding the rights described under "Preferred Stock--Stockholder Rights Plan,"

      -- deny any benefit to Transocean proportionately as holders of any class of voting securities generally, or

      -- alter voting or other rights of holders of any class of voting securities so that those rights are determined with reference to the amount of voting securities held by Transocean.

  LIMITATION ON LIABILITY OF DIRECTORS

     Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

      -- any breach of the director's duty of loyalty to our company or our stockholders,

      -- any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

      -- unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, and

      -- any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

  ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS

     Some provisions of our amended and restated certificate of incorporation and bylaws could make the following more difficult:

      -- acquisition of control of us by means of a proxy contest or otherwise, or

      --   removal of our incumbent officers and directors.

These provisions, as well as our stockholder rights plan and our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

TRANSACTIONS AND CORPORATE OPPORTUNITIES

     Our amended and restated certificate of incorporation includes provisions that regulate and define the conduct of specified aspects of the business and affairs of our company. These provisions serve to determine and delineate the respective rights and duties of our company, Transocean and some of our directors and officers in anticipation of the following:

      -- directors, officers and/or employees of Transocean serving as our directors and/or officers,

      -- Transocean engaging in lines of business that are the same as, or similar to, our lines of business,

      -- Transocean having an interest in the same areas of corporate opportunity as we have, and

      -- we and Transocean engaging in material business transactions, including transactions pursuant to the various agreements related to our separation from Transocean described elsewhere in this prospectus.

     We may enter into agreements with Transocean to engage in any transaction. We may also enter into agreements with Transocean to compete or not to compete with each other, including agreements to allocate, or to cause our and its respective directors, officers and employees to allocate, opportunities between Transocean and us and have done so in the master separation agreement. Our amended and restated certificate of incorporation provides that no such agreement will be considered contrary to any fiduciary duty of Transocean, as the controlling stockholder of our company, or of a director, officer or employee of our company or Transocean. Neither Transocean nor any of our directors, officers or employees who are also directors, officers or employees of Transocean are under any fiduciary duty to us to refrain from acting on our behalf or on behalf of Transocean in respect of any such agreement or transaction. These provisions are generally subject to the corporate opportunity obligations described below with which Transocean and our officers and directors who are also Transocean's directors, officers or employees must comply.

     Under our amended and restated certificate of incorporation, Transocean has no duty to refrain from engaging in activities or lines of business similar to ours or from doing business with any of our clients, customers or vendors and, except as discussed in the above paragraph, neither Transocean nor any of its officers, directors or employees will be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of any of these activities. In addition, if Transocean or a director or officer of our company who is also a director, officer or employee of Transocean acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and Transocean, then neither Transocean nor any such person will have a duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Transocean pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding the corporate opportunity to us, so long as Transocean or a director or officer of Transocean, as the case may be, acts in a manner consistent with the following policy: A corporate opportunity offered to Transocean or to any person who is an officer or director of our company and who is also an officer, director or employee of Transocean will belong to Transocean, unless the opportunity was expressly offered in writing to Transocean solely in its capacity as a stockholder of our company or to that person solely in his or her capacity as a director or officer of our company.

     By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Beginning at the time that Transocean ceases to own at least a majority of the voting power of our outstanding voting stock, these provisions may not be amended or repealed except by the vote of the holders of 80% of the voting power of our outstanding shares of voting stock.

DELAWARE BUSINESS COMBINATION STATUTE

     We are presently subject to Section 203 of the Delaware General Corporation Law, which is described below. However, our amended and restated bylaws contain a provision by which we expressly elect not to be subject to Section 203. That provision will become effective on July 19, 2003, but after that date, our stockholders can amend our amended and restated certificate of incorporation and bylaws to elect to be subject to Section 203. Our amended and restated certificate of incorporation provides that as long as Transocean owns, directly or indirectly, a majority of the voting power of our outstanding common stock, Transocean may act by written consent in lieu of a meeting. Thus, Transocean, as a controlling stockholder, may cause such an election without a meeting of stockholders.

     Section 203 provides that, subject to specified exceptions, an interested stockholder of a Delaware corporation is not permitted to engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that stockholder became an interested stockholder, unless one of the following conditions is met:

      -- prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

      -- upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares, or

      -- on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, "interested stockholder" means:

      -- any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and

      --   the affiliates and associates of any such person.

     During the time we are subject to Section 203, it may be more difficult for a person who is an interested stockholder to effect various business combinations with us for the applicable three-year period. Section 203, when applicable, also may have the effect of preventing changes in our management. It is possible that Section 203, when applicable, could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, when applicable, may cause persons interested in acquiring us to negotiate in advance with our board of directors. The restrictions on business combinations set forth in Section 203 are not applicable to Transocean so long as Transocean holds 15% or more of our common stock. Our board has also, to the extent allowed by law, approved in advance any transfer of shares by Transocean which would result in a direct transferee otherwise becoming an interested person under the statute. Once we cease to be subject to Section 203, Transocean, as a controlling stockholder, may find it easier to sell its controlling interest to a third party because
Section 203 would not apply to the third party.

LISTING OF CLASS A COMMON STOCK

     We intend to apply for the listing of our Class A common stock on the New York Stock Exchange under the symbol "THE."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our Class A common stock. The market price of our Class A common stock could drop because of sales of a large number of shares in the open market following this offering or the perception that those sales may occur. These factors also could make it more difficult for us to raise capital through future offerings of common stock.

     After this offering, we will have           shares of our Class A common
stock and           shares of our Class B common stock outstanding. All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by any of our affiliates, as that term is defined in Rule 144 under the Securities Act. Affiliates are individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders, if any. Transocean and we have agreed with the Underwriters not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters, except for issuances under employee or director compensation plans, pursuant to acquisitions, pursuant to the underwriting agreement, pursuant to transactions relating to the Class A common stock and bona fide gifts. See "Underwriting."

     The shares of our common stock held by Transocean following this offering are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

     In general, a stockholder subject to Rule 144 who has owned common stock of an issuer for at least one year may, within any three-month period, sell up to the greater of:

      -- 1% of the total number of shares of common stock then outstanding, and

      -- the average weekly trading volume of the common stock during the four weeks before the stockholder files a notice of sale with the SEC.

     Rule 144 requires stockholders to aggregate their sales with other affiliated stockholders for purposes of complying with this volume limitation. A stockholder who has owned common stock for at least two years, and who has not been an affiliate of the issuer for at least 90 days, may sell common stock free from the volume limitation and notice requirements of Rule 144.

     We have granted Transocean registration rights with respect to our shares it will hold after this offering. Please read "Relationship Between Us and Transocean--Registration Rights Agreement."

                        MATERIAL U.S. FEDERAL INCOME TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

GENERAL

     The following general discussion sets forth the opinion, insofar as concerns conclusions of law, of Baker Botts L.L.P. with respect to the expected material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a Non-U.S. Holder. Generally, for purposes of this discussion a "Non-U.S. Holder" is a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or a foreign estate or trust. In general, an individual is a non-resident alien individual with respect to a particular calendar year if he or she (1) is not a U.S. citizen, (2) has at no time during that calendar year been a permanent U.S. resident and (3) is not present in the United States a specified number of days in the current year and the prior two years or, if he or she is present in the United States for the requisite number of days, other specified conditions do not exist. A foreign estate or a foreign trust is an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from Class A common stock. Different rules apply for U.S. federal estate tax purposes. See "--Federal Estate Taxes" below.

     The following discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary U.S. Treasury regulations promulgated under the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. The following discussion does not address aspects of U.S. federal taxation other than income and estate taxation, and does not address all aspects of U.S. federal income and estate taxation. The discussion does not consider any specific facts or circumstances that might apply to a particular Non-U.S. Holder and does not address all aspects of U.S. federal income and estate tax law that might be relevant to a Non-U.S. Holder subject to special treatment under the Code, for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, or a person whose functional currency is not the U.S. dollar. This discussion does not address the tax treatment of partnerships or persons who hold their interests through a partnership or another pass-through entity. In addition, this discussion does not address state, local or non-U.S. tax consequences that might be relevant to a Non-U.S. Holder and does not address the applicability or effect of any specific tax treaty.

     The opinion of Baker Botts L.L.P. is not binding on the U.S. Internal Revenue Service (the "IRS") or the courts, and no rulings will be sought from the IRS on any of the issues discussed in this section. Prospective purchasers of our Class A common stock are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences, as well as non-U.S. tax consequences, of acquiring, holding and disposing of shares of our Class A common stock.

DIVIDENDS

     In general, if we were to make distributions with respect to our Class A common stock, such distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution that exceeds our current or accumulated earnings and profits will first be applied in reduction of the Non-U.S. Holder's basis in our Class A common stock, and to the extent the distribution exceeds the Non-U.S. Holder's basis, the excess will be treated as gain from the disposition of our Class A common stock.

     Subject to the discussion below, dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate. A lower rate may apply if the Non-U.S. Holder is a qualified tax resident of a country with which the United States has an income tax treaty and if the Non-U.S. Holder satisfies specified procedural requirements. A Non-U.S. Holder generally must provide IRS Form W-8BEN or a successor form to the payor of dividends in order to be eligible to claim the benefits of a U.S. income tax treaty obligation. In the case of dividend payments outside the United States to an offshore account, as specified by applicable U.S. Treasury regulations (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), the

Non-U.S. Holder will be eligible, unless the withholding agent actually knows or has reason to know otherwise, to claim treaty benefits by providing other specified documentary evidence instead of IRS Form W-8BEN.

     Withholding generally will not apply in respect of dividends if the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. (and which so requires as a condition for subjecting a Non-U.S. Holder to U.S. taxation on a net income basis) Holder within the United States and, in the case of dividends to which an income tax treaty applies, the dividends are also attributable to a permanent establishment (or a fixed base through which specified personal services are performed) maintained by the Non-U.S. Holder in the United States. To claim relief from withholding on this basis, a Non-U.S. Holder generally must provide IRS Form W-8ECI or a successor form to the payor of dividends. Any such dividends received by a Non-U.S. Holder are subject to U.S. federal income tax on a net income basis (that is, after any applicable deductions) at applicable graduated individual or corporate rates. A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other disposition of our Class A common stock (including a redemption of our Class A common stock treated as a sale for U.S. federal income tax purposes), except in the following circumstances:

      -- the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder,

      -- the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition, and either the individual has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained by the individual in the United States (the "183-day rule"),

      -- the Non-U.S. Holder is subject to tax under U.S. tax law provisions applicable to some U.S. expatriates (including former citizens or residents of the United States), or

      -- we are or have been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     The 183-day rule summarized above applies only in limited circumstances because generally an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition will be treated as a U.S. resident for U.S. federal income tax purposes and therefore will be subject to U.S. federal income tax at graduated rates applicable to individuals who are U.S. residents. If the 183-day rule applies, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by specified U.S. source capital losses realized during the same taxable year. The rules regarding taxation of gain of taxpayers to whom the 183-day rule applies are complicated, and Non-U.S. Holders should consult their tax advisers with regard to any potential application of this rule.

     Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future. If we nevertheless did become a U.S. real property holding corporation then, among other circumstances, an exemption would generally apply to a Non-U.S. holder who at no time actually or constructively owned more than 5% of the outstanding Class A common stock, assuming the Class A common stock is at all times regularly traded on an established securities market, as prescribed by regulations.

     Gains that are effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States are subject to U.S. federal income tax on a net income basis (that is, after any applicable deductions) at applicable graduated individual or corporate rates. However, if under an applicable income tax treaty such gains are not attributable to a permanent establishment (or a fixed base through which specified personal services are performed) maintained by the Non-U.S. Holder in the United States, the gains may be exempt from tax under the treaty. A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Non-U.S. Holders are generally exempt from backup withholding and information reporting requirements with respect to:

     - dividend payments, and

     - the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker,

as long as the income associated with such payments is not subject to U.S. federal income tax on a net basis and one of the following two conditions is satisfied:

     - the payor or broker does not have actual knowledge or a reason to know that a Non-U.S. Holder is a United States person and such Non-U.S. Holder has furnished to the payor or broker:

      - a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form certifying, under penalties of perjury, status as a non-United States person, or

      - other documentation on which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

     - a Non-U.S. Holder otherwise establishes an exemption.

     However, we and other payors are required to report the entire amount of any distribution made with respect to our Class A common stock (regardless of whether the distribution is treated as a dividend) on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. This information may also be made available to tax authorities in the Non-U.S. Holder's country of residence.

     Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained in the United
       States,

     - the payment of proceeds or the confirmation of the sale is mailed to a United States address, or

     - the sale has some other specified connection with the United States, as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that a Non-U.S. Holder is a United States person and specified documentation requirements are met or a Non-U.S. Holder otherwise establishes an exemption.

     In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

     - a United States person,

     - a controlled foreign corporation for U.S. tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

     - a foreign partnership, if at any time during its tax year:

      - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

      - it is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or a reason to know that a Non-U.S. Holder is a United States person and specified documentation requirements are met or a Non-U.S. Holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that a Non-U.S. Holder is a United States person.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against that Non-U.S. Holder's U.S. federal income tax liability if the requisite procedures are followed.

FEDERAL ESTATE TAXES

     An individual Non-U.S. Holder who is treated as the owner of Class A common stock at the time of his or her death generally will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax on that value, unless an applicable tax treaty provides otherwise. For U.S. federal estate tax purposes, a "Non-U.S. Holder" is an individual who is neither a citizen nor a domiciliary of the United States. In general, an individual acquires a domicile in the United States for U.S. estate tax purposes by living in the United States, for even a brief period of time, with the intention of remaining in the United States indefinitely.

     Recently enacted legislation reduces the maximum federal estate tax rate over an eight-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for
whom Morgan Stanley & Co. Incorporated,           ,           and           are
acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

                                                                NUMBER
NAME                                                           OF SHARES
----                                                           ---------
Morgan Stanley & Co. Incorporated...........................
        ....................................................
        ....................................................
        ....................................................
                                                               --------
          Total.............................................
                                                               ========

     The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to specified other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any shares are taken.

     The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to dealers at a price that
represents a concession not in excess of $          a share under the initial
public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Transocean has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to public would be $     , the total underwriters' discounts and
commissions would be $          and total proceeds to the selling stockholders
would be $     .

     We estimate expenses payable by Transocean in connection with this offering, other than the underwriting discounts and commissions referred to
above, will be approximately $     million.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares offered by them.

     We, as well as Transocean and Transocean Holdings, as our sole stockholders, have agreed that, without the prior written consent of Morgan Stanley on behalf of the underwriters, it will not during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock, or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock,

whether any such transaction described above is to be settled by delivery of shares of Class A common stock or other securities, in cash or otherwise.

     The restrictions described in the paragraph above do not apply to:

      -- the sale of any shares of Class A common stock to the underwriters pursuant to the underwriting agreement,

      -- any distribution of shares of our common stock by Transocean to the holders of its ordinary shares by means of a distribution or exchange offer in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code,

      -- any issuance of our common stock pursuant to Transocean's subscription rights described in this prospectus,

      -- any private sales of our common stock in which the purchaser agrees to be bound by the restrictions described in the paragraph above,

      -- the reclassification of shares of our common stock into Class B Common Stock as described in this prospectus,

      -- the exchange of our notes payable to Transocean for newly issued shares of our common stock, as described in this prospectus,

      -- transactions relating to shares of Class A common stock or other securities acquired in this offering or in open market transactions after the closing of this offering, and

      -- grants pursuant to the employee benefit plans described in this prospectus.

     In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in this offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. Any of these activities may stabilize or maintain the market price of the Class A common stock above independent market levels or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, some of the underwriters have provided, and continue to provide, investment banking and other services to us and the selling stockholders for which they receive customary fees and commissions.

     The underwriters and we have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the Class A common stock. The initial public offering price will be determined by negotiations between Transocean and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our revenues, earnings, and other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range listed on the cover page of this preliminary prospectus may change as a result of market conditions and other factors.

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the Class A common stock offered by this prospectus will be passed on for us by Baker Botts L.L.P., Houston, Texas and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of TODCO (formerly R&B Falcon Corporation and Subsidiaries) at September 30, 2002 and December 31, 2001, and for the nine months ended September 30, 2002, for the periods from February 1, 2001 to December 31, 2001 and from January 1, 2001 to January 31, 2001 and for the year ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in the reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the securities offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as "the registration statement."

     As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, please refer to the registration statement.

     Following this offering, we will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1 (800) 732-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              REFERENCE
                                                              ---------
Report of Ernst & Young LLP, Independent Auditors...........     F-2
Consolidated Balance Sheets at December 31, 2001 and
  September 30, 2002........................................     F-3
Consolidated Statements of Operations for the Year Ended
  December 31, 2000, the One Month Ended January 31, 2001,
  the Eleven Months Ended December 31, 2001 and the Nine
  Months Ended September 30, 2002...........................     F-4
Consolidated Statements of Comprehensive Loss for the Year
  Ended December 31, 2000, the One Month Ended January 31,
  2001, the Eleven Months Ended December 31, 2001 and the
  Nine Months Ended September 30, 2002......................     F-5
Consolidated Statements of Equity for the Year Ended
  December 31, 2000, the One Month Ended January 31, 2001,
  the Eleven Months Ended December 31, 2001 and the Nine
  Months Ended September 30, 2002...........................     F-6
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 2000, the One Month Ended January 31, 2001,
  the Eleven Months Ended December 31, 2001 and the Nine
  Months Ended September 30, 2002...........................     F-7
Notes to Consolidated Financial Statements..................     F-8
Schedule II -- Valuation and Qualifying Accounts for the
  Year Ended December 31, 2000, the One Month Ended January
  31, 2001, the Eleven Months Ended December 31, 2001 and
  the Nine Months Ended September 30, 2002..................    F-47
Unaudited Condensed Consolidated Balance Sheets at September
  30, 2001 and 2002.........................................    F-48
Unaudited Condensed Consolidated Statements of Operations
  for the One Month Ended January 31, 2001, the Eight Months
  Ended September 30, 2001 and the Nine Months Ended
  September 30, 2002........................................    F-49
Unaudited Condensed Consolidated Statements of Comprehensive
  Loss for the One Month Ended January 31, 2001, the Eight
  Months Ended September 30, 2001 and the Nine Months Ended
  September 30, 2002........................................    F-50
Unaudited Condensed Consolidated Statements of Cash Flows
  for the One Month Ended January 31, 2001, the Eight Months
  Ended September 30, 2001 and the Nine Months Ended
  September 30, 2002........................................    F-51
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-52

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
R&B Falcon Corporation and Subsidiaries

     We have audited the accompanying consolidated balance sheets of R&B Falcon Corporation and Subsidiaries as of September 30, 2002 and December 31, 2001 and the related consolidated statements of operations, comprehensive loss, equity and cash flows for the nine months ended September 30, 2002, the period from February 1, 2001 to December 31, 2001, the period from January 1, 2001 to January 31, 2001 and the year ended December 31, 2000. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R&B Falcon Corporation and Subsidiaries at September 30, 2002 and December 31, 2001, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 2002, the period from February 1, 2001 to December 31, 2001, the period from January 1, 2001 to January 31, 2001 and for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Notes 1 and 4 to the consolidated financial statements, effective January 31, 2001, the Company completed a merger transaction resulting in a change of control and a new basis of accounting. In addition, as discussed in Note 2 to the consolidated financial statements, in the nine months ended September 30, 2002 the Company changed its method of accounting and reporting for goodwill to conform to Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets."

                                       /s/ ERNST & YOUNG LLP

Houston, Texas
December 6, 2002

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                   2002              2001
                                                              --------------     -------------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
                                            ASSETS
Cash and Cash Equivalents...................................     $  115.9          $   68.5
Accounts Receivable
  Trade, net................................................        115.3             232.0
  Related Parties...........................................        321.0             194.7
  Other.....................................................         35.0              38.5
Interest Receivable--Related Parties........................          7.2              11.0
Materials and Supplies......................................         33.5              48.8
Other Current Assets........................................         11.3               9.7
                                                                 --------          --------
          Total Current Assets..............................        639.2             603.2
                                                                 --------          --------
Property and Equipment......................................      1,867.3           2,214.3
Less Accumulated Depreciation...............................        225.9             164.1
                                                                 --------          --------
  Property and Equipment, net...............................      1,641.4           2,050.2
                                                                 --------          --------
Goodwill, net...............................................        381.9           5,453.1
Notes Receivable--Related Parties...........................        520.5             425.0
Investments in and Advances to Joint Ventures...............        102.7             103.2
Other Assets................................................         63.4             204.1
                                                                 --------          --------
          Total Assets......................................     $3,349.1          $8,838.8
                                                                 ========          ========

                             LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts Payable
  Trade, net................................................     $   33.6          $   66.6
  Related Parties...........................................        132.4             139.9
Accrued Income Taxes........................................         38.3              32.7
Debt Due Within One Year....................................         45.8              38.6
Debt Due Within One Year--Related Party.....................        300.9                --
Interest Payable--Related Parties...........................         42.5               0.6
Other Current Liabilities...................................         76.1             102.4
                                                                 --------          --------
          Total Current Liabilities.........................        669.6             380.8
                                                                 --------          --------
Long-Term Debt..............................................        161.5           1,694.7
Long-Term Debt--Related Party...............................      1,253.1              55.0
Deferred Income Taxes.......................................         40.5              76.2
Other Long-Term Liabilities.................................         30.7              51.4
                                                                 --------          --------
          Total Long-Term Liabilities.......................      1,485.8           1,877.3
                                                                 --------          --------
Minority Interest...........................................         95.2              93.2
                                                                 --------          --------
Commitments and Contingencies
Common Stock, $0.01 par value, 1,200,000 shares authorized,
  1,000,000 shares issued and outstanding at September 30,
  2002 and December 31, 2001................................           --                --
Additional Paid-in Capital..................................      6,421.3           6,643.9
Accumulated Other Comprehensive Loss........................         (2.4)             (2.3)
Retained Deficit............................................     (5,320.4)           (154.1)
                                                                 --------          --------
          Total Shareholder's Equity........................      1,098.5           6,487.5
                                                                 --------          --------
          Total Liabilities and Shareholder's Equity........     $3,349.1          $8,838.8
                                                                 ========          ========

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                                   -----------------------------   --------------------------
                                                    NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                                       ENDED           ENDED          ENDED       YEAR ENDED
                                                   SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                                       2002            2001           2001           2000
                                                   -------------   -------------   -----------   ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Operating revenues.............................   $    663.4       $1,197.0        $ 128.4       $1,091.2
  Operating revenues--related parties............         15.5            2.8            0.2            3.1
                                                    ----------       --------        -------       --------
                                                         678.9        1,199.8          128.6        1,094.3
COSTS AND EXPENSES
  Operating and maintenance......................        342.2          622.5          145.8          760.7
  Operating and maintenance--related parties.....        199.9          171.5            5.8           68.2
  Depreciation...................................        133.3          209.6           17.7          187.7
  Goodwill amortization..........................           --          128.2            0.2            2.2
  General and administrative.....................          2.3            4.7           60.8           35.4
  General and administrative--related party......          8.8            2.0             --             --
                                                    ----------       --------        -------       --------
                                                         686.5        1,138.5          230.3        1,054.2
Impairment Loss on Long-Lived Assets.............       (604.5)         (27.8)            --          (35.9)
Gain (Loss) from Sales of Assets, net............         (2.2)         (29.9)            --          195.0
                                                    ----------       --------        -------       --------
OPERATING INCOME (LOSS)..........................       (614.3)           3.6         (101.7)         199.2
                                                    ----------       --------        -------       --------
OTHER INCOME (EXPENSE), NET
  Equity in earnings of joint ventures...........          2.2           11.5            0.4            2.5
  Interest income................................          1.7            5.9            1.4           35.3
  Interest income--related parties...............         26.7           16.2            0.2            3.3
  Interest expense, net of amounts capitalized...        (31.7)        (102.9)         (21.4)        (226.7)
  Interest expense--related parties..............        (55.8)         (36.8)            --             --
  Other, net.....................................         (1.1)          (0.4)           0.3            1.2
                                                    ----------       --------        -------       --------
                                                         (58.0)        (106.5)         (19.1)        (184.4)
                                                    ----------       --------        -------       --------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
  INTEREST, EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE.....       (672.3)        (102.9)        (120.8)          14.8
Income Tax Expense (Benefit).....................        (25.6)          32.6          (32.2)          36.4
Minority Interest................................          2.4            0.7            0.7           28.7
                                                    ----------       --------        -------       --------
LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE.....       (649.1)        (136.2)         (89.3)         (50.3)
Loss on Extraordinary Items, net of tax..........           --          (17.9)            --             --
Cumulative Effect of a Change in Accounting
  Principle......................................     (4,517.0)            --             --             --
                                                    ----------       --------        -------       --------
NET LOSS.........................................     (5,166.1)        (154.1)         (89.3)         (50.3)
Preferred Stock Dividends and Accretion..........           --             --             --          206.8
                                                    ----------       --------        -------       --------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS.......   $ (5,166.1)      $ (154.1)       $ (89.3)      $ (257.1)
                                                    ==========       ========        =======       ========
NET LOSS PER COMMON SHARE BASIC AND DILUTED
  Continuing operations after preferred stock
     dividends...................................   $  (649.10)      $(136.20)       $ (0.42)      $  (1.31)
  Loss on Extraordinary Items, net of tax........           --         (17.90)            --             --
  Cumulative Effect of a Change in Accounting
     Principle...................................    (4,517.00)            --             --             --
                                                    ----------       --------        -------       --------
       Net loss per common share basic and
          diluted................................   $(5,166.10)      $(154.10)       $ (0.42)      $  (1.31)
                                                    ==========       ========        =======       ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic and Diluted..............................          1.0            1.0          211.3          196.6
                                                    ----------       --------        -------       --------

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                          POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                       -----------------------------   --------------------------
                                        NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                           ENDED           ENDED          ENDED       YEAR ENDED
                                       SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                           2002            2001           2001           2000
                                       -------------   -------------   -----------   ------------
                                                             (IN MILLIONS)
Net loss.............................    $(5,166.1)       $(154.1)        $(89.3)       $(50.3)
                                         ---------        -------         ------        ------
Other comprehensive income (loss),
  net of tax
  Share of unrealized loss in
     unconsolidated joint venture's
     accumulated other comprehensive
     loss............................         (0.1)          (2.3)            --            --
  Unrealized gain (loss) on
     securities held for sale........           --           (0.2)          (0.1)          0.3
                                         ---------        -------         ------        ------
  Other comprehensive income
     (loss)..........................         (0.1)          (2.5)          (0.1)          0.3
                                         ---------        -------         ------        ------
Total comprehensive loss.............    $(5,166.2)       $(156.6)        $(89.4)       $(50.0)
                                         =========        =======         ======        ======

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EQUITY

                                                                      ACCUMULATED
                                                                         OTHER
                                       COMMON STOCK     ADDITIONAL   COMPREHENSIVE   RETAINED
                                      ---------------    PAID-IN        INCOME       EARNINGS      UNEARNED       TOTAL
                                      SHARES   AMOUNT    CAPITAL        (LOSS)       (DEFICIT)   COMPENSATION    EQUITY
                                      ------   ------   ----------   -------------   ---------   ------------   ---------
                                                                         (IN MILLIONS)
PRE-TRANSOCEAN MERGER
Balance at December 31, 1999........  193.7     $1.9     $1,113.4        $  --       $    86.2      $(6.8)      $ 1,194.7
  Net loss..........................                                                     (50.3)                     (50.3)
  Preferred stock dividends,
    accretion and tender offer
    premium.........................                        (88.0)                      (118.8)                    (206.8)
  Purchase of assets................    0.1                   4.8                                                     4.8
  Common stock offering.............   16.3      0.2        400.0                                                   400.2
  Contribution to employee savings
    plans...........................    0.4                   7.1                                                     7.1
  Activity in Company stock plans...    1.2                  11.3                                                    11.3
  Tax benefit from options
    exercised.......................                          6.6                                                     6.6
  Exercise of warrants..............    0.2                   2.3                                                     2.3
  Restricted stock activity, net....    0.1                   0.9                                     2.7             3.6
  Unrealized gain on securities held
    for sale........................                                       0.3                                        0.3
  Other.............................                         (0.3)                                                   (0.3)
                                      ------    ----     --------        -----       ---------      -----       ---------
Balance at December 31, 2000........  212.0      2.1      1,458.1          0.3           (82.9)      (4.1)        1,373.5
  Net loss..........................                                                     (89.3)                     (89.3)
  Activity in Company stock plans...    0.1                   6.3                                                     6.3
  Change in unrealized gain on
    securities held for sale........                                      (0.1)                                      (0.1)
  Restricted stock activity, net....                                                                  4.1             4.1
  Contribution to employee savings
    plans...........................                          0.6                                                     0.6
                                      ------    ----     --------        -----       ---------      -----       ---------
Balance at January 31, 2001.........  212.1      2.1      1,465.0          0.2          (172.2)        --         1,295.1
                                      ------    ----     --------        -----       ---------      -----       ---------
------------------------------------
POST-TRANSOCEAN MERGER
  Net loss..........................                                                    (154.1)                    (154.1)
  Merger with Transocean............  (211.1)   (2.1)     5,178.9                        172.2                    5,349.0
  Other comprehensive loss related
    to unconsolidated joint
    venture.........................                                      (2.3)                                      (2.3)
  Change in unrealized gain on
    securities held for sale........                                      (0.2)                                      (0.2)
                                      ------    ----     --------        -----       ---------      -----       ---------
Balance at December 31, 2001........    1.0       --      6,643.9         (2.3)         (154.1)        --         6,487.5
                                      ------    ----     --------        -----       ---------      -----       ---------
  Net loss..........................                                                  (5,166.1)                  (5,166.1)
  Change in other comprehensive loss
    related to unconsolidated joint
    venture.........................                                      (0.1)                                      (0.1)
  Net distributions to parent.......                       (222.6)                                                 (222.6)
  Other.............................                                                      (0.2)                      (0.2)
                                      ------    ----     --------        -----       ---------      -----       ---------
Balance at September 30, 2002.......    1.0     $ --     $6,421.3        $(2.4)      $(5,320.4)     $  --       $ 1,098.5
                                      ======    ====     ========        =====       =========      =====       =========

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                                            -----------------------------   --------------------------
                                                             NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                                                ENDED           ENDED          ENDED       YEAR ENDED
                                                            SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                                                2002            2001           2001           2000
                                                            -------------   -------------   -----------   ------------
                                                                                  (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................    $(5,166.1)      $  (154.1)       $(89.3)      $ (50.3)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation..........................................        133.3           209.6          17.7         187.7
    Goodwill amortization.................................           --           128.2           0.2           2.2
    Cumulative effect of a change in accounting
      principle--goodwill impairment......................      4,517.0              --            --            --
    Deferred income taxes.................................        (46.4)           10.9         (33.3)        (19.0)
    Equity in earnings of joint ventures..................         (2.2)          (11.5)         (0.4)         (2.5)
    (Gain)/loss on disposal of assets.....................          2.8            32.2            --        (176.8)
    Impairment loss on long-lived assets..................        604.5            27.8            --          35.9
    Loss on disposal of inland marine support vessel
      business............................................           --              --          64.0            --
    Amortization of debt fair value adjustments...........         (8.3)          (19.9)           --            --
    Deferred compensation.................................           --              --           9.8           3.7
    Deferred income, net..................................         (4.2)            6.3          (1.0)           --
    Deferred expenses, net................................         (2.8)          (13.7)          1.5         (12.9)
    Extraordinary loss from extinguishment of debt, net of
      tax.................................................           --            17.9            --            --
    Changes in operating assets and liabilities, net of
      effects from the Transocean Merger Accounts
      receivable, net.....................................         78.8            37.8         (20.1)        (66.3)
      Accounts payable and other current liabilities......        (43.8)         (121.7)        (14.3)         (4.5)
      Accounts receivable/payable to related parties,
         net..............................................        (20.5)          (64.8)           --            --
      Income taxes receivable/payable, net................          7.9            (3.9)          2.9          (6.0)
      Other, net..........................................          6.3            17.6          26.6         (10.4)
                                                              ---------       ---------        ------       -------
Net Cash Provided by (Used in) Operating Activities.......         56.3            98.7         (35.7)       (119.2)
                                                              ---------       ---------        ------       -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures....................................        (14.9)         (216.3)        (16.5)       (465.0)
  Decrease in cash dedicated to capital projects/debt
    service...............................................           --             3.7           2.7         140.9
  Proceeds from disposal of assets, net...................         38.9            90.6           0.2         265.2
  Sale of short-term investments..........................           --              --            --         301.5
  Proceeds from sale of subsidiary, net...................           --            85.6            --            --
  Purchase of minority interest in subsidiary.............           --              --         (34.7)           --
  Joint ventures and other investments, net...............          0.3            13.6          (1.9)         41.2
                                                              ---------       ---------        ------       -------
Net Cash Provided by (Used in) Investing Activities.......         24.3           (22.8)        (50.2)        283.8
                                                              ---------       ---------        ------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from long-term debt with related party.....         11.0         1,245.0            --            --
  Repayments on other debt instruments....................        (28.7)       (1,516.3)         (8.1)        (20.4)
  Net proceeds from common stock offering.................           --              --            --         400.2
  Repurchase of preferred stock...........................           --              --            --        (480.1)
  Cash of subsidiaries at disposition to affiliates.......         (9.6)             --            --            --
  Exchange offer consent payments.........................         (8.3)             --            --            --
  Other, net..............................................          2.4            (1.1)          1.0          38.6
                                                              ---------       ---------        ------       -------
Net Cash Used in Financing Activities.....................        (33.2)         (272.4)         (7.1)        (61.7)
                                                              ---------       ---------        ------       -------
Net Increase (Decrease) in Cash and Cash Equivalents......         47.4          (196.5)        (93.0)        102.9
Cash and Cash Equivalents at Beginning of Period..........         68.5           265.0         358.0         255.1
                                                              ---------       ---------        ------       -------
Cash and Cash Equivalents at End of Period................    $   115.9       $    68.5        $265.0       $ 358.0
                                                              =========       =========        ======       =======

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

     R&B Falcon Corporation (together with its subsidiaries and predecessors, unless the context requires otherwise, the "Company," "we" or "our") is an international provider of offshore and inland marine contract oil and gas drilling services. At September 30, 2002, the Company owned, had partial ownership interests in or operated more than 90 drilling rigs. As of this date, the Company's active fleet of drilling rigs consisted of 13 drillships and semisubmersibles ("floaters"), 34 jackup rigs, 31 barge rigs, one tender rig, three submersible rigs and two platform rigs as well as nine land rigs and three lake barge rigs in Venezuela. The Company contracts its drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. The Company wound up its turnkey operations in the second quarter of 2001 and no longer provides turnkey services.

     Intercompany transactions and accounts have been eliminated. The equity method of accounting is used for investments in joint ventures where the Company's ownership is between 20 percent and 50 percent and for investments in joint ventures owned more than 50 percent where the Company does not have significant control over the day-to-day operations of the joint venture. The cost method of accounting is used for investments in joint ventures where the Company's ownership is less than 20 percent and the Company does not have significant control over the day to day operations.

     Effective January 31, 2001, the merger transaction between the Company and Transocean Inc. ("Transocean", formerly known as Transocean Sedco Forex Inc.) was completed (the "Transocean Merger"). A change of control occurred and the Company became an indirect wholly owned subsidiary of Transocean. See Note 4. The merger was accounted for as a purchase with Transocean as the accounting acquiror. Accordingly, the purchase price was allocated to the assets and liabilities of the Company based on estimated fair values as of January 31, 2001 with the excess accounted for as goodwill. The purchase price adjustments were "pushed down" to the consolidated financial statements of the Company, which affects the comparability of the consolidated financial statements for periods before and after the Transocean Merger. The accompanying financial statements for the periods ended on or before January 31, 2001 were prepared using the Company's historical basis of accounting and are designated as "Pre-Transocean Merger." The accompanying consolidated financial statements for the periods subsequent to January 31, 2001 include the effects of the Transocean Merger and are designated as "Post-Transocean Merger."

     In July 2002, Transocean announced plans to divest its Gulf of Mexico Shallow and Inland Water business, which consists of 76 drilling rigs, through an initial public offering of the Company. As a result, the Company has transferred and intends to continue to transfer assets not used in this business to Transocean's other subsidiaries. See Notes 18 and 24.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting Estimates--The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, materials and supplies obsolescence, investments, intangible assets and goodwill, property and equipment and other long-lived assets, income taxes, workers' insurance, pensions and other post-retirement and employment benefits and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Cash and Cash Equivalents--Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid investments with an original maturity of three months or less. Generally, the maturity date of the Company's cash equivalent investments is the next business day.

     At September 30, 2002 and December 31, 2001, $81.2 million and $39.5 million, respectively, of cash and cash equivalents related to the Company's majority-owned subsidiary Arcade Drilling AS ("Arcade"). Arcade's cash and cash equivalents are available to Arcade for all purposes subject to restrictions under the Standstill Agreement dated as of August 31, 1991 between the Company, Arcade and Transocean. Such restrictions preclude the Company from borrowing any cash from Arcade. The Standstill Agreement may be terminated by mutual agreement of the parties.

     As a result of the Deepwater Nautilus project financing (see Note 6), the Company is required to maintain in cash an amount to cover certain principal and interest payments. At September 30, 2002 and December 31, 2001, such restricted cash, classified as other assets in the consolidated balance sheets, was $13.2 million.

     Allowance for Doubtful Accounts Receivable--The Company establishes an allowance for doubtful accounts on a case-by-case basis when it believes the required payment of specific amounts owed is unlikely to occur. This allowance was approximately $13.9 million and $14.6 million at September 30, 2002 and December 31, 2001, respectively.

     Materials and Supplies--Materials and supplies are carried at the lower of average cost or market less an allowance for obsolescence. Such allowance was $1.3 million and $5.6 million at September 30, 2002 and December 31, 2001, respectively.

     Property and Equipment--Property and equipment, consisting primarily of offshore drilling rigs and related equipment, are carried at cost or fair value at the date of acquisition. The Company generally provides for depreciation using the straight-line method after allowing for salvage values. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expense as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

     As a result of the Transocean Merger, property and equipment were adjusted to fair value and the Company conformed its policies relating to estimated rig lives and salvage values to Transocean's policies. Estimated useful lives of drilling units now range from 18 to 35 years, reflecting maintenance history and market demand for these drilling units, buildings and improvements from 10 to 30 years and machinery and equipment from four to 12 years. Prior to the Transocean Merger, estimated useful lives ranged from three to 30 years. Depreciation expense for the eleven months ended December 31, 2001 increased approximately $28.5 million as a result of conforming these policies, primarily due to a decrease in the useful lives of the inland barges.

     Assets Held for Sale--Assets are classified as held for sale when the Company has a plan for disposal of certain assets and those assets meet the held for sale criteria of SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. Prior to the Company's adoption of SFAS 144 (see "--New Accounting Pronouncements"), certain assets were classified as held for sale under SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Effective with the merger transaction with Transocean, the Company established a plan to sell certain assets that were considered non-core to Transocean's business with the disposition of these assets expected to completed by December 31, 2002. These assets included certain drilling rigs, surplus equipment and an office building. At December 31, 2001, the Company had assets held for sale in the amount of $125.2 million that were included in other assets of which $43.1 million and $82.1 million related to the Gulf of Mexico Shallow and Inland Water and International and U.S. Floater Contract Drilling Services segments, respectively. At September 30, 2002, the Company had

                    R&B FALCON CORPORATION AND SUBSIDIARIES
assets held for sale in the amount of $8.6 million that were included in other assets of which $8.2 million and $0.4 million related to the Gulf of Mexico Shallow and Inland Water and International and U.S. Floater Contract Drilling Services segments, respectively.

     Goodwill--Prior to the adoption of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets (see "--New Accounting Pronouncements"), the excess of the purchase price over the estimated fair value of net assets acquired was accounted for as goodwill and was amortized on a straight-line basis over a 40-year life. The amortization period was based on the nature of the offshore drilling industry, long-lived drilling equipment and long-standing relationships with core customers.

     During the first quarter of 2002, the Company implemented SFAS 142 and performed the initial test of impairment of goodwill on its two reporting units, "International and U.S. Floater Contract Drilling Services" and "Gulf of Mexico Shallow and Inland Water." The test was applied utilizing the estimated fair value of the reporting units as of January 1, 2002 and was determined based on a combination of each reporting unit's discounted cash flows and publicly traded company multiples and acquisition multiples of comparable businesses. Due to a general decline in market conditions and other factors, the Company's International and U.S. Floater Contract Drilling Services reporting unit recognized a $3,153.3 million impairment of goodwill. This impairment was recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002. Because of deterioration in the Gulf of Mexico Shallow and Inland Water business segment since the completion of the Transocean Merger, a $1,363.7 million impairment of goodwill was recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002.

     SFAS 142 provides that goodwill should be tested prior to the annual impairment test date, which the Company has set for October 1, when events occur that would indicate the fair value of a reporting unit has been reduced below its carrying value. As a result of the Company's transfer of assets not used in its Gulf of Mexico Shallow and Inland Water business during the quarter ended September 30, 2002 (see Note 18), the Company was required to test goodwill in its International and U.S. Floater Contract Drilling Services reporting unit for impairment in the third quarter of 2002. As a result of this interim impairment test, the Company recognized a non-cash impairment of $550.3 million in this reporting unit. After giving effect to the goodwill write downs in each of the reporting units, the Company's goodwill balance is $381.9 million as of September 30, 2002.

     The changes in the carrying amount of goodwill are as follows (in millions):

                                       BALANCE AT                         BALANCE AT
                                       JANUARY 1,    LOSS ON             SEPTEMBER 30,
                                          2002      IMPAIRMENT   OTHER       2002
                                       ----------   ----------   -----   -------------
International and U.S. Floater
  Contract Drilling Services.........   $3,707.5    $(3,703.6)   $(3.9)     $   --
Gulf of Mexico Shallow and Inland
  Water..............................    1,745.6     (1,363.7)     --        381.9
                                        --------    ---------    -----      ------
                                        $5,453.1    $(5,067.3)   $(3.9)     $381.9
                                        ========    =========    =====      ======

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Net loss for the nine months ended September 30, 2002, the eleven months ended December 31, 2001 and the one month ended January 31, 2001 and the year ended December 31, 2000, adjusted for goodwill amortization, was as follows (in millions):

                                       POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                   ------------------------------   --------------------------
                                    NINE MONTHS    ELEVEN MONTHS     ONE MONTH        YEAR
                                       ENDED           ENDED           ENDED         ENDED
                                   SEPTEMBER 30,    DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                       2002             2001           2001           2000
                                   -------------   --------------   -----------   ------------
Reported net loss before
  extraordinary items and
  cumulative effect of a change
  in accounting principle........    $  (649.1)       $(136.2)         $(89.3)       $(50.3)
Add back: Goodwill
  amortization...................           --          128.2             0.2           2.2
                                     ---------        -------          ------        ------
Adjusted reported net loss before
  extraordinary items and
  cumulative effect of a change
  in accounting principle........       (649.1)          (8.0)          (89.1)        (48.1)
Loss on extraordinary items, net
  of tax.........................           --          (17.9)             --            --
Cumulative effect of a change in
  accounting principle...........     (4,517.0)            --              --            --
                                     ---------        -------          ------        ------
Adjusted net loss................    $(5,166.1)       $ (25.9)         $(89.1)       $(48.1)
                                     =========        =======          ======        ======

                                       POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                   ------------------------------   --------------------------
                                    NINE MONTHS    ELEVEN MONTHS     ONE MONTH        YEAR
                                       ENDED           ENDED           ENDED         ENDED
                                   SEPTEMBER 30,    DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                       2002             2001           2001           2000
                                   -------------   --------------   -----------   ------------
Basic and diluted loss per share
Reported net loss before
  extraordinary items and
  cumulative effect of a change
  in accounting principle........   $  (649.10)       $(136.20)        $(0.42)       $(1.31)
Add back: Goodwill
  amortization...................           --          128.20             --          0.01
                                    ----------        --------         ------        ------
Adjusted reported net loss before
  extraordinary items and
  cumulative effect of a change
  in accounting principle........      (649.10)          (8.00)         (0.42)        (1.30)
Loss on extraordinary items, net
  of tax.........................           --          (17.90)            --            --
Cumulative effect of a change in
  accounting principle...........    (4,517.00)             --             --            --
                                    ----------        --------         ------        ------
Adjusted net loss per share basic
  and diluted....................   $(5,166.10)       $ (25.90)        $(0.42)       $(1.30)
                                    ==========        ========         ======        ======

     Impairment of Long-Lived Assets--The carrying value of long-lived assets, principally goodwill and property and equipment, is reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For property and equipment held for use, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset or group of assets. Property and equipment held for sale are recorded at the lower of net book value or net realizable value. See Note 10. Prior to January 1, 2002, recoverability of goodwill was

                    R&B FALCON CORPORATION AND SUBSIDIARIES
determined based upon a comparison of the Company's net book value to the undiscounted cash flows associated with the related assets. See "--Goodwill" and "--New Accounting Pronouncements".

     Operating Revenues and Expenses--Operating revenues are recognized as earned, based on contractual daily rates or on a fixed price basis. Although the Company ceased providing turnkey drilling services in 2001, turnkey profits were recognized on completion of the well and acceptance by the customer. Provisions for losses were made on contracts in progress when losses were anticipated. Events occurring after the date of the financial statements and before the financial statements are issued that are within the normal exposure and risk aspects of the contracts are considered refinements of the estimation process of the prior year and are recorded as adjustments at the date of the financial statements. In connection with drilling contracts, the Company may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. In connection with contracted mobilizations, revenues earned and related costs incurred are deferred and recognized over the primary contract term of the drilling project for contracts that typically have a primary term of two months or longer and where such amounts are significant. Costs of relocating drilling units without contracts are expensed as incurred. Upon completion of drilling contracts, any demobilization fees received are reflected in income, as are any related expenses. Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset. The Company incurs periodic survey and drydock costs in connection with obtaining regulatory certification to operate its rigs on an ongoing basis. Costs associated with these certifications are deferred and amortized over the period until the next survey.

     Capitalized Interest--Interest costs for the construction and upgrade of qualifying assets are capitalized. The Company incurred total interest expense of $87.5 million, $153.0 million, $22.8 million and $281.9 million for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000, respectively. The Company capitalized interest costs on construction work in progress of $13.3 million, $1.4 million and $55.2 million for the eleven months ended December 31, 2001, the one-month ended January 31, 2001 and the year ended December 31, 2000, respectively. No interest cost was capitalized during the nine months ended September 30, 2002.

     Derivative Instruments and Hedging Activities--In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended in June 1999. The Company adopted SFAS 133 as of January 1, 2001. Because of the Company's limited use of derivatives to manage its exposure to fluctuations in foreign currency exchange rates and interest rates, the adoption of the new statement had no effect on the results of operations or the consolidated financial position of the Company. See Note 7.

     Foreign Currency Translation--The U.S. dollar is the functional currency for all of the Company's operations. Foreign currency exchange gains and losses are included in other income as incurred. Net foreign currency gains (losses) were $(1.2) million, $(0.3) million and $0.3 million for the nine months ended September 30, 2002, the eleven months ended December 31, 2001 and the one month ended January 31, 2001, respectively.

     Income Taxes--Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. See Note 12.

     Segments--As a result of the Transocean Merger, the Company's operations are aggregated into two reportable segments: (i) International and U.S. Floater Contract Drilling Services and (ii) Gulf of Mexico Shallow and Inland Water. Prior periods have been restated to reflect the change in segment composition. The Company provides services with different types of drilling equipment in several geographic regions. The location of the Company's operating assets and the allocation of resources to build or upgrade drilling units is determined by the activities and needs of customers. See Note 19.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Stock-Based Compensation--In accordance with the provisions of SFAS 123, Accounting for Stock-based Compensation, the Company has elected to follow the Accounting Principles Board Opinion ("APB") 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock-based compensation plans. Under APB 25, if the exercise price of employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. See Note 15.

     New Accounting Pronouncements--In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company adopted SFAS 142 effective January 1, 2002 and will perform its annual test of impairment as of October 1 each year. In conjunction with the adoption of this statement, the Company has discontinued the amortization of goodwill. Application of the non-amortization provisions of SFAS 142 for goodwill is expected to result in an increase in operating income of approximately $140 million in 2002. See "--Goodwill".

     In August 2001, the FASB issued SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,and the accounting and reporting provisions of APB 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retains the accounting and reporting provisions of SFAS 121 for recognition and measurement of long-lived asset impairment and for the measurement of long-lived assets to be disposed of by sale and the accounting and reporting provisions of APB 30. In addition to these fundamental provisions, SFAS 144 provides guidance for determining whether long-lived assets should be tested for impairment and specific criteria for classifying assets to be disposed of as held for sale. The statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the statement as of January 1, 2002. The adoption of this statement had no material effect on the Company's consolidated financial position or results of operations. See Note 10.

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in APB 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. The Company will adopt SFAS 145 effective January 1, 2003. Management does not expect adoption of this statement to have a material effect on the Company's consolidated financial position or results of operations.

     In July 2002, the FASB issued SFAS 146, Obligations Associated with Disposal Activities, which is effective for disposal activities initiated after December 15, 2002, with early application encouraged. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under this statement, a liability for a cost associated with an exit or disposal activity would be recognized and measured at its fair value when it is incurred rather than at the date of commitment to an exit plan. Also, severance pay would be recognized over time rather than up front provided the benefit arrangement requires employees to render future service beyond a minimum retention period, which would be based on the legal notification

                    R&B FALCON CORPORATION AND SUBSIDIARIES
period, or if there is no such requirement, 60 days, thereby allowing a liability to be recorded over the employees' future service period. The Company will adopt SFAS 146 effective with disposal activities initiated after December 15, 2002. Management does not expect adoption of this statement to have a material effect on the Company's consolidated financial position or results of operations.

     Reclassifications--Certain reclassifications have been made to prior period amounts to conform with the current period's presentation.

NOTE 3--COMPREHENSIVE INCOME (LOSS)

     The components of accumulated other comprehensive income (loss) are as follows (in millions):

                                                                    OTHER
                                                                COMPREHENSIVE         OTHER
                                          UNREALIZED GAINS     LOSS RELATED TO    COMPREHENSIVE
                                          ON AVAILABLE-FOR-    UNCONSOLIDATED        INCOME
                                           SALE SECURITIES      JOINT VENTURE        (LOSS)
                                          -----------------   -----------------   -------------
PRE-TRANSOCEAN MERGER
Balance at December 31, 1999............        $  --                                 $  --
  Other comprehensive income............          0.3                                   0.3
                                                -----               -----             -----
Balance at December 31, 2000............          0.3                                   0.3
  Other comprehensive loss..............         (0.1)                                 (0.1)
                                                -----               -----             -----
Balance at January 31, 2001.............          0.2                                   0.2
-----------------------------------------------------------------------------------------------
POST-TRANSOCEAN MERGER
  Other comprehensive loss..............         (0.2)              $(2.3)             (2.5)
                                                -----               -----             -----
Balance at December 31, 2001............           --                (2.3)             (2.3)
  Other comprehensive loss..............           --                (0.1)             (0.1)
                                                -----               -----             -----
Balance at September 30, 2002...........        $  --               $(2.4)            $(2.4)
                                                =====               =====             =====

NOTE 4--TRANSOCEAN MERGER

     On August 19, 2000, the Company entered into an Agreement and Plan of Merger with Transocean, whereby each share of the Company's common stock would convert into 0.5 ordinary shares of Transocean. The Company's common shareholders approved the Transocean Merger at a special meeting on December 12, 2000. On January 31, 2001, the Transocean Merger was completed and the Company became an indirect wholly owned subsidiary of Transocean and a new board of directors was elected. In connection with the merger, Transocean assumed warrants and options exercisable for the Company's common stock prior to the Transocean Merger. At the merger date such warrants and options were exercisable for approximately 13 million Transocean ordinary shares.

     The purchase price of $6.7 billion was comprised of $6.1 billion market value of Transocean's ordinary shares issued in the merger and the estimated fair value of Transocean's stock options and warrants that replaced the Company's stock options and warrants at the time of the merger of $0.6 billion. The market capitalization of Transocean's ordinary shares was calculated using the average closing price of Transocean's ordinary shares for a period immediately before and after August 21, 2000, the date the merger was announced.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     In January 2001, in connection with the Transocean Merger, the Company recorded a pre-tax expense of approximately $58 million including: 1) a $19.6 million investment advisory fee; 2) $25.1 million of termination benefits to seven employees in accordance with employment contracts, and 3) a $9.5 million charge due to the acceleration of vesting of certain stock options and restricted stock grants previously awarded to certain employees. In addition, in connection with the Transocean Merger the Company was required to dispose of its inland marine support vessel business, consisting primarily of shallow water tugs, crewboats and utility barges. As a result, the Company contributed its inland marine support vessel business to Delta Towing LLC ("Delta Towing"), a subsidiary of Delta Towing Holdings, LLC, in return for secured contingent notes with a face value of $144.0 million and a 25 percent ownership interest in Delta Towing Holdings, LLC. The remaining 75 percent ownership interest is held by unrelated third parties. The Company recorded a pre-tax charge of $64.0 million in January 2001, which is included in operating and maintenance expense to reflect the fair value of the business disposed of. The Company assigned no value to the ownership interest it received. See Note 18.

     In conjunction with the Transocean Merger, the Company established a liability of $16.5 million for the estimated severance-related costs associated with the involuntary termination of 569 of the Company's employees pursuant to management's plan to consolidate operations and administrative functions and to dispose of the Venezuela operations post-merger. Included in the 569 planned involuntary terminations were 387 employees engaged in the Company's land drilling business in Venezuela. The Company has suspended active marketing efforts to divest this business and, as a result, reduced the estimated liability by $4.3 million in the third quarter of 2001 with an offset to goodwill. Through September 30, 2002, all required severance-related costs were paid to 182 employees whose positions were eliminated as a result of this plan.

     Unaudited pro forma operating results of the Company assuming the Transocean Merger was completed as of January 1, 2000, is as follows (in millions):

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Operating revenues..........................................  $1,325.7      $1,062.9
Loss from continuing operations before extraordinary
  items.....................................................    (147.9)       (397.2)

     The pro forma information includes adjustments for additional depreciation based on the fair market value of the drilling and other property and equipment, amortization of goodwill arising from the transaction, decreased interest expense from the fair value of debt, elimination of the results of operations of the Company's inland marine support vessel business that was disposed of in connection with the closing of the Transocean Merger, elimination of expenses directly attributable to the merger and related adjustments for income taxes. The pro forma information is not necessarily indicative of the results of operations had the transaction been effected on the assumed dates or the results of operations for any future periods.

NOTE 5--ASSET DISPOSITIONS

     Dispositions to Third Parties--In July 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold an office building for net proceeds of $3.0 million, resulting in a net after-tax loss of $0.3 million.

     In July 2002, in the Gulf of Mexico Shallow and Inland Water segment, the Company sold a land rig for net proceeds of $2.1 million. No gain or loss was recognized on the sale.

     In June 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold a jackup rig, RBF 209, and recognized a net after-tax loss of $1.5 million.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     In March 2002, in the Gulf of Mexico Shallow and Inland Water segment, the Company sold a land rig for net proceeds of $3.1 million and recorded a net after-tax loss of $0.4 million.

     In February 2002, the Company sold two mobile offshore production units in the Gulf of Mexico Shallow and Inland Water segment and one mobile offshore production unit in the International and U.S. Floater Contract Drilling Services segment for net proceeds of $7.9 million and recorded a net after-tax loss of $0.5 million in the Gulf of Mexico Shallow and Inland Water segment and an after-tax gain of $0.4 million in the International and U.S. Floater Contract Drilling Services segment.

     During the nine months ended September 30, 2002, the Company sold certain other non-strategic assets and certain other assets held for sale for net proceeds of $3.3 million and recorded net after-tax losses of $0.4 million in the Company's International and U.S. Floater Contract Drilling Services segment and net after-tax gains of $1.3 million in the Company's Gulf of Mexico Shallow and Inland Water segment.

     In December 2001, in the International and U.S. Floater Contract Drilling Services segment, the Company sold RBF FPSO L.P., which owned the Seillean, a multi-purpose service vessel. The Company received net proceeds from the sale of $85.6 million and recorded a net after-tax gain of $17.1 million for the eleven months ended December 31, 2001. In addition, during the eleven months ended December 31, 2001, the Company sold certain other non-strategic assets and certain other assets held for sale.

     During the eleven months ended December 31, 2001, the Company also sold certain non-strategic assets and certain other assets held for sale. The Company received net proceeds of approximately $90.6 million. These sales resulted in net after-tax gains of $1.0 million and $2.8 million in the Company's International and U.S. Floater Contract Drilling Services and Gulf of Mexico Shallow and Inland Water segments, respectively, for the eleven months ended December 31, 2001.

     In November 2000, in the International and U.S. Floater Contract Drilling Services segment, Reading and Bates Development Company ("Devco") sold its Israeli oil and gas properties for an aggregate amount of $114.0 million, which after a 30 percent tax withholding, resulted in net proceeds of $79.8 million. As a result, the Company recorded a gain, net of tax, of approximately $60.5 million in the fourth quarter of 2000.

     In July 2000, in the International and U.S. Floater Contract Drilling Services segment, the Company's wholly owned subsidiary, R&B Falcon Subsea Development Inc., and Devco sold their U.S. Gulf of Mexico oil and gas properties for an aggregate amount of $127.2 million, which resulted in a gain, net of tax, of approximately $35.8 million.

     The above mentioned gains on the sale of oil and gas properties are reflected as a gain from sale of assets in the accompanying consolidated statements of operations. Net proceeds to the Company were reduced by the approximate 13.6 percent of Devco owned by minority shareholders, including directors and employees of the Company and Devco. See Note 20.

     In September 2000, in the International and U.S. Floater Contract Drilling Services segment, the Company sold its stacked drillships, the Falcon Duchess and the Falcon Ice, for an aggregate amount of $23.0 million and recorded an after-tax gain of $0.8 million related to the sales.

     Dispositions to Related Parties -- From time to time, the Company enters into agreements with related parties to sell certain of its assets. The sales prices are based on a combination of appraisals and other third party and internal data.

     During the third quarter of 2002, the Company sold and distributed certain assets to subsidiaries of Transocean in connection with the Company's intention to transfer assets not used in the Gulf of Mexico Shallow and Inland Water business to other subsidiaries of Transocean. See Note 18.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     In April 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold, in separate transactions, the Harvey H. Ward and the Roger W. Mowell to Transocean for net proceeds of $93.0 million. See
Note 18.

     In August 2001, in the International and U.S. Floater Contract Drilling Services segment, the Company sold nine rigs (the Jack Bates, the Deepwater Millenium, the Deepwater Expedition, the Peregrine I, the Deepwater Horizon,the
C. Kirk Rhein, the Falcon 100, the Deepwater Navigator and the Deepwater Discovery) to Transocean, for net proceeds of $1,615.0 million. See Note 18.

NOTE 6--DEBT

  THIRD PARTY DEBT

     Third party debt (excludes debt to Transocean and its affiliates), net of unamortized discounts, premiums, and fair value adjustments, is comprised of the following (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
6.5% Senior Notes, due April 2003......................     $  5.0         $  240.5
9.125% Senior Notes, due December 2003.................       10.6             92.0
6.75% Senior Notes, due April 2005.....................        7.8            354.6
7.31% Nautilus Class A1 Amortizing Notes--Final
  Maturity May 2005....................................      114.6            142.9
9.41% Nautilus Class A2 Notes, due May 2005............       51.9             52.4
6.95% Senior Notes, due April 2008.....................        2.2            252.3
9.5% Senior Notes, due December 2008...................       11.7            348.1
7.375% Senior Notes, due April 2018....................        3.5            250.5
                                                            ------         --------
  Total................................................     $207.3         $1,733.3
  Less Debt Due Within One Year........................       45.8             38.6
                                                            ------         --------
  Total Long-Term Debt.................................     $161.5         $1,694.7
                                                            ======         ========

     The expected maturity of the face value of the Company's third party debt is as follows (in millions):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                               -------------
2003........................................................      $ 45.8
2004........................................................        54.0
2005........................................................        88.8
2006........................................................          --
2007........................................................          --
Thereafter..................................................        15.9
                                                                  ------
  Total.....................................................      $204.5
                                                                  ======

     6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes and Exchange
Offer--In April 1998, the Company issued 6.5% Senior Notes, 6.75% Senior Notes, 6.95% Senior Notes and 7.375% Senior Notes with an aggregate principal amount of $1.1 billion. In December 1998, the Company issued 9.125% Senior Notes and 9.5% Senior Notes with an aggregate principal amount of $400.0 million. Each of these notes was recorded at fair value on January 31, 2001 in conjunction with the Transocean Merger.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     In March 2002, Transocean and the Company completed exchange offers and consent solicitations for the Company's 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes (the "Exchange Offer"). As a result of the Exchange Offer, approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million and $289.8 million principal amount of the Company's outstanding 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% notes, respectively, were exchanged by Transocean for newly issued 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5%
Transocean notes having the same principal amount, interest rate, redemption terms and payment and maturity dates (and accruing interest from the last date for which interest had been paid on the Company's notes). Because the holders of a majority in principal amount of each of these series of notes consented to the proposed amendments to the applicable indenture pursuant to which the notes were issued, some covenants, restrictions and events of default were eliminated from the indentures with respect to these series of notes. Both the exchanged notes and the notes not exchanged remain the obligation of the Company. In connection with the Exchange Offer, an aggregate of $8.3 million in consent payments was made by the Company to holders of the Company's notes whose notes were exchanged. The consent payments will be amortized as an increase to interest expense over the remaining term of the respective notes using the interest method and such amortization was $1.3 million for the nine months ended September 30, 2002. Transocean is now the holder of the notes that were exchanged for Transocean notes in the Exchange Offer. Correspondingly, the Company now has debt obligations to Transocean for those exchanged notes. At September 30, 2002, approximately $5.0 million, $7.7 million, $2.2 million, $3.5 million, $10.2 million and $10.2 million principal amount of these notes, respectively, were outstanding and due to third parties. See "--Related Party Debt" below for amounts due to Transocean. The fair value of the 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes due to third parties at September 30, 2002 was approximately $5.1 million, $8.2 million, $2.4 million, $3.7 million, $10.8 million and $12.8 million, respectively, based on the estimated yield to maturity as of that date.

     Nautilus Class A1 and A2 Notes--In August 1999, a subsidiary of R&B Falcon completed a $250.0 million project financing for the construction of the Deepwater Nautilus that consisted of a $200.0 million, 7.31%, Class A1 amortizing note with a final maturity in May 2005 and a $50.0 million, 9.41%, Class A2 note maturing in May 2005. Both notes are collateralized by the Deepwater Nautilus, which had a carrying value of $304.4 million at September 30, 2002, and the drilling contract revenues from such rig. These notes were recorded at fair value on January 31, 2001 in conjunction with the Transocean Merger. At September 30, 2002, approximately $115.7 million and $50.0 million principal amount, respectively, of these notes were outstanding. The fair value of the Nautilus Class Al and A2 Notes at September 30, 2002 was approximately $122.3 million and $56.5 million, respectively, based on the estimated yield to maturity as of that date.

     Redeemed and Repurchased Debt--On April 10, 2001, the Company acquired, pursuant to a tender offer, all of the approximately $400.0 million principal amount outstanding 11.375% Senior Secured Notes due 2009 of its affiliate, RBF Finance Co., at 122.51 percent of principal amount, or $1,225.10 per $1,000 principal amount, plus accrued and unpaid interest. On April 6, 2001, RBF Finance Co. also redeemed all of the approximately $400.0 million principal amount outstanding 11% Senior Secured Notes due 2006 at 125.282 percent, or $1,252.82 per $1,000 principal amount, plus accrued and unpaid interest, and the Company redeemed all of the approximately $200.0 million principal amount outstanding 12.25% Senior Notes due 2006 at 130.675 percent or $1,306.75 per $1,000 principal amount, plus accrued and unpaid interest. In the second quarter of 2001, the Company recognized an extraordinary loss, net of tax, of $18.9 million on the early retirement of this debt.

     On March 30, 2001, pursuant to an offer made in connection with the Transocean Merger, Cliffs Drilling Company ("Cliffs Drilling"), a wholly owned subsidiary of the Company, acquired approximately $0.1 million of the 10.25% Senior Notes due 2003 at an amount equal to 101 percent of the principal amount. On May 18, 2001, Cliffs Drilling redeemed all of the approximately $200.0 million principal amount outstanding 10.25% Senior Notes due 2003, at 102.5 percent, or $1,025.00 per $1,000 principal amount, plus interest

                    R&B FALCON CORPORATION AND SUBSIDIARIES
accrued to the redemption date. The Company recognized an extraordinary gain, net of tax, of $1.6 million in the second quarter of 2001 relating to the early retirement of this debt.

     The Company obtained sufficient funds to pay for all securities purchased pursuant to the offers and redemptions from borrowings under a revolving credit agreement with Transocean (see "--Related Party Debt" below).

     In November and December of 2001, the Company repurchased and retired approximately $11.3 million face value of the 9.125% Senior Notes due 2003 and $10.5 million face value of the 6.5% Senior Notes due 2003. The Company funded the repurchases from cash on hand. The Company recognized an extraordinary loss, net of tax, of approximately $0.6 million in the fourth quarter of 2001 relating to the early extinguishment of this debt.

  RELATED PARTY DEBT

     Related party debt, net of unamortized discounts, premiums, and fair value adjustments, is comprised of the following (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
Revolving Credit Agreement, maturing April 2003........    $   66.0         $55.0
6.5% Senior Notes, due April 2003......................       234.9            --
9.125% Senior Notes, due December 2003.................        79.5            --
6.75% Senior Notes, due April 2005.....................       345.7            --
6.95% Senior Notes, due April 2008.....................       249.7            --
9.5% Senior Notes, due December 2008...................       331.2            --
7.375% Senior Notes, due April 2018....................       247.0            --
                                                           --------         -----
  Total................................................    $1,554.0         $55.0
  Less Debt Due Within One Year........................       300.9            --
                                                           --------         -----
  Total Long-Term Debt.................................    $1,253.1         $55.0
                                                           ========         =====

     The expected maturity of the face value of the Company's related party debt is as follows (in millions):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                               -------------
2003........................................................     $  300.5
2004........................................................         76.9
2005........................................................        342.3
2006........................................................           --
2007........................................................           --
Thereafter..................................................        784.1
                                                                 --------
  Total.....................................................     $1,503.8
                                                                 ========

     Revolving Credit Agreement--The Company is party to a $1.8 billion two-year revolving credit agreement (the "Two-Year Revolver") with Transocean, dated April 6, 2001. Amounts outstanding under the Two-Year Revolver bear interest quarterly at a rate of the London Interbank Offered Rate ("LIBOR") plus 0.575 percent to 1.300 percent depending on Transocean's non-credit enhanced senior unsecured public debt rating. During the nine months ended September 30, 2002 and the eleven months ended December 31, 2001,

                    R&B FALCON CORPORATION AND SUBSIDIARIES
the Company recognized interest expense of $1.1 million and $25.4 million, respectively, related to the Two-Year Revolver. At September 30, 2002, $66.0 million was outstanding under the Two-Year Revolver.

     6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes--In March 2002 and
in conjunction with the Exchange Offer (see "--Third Party Debt--6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes and Exchange Offer" above), Transocean became the holder of $1,437.8 million aggregate principal amount of 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Notes that had previously been publicly held. At September 30, 2002, approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million and $289.8 million principal amount of these notes, respectively, were outstanding and due to Transocean. During the nine months ended September 30, 2002, the Company recognized $54.7 million in interest expense related to these notes. The fair value of the 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes due to
Transocean at September 30, 2002 was approximately $238.6 million, $362.6 million, $273.6 million, $263.1 million, $81.0 million and $364.1 million, respectively, based on the estimated yield to maturity as of that date.

NOTE 7--FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

     Foreign Exchange Risk--The Company's international operations expose the Company to foreign exchange risk. This risk is primarily associated with employee compensation costs denominated in currencies other than the U.S. dollar and with purchases from foreign suppliers. The Company uses a variety of techniques to minimize exposure to foreign exchange risk, including customer contract payment terms and foreign exchange derivative instruments.

     The Company's primary foreign exchange risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. Foreign exchange derivative instruments, specifically foreign exchange forward contracts, may be used to minimize foreign exchange risk in instances where the primary strategy is not attainable. A foreign exchange forward contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

     Gains and losses on foreign exchange derivative instruments that qualify as accounting hedges are deferred as other comprehensive income and recognized when the underlying foreign exchange exposure is realized. Gains and losses on foreign exchange derivative instruments that do not qualify as hedges for accounting purposes are recognized currently based on the change in market value of the derivative instruments. At September 30, 2002 and December 31, 2001, the Company did not have any foreign exchange derivative instruments not qualifying as accounting hedges.

     Interest Rate Risk--The Company's use of debt directly exposes the Company to interest rate risk. Fixed rate debt, in which the rate of interest is fixed over the life of the instrument and the instrument's maturity is greater than one year, exposes the Company to changes in market rates of interest should the Company refinance maturing debt with new debt.

     In addition, the Company is exposed to interest rate risk in its cash investments, as the interest rates on these investments change with market interest rates.

     The Company, from time to time, may use interest rate swap agreements to manage the effect of interest rate changes on future income. These derivatives would be used as hedges and would not be used for speculative or trading purposes.

     The major risks in using interest rate derivatives include changes in interest rates affecting the value of such instruments, potential increases in the interest expense of the Company due to market increases in

                    R&B FALCON CORPORATION AND SUBSIDIARIES
floating interest rates, in the case of derivatives which exchange fixed interest rates for floating interest rates, and the creditworthiness of the counterparties in such transactions.

     At September 30, 2002 and December 31, 2001, the Company did not have any interest rate swap agreements outstanding.

     Deepwater Drilling L.L.C. ("DD LLC"), an unconsolidated subsidiary in which the Company has a 50 percent ownership interest, has entered into interest rate swaps with aggregate market values netting to a liability of $8.2 million at September 30, 2002. The Company's interest in these swaps has been included in accumulated other comprehensive income with a corresponding reduction to investments in and advances to joint ventures.

     Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, trade receivables and notes receivable from Delta Towing and TOIVL (see Note 18). It is the Company's practice to place its cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds that invest exclusively in high quality money market instruments. In foreign locations, local financial institutions are generally utilized for local currency needs. The Company limits the amount of exposure to any one institution and does not believe it is exposed to any significant credit risk.

     The Company derives the majority of its revenue from services to international oil companies and government-owned and government-controlled oil companies. Receivables are concentrated in various countries (see Note 19). The Company maintains an allowance for doubtful accounts receivable based upon expected collectibility. The Company is not aware of any significant credit risks relating to its customer base and does not generally require collateral or other security to support customer receivables.

NOTE 8--FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents--The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

     Notes Receivable--The fair value of notes with related parties with a carrying amount of $599.4 million and $503.9 million at September 30, 2002 and December 31, 2001, respectively, could not be determined because there is no available market price for such notes.

     Debt--The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

                                          SEPTEMBER 30, 2002       DECEMBER 31, 2001
                                        ----------------------   ----------------------
                                        CARRYING                 CARRYING
                                         AMOUNT     FAIR VALUE    AMOUNT     FAIR VALUE
                                        ---------   ----------   ---------   ----------
Cash and cash equivalents.............  $   115.9   $   115.9    $    68.5   $    68.5
Debt--third party.....................     (207.3)     (221.8)    (1,733.3)   (1,759.7)
Debt--related party...................   (1,554.0)   (1,649.0)       (55.0)      (55.0)

                    R&B FALCON CORPORATION AND SUBSIDIARIES

NOTE 9--OTHER CURRENT LIABILITIES

     Other current liabilities are comprised of the following (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
Accrued Workers' Insurance.............................      $29.9          $ 28.2
Contract Disputes and Legal Claims.....................       19.2            26.7
Accrued Payroll and Employee Benefits..................       16.9            16.8
Accrued Taxes, Other than Income.......................        3.1             6.6
Accrued Interest.......................................        2.2            19.7
Other..................................................        4.8             4.4
                                                             -----          ------
  Total Other Current Liabilities......................      $76.1          $102.4
                                                             =====          ======

NOTE 10--IMPAIRMENT OF LONG-LIVED ASSETS

     In September 2002, the Company recorded non-cash impairment charges of $20.2 million in the International and U.S. Floater Contract Drilling Services segment and $15.2 million in the Gulf of Mexico Shallow and Inland Water segment relating to the reclassification of assets held for sale to assets held and used. The impairment of these assets resulted from management's assessment that they no longer met the held for sale criteria under SFAS 144. In accordance with SFAS 144, the carrying value of these assets was adjusted to the lower of fair market value or carrying value adjusted for depreciation from the date the assets were classified as held for sale. The fair market values were based on third party valuations. In addition, a non-cash impairment charge of $5.5 million, determined based on an offer from a potential buyer, was recorded in the International and U.S. Floater Contract Drilling Services segment relating to other assets held for sale. Because of deteriorating market conditions in the North Sea, we recorded a non-cash impairment of $12.2 million in the International and U.S. Floater Contract Drilling Services segment for an asset that was distributed to the Company's parent. The fair market value of the asset at the time of distribution was determined based on a third party appraisal.

     In September 2002, the Company performed an interim test of goodwill in its International and U.S. Floater Contract Drilling Services segment. As a result of that test, the Company recorded a non-cash impairment of $550.3 million. See
Note 2.

     In March 2002, the Company recorded a non-cash impairment charge in the Gulf of Mexico Shallow and Inland Water segment of $1.1 million. The impairment, relating to an asset held for sale, resulted from deterioration in current market conditions. The impairment was determined and measured based on an offer from a potential buyer.

     During the fourth quarter 2001, the Company recorded non-cash impairment charges in the International and U.S. Floater Contract Drilling Services segment Gulf of Mexico Shallow and Inland Water segment of $26.7 million and $1.1 million, respectively. The impairment charges recorded in the International and U.S. Floater Contract Drilling Services segment and related to certain assets held for sale and unproved oil and gas properties (see Note 20). In the Gulf of Mexico Shallow and Inland Water segment, the impairment related to certain non-core assets to be held and used. The impairments resulted from deterioration in market conditions.

     During the fourth quarter of 2000, the Company recorded non-cash impairment charges of $22.1 million related to four supply boats in Africa in the International and U.S. Floater Contract Drilling Services segment. During the fourth quarter of 2000, the Company recorded a non-cash impairment of $13.8 million to write down surplus equipment to its estimated net realizable value in the International and U.S. Floater Contract

                    R&B FALCON CORPORATION AND SUBSIDIARIES

Drilling Services segment. The impairment resulted from the cancellation in 1998 of the Company's drillship conversion projects for which the Company had purchased or committed to purchase certain drilling equipment. The Company expected to use some of the surplus equipment on other construction and/or upgrade projects; however, a portion of the equipment was not usable for other projects or as spare parts. The methodology used in determining the fair market value included third party appraisals and industry experience for assets to be held and used and offers from potential buyers for assets held for sale.

NOTE 11--SUPPLEMENTARY CASH FLOW INFORMATION

                                         POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                      -----------------------------   --------------------------
                                       NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                          ENDED           ENDED          ENDED       YEAR ENDED
                                      SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                          2002            2001           2001           2000
                                      -------------   -------------   -----------   ------------
Interest paid, net of capitalized
  interest..........................    $    48.9       $   191.0       $    1.5       $212.7
Interest paid to related party......         15.0            23.6             --           --
Income taxes paid, net..............         19.9            15.3            1.1           --
Noncash investing activities
  Other purchases of property and
     equipment in exchange for
     equity, debt or other
     noncurrent liabilities.........           --              --             --         11.1
  Sales of property and equipment to
     related party in exchange for
     debt(a)(b).....................        (87.6)       (1,676.2)            --           --
  Net reclassification of property
     and equipment from (to) assets
     held for sale(c)...............         22.6          (171.9)            --           --
Noncash financing activities
  Fair value adjustments related to
     the Transocean Merger..........           --              --        5,354.0           --
  Net distribution of assets to
     parent(d)......................       (218.3)             --             --           --
  Debt exchanged in Exchange
     Offer(e).......................     (1,437.8)             --             --           --
  Preferred stock dividends.........           --              --             --        206.8

------------

(a)
  In August 2001, the Company and one of its subsidiaries sold nine drilling units to a related party (see Note 18). This was reflected in the consolidated balance sheet as a decrease in property and equipment of $1,676.2 million, a decrease in long-term advances from related party of $1,190.0 million and an increase in note receivable from related party of $425.0 million. The sale of these drilling units resulted in a net loss of $61.2 million.

(b)
  In April 2002, the Company and two of its subsidiaries sold two rigs to a related party (see Note 18). The excess of the sales price over the net book value of the units was treated as a capital contribution to the Company. This was reflected in the consolidated balance sheet as a decrease to property and equipment of $87.6 million, an increase in note receivable from related party of $93.0 million and an increase in additional paid-in capital of $5.4 million.

(c)
  Concurrent with and subsequent to the Transocean Merger (see Note 4), the Company removed certain non-strategic assets from the active fleet and categorized them as assets held for sale. This was reflected as a decrease in property and equipment with a corresponding increase in other assets. In the third quarter of 2002, the Company reclassified certain assets from assets held for sale to property and equipment based on management's assessment that these assets no longer met the held for sale criteria under SFAS 144 (see Note
  10). This was reflected as an increase in property and equipment with a corresponding decrease in other assets.

(d)
  In the third quarter of 2002, six rigs, 13 subsidiaries, and certain other assets were sold or distributed to affiliated companies (see Note 18). The $9.6 million reduction in cash held by subsidiaries at the time of the sales or distributions was reflected in investing activities in the consolidated statement of cash flows. The non-cash effect on the consolidated balance sheet was reflected as a decrease in accounts receivable-trade and other of $48.5 million, an increase in accounts receivable-related parties of $27.7 million, a decrease in

                    R&B FALCON CORPORATION AND SUBSIDIARIES
  materials and supplies of $7.2 million, a decrease in property and equipment, net of $206.2 million, a decrease in other assets of $43.8 million, a decrease in accounts payable-trade of $5.0 million, a decrease in accounts payable-affiliates of $39.4 million, a decrease in accrued income taxes of $2.4 million, a decrease in other current liabilities of $3.1 million, an increase in deferred tax liability of $12.3 million, a decrease in other long term liabilities of $22.0 million and a decrease in additional paid-in capital of $218.3 million.

(e)
  In March 2002 and in conjunction with the Exchange Offer, Transocean became the holder of $1,437.8 aggregate principal amount senior notes (see Note 6). The effect on the consolidated balance sheet was a decrease in long-term debt and an increase to long-term debt--related party.

NOTE 12--INCOME TAXES

     Income tax expense (benefit) before minority interest, extraordinary items and cumulative effect of a change in accounting principle for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000 consisted of the following (in millions):

                            POST-TRANSOCEAN MERGER           PRE-TRANSOCEAN MERGER
                         -----------------------------   -----------------------------
                          NINE MONTHS    ELEVEN MONTHS     ONE MONTH
                             ENDED           ENDED           ENDED        YEAR ENDED
                         SEPTEMBER 30,   DECEMBER 31,     JANUARY 31,    DECEMBER 31,
                             2002            2001            2001            2000
                         -------------   -------------   -------------   -------------
Current:
  Foreign..............     $ 20.8           $20.9          $  1.1          $ 60.3
  Federal..............         --              --              --            (0.1)
  State................         --             0.8              --            (4.8)
                            ------           -----          ------          ------
  Total current........       20.8            21.7             1.1            55.4
                            ------           -----          ------          ------
Deferred:
  Foreign..............       (5.1)            0.2            (4.5)            0.2
  Federal..............      (41.3)            1.1           (28.8)          (19.2)
                            ------           -----          ------          ------
  Total deferred.......      (46.4)            1.3           (33.3)          (19.0)
                            ------           -----          ------          ------
Income tax expense
  (benefit) after
  extraordinary
  items................      (25.6)           23.0           (32.2)           36.4
Tax effect of
  extraordinary
  items................         --             9.6              --              --
                            ------           -----          ------          ------
  Income Tax Expense
     (Benefit) before
     Minority Interest,
     Extraordinary
     Items and
     Cumulative Effect
     of a Change in
     Accounting
     Principle.........     $(25.6)          $32.6          $(32.2)         $ 36.4
                            ======           =====          ======          ======

     The domestic and foreign components of income (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of a change in accounting principle for the nine

                    R&B FALCON CORPORATION AND SUBSIDIARIES
months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000 were as follows (in millions):

                          POST-TRANSOCEAN MERGER           PRE-TRANSOCEAN MERGER
                       -----------------------------   -----------------------------
                        NINE MONTHS    ELEVEN MONTHS     ONE MONTH
                           ENDED           ENDED           ENDED        YEAR ENDED
                       SEPTEMBER 30,   DECEMBER 31,     JANUARY 31,    DECEMBER 31,
                           2002            2001            2001            2000
                       -------------   -------------   -------------   -------------
Domestic.............     $(707.6)        $ (77.8)        $(127.3)        $(128.3)
Foreign..............        35.3           (25.1)            6.5           143.1
                          -------         -------         -------         -------
                          $(672.3)        $(102.9)        $(120.8)        $  14.8
                          =======         =======         =======         =======

     The effective tax rate, as computed on income (loss) from continuing operations before income taxes, minority interest, extraordinary loss and cumulative effect of a change in accounting principle differs from the statutory U.S. income tax rate for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000 due to the following:

                          POST-TRANSOCEAN MERGER           PRE-TRANSOCEAN MERGER
                       -----------------------------   -----------------------------
                        NINE MONTHS    ELEVEN MONTHS     ONE MONTH
                           ENDED           ENDED           ENDED        YEAR ENDED
                       SEPTEMBER 30,   DECEMBER 31,     JANUARY 31,    DECEMBER 31,
                           2002            2001            2001            2000
                       -------------   -------------   -------------   -------------
Statutory tax rate...       35.0%           35.0%           35.0%           35.0%
Use of previously
  reserved tax
  benefits...........         --              --              --           (55.0)
Foreign tax expense
  (net of federal
  benefit)...........       (2.1)          (14.7)           (0.4)          264.0
State tax expense
  (net of federal
  benefit)...........         --            (0.3)             --           (21.0)
Non-deductible merger
  expenses...........         --              --            (7.6)           14.0
Non-deductible
  expenses--goodwill
  amortization and
  other..............         --           (43.2)           (0.1)           10.0
Non-benefit of
  controlled foreign
  corporation
  losses.............       (0.2)           (6.7)           (0.3)             --
Expiration of
  NOL's..............         --            (1.8)             --              --
FAS 142 Impairment...      (28.6)             --              --              --
Other................       (0.3)             --              --              --
                           -----           -----           -----           -----
  Effective tax
     rate............        3.8%          (31.7)%          26.6%          247.0%
                           =====           =====           =====           =====

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Deferred income taxes result from those transactions that affect financial and taxable income in different years. The nature of these transactions and the income tax effect of each as of September 30, 2002 and December 31, 2001 were as follows (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
DEFERRED TAX ASSETS--CURRENT
  Other................................................     $  (7.2)       $ (10.4)
                                                            -------        -------
  Total Current Deferred Tax Assets....................        (7.2)         (10.4)
                                                            -------        -------
DEFERRED TAX LIABILITIES--CURRENT
  Other................................................         2.9            4.4
                                                            -------        -------
  Total Current Deferred Tax Liabilities...............         2.9            4.4
                                                            -------        -------
  Net Current Deferred Tax Assets......................     $  (4.3)       $  (6.0)
                                                            =======        =======
DEFERRED TAX ASSETS--NONCURRENT
  Postretirement benefits..............................     $    --        $  (0.8)
  NOL carryforwards....................................      (430.8)        (327.2)
  Foreign tax credit carryforwards.....................      (160.7)        (138.5)
  Accrued expenses.....................................        (3.9)          (4.2)
  Other................................................        (2.8)         (33.1)
  Valuation allowance..................................       109.9           83.9
                                                            -------        -------
  Total Noncurrent Deferred Tax Assets.................      (488.3)        (419.9)
                                                            -------        -------
DEFERRED TAX LIABILITIES--NONCURRENT
  Depreciation.........................................       488.5          449.4
  Undistributed earnings...............................        33.4           37.8
  Other................................................         6.9            8.9
                                                            -------        -------
  Total Noncurrent Deferred Tax Liabilities............       528.8          496.1
                                                            -------        -------
  Net Noncurrent Deferred Tax Liabilities..............     $  40.5        $  76.2
                                                            =======        =======
  Net Deferred Tax Liabilities.........................     $  36.2        $  70.2
                                                            =======        =======

     The valuation allowance reflects the possible expiration of tax benefits (primarily foreign tax credit carryforwards) prior to their utilization because, in the opinion of management, it is more likely than not that some or all of the benefits will not be realized. The change in the valuation allowance was $26.0 million, $(33.9) million, $0.8 million and $65.0 million for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 1, 2001 and the year ended December 31, 2000, respectively.

     In 2002, deferred tax assets were decreased by $12.3 million as a result of the third quarter sales and distributions of six rigs, 11 subsidiaries and certain other assets to affiliated companies that was recorded as a reduction to additional paid-in capital. In 2001, deferred tax assets were decreased by $1.0 million as a result of a write-off of a pre-merger contingent liability, which was recorded as an increase to goodwill.

     Recapitalizations of Reading & Bates Corporation ("R&B") in 1989 and 1991 and the merger with Transocean in 2001 resulted in ownership changes for federal income tax purposes. As a result of these ownership changes, the amount of tax benefit carryforwards generated prior to the ownership changes, which

                    R&B FALCON CORPORATION AND SUBSIDIARIES
may be utilized to offset federal taxable income, is limited by the Internal Revenue Code. United States net tax operating loss carryforwards ("NOL") not subject to the ownership change limitation consist of the following (in millions):

                                                               YEAR
                            NOL                                 NOL      U.S. NOL
                            YEAR                              EXPIRES   NOT LIMITED
                            ----                              -------   -----------
PRE-TRANSOCEAN MERGER
  1989......................................................   2003       $ 11.4
  1990......................................................   2004         67.7
  1991......................................................   2005         22.5
  1992......................................................   2006          3.7
  1993......................................................   2007         15.2
  1994......................................................   2008         18.8
  1995......................................................   2009           --
  1996......................................................   2010         11.7
  1997......................................................   2011         75.7
  1998......................................................   2017         41.8
  1999......................................................   2018        301.0
  2000......................................................   2019        142.6
  1/31/01...................................................   2020           --
-----------------------------------------------------------------------------------
POST-TRANSOCEAN MERGER
  12/31/01..................................................   2021         30.0
                                                                          ------
     Total..................................................              $742.1
                                                                          ======

     There were no NOL's utilized for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000.

     The Company is a member of an affiliated group that includes its parent company, Transocean Holdings Inc. ("THI"). The Company's tax provision is computed as if it were a stand alone entity.

NOTE 13--COMMITMENTS AND CONTINGENCIES

     Operating Leases--The Company has operating leases covering premises and equipment, including rig charter hire agreements with affiliated companies. Certain operating leases contain renewal options and have options to purchase the asset at fair market value at the end of the lease term. Lease expense was $168.8 million, $69.3 million, $7.9 million, and $31.5 million for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and for the year ended

                    R&B FALCON CORPORATION AND SUBSIDIARIES

December 31, 2000, respectively. As of September 30, 2002, future minimum lease payments relating to operating leases were as follows (in millions):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                               -------------
2003........................................................       $15.7
2004........................................................        14.9
2005........................................................        13.5
2006........................................................         2.6
2007........................................................
Thereafter..................................................          --
                                                                   -----
  Total.....................................................       $46.7
                                                                   =====

     In November 1995, the Company entered into a sale/leaseback of the M. G. Hulme, Jr. and agreed to lease the drilling unit for 10 years. The leaseback is accounted for as an operating lease (included above). A deferred gain of $7.4 million was recorded and, prior to the Transocean Merger, was being amortized over the life of the lease. The unamortized portion was fair valued at the merger date and written down to zero. The Company may, at its option, purchase the rig for $35.7 million at the end of the lease term.

     Litigation--In March 1997, an action was filed by Mobil Exploration and Producing U.S. Inc. and affiliates, St. Mary Land & Exploration Company and affiliates and Samuel Geary and Associates, Inc. against a subsidiary of the Company, Cliffs Drilling, its underwriters and insurance broker in the 16th Judicial District Court of St. Mary Parish, Louisiana. The plaintiffs alleged damages amounting to in excess of $50 million in connection with the drilling of a turnkey well in 1995 and 1996. The case was tried before a jury in January and February 2000, and the jury returned a verdict of approximately $30 million in favor of the plaintiffs for excess drilling costs, loss of insurance proceeds, loss of hydrocarbons and interest. The matter was appealed, and the Louisiana Court of Appeals has reduced the amount for which the Company may be responsible to less than $10 million. However, the plaintiffs have requested a rehearing on specified issues. The Company believes that all but potentially the portion of the verdict representing excess drilling costs of approximately $4.7 million is covered by relevant primary and excess liability insurance policies of Cliffs Drilling; however, the insurers and underwriters have denied coverage. Cliffs Drilling has instituted litigation against those insurers and underwriters to enforce its rights under the relevant policies. The Company does not expect that the ultimate outcome of this case will have a material adverse effect on its business or consolidated financial position.

     In October 2001, the Company was notified by the U.S. Environmental Protection Agency ("EPA") that the EPA had identified a subsidiary of the Company as a potentially responsible party in connection with the Palmer Barge Line superfund site located in Port Arthur, Jefferson County, Texas. Based upon the information provided by the EPA and the Company's review of its internal records to date, the Company disputes its designation as a potentially responsible party and does not expect that the ultimate outcome of this case will have a material adverse effect on its business or consolidated financial position. The Company continues to investigate the matter.

     In 1984, in connection with the financing of the corporate headquarters, at that time, for Reading & Bates Corporation ("R&B"), a predecessor to one of our subsidiaries, in Tulsa, Oklahoma, the Greater Southwestern Funding Corporation ("Southwestern") issued and sold among other instruments Zero Coupon Series B Bonds due 1999-2009 with an aggregate $189 million value at maturity. Paine Webber Incorporated purchased all of the Series B Bonds for resale and in 1985 acted as underwriter in the public offering of most of these bonds. The proceeds from the sale of the bonds were used to finance the acquisition and construction of the headquarters. R&B's rental obligation was the primary source for repayment of the bonds. In connection

                    R&B FALCON CORPORATION AND SUBSIDIARIES
with the offering, R&B entered into an indemnification agreement to indemnify Southwestern and Paine Webber from loss caused by any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact contained or required to be contained in the prospectus or registration statement relating to that offering. Several years after the offering, R&B defaulted on its lease obligations, which led to a default by Southwestern. Several holders of Series B bonds filed an action in Tulsa, Oklahoma in 1997 against several parties, including Paine Webber, alleging fraud and misrepresentation in connection with the sale of the bonds. In response to a demand from Paine Webber in connection with that lawsuit and a related lawsuit, R&B agreed in 1997 to retain counsel for Paine Webber with respect to only that part of the referenced cases relating to any alleged material misstatement or omission relating to R&B made in certain sections of the prospectus or registration Statement. The agreement to retain counsel did not amend any rights and obligations under the indemnification agreement. There has been only limited progress on the substantive allegations in the case. Most recently, the trial court has denied class certification, and the plaintiffs have appealed this denial to a higher court. The Company disputes that there are any matters requiring the Company to indemnify Paine Webber. In any event, the Company does not expect that the ultimate outcome of this matter will have a material adverse effect on our business or consolidated financial position.

     The Company and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of the Company's business. The Company does not believe that ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial position.

     The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending litigation. There can be no assurance that the Company's belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management's current estimates.

     Letters of Credit and Surety Bonds--The Company had letters of credit outstanding at September 30, 2002 totaling $10.8 million. These letters of credit outstanding guarantee various contract bidding and insurance activities. In January 2002, the Company terminated its $70.0 million letter of credit facility secured by mortgages on five drilling units, the J. W. McLean, J. T. Angel, Randolph Yost, D. R. Stewart and George H. Galloway.

     As is customary in the contract drilling business, the Company also has various surety bonds totaling $135.4 million in place that secure customs obligations relating to the importation of the Company's rigs and certain performance and other obligations.

     Self-Insurance--The Company is self-insured for the deductible portion of its insurance coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures up to the deductible portion of the Company's insurance coverages. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured.

NOTE 14--CAPITAL STOCK

     Preferred Stock and Warrants--On April 22, 1999, the Company issued 300,000 shares of 13.875% Senior Cumulative Redeemable Preferred Stock (the "Preferred Stock"). Attached to each share of Preferred Stock was one warrant to purchase 35 shares of the Company's common stock (10,500,000 shares in the aggregate) at an exercise price of $9.50 per share (the "Warrants"). The Company received net proceeds of approximately $288.8 million from the issuance of the Preferred Stock and Warrants. The Warrants separated from the Preferred Stock and became exercisable on July 7, 1999 and they expire on May 1, 2009 (see below). On October 27, 2000, the Company commenced a tender offer to purchase for cash any and all of the

                    R&B FALCON CORPORATION AND SUBSIDIARIES
outstanding Preferred Stock at a fixed price of $1,300 per share. The offer expired on November 29, 2000 and all but 36.05 shares out of a total of 369,343.099 shares outstanding were tendered on December 1, 2000. The remaining
36.05 shares were redeemed on December 15, 2000 at a price of $1,156.09 per share. The total cash cost to the Company was approximately $482.5 million (including expenses of approximately $2.4 million). Such cash requirement was funded with proceeds from a common stock offering (see below) and cash held by unrestricted subsidiaries of the Company. As a result, the Company recorded a charge in 2000 to net loss applicable to common stockholders for a tender offer premium of $110.8 million.

     Dividends on the Preferred Stock were paid quarterly beginning August 1, 1999 and, at the Company's option, could have been paid in cash or, on or before May 1, 2004, in additional shares of Preferred Stock. In 2000, the Company paid $39.6 million in dividends with the issuance of additional shares of Preferred Stock.

     The Warrants' initial fair value of $159.95 per Warrant, or approximately $48.0 million in total, was recorded as a discount to the Preferred Stock and an addition to capital in excess of par. The Warrants' initial fair value and Preferred Stock offering expenses of $9.7 million were being amortized on a straight-line basis over the Warrants' 10-year term. However, as a result of the tender offer, the Company recorded a charge in 2000 to net loss applicable to common stockholders for the write-off of unamortized discount and expenses of $49.2 million. In 2000, the Company received $2.3 million and issued 245,000 shares of its common stock as a result of 7,000 Warrants being exercised. In connection with the Transocean Merger, Transocean assumed the outstanding R&B Falcon stock warrants. Each warrant enables the holder to purchase 17.5 Transocean ordinary shares at an exercise price of $19.00 per share. The warrants expire on May 1, 2009. See Note 4.

     Common Stock--During 1998 in a series of transactions, the Company issued 763,680 shares of its common stock in partial consideration for the acquisition of 25 tugs, five ocean going barges and six workover rigs. In 2000, an additional 148,624 shares of common stock were issued as a result of the final purchase price analysis.

     In 2001 and 2000, the Company issued 28,126 and 366,512 shares of common stock, respectively, for its matching contribution to the employee savings plans.

     On October 31, 2000, the Company sold 16.3 million shares of its common stock resulting in gross proceeds of approximately $403.4 million in cash (net proceeds of approximately $400.2 million). The net proceeds were used to fund a significant portion of the Company's tender offer to purchase its outstanding preferred stock (see above) and for general corporate purposes.

     Effective with the Transocean Merger on January 31, 2001, each outstanding share of the Company's common stock was converted into 0.5 Transocean ordinary shares. Transocean also assumed all outstanding warrants and options exercisable for the Company's common stock prior to the Transocean Merger. Such warrants and options were exercisable for approximately 13 million Transocean ordinary shares. See Note 4.

NOTE 15--STOCK-BASED COMPENSATION PLANS

     Stock Plans--The Company had 17 stock plans (the "Incentive Plans") intended to provide an incentive that would allow the Company to retain persons of the training, experience and ability necessary for the development and financial success of the Company. Such plans provided for grants of stock options, stock appreciation rights, stock awards and cash awards, which could be granted singly, in combination or in tandem. All stock options awarded under these plans expire 10 years from the date of their grant and were granted at the market price on the date of grant unless otherwise noted. As a result of the Transocean Merger, Transocean assumed all outstanding R&B Falcon stock options, which were converted into options to purchase Transocean ordinary shares. All options and restricted stock granted prior to the announcement of the Transocean Merger were early vested in January 2001. See Note 4.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     The Company's Reading & Bates Corporation 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") authorized 2,950,000 shares of common stock to be available for incentive awards. In 1997, restricted stock awards for 33,866 shares were granted to certain employees of the Company. The transfer of these awarded shares was restricted until fully vested three years from the date of grant. The market value at the date of grant of the restricted common stock was recorded as unearned compensation and was amortized to expense over the period during which the shares vested.

     The Company's 1998 Employee Long-Term Incentive Plan authorized 3.2 million shares of common stock to be available for awards. In 1998, restricted stock awards with respect to 941,500 shares were granted to certain employees of the Company. The transfer of these awarded shares was restricted until fully vested three years from the date of grant. The market value at the date of grant of the restricted common stock was recorded as unearned compensation and was amortized to expense based on a three-year vesting period.

     The Company's 1999 Employee Long-Term Incentive Plan authorized 6.5 million shares of common stock to be available for awards. In 2000, restricted stock awards with respect to 137,350 shares were granted to certain employees of the Company. The transfer of these awarded shares was restricted until fully vested four years from the date of grant. The market value at the date of grant of the restricted common stock was recorded as unearned compensation and was amortized to expense based on a four-year vesting period.

     Unearned compensation relating to the Company's restricted stock awards was shown as a reduction of stockholders' equity. All unvested restricted stock was vested in January 2001 as a result of the Transocean Merger. Compensation recognized for the one month ended January 31, 2001 and the year ending December 31, 2000 related to stock options and stock awards totaled approximately $4.1 million and $3.7 million, respectively.

     Stock option transactions under the plans were as follows:

                                                              NUMBER OF    WEIGHTED-
                                                                SHARES      AVERAGE
                                                                UNDER      EXERCISE
                                                                OPTION       PRICE
                                                              ----------   ---------
PRE-TRANSOCEAN MERGER -- R&B FALCON CORPORATION OPTIONS
Options Outstanding at December 31, 1999....................  14,413,450    $10.10
  Granted...................................................  3,292,675      16.17
  Exercised.................................................  (1,183,802)     9.53
  Forfeited.................................................   (368,051)     20.22
                                                              ----------
Options Outstanding at December 31, 2000....................  16,154,272     11.15
  Granted...................................................     88,440      23.44
  Exercised.................................................    (48,612)     21.92
  Forfeited.................................................     (6,080)     15.27
                                                              ----------
Options Outstanding at January 31, 2001.....................  16,188,020     11.13

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                                                              NUMBER OF    WEIGHTED-
                                                                SHARES      AVERAGE
                                                                UNDER      EXERCISE
                                                                OPTION       PRICE
                                                              ----------   ---------
POST-TRANSOCEAN MERGER -- TRANSOCEAN OPTIONS
Conversion to Transocean Options............................  (8,094,010)    11.13
  Granted...................................................    392,800      38.07
  Exercised.................................................  (1,005,035)    20.07
  Forfeited.................................................    (30,289)     51.92
                                                              ----------
Transocean Options Outstanding at December 31, 2001.........  7,451,486      23.46
  Granted...................................................    354,050      28.80
  Exercised.................................................    (91,450)     34.36
  Forfeited.................................................    (31,186)     47.00
                                                              ----------
Transocean Options Outstanding at September 30, 2002........  7,682,900     $23.67
                                                              ==========
PRE-TRANSOCEAN MERGER -- R&B FALCON CORPORATION OPTIONS
Exercisable at December 31, 2000............................  10,089,149    $10.12
POST-TRANSOCEAN MERGER -- TRANSOCEAN OPTIONS
Exercisable at December 31, 2001............................  6,955,284     $22.19
Exercisable at September 30, 2002...........................  6,989,580     $22.53

     The following table summarizes information about Transocean stock options held by employees of the Company at September 30, 2002.

                                           OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                  WEIGHTED-AVERAGE    ------------------------------   ------------------------------
   RANGE OF           REMAINING         NUMBER      WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES   CONTRACTUAL LIFE    OUTSTANDING    EXERCISE PRICE    OUTSTANDING    EXERCISE PRICE
---------------   -----------------   -----------   ----------------   -----------   ----------------
$ 7.58 - $19.50      6.18 years        3,593,772         $15.44         3,593,772         $15.44
$20.12 - $28.80      6.53 years        2,915,416         $24.99         2,561,366         $24.46
$38.07 - $81.78      7.38 years        1,173,712         $45.62           834,442          47.12

     The Company accounted for these plans under APB 25, under which no compensation expense was recognized for options granted at or below the market price of the Company's common stock. Had compensation expense for these plans been determined consistent with SFAS 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts (in millions except per share amounts):

                                            POST-TRANSOCEAN MERGER       PRE-TRANSOCEAN
                                         -----------------------------       MERGER
                                          NINE MONTHS    ELEVEN MONTHS   ---------------
                                             ENDED           ENDED         YEAR ENDED
                                         SEPTEMBER 30,   DECEMBER 31,     DECEMBER 31,
                                             2002            2001             2000
                                         -------------   -------------   ---------------
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net loss applicable to common
  stockholders
  As reported..........................   $ (5,166.1)      $ (154.1)         $(257.1)
  Pro forma............................   $ (5,167.4)      $ (154.7)         $(277.3)
Basic and diluted loss per share
  As reported..........................   $(5,166.10)      $(154.10)         $ (1.31)
  Pro forma............................   $(5,167.40)      $(154.70)         $ (1.41)

     The pro forma effect on net loss for the one month ended January 31, 2001 was not significant.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     The fair value of each option grant under the RBF Plans for the year ended December 31, 2000 and the Transocean Incentive Plans for the eleven months ended December 31, 2001 and the nine months ended September 30, 2002 was estimated using the Black-Scholes options pricing model using the following weighted-average assumptions:

                                            POST-TRANSOCEAN MERGER       PRE-TRANSOCEAN
                                         -----------------------------       MERGER
                                          NINE MONTHS    ELEVEN MONTHS   ---------------
                                             ENDED           ENDED         YEAR ENDED
                                         SEPTEMBER 30,   DECEMBER 31,     DECEMBER 31,
                                             2002            2001             2000
                                         -------------   -------------   ---------------
Dividend yield.........................       0.00%           0.30%            0.00%
Expected price volatility..............       50.7%           50.2%            65.2%
Risk-free interest rate................       3.49%           4.25%            6.60%
Expected life of options (in years)....        3.9             4.1             10.0
Weighted-average fair value of options
  granted..............................     $12.24          $16.45           $12.62

NOTE 16--RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS

     Pension and Postretirement Benefits--The Company had three noncontributory pension plans. One or more of these plans covered substantially all of the R&B Falcon employees paid from a U.S. payroll. Effective January 1, 1998, substantially all of the Falcon employees paid from a U.S. payroll began accruing benefit service although they were not eligible to participate in the plans until January 1, 1999. Effective April 1, 1999, substantially all of the Cliffs Drilling employees paid from a U.S. payroll became eligible to participate. Plan benefits were primarily based on years of service and average high 60-month compensation.

     The R&B Falcon U.S. Pension Plan (the "U.S. Pension Plan") is qualified under the Employee Retirement Income Security Act (ERISA). It was the Company's policy to fund this plan not less than the minimum required by ERISA. It was the Company's policy to contribute to the R&B Falcon Non-U.S. Pension Plan (the "Non-U.S. Pension Plan") an amount equal to the normal cost plus amounts sufficient to amortize the initial unfunded actuarial liability and subsequent unfunded liability caused by plan or assumption changes over 30 years. The unfunded liability arising from actuarial gains and losses was funded over 15 years. The Non-U.S. Pension Plan is a nonqualified plan and is not subject to ERISA funding requirements. The U.S. and Non-U.S. Pension Plans invest in cash equivalents, fixed income and equity securities.

     The R&B Falcon Retirement Benefit Replacement Plan (the "Replacement Plan") is a self-administered unfunded excess benefit plan. All members of the U.S. Pension Plan are potential participants in the Replacement Plan.

     Effective July 1, 1999, all three of the Company's noncontributory pension plans were suspended. The suspension was designed to control costs, but did not terminate the plans. The Company could have elected to terminate the plans or reactivate the plans at any point in the future. The suspension impacted the participants as follows:

      --   Vesting service continued to accrue;

      --   Benefit service did not accrue (suspended);

      -- No compensation has accrued during the suspension, thus all compensation determinations in calculating benefits are based on periods prior to July 1, 1999;

      -- New participants are not be allowed to enter the plans during the suspension;

                    R&B FALCON CORPORATION AND SUBSIDIARIES

      --   All funding of the plans required by ERISA continues;

      -- Benefits that have already accrued by active employees or deferred vested participants continue to be payable upon request (in accordance with normal plan provisions--generally as early as age
           55);

      --   Current retiree benefit payments continue unchanged; and

      -- Required audits, valuations and other plan administration will continue.

     On August 1, 2001, all participants in the U.S. Pension Plan as of that date became 100 percent vested in their accrued benefit.

     In addition to providing pension benefits, the Company provided certain life and health care insurance benefits for its retired employees. Effective January 1, 1999, the Company no longer provides a Retiree Life Insurance plan to its current employees. Only those former employees who retired prior to May 1, 1986 were eligible to retain their retiree life insurance. Retiree life insurance benefits are provided through an insurance company whose premiums are based on benefits paid during the year. Retiree health coverage was also significantly restricted effective January 1, 1999. Effective August 1, 2002, all retiree medical coverage and retiree life insurance for former R&B Falcon employees was transferred to plans maintained by THI, the Company's parent.

     Effective August 1, 2002, THI became the plan sponsor for the U.S. Pension Plan, the Non-U.S. Pension Plan and the Replacement Plan and assumed all liabilities related to these plans. The Company recorded a net distribution to THI of the prepaid (accrued) cost relating to these plans and the postretirement benefit plans. In conjunction with the change in the plan sponsor, the plans were renamed the Transocean Holdings U.S. Pension Plan (formerly R&B Falcon U.S. Pension Plan), the Transocean Holdings Non-U.S. Pension Plan (formerly R&B Falcon Non-U.S. Pension), the Transocean Holdings Replacement Plan (formerly R&B Falcon Replacement Plan).

     The following table includes the aggregate of the Company's three pension plans and the Company's postretirement benefit plans. Only the Replacement Plan had a projected benefit obligation in excess of plan assets and such projected benefit obligation was $4.2 million as of December 31, 2001. Only the Replacement Plan had an accumulated benefit obligation in excess of plan assets and such accumulated benefit obligation was $4.2 million as of December 31, 2001. There were no assets held in the Replacement Plan as of that date.

                                                PENSION                     POSTRETIREMENT
                                      ----------------------------   ----------------------------
                                      SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                          2002            2001           2002            2001
                                      -------------   ------------   -------------   ------------
                                                             (IN MILLIONS)
CHANGE IN PROJECTED BENEFIT
  OBLIGATION
  Projected benefit obligation at
     beginning of year..............      $90.4          $86.8           $19.2          $ 16.0
  Service cost......................         --             --              --             0.2
  Interest cost.....................        3.6            6.1             0.5             1.3
  Participant contributions.........         --             --             0.1             0.1
  Settlements/Curtailments..........         --            3.6            (1.7)             --
  Actuarial loss....................        0.6            4.7            (0.6)            2.3
  Benefits paid.....................       (3.6)         (10.8)           (3.7)           (0.7)
                                          -----          -----           -----          ------
  Projected benefit obligation at
     end of period..................       91.0           90.4            13.8            19.2
                                          -----          -----           -----          ------

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                                                PENSION                     POSTRETIREMENT
                                      ----------------------------   ----------------------------
                                      SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                          2002            2001           2002            2001
                                      -------------   ------------   -------------   ------------
                                                             (IN MILLIONS)
CHANGE IN PLAN ASSETS
  Plan assets at fair value at
     beginning of year..............       93.1           98.9              --              --
  Actual return on plan assets......       (7.2)          (0.4)             --              --
  Employer contributions............        0.3            5.4             0.5             0.6
  Participant contributions.........         --             --             0.1             0.1
  Benefits paid.....................       (3.5)         (10.8)           (0.6)           (0.7)
                                          -----          -----           -----          ------
  Plan assets at fair value at end
     of period......................       82.7           93.1              --              --
                                          -----          -----           -----          ------
FUNDED STATUS OF PLAN...............       (8.4)           2.7           (13.8)          (19.2)
  Unrecognized net loss.............       28.0           14.5            (0.5)            2.3
  Prepaid (accrued) cost............       19.6           17.2           (14.3)          (16.9)
  Net distribution to Parent........      (19.6)            --            14.3              --
                                          -----          -----           -----          ------
  Balance at end of period..........      $  --          $17.2           $  --          $(16.9)
                                          =====          =====           =====          ======
WEIGHTED-AVERAGE ASSUMPTIONS
  Discount rate.....................       7.00%          7.00%           7.00%           7.00%
  Long-term rate of return..........      10.00%         10.00%            n/a             n/a

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Net benefit costs for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000 included the following (in millions):

                               POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                            -----------------------------   --------------------------
                             NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                ENDED           ENDED          ENDED       YEAR ENDED
                            SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                2002            2001           2001           2000
                            -------------   -------------   -----------   ------------
PENSION PLANS
  Service cost............      $  --           $  --          $  --         $  --
  Interest cost...........        3.6             5.6            0.5           5.9
  Expected return on plan
     assets...............       (5.8)           (8.9)          (0.8)         (9.5)
  Amortization of:
     Unrecognized
       transition
       obligation.........         --              --             --          (0.3)
     Unrecognized prior
       service cost.......         --              --             --          (0.3)
  Settlement/curtailment
     loss.................         --              --            0.2            --
  Special termination
     benefits.............         --              --            3.6            --
                                -----           -----          -----         -----
  Net benefit costs.......      $(2.2)          $(3.3)         $ 3.5         $(4.2)
                                =====           =====          =====         =====
POSTRETIREMENT PLANS
  Service cost............      $  --           $ 0.2          $  --         $ 0.2
  Interest cost...........        0.5             1.2            0.1           1.1
  Amortization of:
     Unrecognized prior
       service cost.......         --              --             --          (0.3)
     Unrecognized
       actuarial loss.....         --              --             --           0.1
  Curtailment gain........       (2.6)             --             --            --
                                -----           -----          -----         -----
  Net benefit costs.......      $(2.1)          $ 1.4          $ 0.1         $ 1.1
                                =====           =====          =====         =====

     Savings Plans--The Company had two savings plans that allowed employees to contribute up to 15 percent of their base salary (subject to certain limitations).

     Under these plans, the Company made matching contributions to equal 100 percent of employee contributions on the first 6 percent of their base salary. From July 1, 1999 through the date of the Transocean Merger, the Company made its matching contributions in the form of issuing shares of R&B Falcon common stock (see Note 14). Certain of the Company's employees were allowed to begin participation in the Transocean U.S. Savings Plan (formerly, Transocean Sedco Forex Savings Plan) on June 1, 2001, July 1, 2001 or August 1, 2001 based on their assignment and geographic location. Effective August 1, 2001, and in conjunction with eligible employee participation in the Transocean U.S. Savings Plan, the R&B Falcon U.S. Savings Plan and the R&B Falcon Non-U.S. Savings Plan were closed to all new participants and contributions into the plans ceased. Participants continued to direct the investment of their accumulated

                    R&B FALCON CORPORATION AND SUBSIDIARIES
contributions into various plan investment options. Effective August 1, 2002, THI became the plan sponsor for the R&B Falcon Non-U.S. Savings Plan, which was renamed the Transocean Holdings Non-U.S. Savings Plan. See Note 24.

     Compensation costs under the plans amounted to $3.9 million, $2.3 million, $0.3 million and $6.5 million for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000, respectively.

NOTE 17--INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

     Investments in and advances to unconsolidated joint ventures at September 30, 2002 and December 31, 2001 were as follows (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
Deepwater Drilling L.L.C...............................     $  6.2          $  6.3
Deepwater Drilling II L.L.C............................       17.6            15.1
Delta Towing Holdings, LLC.............................       77.8            78.0
Other..................................................        1.1             3.8
                                                            ------          ------
                                                            $102.7          $103.2
                                                            ======          ======

     Equity in earnings (losses) of joint ventures for the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000 consisted of the following (in millions):

                                   POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                -----------------------------   --------------------------
                                 NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                    ENDED           ENDED          ENDED       YEAR ENDED
                                SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                    2002            2001           2001           2000
                                -------------   -------------   -----------   ------------
Deepwater Drilling L.L.C......      $ 2.2           $ 4.7          $ 0.3         $ 3.6
Deepwater Drilling II
  L.L.C.......................        2.1             7.6            0.4           4.9
Delta Towing Holdings, LLC....       (2.7)           (0.9)            --            --
Navis ASA.....................         --              --             --          (4.7)
Other.........................        0.6             0.1           (0.3)         (1.3)
                                    -----           -----          -----         -----
                                    $ 2.2           $11.5          $ 0.4         $ 2.5
                                    =====           =====          =====         =====

     DD LLC is owned 50 percent by the Company and 50 percent by ConocoPhillips ("Conoco"). DD LLC leases and operates the Deepwater Pathfinder, which commenced operations in the first quarter of 1999. See Note 18.

     Deepwater Drilling II L.L.C. ("DDII LLC") is owned 60 percent by the Company and 40 percent by Conoco. DDII LLC leases and operates the Deepwater Frontier, which commenced operations in the second quarter of 1999. In 2000, the Company contracted the Deepwater Frontier from DDII LLC and recorded a $13.4 million loss provision associated with the Company's impaired drilling contract for the Deepwater Frontier. The loss was fully amortized at December 31, 2001. See Note 18.

     The Deepwater Pathfinder and the Deepwater Frontier are owned by special purpose entities. The Company does not own, manage or control the special purpose entities.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     In September 1998, the Company and Navis ASA ("Navis"), a Norwegian public company that constructed a dynamically positioned drillship (the Navis Explorer
I), entered into an agreement pursuant to which the Company agreed to make a capital contribution to Navis of $50.0 million in exchange for stock in Navis. Also, Navis and the Company had entered into an agreement pursuant to which the Company would manage the operations of the drillship following its delivery. In the second quarter of 2000, the Company entered into a definitive agreement to sell its 38.6 percent ownership interest in Navis, together with an agreement to assign the management contract for the Navis Explorer I, for a total price of $79.0 million. In November 2000, the agreement was finalized and the Company recorded a pre-tax gain of approximately $19.8 million.

     Immediately prior to the Transocean Merger, the Company obtained a 25 percent interest in Delta Towing Holdings, LLC. See Note 18.

NOTE 18--RELATED PARTY TRANSACTIONS

     DD LLC and DDII LLC--The Company is party to drilling services agreements with DD LLC and DDII LLC for the operations of the Deepwater Pathfinder and Deepwater Frontier, respectively. For the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000, the Company earned $1.2 million, $1.4 million, $0.1 million and $1.5 million, respectively, under such contract for services to DD LLC. For the nine months ended September 30, 2002, the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000, the Company earned $1.2 million, $1.2 million, $0.1 million and $1.6 million, respectively, under such contract for services to DDII LLC. These revenue amounts are included in operating revenues--related parties in the consolidated statements of operations. At September 30, 2002, the Company had receivables of $1.8 million and $1.2 million from DD LLC and DDII LLC, respectively, which are included in accounts receivable--related parties in the consolidated balance sheet. At December 31, 2001, the Company had receivables of $1.0 million each from DD LLC and DDII LLC, respectively, which are included in accounts receivable--related parties.

     From time to time, the Company contracts the Deepwater Frontier from DDII LLC. During this time, DDII LLC bills the Company for the full operating dayrate and issues a non-cash credit for downtime hours in excess of 24 hours in any calendar month. The Company records a dayrate rebate receivable for all such non-cash credits and is responsible for payment of 100 percent of all drilling contract invoices received. At the end of the drilling contract, the Company will receive in cash the credits issued for downtime hours plus an escalation factor. At September 30, 2002 and December 31, 2001, the cumulative dayrate rebate receivable from DDII LLC totaled $14.8 million and $13.7 million, respectively, and was recorded as investment in and advances to joint ventures in the consolidated balance sheet. For the eleven months ended December 31, 2001, the one month ended January 31, 2001 and the year ended December 31, 2000, the Company incurred net expense of $54.4 million, $5.8 million, and $67.6 million, respectively, from DDII LLC under the drilling contract. These amounts are included in operating and maintenance--related parties expense in the Company's consolidated statements of operations. At September 30, 2002 and December 31, 2001, the Company had amounts payable to DDII LLC of $2.0 million and $2.1 million, respectively, which is included in accounts payable--related parties in the consolidated balance sheet.

     At the expiration of the leases, each joint venture may purchase the related rig for $185 million, in the case of the Deepwater Pathfinder, and $194 million, in the case of the Deepwater Frontier, or return the rig to the respective special purpose entity. The Company would be obligated to pay only a portion of such price equal to its percentage ownership interest in the applicable joint venture. The Company's proportionate share for such purchase options is $93 million and $116 million, respectively. Under each joint venture agreement, the consent of each joint venture partner is generally required to approve actions of the joint venture, including the exercise of this purchase option.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     If a joint venture returns the rig at the end of the lease, the special purpose entity may sell the rig. In connection with the return, DD LLC may be required to pay an amount up to $138 million, and DDII LLC may be required to pay an amount up to $145 million, plus certain expenses in each case. These payments may be reduced by a portion of the proceeds of the sale of the applicable rig. If an event of default occurs under the applicable lease agreements, each joint venture may be required to pay an amount equal to the amount of debt and equity financing owed by the applicable special purpose entity plus certain expenses. At September 30, 2002, the debt and equity financing outstanding applicable to the owner of Deepwater Pathfinder and of Deepwater Frontier was $207 million and $222 million, respectively. The debt and equity financing outstanding as of December 31, 2001 applicable to the owner of Deepwater Pathfinder and of Deepwater Frontier was $219 million and $237 million, respectively. The Company and Conoco have guaranteed their respective share of DD LLC's obligation to pay the debt and equity financing outstanding. In December 2001, Transocean became a guarantor of the DDII LLC debt and equity financing through a refinancing of the lease. Transocean and Conoco have guaranteed their respective share of DDII LLC's obligation to pay the debt and equity financing outstanding.

     Delta Towing--Immediately prior to the closing of the Transocean Merger (see Note 4), the Company formed a joint venture to own and operate its U.S. inland marine support vessel business. In connection with the formation of the joint venture, this business was transferred by a subsidiary of the Company to Delta Towing in exchange for a 25 percent equity interest in Delta Towing Holdings, LLC, the parent of Delta Towing, and certain secured notes payable from Delta Towing. The secured notes consisted of (i) an $80 million principal amount note bearing interest at eight percent per annum due January 30, 2024 (the "Tier 1 Note"), (ii) a contingent $20 million principal amount note bearing interest at eight percent per annum with an expiration date of January 30, 2011 (the "Tier 2 Note") and (iii) a contingent $44 million principal amount note bearing interest at eight percent per annum with an expiration date of January 30, 2011 (the "Tier 3 Note"). The 75% equity interest holder in the joint venture also loaned Delta Towing $3 million in the form of a Tier 1 Note. Until January 2011, Delta Towing must use 100 percent of its excess cash flow towards the payment of principal and interest on the Tier 1 Notes. After January 2011, 50 percent of its excess cash flows are to be applied towards the payment of principal and unpaid interest on the Tier 1 Notes. Interest is due and payable quarterly without regard to excess cash flow.

     Delta Towing must repay at least (i) $8.3 million of the aggregate principal amount of the Tier 1 Note no later than January 2004, (ii) $24.9 million of the aggregate principal amount no later than January 2006, and (iii) $62.3 million of the aggregate principal amount no later than January 2008. After the Tier 1 Note has been repaid, Delta Towing must apply 75 percent of its excess cash flow towards payment of the Tier 2 Note. Upon the repayment of the Tier 2 Note, Delta Towing must apply 50 percent of its excess cash to repay principal and interest on the Tier 3 Note. Any amounts not yet due under the Tier 2 and Tier 3 Notes at the time of their expiration will be waived. The Tier 1, 2 and 3 Notes are secured by mortgages and liens on the vessels and other assets of Delta Towing.

     The Company valued its Tier 1, 2 and 3 Notes at $80 million immediately prior to the closing of the Transocean Merger, the effect of which was to fully reserve the Tier 2 and 3 Notes. At both September 30, 2002 and December 31, 2001, $78.9 million was outstanding under the Company's Tier 1 Note. During the nine months ended September 30, 2002 and the eleven months ended December 31, 2001, the Company earned interest income of $4.7 million and $5.8 million, respectively, on the Tier 1 Notes. In December 2001, the note agreement was amended to provide for a $4 million, three-year revolving credit facility (the "Delta Towing Revolver") from the Company. Amounts drawn under the Delta Towing Revolver accrue interest at eight percent per annum, with interest payable quarterly. During the nine months ended September 30, 2002, the Company earned $0.2 million of interest income on the Delta Towing Revolver. At September 30, 2002, $2.5 million was outstanding under the Delta Towing Revolver. At December 31, 2001, no amounts were outstanding under the Delta Towing Revolver. At both September 30, 2002 and December 31, 2001, the Company had interest receivable from Delta Towing of $1.6 million.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     As part of the formation of the joint venture on January 31, 2001, the Company entered into an agreement with Delta Towing under which the Company committed to charter certain vessels for a period of one year ending January 31, 2002 and committed to charter for a period of 2.5 years from the date of delivery 10 crewboats then under construction, eight of which had been placed into service as of September 30, 2002. During the nine months ended September 30, 2002, the Company incurred charges totaling $8.2 million from Delta Towing for services rendered, of which $1.4 million was rebilled to the Company's customers and $6.8 million was reflected in operating and maintenance--related parties expense. During the eleven months ended December 31, 2001, the Company incurred charges totaling $15.6 million from Delta Towing for services rendered, of which $6.5 million was rebilled to the Company's customers and $9.1 million was reflected in operating and maintenance--related parties expense.

     Allocation of Administrative Costs--A subsidiary of Transocean provides certain administrative support to the Company. Transocean charges the Company a proportional share of its administrative costs based on estimates of the percentage of work the individual Transocean departments perform for the Company. In the opinion of management, Transocean is charging the Company for all costs incurred on its behalf under a comprehensive and reasonable cost allocation method. The amount of expense allocated to the Company was $12.9 million for the nine months ended September 30, 2002, of which $8.8 million was classified as general and administrative--related party expense and $4.1 million was classified as operating and maintenance--related parties expense. The amount of expense allocated to the Company was $4.6 million for the eleven months ended December 31, 2001, of which $2.0 million was classified as general and administrative--related party expense and $2.6 million was classified as operating and maintenance--related parties expense.

     Rig Charters--Beginning in 2002, the Company charters its drilling units from time to time to subsidiaries of Transocean. For the nine months ended September 30, 2002, the Company earned $12.1 million from these charters and this revenue is included in operating revenues--related parties.

     Sales and Distributions of Drilling Rigs and Subsidiaries to Affiliates--In April 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold, in separate transactions, the Harvey H. Ward and the Roger W. Mowell to TOIVL for net proceeds of $93.0 million. The sales transactions were at fair market value based on third party appraisals. In consideration for the sales of these drilling units, TOIVL delivered promissory notes due April 3, 2012 bearing interest at 5.5 percent per annum payable annually in the aggregate principal amount of $93.0 million that can be repaid at any time at TOIVL's option. For the nine months ended September 30, 2002, the Company accrued $2.5 million in interest income relating to the notes. The excess of the sales price over the net book value of the rigs was $5.4 million, which was recorded as additional paid-in capital.

     In August 2001, the Company and one of its subsidiaries sold, in separate transactions, the Jack Bates, Deepwater Millennium, Deepwater Expedition, Peregrine I, Deepwater Horizon, C. Kirk Rhein, Falcon 100, Deepwater Navigator and Deepwater Discovery to TOIVL for net proceeds of $1,615.0 million. The sales transactions were at fair market value based on third party appraisals. In consideration for the sales of these drilling units, $1,190.0 million of debt owed by the Company to Transocean was canceled. In addition, TOIVL delivered promissory notes due August 17, 2011 bearing interest at 5.72 percent per annum payable annually in the aggregate principal amount of $425.0 million and can be repaid at any time at TOIVL's option. For the nine months ended September 30, 2002 and for the eleven months ended December 31, 2001, the Company had accrued $18.2 million and $9.1 million, respectively, in interest income relating to these promissory notes. The sale of the rigs to TOIVL resulted in a net after-tax loss of $39.8 million for the eleven months ended December 31, 2001.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Dispositions--In accordance with the Company's intentions to transfer assets not used in its Gulf of Mexico Shallow and Inland water business, the following transactions were executed in the third quarter of 2002:

      -- Five subsidiaries of the Company, R&B Falcon (Ireland) Limited, RB Anton Limited, RB Astrid Limited, RB Mediterranean Limited and PT RBF Offshore Drilling, were sold, in separate transactions, to wholly owned subsidiaries of Transocean for net proceeds of $2.5 million. The excess of the net proceeds over the net book value of the subsidiaries was $0.5 million, which was recorded as additional paid-in capital.

      -- Eight subsidiaries of the Company, R&B Falcon International Energy Services B.V., R&B Falcon B.V., R&B Falcon (M) Sdn. Bhd., RBF Rig Corporation LLC, Shore Services LLC, R&B Falcon Inc. LLC, R&B Falcon Canada Co. and Transocean Offshore Drilling Services LLC, with an aggregate net book value of $62.5 million, were distributed in separate transactions to THI. The transactions were recorded as a decrease to additional paid-in capital. RBF Rig Corporation LLC owns the drilling rig C. E. Thornton and Transocean Offshore Drilling Services LLC owns the drilling rig J. T. Angel.

      -- Six drilling rigs, the F. G. McClintock, the Peregrine III, the Charley Graves, the W. D. Kent, Land Rig 34 and the J. W. McLean, as well as certain other surplus assets with an aggregate net book value of $148.3 million, were distributed in separate transactions to THI. The transactions were recorded as a decrease to additional paid-in capital.

      -- The Company distributed the prepaid (accrued) costs related to its defined benefit pension plans and retiree life and medical insurance plans at net book value of $5.3 million to THI. The transaction was recorded as a decrease to additional paid-in capital. See Note 16.

      -- The Company distributed to THI net deferred tax assets of $12.3 million related to the distribution and sales of rigs, subsidiaries and certain assets during the third quarter of 2002. The transaction was recorded as a reduction to additional paid-in capital.

     At the time of the sales, distributions or dispositions, certain of the drilling units were being utilized in connection with drilling contracts between a subsidiary of the Company and a customer. These contracts were not transferred and the Company and its subsidiaries have secured the use of the drilling units for the purpose of performing these contracts through charters or other arrangements. The cost of these charters or other arrangements were included in operating and maintenance--related parties expense and totaled $139.4 million and $96.8 million for the nine months ended September 30, 2002 and the eleven months ended December 31, 2001, respectively.

     Other--The former owners of a wholly owned subsidiary, who currently are employees of the Company and prior to the Transocean Merger were officers of the Company, leased crewboats, tugboats and supply barges and other vessels to the Company through January 31, 2001 at a contracted bareboat rate of $100 per day for crewboats and tugboats and $60 per day for other vessels, with the Company responsible for drydocking, painting and repairs. The former owners received revenues of $0.1 million and $0.9 million for the one month ended January 31, 2001 and for the year ended December 31, 2000, respectively.

NOTE 19--SEGMENTS, GEOGRAPHICAL ANALYSIS AND MAJOR CUSTOMERS

     The Company previously reported its operations in five segments; however, as a result of the Transocean Merger, the Company's operations have been aggregated into two reportable segments: (i) International and U.S. Floater Contract Drilling Services and (ii) Gulf of Mexico Shallow and Inland Water. The International and U.S. Floater Contract Drilling Services segment consists of high-specification floaters, other floaters, non-U.S. jackups, other mobile offshore and land drilling units, other assets used in support of offshore drilling

                    R&B FALCON CORPORATION AND SUBSIDIARIES
activities and other offshore support services. The Gulf of Mexico Shallow and Inland Water segment consists of jackup and submersible drilling rigs and inland drilling barges and a platform rig located in the U.S. Gulf of Mexico and Trinidad, as well as land and lake barge drilling units located in Venezuela. The Company provides services with different types of drilling equipment in several geographic regions. The location of the Company's rigs and the allocation of resources to build or upgrade rigs is determined by the activities and needs of customers. Accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The Company accounts for intersegment revenue and expenses as if the revenue or expenses were to third parties at current market prices.

     Effective January 1, 2002, the Company changed the composition of its reportable segments with the move of the responsibility for its Venezuela operations to the Gulf of Mexico Shallow and Inland Water segment. Prior periods have been restated to reflect the change.

     Operating revenues and income by segment were as follows (in millions):

                                        POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                                     -----------------------------   --------------------------
                                      NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                         ENDED           ENDED          ENDED       YEAR ENDED
                                     SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                         2002            2001           2001           2000
                                     -------------   -------------   -----------   ------------
Operating Revenues
  International and U.S. Floater
     Contract Drilling Services....     $ 543.1        $  764.8        $  87.6       $  718.5
  Gulf of Mexico Shallow and Inland
     Water.........................       135.8           441.2           48.5          406.1
  Elimination of intersegment
     revenues......................          --            (6.2)          (7.5)         (30.3)
                                        -------        --------        -------       --------
  Total Operating Revenues.........     $ 678.9        $1,199.8        $ 128.6       $1,094.3
                                        -------        --------        -------       --------
Operating Income (Loss) before
  General and Administrative
  Expense
  International and U.S. Floater
     Contract Drilling Services....     $(503.8)       $  (11.0)       $   3.9       $  219.1
  Gulf of Mexico Shallow and Inland
     Water.........................       (99.4)           21.3          (44.8)          12.2
  Loss elimination.................          --              --             --            3.3
                                        -------        --------        -------       --------
                                         (603.2)           10.3          (40.9)         234.6
Unallocated general and
  administrative expense...........       (11.1)           (6.7)         (60.8)         (35.4)
Unallocated other expense, net.....       (58.0)         (106.5)         (19.1)        (184.4)
                                        -------        --------        -------       --------
  Total Income (Loss) Before Income
     Taxes, Minority Interest,
     Extraordinary Items and
     Cumulative Effect of a Change
     in Accounting Principle.......     $(672.3)       $ (102.9)       $(120.8)      $   14.8
                                        =======        ========        =======       ========

     Total assets by segment were as follows (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
International and U.S. Floater Contract Drilling
  Services.............................................    $2,099.4        $6,048.9
Gulf of Mexico Shallow and Inland Water................     1,249.7         2,789.9
                                                           --------        --------
  Total Assets.........................................    $3,349.1        $8,838.8
                                                           ========        ========

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Geographic information about the Company's operations is as follows (in millions):

                                POST-TRANSOCEAN MERGER         PRE-TRANSOCEAN MERGER
                             -----------------------------   --------------------------
                              NINE MONTHS    ELEVEN MONTHS    ONE MONTH
                                 ENDED           ENDED          ENDED       YEAR ENDED
                             SEPTEMBER 30,   DECEMBER 31,    JANUARY 31,   DECEMBER 31,
                                 2002            2001           2001           2000
                             -------------   -------------   -----------   ------------
OPERATING REVENUES
United States..............      $262.5        $  574.2         $ 69.6       $  535.0
Brazil.....................        77.6           202.6           22.7          162.3
U.K. ......................        68.2            76.9            5.4           89.8
Other Countries............       270.6           346.1           30.9          307.2
                                 ------        --------         ------       --------
  Total Operating
     Revenues..............      $678.9        $1,199.8         $128.6       $1,094.3
                                 ======        ========         ======       ========

                                                                    AS OF
                                                         ----------------------------
                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
LONG-LIVED ASSETS
United States..........................................    $1,614.4        $1,703.8
Other Countries........................................       713.6         1,078.7
Goodwill...............................................       381.9         5,453.1
                                                           --------        --------
  Total Long-Lived Assets..............................    $2,709.9        $8,235.6
                                                           ========        ========

     A substantial portion of the Company's assets are mobile. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the earnings generated by such assets during the periods.

     The Company's international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances (or other events that disrupt markets), expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which operations are conducted.

     For the nine months ended September 30, 2002, British Petroleum and Petrobras accounted for approximately 18 percent and 11 percent, respectively, of the Company's total operating revenues, the majority of which was reported in the International and U.S. Floater Contract Drilling Services segment. For the year ended December 31, 2001, Petrobras and British Petroleum accounted for approximately 15 percent and 9 percent, respectively, of the Company's total operating revenues, the majority of which was reported in the International and U.S. Floater Contract Drilling Services segment. For the year ended December 31, 2000, Petrobras accounted for approximately 10 percent of the Company's operating revenues, the majority of which was reported in the International and U.S. Floater Contract Drilling Services segment. The loss of these or other significant customers could have a material adverse effect on the Company's results of operations.

NOTE 20--OIL AND GAS OPERATIONS

     The Company's oil and gas operations are not significant; therefore, certain disclosures are not required. The successful efforts method of accounting has been used for oil and gas exploration and production activities. Under this method, acquisition costs for proved and unproved properties were capitalized when incurred. Exploration costs, including geological and geophysical costs and costs of carrying and retaining unproved properties were charged to expense as incurred. The costs of drilling exploratory wells were

                    R&B FALCON CORPORATION AND SUBSIDIARIES
capitalized pending determination of whether each well had discovered proven reserves. If proved reserves were not discovered, such drilling costs were charged to expense. Costs incurred to drill and equip development wells, including unsuccessful development wells, were capitalized.

     The Company sold a significant portion of its oil and gas properties in 2000. See Note 5. Subsequent to these sales, the Company engaged in limited oil and gas exploration and production activities. In the fourth quarter of 2001, management reviewed the carrying value of the Company's oil and gas properties after four unsuccessful wells were drilled during 2001. As a result of the review, an impairment of $11.8 million was recorded in the Company's consolidated statements of operations. See Note 10. In the third quarter of 2002, the subsidiaries that owned these oil and gas properties were sold to a wholly owned subsidiary of Transocean. See Note 18.

     In January 2001, the Company purchased for $34.7 million the approximate
13.6 percent minority interest in Devco, which was owned by former directors and employees of the Company and directors and employees of Devco (including a current and a former director of Transocean). As a result, Devco is now a wholly owned subsidiary of the Company. In connection with the purchase, a $0.3 million bonus was paid to a former director of the Company prior to the merger who is a current director of Transocean. The purchase price was based on a valuation by a third party advisor.

NOTE 21--RESTRUCTURING EXPENSE

     In September 2002, the Company committed to a restructuring plan in the Gulf of Mexico Shallow and Inland Water segment involving the closure of an office and warehouse in Louisiana and relocation of most of the operations and administrative functions previously conducted at that location. The Company established a liability of $1.2 million for the estimated severance-related costs associated with the involuntary termination of 57 employees pursuant to this plan. The charge was reported as operating and maintenance expense in the Company's consolidated statements of operations. Through September 30, 2002, no amounts had been paid to employees whose employment is being terminated as result of this plan. The Company anticipates that substantially all amounts will be paid by the end of the first quarter of 2003.

     Certain executive officers were terminated during the period from May to July of 1999. In connection with the termination of the former President and Chief Executive Officer of Cliffs Drilling, the Company entered into a termination agreement and a non-competition agreement. The related contract termination payment of $2.6 million was deferred and was being amortized over a three-year period. Amortization for the one month ended January 31, 2001 and for the year ended December 31, 2000 was $0.1 million and $0.9 million, respectively, and is included in other, net in the consolidated statements of operations. The unamortized portion was fair valued at the time of the Transocean Merger and written down to zero in purchase accounting.

NOTE 22--EARNINGS PER SHARE

     Incremental shares related to stock options, restricted stock grants and Warrants are not included in the calculation of adjusted weighted-average shares and assumed conversions for diluted earnings per share because the effect of including those shares is anti-dilutive for the one month ended January 31, 2001 and the year ended December 31, 2000.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

NOTE 23--QUARTERLY RESULTS (UNAUDITED)

     Summarized quarterly financial data for the nine months ended September 30, 2002, the one month ended January 31, 2001 and the eleven months ended December 31, 2001 are as follows (in millions, except per share amounts):

                                                         FIRST      SECOND     THIRD
                                                        QUARTER     QUARTER   QUARTER
                                                       ----------   -------   --------
2002
Operating revenues...................................  $    247.6   $219.7    $  211.6
Operating loss.......................................        (3.3)    (2.9)     (608.1)
Loss from continuing operations before cumulative
  effect of a change in accounting principle.........        (9.8)   (32.7)     (606.6)
Net loss(a)..........................................    (4,526.8)   (32.7)     (606.6)
Net loss per common share
  Basic and diluted..................................  $(4,526.80)  $(32.70)  $(606.60)

                             PRE-TRANSOCEAN
                                 MERGER                   POST-TRANSOCEAN MERGER
                            ----------------   ---------------------------------------------
                               ONE MONTH         TWO MONTHS
                                 ENDED              ENDED        SECOND     THIRD    FOURTH
                            JANUARY 31, 2001   MARCH 31, 2001    QUARTER   QUARTER   QUARTER
                            ----------------   ---------------   -------   -------   -------
2001
Operating revenues........      $ 128.6            $ 232.2       $352.2    $340.6    $ 274.8
Operating income
  (loss)(b)...............       (101.7)              16.8         75.5     (23.6)     (65.1)
Income (loss) from
  continuing operations
  before extraordinary
  items...................        (89.3)             (12.4)         7.1     (50.2)     (80.7)
Net loss(c)...............        (89.3)             (12.4)       (10.2)    (50.2)     (81.3)
Net loss per common share
  Basic and diluted.......      $ (0.42)           $(12.40)      $(10.20)  $(50.20)  $(81.30)

------------

(a)
  First quarter 2002 included a cumulative effect of a change in accounting principle of $4,517.0 million (see Note 2) relating to the impairment of goodwill. Third quarter 2002 included loss on impairments of $603.4 million. See Note 10.

(b)
  One month ended January 31, 2001 included $58.1 million of merger related expenses and a $64.0 million charge related to the disposal of the inland marine support vessel business. See Note 4. Third quarter 2001 included a net loss on sale of assets to TOIVL of $61.2 million. See Note 18. Fourth quarter 2001 included a loss on impairment of $27.8 million. See Note 10.

(c)
  Second and fourth quarter 2001 included an extraordinary loss of $17.3 million and $0.6 million, net of income taxes, respectively, relating to the early extinguishment of debt. See Note 6.

NOTE 24--SUBSEQUENT EVENTS (UNAUDITED)

     Initial Public Offering--Transocean is continuing its previously announced plans to divest the Company's Gulf of Mexico Shallow and Inland Water business. Under this plan, the Gulf of Mexico Shallow and Inland Water business would be separated from Transocean and established as a publicly traded company. Transocean currently anticipates that it will establish the Company, which will be renamed in connection with the transaction, as the entity that owns the business. The Company intends to transfer assets not used in this business to Transocean's other subsidiaries (see Notes 1 and 18). Transocean anticipates completing the initial public offering when market conditions warrant, subject to various factors. Given the current general uncertainty in the equity markets, Transocean is unsure when the transaction could be completed on terms

                    R&B FALCON CORPORATION AND SUBSIDIARIES
acceptable to it. Transocean expects to sell a portion of its interest in the Company in the initial public offering.

     Goodwill Impairment--The Company is currently performing its annual test of goodwill impairment in its Gulf of Mexico Shallow and Inland Water reporting unit as required by SFAS 142 as of October 1, 2002, the annual test date. Due to a general decline in market conditions since January 1, 2002, when the initial test under SFAS 142 was performed, the Company may realize a non-cash impairment of goodwill in this reporting unit in the fourth quarter of 2002. The balance of goodwill in the Company's International and U.S. Floater Contract Drilling Services segment was written off in the nine months ended September 30, 2002.

     Capital Distribution of Drilling Rigs--In October 2002, the Company distributed the operating lease and related leasehold improvements of the M. G. Hulme, Jr. with a net book value of $0.5 million to THI. The transaction was recorded as a decrease to additional paid in capital. See Note 1.

     In November 2002, the Company distributed a drilling unit, the Randolph Yost, with a net book value of $42.7 million to THI. The transaction was recorded as a decrease to additional paid in capital. See Note 1.

     Savings Plans--Effective November 1, 2002, the Transocean U.S. Savings Plan was amended to stop participation of the Gulf of Mexico Shallow and Inland Water employees in this Plan. Effective December 31, 2002, all savings plan assets of the Gulf of Mexico Shallow and Inland Water employees will be transferred from the Transocean U.S. Savings Plan into the R&B Falcon U.S. Savings Plan. Additionally, all savings plan assets in the R&B Falcon U.S. Savings Plan of active former R&B Falcon employees who are not assigned to the Gulf of Mexico Shallow and Inland Water business segment will be transferred into the Transocean U.S. Savings Plan. The R&B Falcon U.S. Savings Plan will be amended and restated effective January 1, 2003.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                          ADDITIONS
                                                    ---------------------
                                                    CHARGED     CHARGED
                                       BALANCE AT   TO COSTS    TO OTHER                 BALANCE AT
                                       BEGINNING      AND       ACCOUNTS    DEDUCTIONS     END OF
                                       OF PERIOD    EXPENSES   (DESCRIBE)   (DESCRIBE)     PERIOD
                                       ----------   --------   ----------   ----------   ----------
                                                              (IN MILLIONS)
PRE-TRANSOCEAN MERGER
YEAR ENDED DECEMBER 31, 2000
  Reserves and allowances deducted
     from asset accounts:
  Allowance for doubtful accounts
     receivable......................    $21.5       $(1.0)(a)    $ --         $5.3(b)     $15.2
  Allowance for obsolete materials
     and supplies....................      4.2         3.0         2.9(c)       1.4(d)       8.7
ONE MONTH ENDED JANUARY 31, 2001
  Reserves and allowances deducted
     from asset accounts:
  Allowance for doubtful accounts
     receivable......................     15.2         6.7          --          0.3(b)      21.6
  Allowance for obsolete materials
     and Supplies....................      8.7          --          --           --          8.7
---------------------------------------------------------------------------------------------------
POST-TRANSOCEAN MERGER
ELEVEN MONTHS ENDED DECEMBER 31, 2001
  Reserves and allowances deducted
     from asset accounts:
  Allowance for doubtful accounts
     receivable......................     21.6         6.5          --         13.5(b)      14.6
  Allowance for obsolete materials
     and supplies....................      8.7          --         0.2          3.3(e)       5.6
NINE MONTHS ENDED SEPTEMBER 30, 2002
  Reserves and allowance deducted
     from asset accounts:
  Allowance for doubtful accounts
     receivable......................     14.6         6.5          --          7.2(b)      13.9
  Allowance for obsolete materials
     and supplies....................    $ 5.6       $  --        $0.8         $5.1(f)     $ 1.3

------------

(a)
  Amount includes $3.6 related to adjustments to provision.

(b)
  Uncollectible accounts receivable written off, net of recoveries.

(c)
  Amount includes $1.1 related to adjustments to leased rig for deferred gain recognized.

(d)
  Amount is related to sale of rig.

(e)
  Amount includes $2.3 related to sales of assets and $1.0 related to sales of assets to related party.

(f)
  Amount includes $2.7 related to adjustments to leased rig.

     Other schedules have been omitted either because they are not required or are not applicable, or because the required information is included in the consolidated financial statements or notes thereto.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (IN MILLIONS, EXCEPT SHARE
                                                                         DATA)
                           ASSETS
Cash and Cash Equivalents...................................    $  115.9        $   68.5
Accounts Receivable
  Trade, net................................................       115.3           232.0
  Related Parties...........................................       321.0           194.7
  Other.....................................................        35.0            38.5
Interest Receivable--Related Parties........................         7.2            11.0
Materials and Supplies......................................        33.5            48.8
Other Current Assets........................................        11.3             9.7
                                                                --------        --------
    Total Current Assets....................................       639.2           603.2
                                                                --------        --------
Property and Equipment......................................     1,867.3         2,214.3
Less Accumulated Depreciation...............................       225.9           164.1
                                                                --------        --------
  Property and Equipment, net...............................     1,641.4         2,050.2
                                                                --------        --------
Goodwill, net...............................................       381.9         5,453.1
Notes Receivable--Related Parties...........................       520.5           425.0
Investments in and Advances to Joint Ventures...............       102.7           103.2
Other Assets................................................        63.4           204.1
                                                                --------        --------
    Total Assets............................................    $3,349.1        $8,838.8
                                                                ========        ========
            LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts Payable
  Trade, net................................................    $   33.6        $   66.6
  Related Parties...........................................       132.4           139.9
Accrued Income Taxes........................................        38.3            32.7
Debt Due Within One Year....................................        45.8            38.6
Debt Due Within One Year--Related Party.....................       300.9              --
Interest Payable--Related Parties...........................        42.5             0.6
Other Current Liabilities...................................        76.1           102.4
                                                                --------        --------
    Total Current Liabilities...............................       669.6           380.8
                                                                --------        --------
Long-Term Debt..............................................       161.5         1,694.7
Long-Term Debt--Related Party...............................     1,253.1            55.0
Deferred Income Taxes.......................................        40.5            76.2
Other Long-Term Liabilities.................................        30.7            51.4
                                                                --------        --------
    Total Long-Term Liabilities.............................     1,485.8         1,877.3
                                                                --------        --------
Minority Interest...........................................        95.2            93.2
                                                                --------        --------
Commitments and Contingencies
  Common Stock, $0.01 par value, 1,200,000 shares
    authorized, 1,000,000 shares issued and outstanding at
    September 30, 2002 and December 31, 2001................          --              --
Additional Paid-in Capital..................................     6,421.3         6,643.9
Accumulated Other Comprehensive Loss........................        (2.4)           (2.3)
Retained Deficit............................................    (5,320.4)         (154.1)
                                                                --------        --------
    Total Shareholder's Equity..............................     1,098.5         6,487.5
                                                                --------        --------
    Total Liabilities and Shareholder's Equity..............    $3,349.1        $8,838.8
                                                                ========        ========

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                   PRE-TRANSOCEAN
                                                     POST-TRANSOCEAN MERGER            MERGER
                                                  -----------------------------    ---------------
                                                   NINE MONTHS    EIGHT MONTHS        ONE MONTH
                                                      ENDED           ENDED             ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,      JANUARY 31,
                                                      2002            2001              2001
                                                  -------------   -------------    ---------------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Operating revenues............................   $    663.4        $ 920.0           $ 128.4
  Operating revenues--related parties...........         15.5            5.0               0.2
                                                   ----------        -------           -------
                                                        678.9          925.0             128.6
COSTS AND EXPENSES
  Operating and maintenance.....................        342.2          456.1             145.8
  Operating and maintenance--related parties....        199.9           79.9               5.8
  Depreciation..................................        133.3          164.3              17.7
  Goodwill amortization.........................           --           93.2               0.2
  General and administrative....................          2.3            4.9              60.8
  General and administrative--related party.....          8.8            1.2                --
                                                   ----------        -------           -------
                                                        686.5          799.6             230.3
Impairment Loss on Long-Lived Assets............       (604.5)            --                --
Gain (Loss) from Sales of Assets, net...........         (2.2)         (56.7)               --
                                                   ----------        -------           -------
OPERATING INCOME (LOSS).........................       (614.3)          68.7            (101.7)
                                                   ----------        -------           -------
OTHER INCOME (EXPENSE), NET
  Equity in earnings of joint ventures..........          2.2            9.3               0.4
  Interest income...............................          1.7            5.2               1.4
  Interest income--related parties..............         26.7            7.0               0.2
  Interest expense, net of amounts
    capitalized.................................        (31.7)         (73.2)            (21.4)
  Interest expense--related parties.............        (55.8)         (36.5)               --
  Other, net....................................         (1.1)          (0.6)              0.3
                                                   ----------        -------           -------
                                                        (58.0)         (88.8)            (19.1)
                                                   ----------        -------           -------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING PRINCIPLE................       (672.3)         (20.1)           (120.8)
Income Tax Expense (Benefit)....................        (25.6)          34.6             (32.2)
Minority Interest...............................          2.4            0.8               0.7
                                                   ----------        -------           -------
LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE....       (649.1)         (55.5)            (89.3)
Loss on Extraordinary Items, net of tax.........           --          (17.3)               --
Cumulative Effect of a Change in Accounting
  Principle.....................................     (4,517.0)            --                --
                                                   ----------        -------           -------
NET LOSS........................................     (5,166.1)         (72.8)            (89.3)
Preferred Stock Dividends and Accretion.........           --             --                --
                                                   ----------        -------           -------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS......   $ (5,166.1)       $ (72.8)          $ (89.3)
                                                   ==========        =======           =======
NET LOSS PER COMMON SHARE BASIC AND DILUTED
  Continuing operations after preferred stock
    dividends...................................   $  (649.10)       $(55.50)          $ (0.42)
  Loss on Extraordinary Items, net of tax.......           --         (17.30)               --
  Cumulative Effect of a Change in Accounting
    Principle...................................    (4,517.00)            --                --
                                                   ----------        -------           -------
       Net loss per common share basic and
         diluted................................   $(5,166.10)       $(72.80)          $ (0.42)
                                                   ==========        =======           =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic and Diluted.............................          1.0            1.0             211.3
                                                   ----------        -------           -------

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                                                                       PRE-
                                                                                    TRANSOCEAN
                                                       POST-TRANSOCEAN MERGER         MERGER
                                                    -----------------------------   -----------
                                                     NINE MONTHS    EIGHT MONTHS     ONE MONTH
                                                        ENDED           ENDED          ENDED
                                                    SEPTEMBER 30,   SEPTEMBER 30,   JANUARY 31,
                                                        2002            2001           2001
                                                    -------------   -------------   -----------
                                                                   (IN MILLIONS)
Net loss..........................................    $(5,166.1)       $(72.8)        $(89.3)
                                                      ---------        ------         ------
Other comprehensive loss, net of tax
  Share of unrealized loss in unconsolidated joint
     venture's accumulated other comprehensive
     income.......................................         (0.1)         (2.3)            --
  Unrealized loss on securities held for sale.....           --          (0.2)          (0.1)
                                                      ---------        ------         ------
  Other comprehensive loss........................         (0.1)         (2.5)          (0.1)
                                                      ---------        ------         ------
Total comprehensive loss..........................    $(5,166.2)       $(75.3)        $(89.4)
                                                      =========        ======         ======

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  POST-TRANSOCEAN          PRE-TRANSOCEAN
                                                                      MERGER                   MERGER
                                                           -----------------------------   ---------------
                                                            NINE MONTHS    EIGHT MONTHS       ONE MONTH
                                                               ENDED           ENDED            ENDED
                                                           SEPTEMBER 30,   SEPTEMBER 30,     JANUARY 31,
                                                               2002            2001             2001
                                                           -------------   -------------   ---------------
                                                                            (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................    $(5,166.1)      $   (72.8)        $(89.3)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation........................................        133.3           164.3           17.7
     Goodwill amortization...............................           --            93.2            0.2
     Cumulative effect of a change in accounting
       principle--goodwill impairment....................      4,517.0              --             --
     Deferred income taxes...............................        (46.4)          (27.8)         (33.3)
     Equity in earnings of joint ventures................         (2.2)           (9.3)          (0.4)
     (Gain)/loss on disposal of assets...................          2.8            58.6             --
     Impairment loss on long-lived assets................        604.5              --             --
     Loss on disposal of inland marine support vessel
       business..........................................           --              --           64.0
     Amortization of debt fair value adjustments.........         (8.3)          (16.7)            --
     Deferred compensation...............................           --              --            9.8
     Deferred income, net................................         (4.2)            0.7           (1.0)
     Deferred expenses, net..............................         (2.8)          (11.4)           1.5
     Extraordinary loss from extinguishment of debt, net
       of tax............................................           --            17.3             --
     Changes in operating assets and liabilities, net of
       effects from the Transocean Merger Accounts
       receivable, net...................................         78.8             6.0          (20.1)
       Accounts payable and other current liabilities....        (43.8)          (97.2)         (14.3)
       Accounts receivable/payable to related parties,
          net............................................        (20.5)           40.2             --
       Income taxes receivable/payable, net..............          7.9            49.4            2.9
       Other, net........................................          6.3            16.6           26.6
                                                             ---------       ---------         ------
Net Cash Provided by (Used in) Operating Activities......         56.3           211.1          (35.7)
                                                             ---------       ---------         ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...................................        (14.9)         (200.3)         (16.5)
  Decrease in cash dedicated to capital projects/debt
     service.............................................           --           (16.0)           2.7
  Proceeds from disposal of assets, net..................         38.9            83.9            0.2
  Purchase of minority interest in subsidiary............           --              --          (34.7)
  Joint ventures and other investments, net..............          0.3             8.6           (1.9)
                                                             ---------       ---------         ------
Net Cash Provided by (Used in) Investing Activities......         24.3          (123.8)         (50.2)
                                                             ---------       ---------         ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from long-term debt with related party....         11.0         1,245.8             --
  Repayments on other debt instruments...................        (28.7)       (1,482.2)          (8.1)
  Exchange offer consent payments........................         (8.3)             --             --
  Cash of subsidiaries at disposition to affiliates......         (9.6)             --             --
  Other, net.............................................          2.4            (4.9)           1.0
                                                             ---------       ---------         ------
Net Cash Used in Financing Activities....................        (33.2)         (241.3)          (7.1)
                                                             ---------       ---------         ------
Net Increase (Decrease) in Cash and Cash Equivalents.....         47.4          (154.0)         (93.0)
Cash and Cash Equivalents at Beginning of Period.........         68.5           265.0          358.0
                                                             ---------       ---------         ------
Cash and Cash Equivalents at End of Period...............    $   115.9       $   111.0         $265.0
                                                             =========       =========         ======

                            See accompanying notes.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

     R&B Falcon Corporation (together with its subsidiaries and predecessors, unless the context requires otherwise, the "Company," "we" or "our") is an international provider of offshore and inland marine contract oil and gas drilling services. At September 30, 2002, the Company owned, had partial ownership interests in or operated more than 90 drilling rigs. As of this date, the Company's active fleet of drilling rigs consisted of 13 drillships and semisubmersibles ("floaters"), 34 jackup rigs, 31 barge rigs, one tender rig, three submersible rigs and two platform rigs as well as nine land rigs and three lake barge rigs in Venezuela. The Company contracts its drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. The Company wound up its turnkey operations in the second quarter of 2001 and no longer provides turnkey services.

     Basis of Consolidation--The accompanying condensed consolidated financial statements of the Company have been prepared without audit in accordance with accounting principles generally accepted in the United States ("U.S.") for interim financial information. Accordingly, pursuant to such rules and regulations, these financial statements do not include all disclosures required by accounting principles generally accepted in the U.S. for complete financial statements. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002 or for any future period. The accompanying condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

     Intercompany transactions and accounts have been eliminated. The equity method of accounting is used for investments in joint ventures where the Company's ownership is between 20 percent and 50 percent and for investments in joint ventures owned more than 50 percent where the Company does not have significant control over the day-to-day operations of the joint venture. The cost method of accounting is used for investments in joint ventures where the Company's ownership is less than 20 percent and the Company does not have significant control over the day to day operations.

     Effective January 31, 2001, the merger transaction between the Company and Transocean Inc. ("Transocean", formerly known as Transocean Sedco Forex Inc.) was completed (the "Transocean Merger"). A change of control occurred and the Company became an indirect wholly owned subsidiary of Transocean. See Note 4. The merger was accounted for as a purchase with Transocean as the accounting acquiror. Accordingly, the purchase price was allocated to the assets and liabilities of the Company based on estimated fair values as of January 31, 2001 with the excess accounted for as goodwill. The purchase price adjustments were "pushed down" to the consolidated financial statements of the Company, which affects the comparability of the consolidated financial statements for periods before and after the Transocean Merger. The accompanying financial statements for the periods ended on or before January 31, 2001 were prepared using the Company's historical basis of accounting and are designated as "Pre-Transocean Merger." The accompanying consolidated financial statements for the periods subsequent to January 31, 2001 include the effects of the Transocean Merger and are designated as "Post-Transocean Merger."

     In July 2002, Transocean announced plans to divest its Gulf of Mexico Shallow and Inland Water business, which consists of 76 drilling rigs, through an initial public offering of the Company. As a result, the Company has transferred and intends to continue to transfer assets not used in this business to Transocean's other subsidiaries. See Notes 11 and 15.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting Estimates--The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of

                    R&B FALCON CORPORATION AND SUBSIDIARIES
contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, materials and supplies obsolescence, investments, intangible assets and goodwill, property and equipment and other long-lived assets, income taxes, workers' insurance, pensions and other post-retirement and employment benefits and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

     Cash and Cash Equivalents--Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid investments with an original maturity of three months or less. Generally, the maturity date of the Company's cash equivalent investments is the next business day.

     At September 30, 2002 and December 31, 2001, $81.2 million and $39.5 million, respectively, of cash and cash equivalents related to the Company's majority-owned subsidiary Arcade Drilling AS ("Arcade"). Arcade's cash and cash equivalents are available to Arcade for all purposes subject to restrictions under the Standstill Agreement dated as of August 31, 1991 between the Company, Arcade and Transocean. Such restrictions preclude the Company from borrowing any cash from Arcade. The Standstill Agreement may be terminated by mutual agreement of the parties.

     As a result of the Deepwater Nautilus project financing (see Note 6), the Company is required to maintain in cash an amount to cover certain principal and interest payments. At September 30, 2002 and December 31, 2001, such restricted cash, classified as other assets in the consolidated balance sheets, was $13.2 million.

     Allowance for Doubtful Accounts Receivable--The Company establishes an allowance for doubtful accounts on a case-by-case basis when it believes the required payment of specific amounts owed is unlikely to occur. This allowance was approximately $13.9 million and $14.6 million at September 30, 2002 and December 31, 2001, respectively.

     Materials and Supplies--Materials and supplies are carried at the lower of average cost or market less an allowance for obsolescence. Such allowance was $1.3 million and $5.6 million at September 30, 2002 and December 31, 2001, respectively.

     Property and Equipment--Property and equipment, consisting primarily of offshore drilling rigs and related equipment, are carried at cost or fair value at the date of acquisition with respect to purchased property and equipment. The Company generally provides for depreciation using the straight-line method after allowing for salvage values. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expense as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the new amount, less proceeds from disposal, is charged or credited to income.

     As a result of the Transocean Merger, property and equipment were adjusted to fair value and the Company conformed its policies relating to estimated rig lives and salvage values to Transocean's policies. Estimated useful lives of drilling units now range from 18 to 35 years, reflecting maintenance history and market demand for these drilling units, buildings and improvements from 10 to 30 years and machinery and equipment from four to 12 years. Prior to the Transocean Merger, estimated useful lives ranged from three to 30 years. Depreciation expense for the eleven months ended December 31, 2001 increased approximately $28.5 million as a result of conforming these policies, primarily due to a decrease in the useful lives of the inland barges.

     Assets Held for Sale--Assets are classified as held for sale when the Company has a plan for disposal of certain assets and those assets meet the held for sale criteria of SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. Prior to the Company's adoption of SFAS 144 (see " --New Accounting

                    R&B FALCON CORPORATION AND SUBSIDIARIES

Pronouncements"), certain assets were classified as held for sale under SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Effective with the merger transaction with Transocean, the Company established a plan to sell certain assets that were considered non-core to Transocean's business with the disposition of these assets expected to completed by December 31, 2002. These assets included certain drilling rigs, surplus equipment and an office building. At December 31, 2001, the Company had assets held for sale in the amount of $125.2 million that were included in other assets of which $43.1 million and $82.1 million related to the Gulf of Mexico Shallow and Inland Water and International and U.S. Floater Contract Drilling Services segments, respectively. At September 30, 2002, the Company had assets held for sale in the amount of $8.6 million that were included in other assets of which $8.2 million and $0.4 million related to the Gulf of Mexico Shallow and Inland Water and International and U.S. Floater Contract Drilling Services segments, respectively.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Supplementary Cash Flow Information

                                                                                        PRE-
                                                                                     TRANSOCEAN
                                                        POST-TRANSOCEAN MERGER         MERGER
                                                     -----------------------------   -----------
                                                      NINE MONTHS    EIGHT MONTHS     ONE MONTH
                                                         ENDED           ENDED          ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,   JANUARY 31,
                                                         2002            2001           2001
                                                     -------------   -------------   -----------
Interest paid, net of capitalized interest.........    $    48.9       $   140.4      $    1.5
Interest paid to related party.....................         15.0            15.4            --
Income taxes paid, net.............................         19.9            46.5           1.1
Noncash investing activities
  Sales of property and equipment to related party
     in exchange for debt(a)(b)....................        (87.6)       (1,676.2)           --
  Net reclassification of property and equipment
     from (to) assets held for sale(c).............         22.6            (8.3)           --
Noncash financing activities
  Fair value adjustments related to the Transocean
     Merger........................................           --              --       5,354.0
  Net distribution of assets to parent(d)..........       (218.3)             --            --
  Debt exchanged in Exchange Offer(e)..............     (1,437.8)             --            --

------------

(a)
  In August 2001, the Company and one of its subsidiaries sold nine drilling units to a related party (see Note 11). This was reflected in the consolidated balance sheet as a decrease in property and equipment of $1,676.2 million, a decrease in long-term advances from related party of $1,190.0 million and an increase in note receivable from related party of $425.0 million. The sale of these drilling units resulted in a net loss of $61.2 million.

(b)
  In April 2002, the Company and two of its subsidiaries sold two rigs to a related party (see Note 11). The excess of the sales price over the net book value of the units was treated as a capital contribution to the Company. This was reflected in the consolidated balance sheet as a decrease to property and equipment of $87.6 million, an increase in note receivable from related party of $93.0 million and an increase in additional paid-in capital of $5.4 million.

(c)
  Concurrent with and subsequent to the Transocean Merger (see Note 4), the Company removed certain non-strategic assets from the active fleet and categorized them as assets held for sale. This was reflected as a decrease in property and equipment with a corresponding increase in other assets. In the third quarter of 2002, the Company reclassified certain assets from assets held for sale to property and equipment based on management's assessment that these assets no longer met the held for sale criteria under SFAS 144 (see Note
  9). This was reflected as an increase in property and equipment with a corresponding decrease in other assets.

(d)
  In the third quarter of 2002, six rigs, 13 subsidiaries, and certain other assets were sold or distributed to affiliated companies (see Note 11). The $9.6 million reduction in cash held by subsidiaries at the time of the sales or distributions was reflected in investing activities in the consolidated statement of cash flows. The non-cash effect on the consolidated balance sheet was reflected as a decrease in accounts receivable-trade and other of $48.5 million, an increase in accounts receivable-related parties of $27.7 million, a decrease in materials and supplies of $7.2 million, a decrease in property and equipment, net of $206.2 million, a decrease in other assets of $43.8 million, a decrease in accounts payable-trade of $5.0 million, a decrease in accounts payable-affiliates of $39.4 million, a decrease in accrued income taxes of $2.4 million, a decrease in other current liabilities of $3.1 million, an increase in deferred tax liability of $12.3 million, a decrease in other long term liabilities of $22.0 million and a decrease in additional paid-in capital of $218.3 million.

(e)
  In March 2002 and in conjunction with the Exchange Offer, Transocean became the holder of $1,437.8 aggregate principal amount senior notes (see Note 6). The effect on the consolidated balance sheet was a decrease in long-term debt and an increase to long-term debt--related party.

     Goodwill--Prior to the adoption of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets (see "--New Accounting Pronouncements"), the excess of the purchase price over the estimated fair value of net assets acquired was accounted for as goodwill and was amortized on a straight-line basis over a 40-year life. The

                    R&B FALCON CORPORATION AND SUBSIDIARIES
amortization period was based on the nature of the offshore drilling industry, long-lived drilling equipment and long-standing relationships with core customers.

     During the first quarter of 2002, the Company implemented SFAS 142 and performed the initial test of impairment of goodwill on its two reporting units, "International and U.S. Floater Contract Drilling Services" and "Gulf of Mexico Shallow and Inland Water." The test was applied utilizing the estimated fair value of the reporting units as of January 1, 2002 and was determined based on a combination of each reporting unit's discounted cash flows and publicly traded company multiples and acquisition multiples of comparable businesses. Due to a general decline in market conditions and other factors, the Company's International and U.S. Floater Contract Drilling Services reporting unit recognized a $3,153.3 million impairment of goodwill. This impairment was recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002. Because of deterioration in the Gulf of Mexico Shallow and Inland Water business segment since the completion of the Transocean Merger, a $1,363.7 million impairment of goodwill was recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002.

     SFAS 142 provides that goodwill should be tested prior to the annual impairment test date, which the Company has set for October 1, when events occur that would indicate the fair value of a reporting unit has been reduced below its carrying value. As a result of the Company's transfer of assets not used in its Gulf of Mexico Shallow and Inland Water business during the quarter ended September 30, 2002 (see Note 11), the Company was required to test goodwill in its International and U.S. Floater Contract Drilling Services reporting unit for impairment in the third quarter of 2002. As a result of this interim impairment test, the Company recognized a non-cash impairment of $550.3 million in this reporting unit. After giving effect to the goodwill write downs in each of the reporting units, the Company's goodwill balance is $381.9 million as of September 30, 2002.

     The changes in the carrying amount of goodwill are as follows (in millions):

                                       BALANCE AT                         BALANCE AT
                                       JANUARY 1,    LOSS ON             SEPTEMBER 30,
                                          2002      IMPAIRMENT   OTHER       2002
                                       ----------   ----------   -----   -------------
International and U.S. Floater
  Contract Drilling Services.........   $3,707.5    $(3,703.6)   $(3.9)     $   --
Gulf of Mexico Shallow and Inland
  Water..............................    1,745.6     (1,363.7)     --        381.9
                                        --------    ---------    -----      ------
                                        $5,453.1    $(5,067.3)   $(3.9)     $381.9
                                        ========    =========    =====      ======

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Net loss for the nine months ended September 30, 2002, the eight months ended September 30, 2001 and the one month ended January 31, 2001, adjusted for goodwill amortization, was as follows (in millions):

                                                                            PRE-TRANSOCEAN
                                        POST-TRANSOCEAN MERGER                  MERGER
                                ---------------------------------------   ------------------
                                NINE MONTHS ENDED    EIGHT MONTHS ENDED    ONE MONTH ENDED
                                SEPTEMBER 30, 2002   SEPTEMBER 30, 2001    JANUARY 31, 2001
                                ------------------   ------------------   ------------------
Reported net loss before
  extraordinary items and
  cumulative effect of a
  change in accounting
  principle...................      $  (649.1)            $ (55.5)              $(89.3)
Add back: Goodwill
  amortization................             --                93.2                  0.2
                                    ---------             -------               ------
Adjusted reported net income
  (loss) before extraordinary
  items and cumulative effect
  of a change in accounting
  principle...................         (649.1)               37.7                (89.1)
Loss on extraordinary items,
  net of tax..................             --               (17.3)                  --
Cumulative effect of a change
  in accounting principle.....       (4,517.0)                 --                   --
                                    ---------             -------               ------
Adjusted net income (loss)....      $(5,166.1)            $  20.4               $(89.1)
                                    =========             =======               ======

                                                                            PRE-TRANSOCEAN
                                        POST-TRANSOCEAN MERGER                  MERGER
                                ---------------------------------------   ------------------
                                NINE MONTHS ENDED    EIGHT MONTHS ENDED    ONE MONTH ENDED
                                SEPTEMBER 30, 2002   SEPTEMBER 30, 2001    JANUARY 31, 2001
                                ------------------   ------------------   ------------------
Basic and diluted loss per
  share
  Reported net loss before
     extraordinary items and
     cumulative effect of a
     change in accounting
     principle................      $  (649.10)           $(55.50)              $(0.42)
Add back: Goodwill
  amortization................              --              93.20                   --
                                    ----------            -------               ------
Adjusted reported net income
  (loss) before extraordinary
  items and cumulative effect
  of a change in accounting
  principle...................         (649.10)             37.70                (0.42)
Loss on extraordinary items,
  net of tax..................              --             (17.30)                  --
Cumulative effect of a change
  in accounting principle.....       (4,517.00)                --                   --
                                    ----------            -------               ------
Adjusted net income (loss) per
  share basic and diluted.....      $(5,166.10)           $ 20.40               $(0.42)
                                    ==========            =======               ======

     Impairment of Long-Lived Assets--The carrying value of long-lived assets, principally goodwill and property and equipment, is reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For property and equipment held for

                    R&B FALCON CORPORATION AND SUBSIDIARIES
use, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset or group of assets. Property and equipment held for sale are recorded at the lower of net book value or net realizable value. See Note 9. Prior to January 1, 2002, recoverability of goodwill was determined based upon a comparison of the Company's net book value to the undiscounted cash flows associated with the related assets. See "--Goodwill" and "--New Accounting Pronouncements".

     Capitalized Interest--Interest costs for the construction and upgrade of qualifying assets are capitalized. The Company incurred total interest expense of $87.5 million, $123.0 million and $22.8 million for the nine months ended September 30, 2002, the eight months ended September 30, 2001 and the one month ended January 31, 2001, respectively. The Company capitalized interest costs on construction work in progress for the eight months ended September 30, 2001 and the one month ended January 31, 2001 of $13.3 million and $1.4 million, respectively. No interest was capitalized during the nine months ended September 30, 2002.

     Change in Estimate--As a result of the Transocean Merger, property and equipment were adjusted to fair value, and the Company conformed its policies relating to estimated rig lives and salvage values to Transocean's policies. Estimated useful lives of drilling units now range from 18 to 35 years, reflecting maintenance history and market demand for these drilling units, buildings and improvements from 18 to 35 years and machinery and equipment from four to 12 years. Prior to the Transocean Merger, estimated useful lives ranged from three to 30 years. Depreciation expense for the nine months ended September 30, 2001 increased by approximately $25.5 million as a result of conforming these policies.

     Income Taxes--Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Segments--As a result of the Transocean Merger, the Company's operations are aggregated into two reportable segments: (i) International and U.S. Floater Contract Drilling Services and (ii) Gulf of Mexico Shallow and Inland Water. Prior periods have been restated to reflect the change in segment composition. The Company provides services with different types of drilling equipment in several geographic regions. The location of the Company's operating assets and the allocation of resources to build or upgrade drilling units is determined by the activities and needs of customers. See Note 12.

     Interim Financial Information--The condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair statement of results of operations for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

     New Accounting Pronouncements--In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company adopted SFAS 142 effective January 1, 2002 and will perform its annual test of impairment as of October 1 each year. In conjunction with the adoption of this statement, the Company has discontinued the amortization of goodwill. Application of the non-amortization provisions of SFAS 142 for goodwill is expected to result in an increase in operating income of approximately $140 million in 2002. See "--Goodwill".

     In August 2001, the FASB issued SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retains the accounting and reporting provisions of SFAS 121 for recognition and measurement of long-lived asset impairment and for the measurement of long-lived assets to be disposed of by sale and the basic requirements of APB 30. In addition to these fundamental

                    R&B FALCON CORPORATION AND SUBSIDIARIES
provisions, SFAS 144 provides guidance for determining whether long-lived assets should be tested for impairment and specific criteria for classifying assets to be disposed of as held for sale. The statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the statement as of January 1, 2002. The adoption of this statement had no material effect on the Company's consolidated financial position or results of operations. See Note 9.

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in APB 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. The Company will adopt SFAS 145 effective January 1, 2003. Management does not expect adoption of this statement to have a material effect on the Company's consolidated financial position or results of operations.

     In July 2002, the FASB issued SFAS 146, Obligations Associated with Disposal Activities, which is effective for disposal activities initiated after December 15, 2002, with early application encouraged. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under this statement, a liability for a cost associated with an exit or disposal activity would be recognized and measured at its fair value when it is incurred rather than at the date of commitment to an exit plan. Also, severance pay would be recognized over time rather than up front provided the benefit arrangement requires employees to render future service beyond a minimum retention period, which would be based on the legal notification period, or if there is no such requirement, 60 days, thereby allowing a liability to be recorded over the employees' future service period. The Company will adopt SFAS 146 effective with disposal activities initiated after December 15, 2002. Management does not expect adoption of this statement to have a material effect on the Company's consolidated financial position or results of operations.

     Reclassifications--Certain reclassifications have been made to prior period amounts to conform with the current period's presentation.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

NOTE 3--COMPREHENSIVE INCOME (LOSS)

     The components of accumulated other comprehensive income (loss) are as follows (in millions):

                                                                     OTHER
                                           UNREALIZED GAINS      COMPREHENSIVE
                                              (LOSSES) ON       LOSS RELATED TO   COMPREHENSIVE
                                          AVAILABLE-FOR-SALE    UNCONSOLIDATED       INCOME
                                              SECURITIES         JOINT VENTURE       (LOSS)
                                          -------------------   ---------------   -------------
PRE-TRANSOCEAN MERGER
Balance at December 31, 2000............         $ 0.3                                $ 0.3
  Other comprehensive loss..............          (0.1)                                (0.1)
Balance at January 31, 2001.............           0.2                                  0.2
-----------------------------------------------------------------------------------------------
POST-TRANSOCEAN MERGER
  Other comprehensive income (loss).....          (0.2)              $(2.3)            (2.5)
                                                 -----               -----            -----
Balance at September 30, 2001...........            --                (2.3)            (2.3)
  Other comprehensive income (loss).....            --                  --               --
                                                 -----               -----            -----
Balance at December 31, 2001............            --                (2.3)            (2.3)
  Other comprehensive loss..............            --                (0.1)            (0.1)
                                                 -----               -----            -----
Balance at September 30, 2002...........         $  --               $(2.4)           $(2.4)
                                                 =====               =====            =====

NOTE 4--TRANSOCEAN MERGER

     On August 19, 2000, the Company entered into an Agreement and Plan of Merger with Transocean, whereby each share of the Company's common stock would convert into 0.5 ordinary shares of Transocean. The Company's common shareholders approved the Transocean Merger at a special meeting on December 12, 2000. On January 31, 2001, the Transocean Merger was completed and the Company became an indirect wholly owned subsidiary of Transocean and a new board of directors was elected. In connection with the merger, Transocean assumed warrants and options exercisable for the Company's common stock prior to the Transocean Merger. At the merger date such warrants and options were exercisable for approximately 13 million Transocean ordinary shares.

     The purchase price of $6.7 billion was comprised of $6.1 billion market value of Transocean's ordinary shares issued in the merger and the estimated fair value of Transocean's stock options and warrants that replaced the Company's stock options and warrants at the time of the merger of $0.6 billion. The market capitalization of Transocean's ordinary shares was calculated using the average closing price of Transocean's ordinary shares for a period immediately before and after August 21, 2000, the date the merger was announced.

     In January 2001, in connection with the Transocean Merger, the Company recorded a pre-tax expense of approximately $58 million including: 1) a $19.6 million investment advisory fee; 2) $25.1 million of termination benefits to seven employees in accordance with employment contracts, and 3) a $9.5 million charge due to the acceleration of vesting of certain stock options and restricted stock grants previously awarded to certain employees. In addition, in connection with the Transocean Merger the Company was required to dispose of its inland marine support vessel business, consisting primarily of shallow water tugs, crewboats and utility barges. As a result, the Company contributed its inland marine support vessel business to Delta Towing LLC ("Delta Towing"), a subsidiary of Delta Towing Holdings, LLC, in return for secured contingent notes with a face value of $144.0 million and a 25 percent ownership interest in Delta Towing Holdings, LLC. The remaining 75 percent ownership interest is owned by unrelated third parties. The

                    R&B FALCON CORPORATION AND SUBSIDIARIES

Company recorded a pre-tax charge of $64.0 million in January 2001, which is included in operating and maintenance expense to reflect the fair value of the business disposed of. The Company assigned no value to the ownership interest received. See Note 11.

     In conjunction with the Transocean Merger, the Company established a liability of $16.5 million for the estimated severance-related costs associated with the involuntary termination of 569 of the Company's employees pursuant to management's plan to consolidate operations and administrative functions and to dispose of the Venezuela operations post-merger. Included in the 569 planned involuntary terminations were 387 employees engaged in the Company's land drilling business in Venezuela. The Company has suspended active marketing efforts to divest this business and, as a result, reduced the estimated liability by $4.3 million in the third quarter of 2001 with an offset to goodwill. Through September 30, 2002, all required severance-related costs were paid to 182 employees whose positions were eliminated as a result of this plan.

     Unaudited pro forma operating results of the Company assuming the Transocean Merger was completed as of January 1, 2001, is as follows (in millions):

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                    2001
                                                              -----------------
Operating revenues..........................................      $1,050.9
Loss from continuing operations before extraordinary
  items.....................................................         (84.5)

     The pro forma information includes adjustments for additional depreciation based on the fair market value of the drilling and other property and equipment, amortization of goodwill arising from the transaction, decreased interest expense from the fair value of debt, elimination of the results of operations of the Company's inland marine support vessel business that was disposed of in connection with the closing of the Transocean Merger, elimination of expenses directly attributable to the merger and related adjustments for income taxes. The pro forma information is not necessarily indicative of the results of operations had the transaction been effected on the assumed dates or the results of operations for any future periods.

NOTE 5--ASSET DISPOSITIONS

     Dispositions to Third Parties--In July 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold an office building for net proceeds of $3.0 million, resulting in a net after-tax loss of $0.3 million.

     In July 2002, in the Gulf of Mexico Shallow and Inland Water segment, the Company sold a land rig for net proceeds of $2.1 million. No gain or loss was recognized on the sale.

     In June 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold a jackup rig, RBF 209, and recognized a net after-tax loss of $1.5 million.

     In March 2002, in the Gulf of Mexico Shallow and Inland Water segment, the Company sold a land rig for net proceeds of $3.1 million and recorded a net after-tax loss of $0.4 million.

     In February 2002, the Company sold two mobile offshore production units in the Gulf of Mexico Shallow and Inland Water segment and one mobile offshore production unit in the International and U.S. Floater Contract Drilling Services segment for net proceeds of $7.9 million and recorded a net after-tax loss of $0.5 million in the Gulf of Mexico Shallow and Inland Water segment and an after-tax gain of $0.4 million in the International and U.S. Floater Contract Drilling Services segment.

     During the nine months ended September 30, 2002, the Company sold certain other non-strategic assets and certain other assets held for sale for net proceeds of $3.3 million and recorded net after-tax losses of

                    R&B FALCON CORPORATION AND SUBSIDIARIES

$0.4 million in the Company's International and U.S. Floater Contract Drilling Services segment and net after-tax gains of $1.3 million in the Company's Gulf of Mexico Shallow and Inland Water segment.

     During the eight months ended September 30, 2001, the Company also sold certain non-strategic assets and certain other assets held for sale. The Company received net proceeds of approximately $83.9 million. These sales resulted in net after-tax gains of $1.1 million and $3.4 million in the Company's International and U.S. Floater Contract Drilling Services and Gulf of Mexico Shallow and Inland Water segments, respectively, for the eight months ended September 30, 2001.

     Dispositions to Related Parties--From time to time, the Company enters into agreements with related parties to sell certain of its assets. The sales prices are based on a combination of appraisals and other third party and internal data.

     During the third quarter of 2002, the Company sold and distributed certain assets to Transocean in connection with the Company's intention to transfer assets not used in the Gulf of Mexico Shallow and Inland Water business to other subsidiaries of Transocean. See Note 11.

     In April 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold, in separate transactions, the Harvey H. Ward and the Roger W. Mowell to Transocean for net proceeds of $93.0 million. See
Note 11.

     In August 2001, in the International and U.S. Floater Contract Drilling Services segment, the Company sold nine rigs (the Jack Bates, the Deepwater Millenium, the Deepwater Expedition, the Peregrine I, the Deepwater Horizon,the
C. Kirk Rhein, the Falcon 100, the Deepwater Navigator and the Deepwater Discovery) to Transocean for net proceeds of $1,615.0 million. See Note 11.

NOTE 6--DEBT

  THIRD PARTY DEBT

     Third party debt (excludes debt to Transocean and its affiliates), net of unamortized discounts, premiums, and fair value adjustments, is comprised of the following (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
6.5% Senior Notes, due April 2003......................     $  5.0         $  240.5
9.125% Senior Notes, due December 2003.................       10.6             92.0
6.75% Senior Notes, due April 2005.....................        7.8            354.6
7.31% Nautilus Class A1 Amortizing Notes--Final
  Maturity May 2005....................................      114.6            142.9
9.41% Nautilus Class A2 Notes, due May 2005............       51.9             52.4
6.95% Senior Notes, due April 2008.....................        2.2            252.3
9.5% Senior Notes, due December 2008...................       11.7            348.1
7.375% Senior Notes, due April 2018....................        3.5            250.5
                                                            ------         --------
  Total................................................     $207.3         $1,733.3
  Less Debt Due Within One Year........................       45.8             38.6
                                                            ------         --------
  Total Long-Term Debt.................................     $161.5         $1,694.7
                                                            ======         ========

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     The expected maturity of the face value of the Company's third party debt is as follows (in millions):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                               -------------
2003........................................................      $ 45.8
2004........................................................        54.0
2005........................................................        88.8
2006........................................................          --
2007........................................................          --
Thereafter..................................................        15.9
                                                                  ------
  Total.....................................................      $204.5
                                                                  ======

     6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes and Exchange
Offer--In April 1998, the Company issued 6.5% Senior Notes, 6.75% Senior Notes, 6.95% Senior Notes and 7.375% Senior Notes with an aggregate principal amount of $1.1 billion. In December 1998, the Company issued 9.125% Senior Notes and 9.5% Senior Notes with an aggregate principal amount of $400.0 million. Each of these notes was recorded at fair value on January 31, 2001 in conjunction with the Transocean Merger.

     In March 2002, Transocean and the Company completed exchange offers and consent solicitations for the Company's 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes (the "Exchange Offer"). As a result of the Exchange Offer, approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million and $289.8 million principal amount of the Company's outstanding 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% notes, respectively, were exchanged by Transocean for newly issued 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5%
Transocean notes having the same principal amount, interest rate, redemption terms and payment and maturity dates (and accruing interest from the last date for which interest had been paid on the Company's notes). Because the holders of a majority in principal amount of each of these series of notes consented to the proposed amendments to the applicable indenture pursuant to which the notes were issued, some covenants, restrictions and events of default were eliminated from the indentures with respect to these series of notes. Both the exchanged notes and the notes not exchanged remain the obligation of the Company. In connection with the Exchange Offer, an aggregate of $8.3 million in consent payments was made by the Company to holders of the Company's notes whose notes were exchanged. The consent payments will be amortized as an increase to interest expense over the remaining term of the respective notes using the interest method and such amortization was $1.3 million for the nine months ended September 30, 2002. Transocean is now the holder of the notes that were exchanged for Transocean notes in the Exchange Offer. Correspondingly, the Company now has debt obligations to Transocean for those exchanged notes. At September 30, 2002, approximately $5.0 million, $7.7 million, $2.2 million, $3.5 million, $10.2 million and $10.2 million principal amount of these notes, respectively, were outstanding and due to third parties. See "-Related Party Debt" below for amounts due to Transocean. The fair value of the 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes due to third parties at September 30, 2002 was approximately $5.1 million, $8.2 million, $2.4 million, $3.7 million, $10.8 million and $12.8 million, respectively, based on the estimated yield to maturity as of that date.

     Nautilus Class A1 and A2 Notes--In August 1999, a subsidiary of R&B Falcon completed a $250.0 million project financing for the construction of the Deepwater Nautilus that consisted of a $200.0 million, 7.31%, Class A1 amortizing note with a final maturity in May 2005 and a $50.0 million, 9.41%, Class A2 note maturing in May 2005. Both notes are collateralized by the Deepwater Nautilus, which had a carrying value of $304.4 million at September 30, 2002, and the drilling contract revenues from such rig. These notes were recorded at fair value on January 31, 2001 in conjunction with the Transocean Merger. At September 30, 2002, approximately $115.7 million and $50.0 million principal amount, respectively, of these

                    R&B FALCON CORPORATION AND SUBSIDIARIES
notes were outstanding. The fair value of the Nautilus Class Al and A2 Notes at September 30, 2002 was approximately $122.3 million and $56.5 million, respectively, based on the estimated yield to maturity as of that date.

     Redeemed and Repurchased Debt--On April 10, 2001, the Company acquired, pursuant to a tender offer, all of the approximately $400.0 million principal amount outstanding 11.375% Senior Secured Notes due 2009 of its affiliate, RBF Finance Co., at 122.51 percent of principal amount, or $1,225.10 per $1,000 principal amount, plus accrued and unpaid interest. On April 6, 2001, RBF Finance Co. also redeemed all of the approximately $400.0 million principal amount outstanding 11% Senior Secured Notes due 2006 at 125.282 percent, or $1,252.82 per $1,000 principal amount, plus accrued and unpaid interest, and the Company redeemed all of the approximately $200.0 million principal amount outstanding 12.25% Senior Notes due 2006 at 130.675 percent or $1,306.75 per $1,000 principal amount, plus accrued and unpaid interest. In the second quarter of 2001, the Company recognized an extraordinary loss, net of tax, of $18.9 million on the early retirement of this debt.

     On March 30, 2001, pursuant to an offer made in connection with the Transocean Merger, Cliffs Drilling Company ("Cliffs Drilling"), a wholly owned subsidiary of the Company, acquired approximately $0.1 million of the 10.25% Senior Notes due 2003 at an amount equal to 101 percent of the principal amount. On May 18, 2001, Cliffs Drilling redeemed all of the approximately $200.0 million principal amount outstanding 10.25% Senior Notes due 2003, at 102.5 percent, or $1,025.00 per $1,000 principal amount, plus interest accrued to the redemption date. The Company recognized an extraordinary gain, net of tax, of $1.6 million in the second quarter of 2001 relating to the early retirement of this debt.

     The Company obtained sufficient funds to pay for all securities purchased pursuant to the offers and redemptions from borrowings under a revolving credit agreement with Transocean (see "-Related Party Debt" below).

  RELATED PARTY DEBT

     Related party debt, net of unamortized discounts, premiums, and fair value adjustments, is comprised of the following (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
Revolving Credit Agreement, maturing April 2003........    $   66.0         $55.0
  6.5% Senior Notes, due April 2003....................       234.9            --
  9.125% Senior Notes, due December 2003...............        79.5            --
  6.75% Senior Notes, due April 2005...................       345.7            --
  6.95% Senior Notes, due April 2008...................       249.7            --
  9.5% Senior Notes, due December 2008.................       331.2            --
  7.375% Senior Notes, due April 2018..................       247.0            --
                                                           --------         -----
  Total................................................    $1,554.0         $55.0
  Less Debt Due Within One Year........................       300.9            --
                                                           --------         -----
  Total Long-Term Debt.................................    $1,253.1         $55.0
                                                           ========         =====

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     The expected maturity of the face value of the Company's related party debt is as follows (in millions):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                               -------------
2003........................................................     $  300.5
2004........................................................         76.9
2005........................................................        342.3
2006........................................................           --
2007........................................................           --
Thereafter..................................................        784.1
                                                                 --------
  Total.....................................................     $1,503.8
                                                                 ========

     Revolving Credit Agreement--The Company is party to a $1.8 billion two-year revolving credit agreement (the "Two-Year Revolver") with Transocean, dated April 6, 2001. Amounts outstanding under the Two-Year Revolver bear interest quarterly at a rate of the London Interbank Offered Rate ("LIBOR") plus 0.575 percent to 1.300 percent depending on Transocean's non-credit enhanced senior unsecured public debt rating. During the nine months ended September 30, 2002 and the eight months ended September 30, 2001, the Company recognized interest expense of $1.1 million and $25.1 million, respectively, related to the Two-Year Revolver. At September 30, 2002, $66.0 million was outstanding under the Two-Year Revolver.

     6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes--In March 2002 and
in conjunction with the Exchange Offer (see "--Third Party Debt--6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes and Exchange Offer" above), Transocean became the holder of $1,437.8 million aggregate principal amount of 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Notes that had previously been publicly held. At September 30, 2002, approximately $234.5 million, $342.3 million, $247.8 million, $246.5 million, $76.9 million, and $289.8 million principal amount of these notes, respectively, were outstanding and due to Transocean. During the nine months ended September 30, 2002, the Company recognized $54.7 million in interest expense related to these notes. The fair value of the 6.5%, 6.75%, 6.95%, 7.375%, 9.125% and 9.5% Senior Notes due to
Transocean at September 30, 2002 was approximately $238.6 million, $362.6 million, $273.6 million, $263.1 million, $81.0 million, and $364.1 million, respectively, based on the estimated yield to maturity as of that date.

NOTE 7--INTEREST RATE SWAPS

     At September 30, 2002 and December 31, 2001, the Company did not have any interest rate swap agreements outstanding.

     Deepwater Drilling L.L.C. ("DD LLC"), an unconsolidated subsidiary in which the Company has a 50 percent ownership interest, has entered into interest rate swaps with aggregate market values netting to a liability of $8.2 million at September 30, 2002. The Company's interest in these swaps has been included in accumulated other comprehensive income with a corresponding reduction to investments in and advances to joint ventures.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

NOTE 8--OTHER CURRENT LIABILITIES

     Other current liabilities are comprised of the following (in millions):

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
Accrued Workers' Insurance..................................      $29.9          $ 28.2
Contract Disputes and Legal Claims..........................       19.2            26.7
Accrued Payroll and Employee Benefits.......................       16.9            16.8
Accrued Taxes, Other than Income............................        3.1             6.6
Accrued Interest............................................        2.2            19.7
Other.......................................................        4.8             4.4
                                                                  -----          ------
  Total Other Current Liabilities...........................      $76.1          $102.4
                                                                  =====          ======

NOTE 9--IMPAIRMENT OF LONG-LIVED ASSETS

     In September 2002, the Company recorded non-cash impairment charges of $20.2 million in the International and U.S. Floater Contract Drilling Services segment and $15.2 million in the Gulf of Mexico Shallow and Inland Water segment relating to the reclassification of assets held for sale to assets held and used. The impairment of these assets resulted from management's assessment that they no longer met the held for sale criteria under SFAS 144. In accordance with SFAS 144, the carrying value of these assets was adjusted to the lower of fair market value or carrying value adjusted for depreciation from the date the assets were classified as held for sale. The fair market values were based on third party valuations. In addition, a non-cash impairment charge of $5.5 million, determined based on an offer from a potential buyer, was recorded in the International and U.S. Floater Contract Drilling Services segment relating to other assets held for sale. Because of deteriorating market conditions in the North Sea, we recorded a non-cash impairment of $12.2 million in the International and U.S. Floater Contract Drilling Services segment for an asset that was distributed to the Company's parent. The fair market value of the asset at the time of distribution was determined based on a third party appraisal.

     In September 2002, the Company performed an interim test of goodwill in its International and U.S. Floater Contract Drilling Services segment. As a result of that test, the Company recorded a non-cash impairment of $550.3 million. See
Note 2.

     In March 2002, the Company recorded a non-cash impairment charge in the Gulf of Mexico Shallow and Inland Water segment of $1.1 million. The impairment, relating to an asset held for sale, resulted from deterioration in current market conditions. The impairment was determined and measured based on an offer from a potential buyer.

NOTE 10--CONTINGENCIES

     Legal Proceedings--In March 1997, an action was filed by Mobil Exploration and Producing U.S. Inc. and affiliates, St. Mary Land & Exploration Company and affiliates and Samuel Geary and Associates, Inc. against a subsidiary of the Company, Cliffs Drilling, its underwriters and insurance broker in the 16th Judicial District Court of St. Mary Parish, Louisiana. The plaintiffs alleged damages amounting to in excess of $50 million in connection with the drilling of a turnkey well in 1995 and 1996. The case was tried before a jury in January and February 2000, and the jury returned a verdict of approximately $30 million in favor of the plaintiffs for excess drilling costs, loss of insurance proceeds, loss of hydrocarbons and interest. The matter was appealed, and the Louisiana Court of Appeals has reduced the amount for which the Company may be responsible to less than $10 million. However, the plaintiffs have requested a rehearing on specified issues. The

                    R&B FALCON CORPORATION AND SUBSIDIARIES

Company believes that all but potentially the portion of the verdict representing excess drilling costs of approximately $4.7 million is covered by relevant primary and excess liability insurance policies of Cliffs Drilling; however, the insurers and underwriters have denied coverage. Cliffs Drilling has instituted litigation against those insurers and underwriters to enforce its rights under the relevant policies. The Company does not expect that the ultimate outcome of this case will have a material adverse effect on its business or consolidated financial position.

     In October 2001, the Company was notified by the U.S. Environmental Protection Agency ("EPA") that the EPA had identified a subsidiary of the Company as a potentially responsible party in connection with the Palmer Barge Line superfund site located in Port Arthur, Jefferson County, Texas. Based upon the information provided by the EPA and the Company's review of its internal records to date, the Company disputes its designation as a potentially responsible party and does not expect that the ultimate outcome of this case will have a material adverse effect on its business or consolidated financial position. The Company continues to investigate the matter.

     In 1984, in connection with the financing of the corporate headquarters, at that time, for Reading & Bates Corporation ("R&B"), a predecessor to one of our subsidiaries, in Tulsa, Oklahoma, the Greater Southwestern Funding Corporation ("Southwestern") issued and sold among other instruments Zero Coupon Series B Bonds due 1999-2009 with an aggregate $189 million value at maturity. Paine Webber Incorporated purchased all of the Series B Bonds for resale and in 1985 acted as underwriter in the public offering of most of these bonds. The proceeds from the sale of the bonds were used to finance the acquisition and construction of the headquarters. R&B's rental obligation was the primary source for repayment of the bonds. In connection with the offering, R&B entered into an indemnification agreement to indemnify Southwestern and Paine Webber from loss caused by any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact contained or required to be contained in the prospectus or registration statement relating to that offering. Several years after the offering, R&B defaulted on its lease obligations, which led to a default by Southwestern. Several holders of Series B bonds filed an action in Tulsa, Oklahoma in 1997 against several parties, including Paine Webber, alleging fraud and misrepresentation in connection with the sale of the bonds. In response to a demand from Paine Webber in connection with that lawsuit and a related lawsuit, R&B agreed in 1997 to retain counsel for Paine Webber with respect to only that part of the referenced cases relating to any alleged material misstatement or omission relating to R&B made in certain sections of the prospectus or registration statement. The agreement to retain counsel did not amend any rights and obligations under the indemnification agreement. There has been only limited progress on the substantive allegations in the case. Most recently, the trial court has denied class certification, and the plaintiffs have appealed this denial to a higher court. The Company disputes that there are any matters requiring the Company to indemnify Paine Webber. In any event, the Company does not expect that the ultimate outcome of this matter will have a material adverse effect on our business or consolidated financial position.

     The Company and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of the Company's business. The Company does not believe that ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial position.

     The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending litigation. There can be no assurance that the Company's belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management's current estimates.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Letters of Credit and Surety Bonds--The Company had letters of credit outstanding at September 30, 2002 totaling $10.8 million. These letters of credit outstanding guarantee various contract bidding and insurance activities. In January 2002, the Company terminated its $70.0 million letter of credit facility secured by mortgages on five drilling units, the J. W. McLean, J. T. Angel, Randolph Yost, D. R. Stewart and George H. Galloway.

     As is customary in the contract drilling business, the Company also has various surety bonds totaling $135.4 million in place that secure customs obligations relating to the importation of the Company's rigs and certain performance and other obligations.

NOTE 11--RELATED PARTY TRANSACTIONS

     DD LLC and DDII LLC--The Company is party to drilling services agreements with Deepwater Drilling L.L.C. ("DD LLC"), an unconsolidated affiliate in which the Company has a 50 percent ownership interest, and Deepwater Drilling II L.L.C. ("DDII LLC"), an unconsolidated affiliate in which the Company has a 60 percent ownership interest, for the operations of the Deepwater Pathfinder and Deepwater Frontier, respectively. For the nine months ended September 30, 2002, the eight months ended September 30, 2001 and the one month ended January 31, 2001, the Company earned $1.2 million, $1.0 million and $0.1 million, respectively, under such contract for services to DD LLC. For the nine months ended September 30, 2002, the eight months ended September 30, 2001 and the one month ended January 31, 2001, the Company earned $1.2 million, $1.0 million and $0.1 million, respectively, under such contract for services to DDII LLC. These revenue amounts are included in operating revenues--related parties in the consolidated statements of operations. At September 30, 2002, the Company had receivables of $1.8 million and $1.2 million from DD LLC and DDII LLC, respectively, which are included in accounts receivable--related parties in the consolidated balance sheet. At December 31, 2001, the Company had receivables of $1.0 million each from DD LLC and DDII LLC, respectively, which are included in accounts receivable--related parties.

     From time to time, the Company contracts the Deepwater Frontier from DDII LLC. During this time, DDII LLC bills the Company for the full operating dayrate and issues a non-cash credit for downtime hours in excess of 24 hours in any calendar month. The Company records a dayrate rebate receivable for all such non-cash credits and is responsible for payment of 100 percent of all drilling contract invoices received. At the end of the drilling contract, the Company will receive in cash the credits issued for downtime hours plus an escalation factor. At September 30, 2002 and December 31, 2001, the cumulative dayrate rebate receivable from DDII LLC totaled $14.8 million and $13.7 million, respectively, and was recorded as investment in and advances to joint ventures in the consolidated balance sheet. For the eight months ended September 30, 2001 and the one month ended January 31, 2001, the Company incurred net expense of $45.1 million and $5.8 million, respectively, from DDII LLC under the drilling contract. These amounts are included in operating and maintenance--related parties expense in the Company's consolidated statements of operations. At September 30, 2002 and December 31, 2001, the Company had amounts payable to DDII LLC of $2.0 million and $2.1 million, respectively, which is included in accounts payable-related parties in the consolidated balance sheet.

     At the expiration of the leases, each joint venture may purchase the related rig for $185 million, in the case of the Deepwater Pathfinder, and $194 million, in the case of the Deepwater Frontier, or return the rig to the respective special purpose entity. The Company would be obligated to pay only a portion of such price equal to its percentage ownership interest in the applicable joint venture. The Company's proportionate share for such purchase options is $93 million and $116 million, respectively. Under each joint venture agreement, the consent of each joint venture partner is generally required to approve actions of the joint venture, including the exercise of this purchase option.

     If a joint venture returns the rig at the end of the lease, the special purpose entity may sell the rig. In connection with the return, DD LLC may be required to pay an amount up to $138 million, and DDII LLC

                    R&B FALCON CORPORATION AND SUBSIDIARIES
may be required to pay an amount up to $145 million, plus certain expenses in each case. These payments may be reduced by a portion of the proceeds of the sale of the applicable rig. If an event of default occurs under the applicable lease agreements, each joint venture may be required to pay an amount equal to the amount of debt and equity financing owed by the applicable special purpose entity plus certain expenses. At September 30, 2002, the debt and equity financing outstanding applicable to the owner of Deepwater Pathfinder and of Deepwater Frontier was $207 million and $222 million, respectively. The Company and Conoco have guaranteed their respective share of DD LLC's obligation to pay the debt and equity financing outstanding. In December 2001, Transocean became a guarantor of the DDII LLC debt and equity financing through a refinancing of the lease. Transocean and Conoco have guaranteed their respective share of DDII LLC's obligation to pay the debt and equity financing outstanding.

     Delta Towing--Immediately prior to the closing of the Transocean Merger (see Note 4), the Company formed a joint venture to own and operate its U.S. inland marine support vessel business. In connection with the formation of the joint venture, this business was transferred by a subsidiary of the Company to Delta Towing in exchange for a 25 percent equity interest in Delta Towing Holdings, LLC, the parent of Delta Towing, and certain secured notes payable from Delta Towing. The secured notes consisted of (i) an $80 million principal amount note bearing interest at eight percent per annum due January 30, 2024 (the "Tier 1 Note"), (ii) a contingent $20 million principal amount note bearing interest at eight percent per annum with an expiration date of January 30, 2011 (the "Tier 2 Note") and (iii) a contingent $44 million principal amount note bearing interest at eight percent per annum with an expiration date of January 30, 2011 (the "Tier 3 Note"). The 75% equity interest holder in the joint venture also loaned Delta Towing $3 million in the form of a Tier 1 Note. Until January 2011, Delta Towing must use 100 percent of its excess cash flow towards the payment of principal and interest on the Tier 1 Notes. After January 2011, 50 percent of its excess cash flows are to be applied towards the payment of principal and unpaid interest on the Tier 1 Notes. Interest is due and payable quarterly without regard to excess cash flow.

     Delta Towing must repay at least (i) $8.3 million of the aggregate principal amount of the Tier 1 Note no later than January 2004, (ii) $24.9 million of the aggregate principal amount no later than January 2006, and (iii) $62.3 million of the aggregate principal amount no later than January 2008. After the Tier 1 Note has been repaid, Delta Towing must apply 75 percent of its excess cash flow towards payment of the Tier 2 Note. Upon the repayment of the Tier 2 Note, Delta Towing must apply 50 percent of its excess cash to repay principal and interest on the Tier 3 Note. Any amounts not yet due under the Tier 2 and Tier 3 Notes at the time of their expiration will be waived. The Tier 1, 2 and 3 Notes are secured by mortgages and liens on the vessels and other assets of Delta Towing.

     The Company valued its Tier 1, 2 and 3 Notes at $80 million immediately prior to the closing of the Transocean Merger, the effect of which was to fully reserve the Tier 2 and 3 Notes. At both September 30, 2002 and December 31, 2001, $78.9 million was outstanding under the Company's Tier 1 Note. During the nine months ended September 30, 2002 and the eight months ended September 30, 2001, the Company earned interest income of $4.7 million and $4.3 million, respectively, on the Tier 1 Notes. In December 2001, the note agreement was amended to provide for a $4 million, three-year revolving credit facility (the "Delta Towing Revolver") from the Company. Amounts drawn under the Delta Towing Revolver accrue interest at eight percent per annum, with interest payable quarterly. During the nine months ended September 30, 2002, the Company earned $0.2 million of interest income on the Delta Towing Revolver. At September 30, 2002, $2.5 million was outstanding under the Delta Towing Revolver. At December 31, 2001, no amounts were outstanding under the Delta Towing Revolver. At both September 30, 2002 and December 31, 2001, the Company had interest receivable from Delta Towing of $1.6 million.

     As part of the formation of the joint venture on January 31, 2001, the Company entered into an agreement with Delta Towing under which the Company committed to charter certain vessels for a period of one year ending January 31, 2002 and committed to charter for a period of 2.5 years from the date of delivery

                    R&B FALCON CORPORATION AND SUBSIDIARIES

10 crewboats then under construction, eight of which had been placed into service as of September 30, 2002. During the nine months ended September 30, 2002, the Company incurred charges totaling $8.2 million from Delta Towing for services rendered, of which $1.4 million was rebilled to the Company's customers and $6.8 million was reflected in operating and maintenance-related parties expense. During the eight months ended September 30, 2001, the Company incurred charges totaling $13.3 million from Delta Towing for services rendered, of which $5.5 million was rebilled to the Company's customers and $7.8 million was reflected in operating and maintenance-related parties expense.

     Allocation of Administrative Costs--A subsidiary of Transocean provides certain administrative support to the Company. Transocean charges the Company a proportional share of its administrative costs based on estimates of the percentage of work the individual Transocean departments perform for the Company. In the opinion of management, Transocean is charging the Company for all costs incurred on its behalf under a comprehensive and reasonable cost allocation method. The amount of expense allocated to the Company was $12.9 million for the nine months ended September 30, 2002, of which $8.8 million was classified as general and administrative-related party expense and $4.1 million was classified as operating and maintenance-related parties expense. The amount of expense allocated to the Company was $2.4 million for the nine months ended September 30, 2001, of which $1.2 million was classified as general and administrative-related party expense and $1.2 million was classified as operating and maintenance-related parties expense.

     Rig Charters -- Beginning in 2002, the Company charters its drilling units from time to time to subsidiaries of Transocean. For the nine months ended September 30, 2002, the Company earned $12.1 million from these charters and this revenue is included in operating revenues-related parties.

     Sales and Distributions of Drilling Rigs and Subsidiaries to Affiliates--In April 2002, in the International and U.S. Floater Contract Drilling Services segment, the Company sold, in separate transactions, the Harvey H. Ward and the Roger W. Mowell to TOIVL for net proceeds of $93.0 million. The sales transactions were valued at fair market value based on third party appraisals. In consideration for the sales of these drilling units, TOIVL delivered promissory notes due April 3, 2012 bearing interest at 5.5 percent per annum payable annually in the aggregate principal amount of $93.0 million that can be repaid at any time at TOIVL's option. The excess of the sales price over the net book value of the rigs was $5.4 million, which was recorded as additional paid-in capital. For the nine months ended September 30, 2002, the Company accrued $2.5 million in interest income relating to the notes.

     In August 2001, the Company and one of its subsidiaries sold, in separate transactions, the Jack Bates, Deepwater Millennium, Deepwater Expedition, Peregrine I, Deepwater Horizon, C. Kirk Rhein, Falcon 100, Deepwater Navigator and Deepwater Discovery to TOIVL for net proceeds of $1,615.0 million. The sales transactions were valued at fair market value based on third party appraisals. In consideration for the sales of these drilling units, $1,190.0 million of debt owed by the Company to Transocean was canceled. In addition, TOIVL delivered promissory notes due August 17, 2011 bearing interest at 5.72 percent per annum payable annually in the aggregate principal amount of $425.0 million and can be repaid at any time at TOIVL's option. For the nine months ended September 30, 2002 and for the eight months ended September 30, 2001, the Company had accrued $18.2 million and $1.9 million, respectively, in interest income relating to the promissory notes. The sale of the rigs to TOIVL resulted in a net after-tax loss of $39.8 million for the eight months ended September 30, 2001.

     Dispositions--In accordance with the Company's intentions to transfer assets not used in the Gulf of Mexico Shallow and Inland Water business, the following transactions were executed in the third quarter of 2002:

     - Five subsidiaries of the Company, R&B Falcon (Ireland) Limited, RB Anton Limited, RB Astrid Limited, RB Mediterranean Limited and PT RBF Offshore Drilling, were sold, in separate transactions, to wholly owned subsidiaries of Transocean for net proceeds of $2.5 million. The excess of the net

                    R&B FALCON CORPORATION AND SUBSIDIARIES
       proceeds over the net book value of the subsidiaries was $0.5 million, which was recorded as additional paid-in capital.

     - Eight subsidiaries of the Company, R&B Falcon International Energy Services B.V., R&B Falcon B.V., R&B Falcon (M) Sdn. Bhd., RBF Rig Corporation LLC, Shore Services LLC, R&B Falcon Inc. LLC, R&B Falcon Canada Co. and Transocean Offshore Drilling Services LLC, with an aggregate net book value of $62.5 million, were distributed in separate transactions to THI. The transactions were recorded as a decrease to additional paid-in capital. RBF Rig Corporation LLC owns the drilling rig, the C. E. Thornton, and Transocean Offshore Drilling Services LLC owns the drilling rig, the J. T. Angel.

     - Six drilling rigs, the F. G. McClintock, the Peregrine III, the Charley Graves, the W. D. Kent, Land Rig 34 and the J. W. McLean, as well as certain other surplus assets with an aggregate net book value of $148.3 million, were distributed in separate transactions to THI. The transactions were recorded as a decrease to additional paid-in capital.

     - The Company distributed the prepaid (accrued) costs related to its defined benefit pension plans and retiree life and medical insurance plans at net book value of $5.3 million to THI. The transaction was recorded as a decrease to additional paid-in capital.

     - The Company distributed to THI net deferred tax assets of $12.3 million related to the distribution and sales of rigs, subsidiaries and certain assets during the third quarter of 2002. The transaction was recorded as a decrease to additional paid-in capital.

     At the time of the sales, distributions or dispositions, certain of the drilling units were being utilized in connection with drilling contracts between a subsidiary of the Company and a customer. These contracts were not transferred and the Company has secured the use of the drilling units for the purpose of performing these contracts through charters or other arrangements. The cost of these charters or other arrangements, which were included in operating and maintenance-related parties expense, totaled $139.7 million and $24.0 million for the nine months ended September 30, 2002 and for the eight months ended September 30, 2001, respectively.

NOTE 12--SEGMENTS

     The Company previously reported its operations in five segments; however, as a result of the Transocean Merger, the Company's operations have been aggregated into two reportable segments: (i) International and U.S. Floater Contract Drilling Services and (ii) Gulf of Mexico Shallow and Inland Water. The International and U.S. Floater Contract Drilling Services segment consists of high-specification floaters, other floaters, non-U.S. jackups, other mobile offshore and land drilling units, other assets used in support of offshore drilling activities and other offshore support services. The Gulf of Mexico Shallow and Inland Water segment consists of jackup and submersible drilling rigs and inland drilling barges and a platform rig located in the U.S. Gulf of Mexico and Trinidad, as well as land and lake barge drilling units located in Venezuela. The Company provides services with different types of drilling equipment in several geographic regions. The location of the Company's rigs and the allocation of resources to build or upgrade rigs is determined by the activities and needs of customers.

     Effective January 1, 2002, the Company changed the composition of its reportable segments with the move of the responsibility for its Venezuela operations to the Gulf of Mexico Shallow and Inland Water segment. Prior periods have been restated to reflect the change.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

     Operating revenues and income by segment were as follows (in millions):

                                                       POST-TRANSOCEAN          PRE-TRANSOCEAN
                                                           MERGER                   MERGER
                                                -----------------------------   --------------
                                                NINE MONTHS     EIGHT MONTHS    ONE MONTH
                                                  ENDED           ENDED           ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,   JANUARY 31,
                                                   2002           2001             2001
                                                -------------   -------------   --------------
Operating Revenues
  International and U.S. Floater Contract
     Drilling Services........................     $ 543.1         $559.2          $  87.6
  Gulf of Mexico Shallow and Inland Water.....       135.8          372.0             48.5
  Elimination of intersegment revenues........          --           (6.2)            (7.5)
                                                   -------         ------          -------
  Total Operating Revenues....................     $ 678.9         $925.0          $ 128.6
                                                   -------         ------          -------
Operating Income (Loss) before General and
  Administrative Expense
  International and U.S. Floater Contract
     Drilling Services........................     $(503.8)        $ 22.5          $   3.9
  Gulf of Mexico Shallow and Inland Water.....       (99.4)          52.3            (44.8)
  Loss elimination............................          --             --               --
                                                   -------         ------          -------
                                                    (603.2)          74.8            (40.9)
Unallocated general and administrative
  expense.....................................       (11.1)          (6.1)           (60.8)
Unallocated other expense, net................       (58.0)         (88.8)           (19.1)
                                                   -------         ------          -------
  Total Income (Loss) Before Income Taxes,
     Minority Interest, Extraordinary Items
     and Cumulative Effect of a Change in
     Accounting Principle.....................     $(672.3)        $(20.1)         $(120.8)
                                                   =======         ======          =======

     Total assets by segment were as follows (in millions):

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2002            2001
                                                         -------------   ------------
International and U.S. Floater Contract Drilling
  Services.............................................    $2,099.4        $6,048.9
Gulf of Mexico Shallow and Inland Water................     1,249.7         2,789.9
                                                           --------        --------
  Total Assets.........................................    $3,349.1        $8,838.8
                                                           ========        ========

NOTE 13--RESTRUCTURING EXPENSE

     In September 2002, the Company committed to a restructuring plan in the Gulf of Mexico Shallow and Inland Water segment involving the closure of an office and warehouse in Louisiana and relocation of most of the operations and administrative functions previously conducted at that location. The Company established a liability of $1.2 million for the estimated severance-related costs associated with the involuntary termination of 57 employees pursuant to this plan. The charge was reported as operating and maintenance expense in the Company's consolidated statements of operations. Through September 30, 2002, no amounts had been paid to employees whose employment is being terminated as result of this plan. The Company anticipates that substantially all amounts will be paid by the end of the first quarter of 2003.

                    R&B FALCON CORPORATION AND SUBSIDIARIES

NOTE 14--EARNINGS PER SHARE

     Incremental shares related to stock options, restricted stock grants and Warrants are not included in the calculation of adjusted weighted-average shares and assumed conversions for diluted earnings per share because the effect of including those shares is anti-dilutive for the one month ended January 31, 2001.

NOTE 15--SUBSEQUENT EVENTS

     Initial Public Offering--Transocean is continuing its previously announced plans to divest the Company's Gulf of Mexico Shallow and Inland Water business. Under this plan, the Gulf of Mexico Shallow and Inland Water business would be separated from Transocean and established as a publicly traded company. Transocean currently anticipates that it will establish the Company, which will be renamed in connection with the transaction, as the entity that owns the business. The Company plans to transfer assets not used in this business to Transocean's other subsidiaries (see Notes 1 and 11). Transocean anticipates completing the initial public offering when market conditions warrant, subject to various factors. Given the current general uncertainty in the equity markets, Transocean is unsure when the transaction could be completed on terms acceptable to it. Transocean expects to sell a portion of its interest in the Company in the initial public offering.

     Goodwill Impairment--The Company is currently performing its annual test of goodwill impairment in its Gulf of Mexico Shallow and Inland Water business segment as required by SFAS 142 as of October 1, 2002, the annual test date. Due to a general decline in market conditions since January 1, 2002, when the initial test under SFAS 142 was performed, the Company may realize a non-cash impairment of goodwill in this business segment. The balance of goodwill in the Company's International Floater and U. S. Contract Drilling Services segment was written off in the nine months ended September 30, 2002.

     Capital Distribution of Drilling Rigs--In October 2002, the Company distributed the operating lease and related leasehold improvements of the M. G. Hulme, Jr. with a net book value of $0.5 million to THI. The transaction was recorded as a decrease to additional paid in capital. See Note 11.

     In November 2002, the Company distributed a drilling unit, the Randolph Yost with a net book value of $42.7 million to THI. The transaction was recorded as a decrease to additional paid in capital. See Note 11.

     Savings Plans--Effective November 1, 2002, the Transocean U.S. Savings Plan was amended to stop participation of the Gulf of Mexico Shallow and Inland Water employees in this Plan. Effective December 31, 2002, all savings plan assets of the Gulf of Mexico Shallow and Inland Water employees will be transferred from the Transocean U.S. Savings Plan into the R&B Falcon U.S. Savings Plan. Additionally, all savings plan assets in the R&B Falcon U.S. Savings Plan of active former R&B Falcon employees who are not assigned to the Gulf of Mexico Shallow and Inland Water business segment will be transferred into the Transocean U.S. Savings Plan. The R&B Falcon U.S. Savings Plan will be amended and restated effective January 1, 2003.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee........................................   $ 23,000
NASD filing fee.............................................        *
NYSE Listing fee............................................        *
Printing and engraving expenses.............................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Blue sky fees and expenses (including legal fees)...........        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                               --------
Total.......................................................   $    *
                                                               ========

------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     TODCO is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     TODCO's Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The Underwriting Agreement also provides for the indemnification of the directors and officers in certain circumstances.

     All of TODCO's directors and officers will be covered by insurance policies maintained by TODCO against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

     The master separation agreement contains indemnification provisions under which we and Transocean each indemnify the other with respect to the liabilities of our businesses, breaches by the indemnifying party of the master separation agreement or any ancillary agreements and against liabilities arising from misstatements or omissions by the indemnifying party in the prospectus or the registration statement of which it is a part, as more fully described in the prospectus. The master separation agreement only requires Transocean to indemnify us for misstatements or omissions in the prospectus or the registration statement with respect to information regarding Transocean provided by Transocean in writing to us.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Except as described below, TODCO has not sold any unregistered securities within the past three years.

     During 1998, TODCO issued unregistered shares of its common stock in partial consideration for the acquisition of 25 tugs, five ocean going barges and six workover rigs. In 2000, TODCO issued an additional 148,624 unregistered shares as a result of the final purchase price adjustment.

ITEM 16.  EXHIBITS

     (a) The following exhibits are filed as part of this Registration
Statement:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *1.1     Form of Underwriting Agreement.
 *3.1     Third Amended and Restated Certificate of Incorporation.
 *3.2     Amended and Restated Bylaws.
 *3.3     Rights Agreement between TODCO and The Bank of New York.
 *4.1     Specimen Stock Certificate.
 *5.1     Opinion of Baker Botts L.L.P.
 *8.1     Tax Opinion of Baker Botts L.L.P.
*10.1     Form of Master Separation Agreement.
*10.2     Form of Transitional Services Agreement.
*10.3     Form of Employee Matters Agreement.
*10.4     Form of Tax Sharing Agreement.
*10.5     Form of Registration Rights Agreement.
*10.6     TODCO Incentive Plan.
 10.7     Employment Agreement dated July 15, 2002 between Jan Rask,
          R&B Falcon Management Services, Inc. and R&B Falcon
          Corporation.
 10.8     Employment Agreement dated July 18, 2002 between T. Scott
          O'Keefe, R&B Falcon Management Services, Inc. and R&B Falcon
          Corporation.
 10.9     Revolving Credit and Note Purchase Agreement, dated as of
          December 20, 2001, among Delta Towing, LLC, as Borrower, R&B
          Falcon Drilling USA, Inc., as RBF Noteholder, and Beta
          Marine Services, L.L.C., as Beta Noteholder.
*21.1     Subsidiaries of Registrant.
 23.1     Consent of Ernst & Young LLP.
*23.2     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts is included on page F-47 of the prospectus. All other schedules are omitted, because the required information is inapplicable, or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 18th day of December, 2002.

                                          TODCO

                                          By          /s/ JAN RASK
                                            ------------------------------------
                                                          Jan Rask
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 18, 2002.

                       SIGNATURE                                               TITLE
                       ---------                                               -----

                      /s/ JAN RASK                             President and Chief Executive Officer
 ------------------------------------------------------            (Principal Executive Officer)
                        Jan Rask


                  /s/ T. SCOTT O'KEEFE                       Senior Vice President and Chief Financial
 ------------------------------------------------------                       Officer
                    T. Scott O'Keefe                               (Principal Financial Officer)


                  /s/ DARREN J. VORST                                       Controller
 ------------------------------------------------------           (Principal Accounting Officer)
                    Darren J. Vorst


                   /s/ ERIC B. BROWN                                         Director
 ------------------------------------------------------
                     Eric B. Brown


                 /s/ GREGORY L. CAUTHEN                                      Director
 ------------------------------------------------------
                   Gregory L. Cauthen


                   /s/ ROBERT L. LONG                                        Director
 ------------------------------------------------------
                     Robert L. Long


                 /s/ J. MICHAEL TALBERT                                      Director
 ------------------------------------------------------
                   J. Michael Talbert

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *1.1     Form of Underwriting Agreement.
 *3.1     Third Amended and Restated Certificate of Incorporation.
 *3.2     Amended and Restated Bylaws.
 *3.3     Rights Agreement between TODCO and The Bank of New York.
 *4.1     Specimen Stock Certificate.
 *5.1     Opinion of Baker Botts L.L.P.
 *8.1     Tax Opinion of Baker Botts L.L.P.
*10.1     Form of Master Separation Agreement.
*10.2     Form of Transitional Services Agreement.
*10.3     Form of Employee Matters Agreement.
*10.4     Form of Tax Sharing Agreement.
*10.5     Form of Registration Rights Agreement.
*10.6     TODCO Incentive Plan.
 10.7     Employment Agreement dated July 15, 2002 between Jan Rask,
          R&B Falcon Management Services, Inc. and R&B Falcon
          Corporation.
 10.8     Employment Agreement dated July 18, 2002 between T. Scott
          O'Keefe, R&B Falcon Management Services, Inc. and R&B Falcon
          Corporation.
 10.9     Revolving Credit and Note Purchase Agreement, dated as of
          December 20, 2001, among Delta Towing, LLC, as Borrower, R&B
          Falcon Drilling USA, Inc., as RBF Noteholder, and Beta
          Marine Services, L.L.C., as Beta Noteholder.
*21.1     Subsidiaries of Registrant.
 23.1     Consent of Ernst & Young LLP.
*23.2     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

---------------

* To be filed by amendment.